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                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT

                                      among

                      CONSOLIDATED CONTAINER HOLDINGS LLC,

                       CONSOLIDATED CONTAINER COMPANY LLC,

                                 VARIOUS BANKS,

                             BANKERS TRUST COMPANY,
                             as ADMINISTRATIVE AGENT

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                             as DOCUMENTATION AGENT

                                       and

              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION,
                              as SYNDICATION AGENT

                   -------------------------------------------

                            Dated as of July 1, 1999

                   -------------------------------------------

                                  $475,000,000
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION  I. Amount and Terms of Credit.........................................1

     1.01  The Commitments.....................................................1
     1.02  Minimum Amount of Each Borrowing....................................3
     1.03  Notice of Borrowing.................................................3
     1.04  Disbursement of Funds...............................................4
     1.05  Notes...............................................................5
     1.06  Conversions.........................................................6
     1.07  Pro Rata Borrowings.................................................7
     1.08  Interest............................................................7
     1.09  Interest Periods....................................................8
     1.10  Increased Costs, Illegality, etc....................................9
     1.11  Compensation.......................................................11
     1.12  Change of Lending Office...........................................11
     1.13  Replacement of Banks...............................................12
     1.14  Additional Commitments.............................................12
     1.15  Limitations on Additional Amounts, etc.............................16

SECTION II. Letters of Credit.................................................16

     2.01  Letters of Credit..................................................16
     2.02  Letter of Credit Requests..........................................18
     2.03  Letter of Credit Participations....................................18
     2.04  Agreement to Repay Letter of Credit Drawings.......................20
     2.05  Increased Costs....................................................21
     2.06  Minimum Stated Amount..............................................22

SECTION III. Commitment Commission; Fees; Reductions of Commitment............22

     3.01  Fees...............................................................22
     3.02  Voluntary Termination of Total Unutilized Revolving Loan
              Commitment......................................................23
     3.03  Mandatory Reduction of Commitments.................................23

SECTION IV. Prepayments; Payments; Taxes......................................24

     4.01  Voluntary Prepayments..............................................24
     4.02  Mandatory Repayments and Commitment Reductions.....................25
     4.03  Method and Place of Payment........................................31
     4.04  Net Payments; Taxes................................................31

SECTION V. Conditions Precedent...............................................33

     5.01  Execution of Agreement; Notes......................................33
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     5.02  No Default; Representations and Warranties.........................33
     5.03  Officer's Certificate..............................................33
     5.04  Opinions of Counsel................................................33
     5.05  Corporate Documents; Proceedings...................................34
     5.06  Plans; Shareholders' Agreements; Management Agreements;
              Employment Agreements; Collective Bargaining Agreements;
              Debt Agreements; Affiliate Contracts; Tax Sharing
              Agreements and Material Contracts...............................34
     5.07  Consummation of the Transaction....................................36
     5.08  Pledge Agreement...................................................37
     5.09  Security Agreement.................................................37
     5.10  Subsidiaries Guaranty..............................................38
     5.11  Material Adverse Change, etc.......................................38
     5.12  Litigation.........................................................38
     5.13  Fees, etc..........................................................38
     5.14  Insurance..........................................................38
     5.15  Approvals..........................................................39
     5.16   Financial Statements; Projections; Management Letter Reports......39
     5.17  Solvency Certificate...............................................40
     5.18  Mortgage; Title Insurance; Surveys; etc............................40
     5.19  Notice of Borrowing; Letter of Credit Request......................41

SECTION VI. Representations and Warranties....................................41

     6.01  Status.............................................................41
     6.02  Power and Authority................................................41
     6.03  No Violation.......................................................42
     6.04  Governmental Approvals.............................................42
     6.05  Financial Statements; Financial Condition; Undisclosed
              Liabilities; Projections; etc...................................42
     6.06  Litigation.........................................................43
     6.07  True and Complete Disclosure.......................................43
     6.08  Use of Proceeds; Margin Regulations................................44
     6.09  Tax Returns and Payments...........................................44
     6.10  ERISA..............................................................45
     6.11  The Security Documents.............................................45
     6.12  Properties.........................................................46
     6.13  Capitalization.....................................................46
     6.14  Subsidiaries.......................................................46
     6.15  Compliance with Statutes, etc......................................46
     6.16  Investment Company Act.............................................46
     6.17  Public Utility Holding Company Act.................................46
     6.18  Environmental Matters..............................................47
     6.19  Labor Relations....................................................47
     6.20  Patents, Licenses, Franchises and Formulas.........................48
     6.21  Indebtedness.......................................................48
     6.22  Senior Subordinated Notes..........................................48
     6.24  Representations and Warranties in Documents........................48
     6.25  Special Purpose Corporation........................................48
     6.26  Insurance..........................................................49

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     6.27  Year 2000..........................................................49

SECTION VII. Affirmative Covenants............................................49

     7.01  Information Covenants..............................................49
     7.02  Books, Records and Inspections.....................................52
     7.03  Maintenance of Property; Insurance.................................52
     7.04  Franchises.........................................................53
     7.05  Compliance with Statutes, etc......................................53
     7.06  Compliance with Environmental Laws.................................53
     7.07  ERISA..............................................................54
     7.08  End of Fiscal Years; Fiscal Quarters...............................55
     7.09  Performance of Obligations.........................................55
     7.10  Payment of Taxes...................................................55
     7.10  Additional Mortgages; Further Assurances...........................55
     7.12  Foreign Subsidiaries Security......................................56
     7.13  Ownership of Subsidiaries..........................................57
     7.14  Permitted Acquisitions.............................................57
     7.15  Interest Rate Protection...........................................58
     7.16  Landlord Waivers...................................................58
     7.17  Post-Closing Actions...............................................58

SECTION VIII. Negative Covenants..............................................59
     8.01  Liens..............................................................59
     8.02  Consolidation, Merger, Sale of Assets, etc.........................61
     8.03  Dividends..........................................................63
     8.04  Indebtedness.......................................................65
     8.05  Advances, Investments, Loans, Purchase of Assets...................66
     8.06  Transactions with Affiliates.......................................68
     8.07  Maximum Capital Expenditures.......................................69
     8.08  Leverage Ratio.....................................................69
     8.09  Interest Coverage Ratio............................................70
     8.10  Fixed Charge Coverage Ratio........................................71
     8.11  Limitation on Payments of Certain Indebtedness; Modifications
              of Certain Indebtedness; Modifications of Certificate of
              Incorporation, By-Laws and Certain Agreements; etc..............71
     8.12  Limitation on Certain Restrictions on Subsidiaries.................72
     8.13  Limitation on Issuance of Equity...................................73
     8.14  Business...........................................................73
     8.15  Limitation on the Creation of Subsidiaries.........................73
     8.16  Designated Senior Debt.............................................74

SECTION IX. Events of Default.................................................74

     9.01  Payments...........................................................74
     9.02  Representations, etc...............................................74
     9.03  Covenants..........................................................74
     9.04  Default Under Other Agreements.....................................74
     9.05  Bankruptcy, etc....................................................75
     9.06  ERISA..............................................................75
     9.07  Security Documents.................................................75
     9.08  Guaranties.........................................................76

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     9.09  Judgments..........................................................76
     9.10  Change of Control..................................................76

SECTION X. Definitions and Accounting Terms...................................77

     10.01  Defined Terms.....................................................77

SECTION XI. The Administrative Agent.........................................109

     11.01  Appointment......................................................109
     11.02  Nature of Duties.................................................110
     11.03  Lack of Reliance on the Administrative Agent.....................110
     11.04  Certain Rights of the Administrative Agent.......................110
     11.05  Reliance.........................................................111
     11.06  Indemnification..................................................111
     11.07  The Administrative Agent in its Individual Capacity..............111
     11.08  Holders..........................................................111
     11.09  Resignation by the Administrative Agent..........................112
     11.10  Documentation Agent; Syndication Agent...........................112

SECTION XII. Guaranty........................................................112

     12.01  The Guaranty.....................................................112
     12.02  Bankruptcy.......................................................113
     12.03  Nature of Liability..............................................113
     12.04  Guaranty Absolute................................................113
     12.05  Independent Obligation...........................................113
     12.06  Authorization....................................................114
     12.07  Reliance.........................................................114
     12.08  Subordination....................................................114
     12.09  Waiver...........................................................115
     12.10  Guaranty Continuing..............................................116
     12.11  Binding Nature of Guaranties.....................................116
     12.12  Judgments Binding................................................116

SECTION XIII. Miscellaneous..................................................117

     13.01  Payment of Expenses, etc.........................................117
     13.02  Right of Setoff..................................................118
     13.03  Notices..........................................................119
     13.04  Benefit of Agreement.............................................119
     13.05  No Waiver; Remedies Cumulative...................................121
     13.06  Payments Pro Rata................................................121
     13.07  Calculations; Computations.......................................122
     13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER
              OF JURY TRIAL..................................................122
     13.09  Counterparts.....................................................123
     13.10  Effectiveness....................................................123

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     13.11  Headings Descriptive.............................................123
     13.12  Amendment or Waiver..............................................123
     13.13  Confidentiality..................................................125
     13.14  Register.........................................................125

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SCHEDULE I        Commitments
SCHEDULE II       Bank Addresses
SCHEDULE III      Insurance
SCHEDULE IV       Financial Statements
SCHEDULE V        Real Property
SCHEDULE VI       No Violation
SCHEDULE VII      Convertible Securities, Options or Rights
SCHEDULE VIII     Subsidiaries
SCHEDULE IX       Existing Indebtedness
SCHEDULE X        Existing Liens
SCHEDULE XI       Permitted Affiliate Transactions
SCHEDULE XII      Existing Investments
SCHEDULE XIII     Existing Dividend Requirements

EXHIBIT A         Form of Notice of Borrowing
EXHIBIT B-1       Form of A Term Note
EXHIBIT B-2       Form of B Term Note
EXHIBIT B-3       Form of C Term Note
EXHIBIT B-4       Form of Revolving Note
EXHIBIT B-5       Form of Swingline Note
EXHIBIT C-1       Form of C Term Loan Commitment Agreement
EXHIBIT C-2       Form of Additional Revolving Loan Commitment Agreement
EXHIBIT D         Form of Letter of Credit Request
EXHIBIT E         Form of Section 4.04(b)(ii) Certificate
EXHIBIT F-1       Form of Opinion of Simpson, Thacher & Bartlett
EXHIBIT F-2       Form of Opinion of White & Case LLP
EXHIBIT G         Form of Officers' Certificate
EXHIBIT H         Form of Solvency Certificate
EXHIBIT I         Form of Pledge Agreement
EXHIBIT J         Form of Security Agreement
EXHIBIT K         Form of Subsidiary Guaranty
EXHIBIT L         Form of Intercompany Note
EXHIBIT M         Form of Assignment and Assumption Agreement
EXHIBIT N         Form of Shareholder Subordinated Note

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            CREDIT AGREEMENT, dated as of July 1, 1999 among CONSOLIDATED
CONTAINER HOLDINGS LLC, a Delaware limited liability company ("Holdings"), CONSOLIDATED CONTAINER COMPANY LLC, a Delaware limited liability company (the "Borrower"), the Banks party hereto from time to time, BANKERS TRUST COMPANY, as Administrative Agent, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent (the "Documentation Agent") and DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, as Syndication Agent (the "Syndication Agent") (all capitalized terms used herein and defined in Section 10 are used herein as therein defined).

                              W I T N E S S E T H :

            WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the respective credit facilities provided for herein;

            NOW, THEREFORE, IT IS AGREED:

            SECTION I. Amount and Terms of Credit.

            1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Bank with an A Term Loan Commitment severally agrees to make on the Initial Borrowing Date a term loan or term loans (each an "A Term Loan" and collectively, the "A Term Loans") to the Borrower, which A Term Loans shall (i) at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all A Term Loans shall initially be made as Base Rate Loans, (ii) be made and maintained in Dollars and (iii) not exceed for any Bank, in initial aggregate principal amount, that amount which equals the A Term Loan Commitment of such Bank at the time of incurrence thereof (before giving effect to any reductions thereto on such date pursuant to Section 3.03(a)). Once repaid, A Term Loans incurred hereunder may not be reborrowed.

            (b) Subject to and upon the terms and conditions set forth herein, each Bank with a B Term Loan Commitment severally agrees to make on the Initial Borrowing Date, a term loan or term loans (each a "B Term Loan" and, collectively, the "B Term Loans") to the Borrower, which B Term Loans shall (i) at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, all B Term Loans shall initially be made as Base Rate Loans, (ii) be made and maintained in Dollars and
(iii) not exceed for any Bank, in initial aggregate principal amount, that amount which equals the B Term Loan Commitment of such Bank at the time of incurrence thereof (before giving effect to any reductions thereto on such date pursuant to Section 3.03(a)). Once repaid, B Term Loans incurred hereunder may not be reborrowed.

            (c) Subject to and upon the terms and conditions herein set forth, each Bank with a C Term Loan Commitment severally agrees to make a term loan or term loans (each a "C Term Loan" and, collectively, the "C Term Loans") which C Term Loans (i) shall be incurred on a C Term Loan Commitment Date, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar loans, (iii) shall be made


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and maintained in Dollars and (iv) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the C Term Loan Commitment of such Bank at the time of incurrence thereof (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)). Once repaid, C Term Loans incurred hereunder may not be reborrowed.

            (d) Subject to and upon the terms and conditions set forth herein (including, on and after the initial Additional Revolving Loan Commitment Date,
Section 1.14), each Bank with a Revolving Loan Commitment severally agrees to make at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a loan or loans (each a "Revolving Loan" and collectively the "Revolving Loans") which Revolving Loans
(i) shall be made and maintained in Dollars, (ii) at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at the time of the making of any such Revolving Loans that aggregate principal amount which, when added to the sum of (I) the aggregate principal amount of all other Revolving Loans then outstanding from such Bank and (II) the product of (A) such Bank's Revolving Percentage and (B) the sum of (1) aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans) at such time and (2) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Bank at such time.

            (e)(i) Subject to and upon the terms and conditions set forth herein, the Swingline Bank agrees to make at any time and from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each, a "Swingline Loan" and, collectively, the "Swingline Loans"), which Swingline Loans (v) shall be made and maintained, at the election of the Borrower, as Base Rate Loans, (w) may be repaid and reborrowed in accordance with the provisions hereof, (x) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) in aggregate principal amount at any time outstanding that amount which, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings at such time, equals the Total Revolving Loan Commitment then in effect (after giving effect to any changes thereto on such date) and (y) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. The Swingline Bank shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless the Swingline Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender's risk with respect to Defaulting Bank's or Banks' Revolving Percentage of the outstanding Swingline Loans. The Swingline Bank will not make a Swingline Loan after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as the Swingline Bank shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks.

            (ii) On any Business Day the Swingline Bank may, in its sole discretion, give notice to the RC Banks that its outstanding Swingline Loans shall be repaid with a Borrowing of


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Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section
9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all RC Banks pro rata based on each RC Bank's Revolving Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Bank for such outstanding Swingline Loans. Each RC Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank notwithstanding: (v) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (w) whether any conditions specified in Section 5.02 are then satisfied, (x) whether a Default or an Event of Default has occurred and is continuing, (y) the date of such Mandatory Borrowing and (z) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RC Bank (other than the Swingline Bank) shall forthwith purchase from the Swingline Bank (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause such RC Banks to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RC Bank purchasing same from and after such date of purchase.

            1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount for such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Eurodollar Loans hereunder.

            1.03. Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans hereunder (other than Swingline Loans), it shall give the Administrative Agent at its Notice Office at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan, and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Loan, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each a "Notice of Borrowing"), shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the date of such incurrence (which shall be a Business Day), (ii) whether the Loans being made shall constitute A Term Loans, B Term Loans, C Term Loans or Revolving Loans, (iii) the aggregate principal amount of the Loans to be made, (iv) whether the Loans being made are to be initially maintained as Base Rate Loans or Eurodollar Loans and (v) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly (and in any event within one Business Day after its receipt of a Notice of Borrowing) give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such


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proposed incurrence, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

            (b) (i) Whenever the Borrower desires to incur a Swingline Loan, it shall give the Swingline Bank, prior to 11:00 A.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of the Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be so made.

            (b) (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(e)(ii), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(e)(ii).

            (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any incurrence of Loans, the Administrative Agent or the Swingline Bank may act without liability upon the basis of telephonic notice of such incurrence, believed by the Administrative Agent or the Swingline Bank, as the case may be, in good faith to be from an Authorized Officer of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's or the Swingline Bank's, as the case may be, record of the terms of such telephonic notice of such incurrence of Loans absent manifest error.

            1.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing or (x) in the case of Swingline Loans, not later than 2:00 P.M. (New York time) on the date specified in Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(e), each Bank with a Commitment of the respective Tranche will make available its pro rata portion of each Borrowing of Loans requested to be made on such date, in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will make available to the Borrower at the Payment Office in immediately available funds, the aggregate of the amounts so made available by the Banks prior to 1:00 P.M. (New York time) on such day, to the extent of funds actually received by the Administrative Agent. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent such Bank's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding

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amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Bank, the overnight Federal Funds Rate and (ii)if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

            1.05 Notes. (a) At the request of any Bank, the Borrower's obligation to pay the principal of, and interest on, the Loans made by such Bank to the Borrower shall be evidenced (i) if A Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each a "B Term Note" and, collectively, the "B Term Notes"), (iii) if C Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (each, a "C Term Note" and, collectively the "C Term Notes"), (iv) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (v) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-5, with blanks appropriately completed in conformity herewith (the "Swingline Note").

            (b) The A Term Note issued by the Borrower to any Bank that has an A Term Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the A Term Loan Commitment of such Bank on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, the outstanding A Term Loans of such Bank at such time), (iv) mature on the A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in
Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

            (c) The B Term Note issued by the Borrower to any Bank that has a B Term Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the B Term Loan Commitment of such Bank on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, the outstanding B Term Loans of such Bank at such time), (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in
Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

            (d) The C Term Note issued by the Borrower to any Bank that has a C Term Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the C Term Loan Commitment of such Bank on the respective C Term Loan Commitment Date (or, in the case of any C Term Note issued after such C Term Loan Commitment Date, in a stated principal amount equal to the outstanding principal amount of the C Term Loan of such Bank on the date of the issuance thereof), (iv) mature on the respective C Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

            (e) The Revolving Note issued by the Borrower to any Bank that has a Revolving Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank,
(iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

            (f) The Swingline Note issued to the Swingline Bank shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

            (g) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the respective Borrower's obligations in respect of such Loans.

            1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion equal to at least the applicable Minimum Borrowing Amount for such Tranche of the outstanding principal amount of the Loans (other than Swingline Loans) made to the Borrower pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing or Borrowings (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Eurodollar Loans being converted and no such partial conversion of Eurodollar

Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount for such Tranche, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any Default or Event of Default is in existence on the date of the conversion (unless the Administrative Agent and the Required Banks otherwise agree), (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under
Section 1.02 and (iv) prior to the Syndication Date, no Loan may be converted into Eurodollar Loans except on the first day of a Pre-Syndication Interest Period. Each such conversion (other than automatic conversions pursuant to the last paragraph of Section 1.09) shall be effected by the Borrower's giving the Administrative Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (each a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made, the date of such conversion (which shall be a Business Day) and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

            1.07 Pro Rata Borrowings. All Borrowings of Loans (other than Swingline Loans) under this Agreement shall be incurred from the Banks pro rata on the basis of their A Term Loan Commitments (and after the termination thereof, A Term Loans), B Term Loan Commitments (and after the termination thereof, B Term Loans), C Term Loan Commitments (and after the termination thereof, C Term Loans) or Revolving Loan Commitments, as the case may be; provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the RC Banks pro rata on the basis of their Revolving Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

            1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower until the conversion or maturity (whether by acceleration or otherwise) of such Base Rate Loan, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

            (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower until the conversion or maturity (whether by acceleration or otherwise) of such Eurodollar Loan, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

            (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans (or in the case of overdue amounts other than Loans, an amount equal to the sum of (i) the Base Rate in effect from time to time, (ii) the Applicable Margin in respect of Base Rate Loans and (iii) 2%), in each case with such interest to be payable on demand.

            (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (e) Upon each Interest Determination Date, the Administrative Agent shall determine the respective interest rate for each Interest Period applicable to the Eurodollar Loans for which such determination is being made and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

            1.09 Interest Periods. (a) At the time it gives any Notice of Borrowing in respect of the making of any Loan, or any Notice of Conversion in respect of the conversion of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an "Interest Period") applicable to such Loan, which Interest Period shall, at the option of such Borrower, be a one, two, three or six-month period, or if available to each Bank making such Loan, a nine or twelve-month period (provided that prior to the Syndication Date, only Pre-Syndication Interest Periods may be selected by the Borrower); provided that:

            (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

            (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

            (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

            (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (v) no Interest Period may be selected at any time when a Default or an Event of Default is then in existence (unless the Administrative Agent and the Required Banks otherwise agree);

            (vi) no Interest Period for a Borrowing under a Tranche shall be selected which extends beyond the respective Maturity Date of such Tranche; and

            (vii) no Interest Period in respect of any Borrowing of A Term Loans, B Term Loans or C Term Loans shall be selected which extends beyond any date upon which a Scheduled Repayment of A Term Loans, B Term Loans or C Term Loans, as the case may be, will be required to be made under Sections 4.02(b), (c) or (d) if the aggregate principal amount of A Term Loans, B Term Loans or C Term Loans, as the case may be, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans then outstanding less the aggregate amount of such Scheduled Repayment.

            If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

            1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

            (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

            (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan which such Bank deems to be material because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request (a "Change in Law"), which
      (A)changes the basis of taxation of payment to any Bank of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank, pursuant to the laws of the jurisdiction in which such Bank is organized or in which such Bank's principal office or applicable lending office is located or any subdivision thereof or therein and Taxes for which a payment is required pursuant to Section 4.04(a)), (B) changes official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (C) imposes any other condition affecting such Bank or the London interbank market or the position of such Bank in such market; or

            (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any Change in Law, (y) impossible by compliance by any Bank in good faith with any governmental request made after the date of this Agreement (whether or not having force of law) or
      (z) impracticable as a result of a Change in Law which materially and adversely affects the London interbank market;

then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i)) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, based on averaging and attribution methods among customers which are reasonable, submitted to the respective Borrower by such Bank in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in
Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

            (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in
Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Bank or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent and the affected Bank, and subject to
Section 4.02(l), require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan or repay such Eurodollar Loan in full provided, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

            (c) If any Bank shall have determined that, after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such other corporation's capital or assets as a consequence of such Bank's Commitment or Commitments or Loans hereunder or its obligations hereunder to a level below that which such Bank or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or such other corporation's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Administrative Agent), accompanied by the notice referred to in the penultimate sentence of this clause (c), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such other corporation for such reduction. In determining such additional amounts, each Bank will act reasonably and in good faith and will use reasonable averaging and attribution methods. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Bank to the Administrative Agent), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice. A Bank's reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

            1.11 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or a result of an acceleration of the Loans pursuant to Section 9 or as a result of the replacement of a Bank pursuant to
Section 1.13 or 13.12(b)) or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b).

            1.12 Change of Lending Office. Each Bank agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Sections 1.10, 2.05 and 4.04.

            1.13 Replacement of Banks. (a) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings,
(ii) if any Bank refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b) or (iii) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs, the Borrower shall have the right, in accordance with the requirements of Section 13.04(b), if no Event of Default will exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") with an Eligible Transferee or Transferees, none of which shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank"), reasonably acceptable to the Administrative Agent and the Issuing Banks, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with the assignment fee payable pursuant to said
Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01, (y) the Issuing Bank an amount equal to such Replaced Bank's Revolving Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank and (z) the Swingline Bank, any portion of a Mandatory Borrowing that the Replaced Bank failed to fund and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.

            (b) Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) of the proviso contained in Section 1.13(a) and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Bank.

            1.14 Additional Commitments. (a) The Borrower shall have the right at any time and from time to time and upon at least 30 days prior written notice to the Administrative Agent, to request on one or more occasions that one or more Banks (and/or one or more other Persons which will become Banks as provided below) provide:

            (I) C Term Loan Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant C Term Loan Commitment Agreement, make C Term Loans pursuant thereto, it being understood and agreed, however, that (i) no Bank shall be obligated to provide a C Term Loan Commitment as a result of any request by the Borrower, (ii) until such time, if any, as (x) such Bank has agreed in its sole discretion to provide a C Term Loan Commitment and executed and delivered to the Administrative Agent a C Term Loan Commitment Agreement in respect thereof as provided in Section 1.14(b) below and (y) the other conditions set forth in Section 1.14(b) shall have been satisfied, such Bank shall not be obligated to fund any C Term Loans, (iii) any Bank (or, in the circumstances contemplated by clause (vii) below, any other Person which will qualify as an Eligible Transferee) may so provide a C Term Loan Commitment without the consent of any other Bank, (iv) each provision of C Term Loan Commitments pursuant to this Section 1.14 on a given date, and the amount of each C Term Loan Sub-Facility, shall be in a minimum aggregate amount (for all Banks (including, in the circumstances contemplated by clause (viii) below, Eligible Transferees who will become Banks)) of at least $25,000,000, (v) the aggregate amount of all C Term Loan Commitments permitted to be provided pursuant to this Section 1.14 and the aggregate principal amount of C Term Loans permitted to be made pursuant to Section 1.01(c) shall not, in either case, when added to the aggregate amount of all Additional Revolving Loan Commitments permitted to be provided pursuant to this Section 1.14, exceed $100,000,000, (vi) the up-front fees payable in respect of the C Term Loan Commitments and C Term Loans under a C Term Loan Sub-Facility shall be as set forth in the C Term Loan Commitment Agreement for such C Term Loan Sub-Facility, (vii) the Applicable Margins, C Term Loan Maturity Date and C Term Loan Scheduled Repayments in respect of the C Term Loan Commitments and C Term Loans under a C Term Loan Sub-Facility shall be as set forth in the C Term Loan Commitment Agreement for such C Term Loan Sub-Facility, (viii) if, after the Borrower has requested the then existing Banks (other than Defaulting Banks) to provide C Term Loan Commitments pursuant to this Section 1.14 on the terms to be applicable to the respective C Term Loan Sub-Facility, the Borrower has not received C Term Loan Commitments in an aggregate amount equal to that amount of C Term Loan Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower to the Administrative Agent as provided above), then the Borrower may request C Term Loan Commitments from Persons which would qualify as Eligible Transferees hereunder in aggregate amount equal to such deficiency on terms which are no more favorable to such Eligible Transferee in any respect than the terms offered to the Banks, provided that any such C Term Loan Commitments provided by any such Eligible Transferee which is not already a Bank shall be in a minimum amount (for such Eligible Transferee) of at least $5,000,000, and (ix) all actions taken by the Borrower pursuant to this Section 1.14(a)(I) shall be done in coordination with the Administrative Agent; and/or

            (II) Additional Revolving Loan Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Additional Revolving

      Loan Commitment Agreement, make Revolving Loans pursuant to Section 1.01(d), it being understood and agreed, however, that (i) no Bank shall be obligated to provide an Additional Revolving Loan Commitment as a result of any request by the Borrower, (ii) until such time, if any, as
      (x) such Bank has agreed in its sole discretion to provide an Additional Revolving Loan Commitment and executed and delivered to the Administrative Agent an Additional Revolving Loan Commitment Agreement in respect thereof as provided in Section 1.14(c) and (y) such other conditions set forth in
      Section 1.14(c) shall have been satisfied, such Bank shall not be obligated to fund any Revolving Loans, or participate in any Letters of Credit, in excess of the amounts provided for in Section 1.01(b) or 2.03, as the case may be, before giving effect to such Additional Revolving Loan Commitments provided pursuant to this Section 1.14, (iii) any Bank (or, in the circumstances contemplated by clause (vii) below, any other Person which will qualify as an Eligible Transferee) may so provide an Additional Revolving Loan Commitment without the consent of any other Bank (it being understood and agreed that the consent of the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required if any such Additional Revolving Loan Commitments are to be provided by a Person which is not already a Bank), (iv) each provision of Additional Revolving Loan Commitments on a given date pursuant to this
      Section 1.14 shall be in a minimum aggregate amount (for all Banks (including, in the circumstances contemplated by clause (vii) below, Eligible Transferees who will become Banks)) of at least $25,000,000, (v) the aggregate amount of all Additional Revolving Loan Commitments permitted to be provided pursuant to this Section 1.14, when added to the aggregate amount of all C Term Loan Commitments permitted to be provided pursuant to this Section 1.14 or the aggregate principal amount of C Term Loans permitted to be made pursuant to Section 1.01(c), shall not, in either case, exceed $100,000,000, (vi) the up-front fees payable to any Bank providing an Additional Revolving Loan Commitment shall be as set forth in the relevant Additional Revolving Loan Commitment Agreement,
      (vii) if, after the Borrower has requested the then existing Banks (other than Defaulting Banks) to provide Additional Revolving Loan Commitments pursuant to this Section 1.14 on the terms to be applicable thereto, the Borrower has not received Additional Revolving Loan Commitments in an aggregate amount equal to that amount of the Additional Revolving Loan Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower to the Administrative Agent as provided above), then the Borrower may request Additional Revolving Loan Commitments from Persons which would qualify as Eligible Transferees hereunder in aggregate amount equal to such deficiency on terms which are no more favorable to such Eligible Transferee in any respect than the terms offered to the Banks, provided that any such Additional Revolving Loan Commitments provided by any such Eligible Transferee which is not already a Bank shall be in a minimum amount (for such Eligible Transferee) of at least $5,000,000, and (viii) all actions taken by the Borrower pursuant to this Section 1.14(a)(II) shall be done in coordination with the Administrative Agent.

            (b) At the time of any provision of C Term Loan Commitments pursuant to this Section 1.14, (i) the Borrower, the Administrative Agent and each such Bank or other Eligible Transferee which agrees to provide a C Term Loan Commitment (each, a "C Term Loan Bank") shall execute and deliver to the Administrative Agent a C Term Loan Commitment Agreement substantially in the form of Exhibit C-1, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate in the case of any C Term Loan Sub-Facility (with the effectiveness of such C Term Loan Bank's C Term Loan Commitment to occur upon delivery of such C Term Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions in this Section 1.14(b) to the reasonable satisfaction of the Administrative Agent), (ii) if the proceeds of the C Term Loans of the respective C Term Loan Sub-Facility are to be utilized to finance a Permitted Acquisition on the respective C Term Loan Commitment Date, the Borrower shall deliver to the Administrative Agent the officer's certificate required to be delivered pursuant to Section 7.14(vi) in connection with such Permitted Acquisition, and (iii) the Borrower shall deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Agents, from counsel to the Borrower reasonably satisfactory to the Agents and dated such date, covering such matters similar to those set forth in the opinion of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.04 and such other matters as the Agents may reasonably request. The Administrative Agent shall promptly notify each Bank as to the occurrence of each C Term Loan Commitment Date, and (x) on each such date Schedule I shall be deemed modified to reflect the C Term Loan Commitments of such C Term Loan Banks and (y) to the extent requested by such C Term Loan Banks, C Term Notes will be issued, at the Borrower's expense, to such C Term Loan Banks, to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the new C Term Loan Commitments.

            (c) At the time of any provision of Additional Revolving Loan Commitments pursuant to this Section 1.14, (i) the Borrower, the Administrative Agent and each such Bank or other Eligible Transferee which agrees to provide an Additional Revolving Loan Commitment (each, an "Additional Revolving Loan Bank") shall execute and deliver to the Administrative Agent a Revolving Loan Commitment Agreement substantially in the form of Exhibit C-2, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Revolving Loan Bank's Additional Revolving Loan Commitment to occur upon delivery of such Revolving Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions in this Section 1.14(c) to the reasonable satisfaction of the Administrative Agent), (ii) if the proceeds of the Revolving Loans to be incurred pursuant to such Additional Revolving Loan Commitment are to be utilized to finance a Permitted Acquisition on the respective Additional Revolving Loan Commitment Date, the Borrower shall deliver to the Administrative Agent the officer's certificate required to be delivered pursuant to Section 7.14(vi) in connection with such proposed Permitted Acquisition, and (iii) the Borrower shall, in coordination with the Administrative Agent, repay all outstanding Revolving Loans of the RC Banks, and incur additional Revolving Loans from other RC Banks in each case so that the RC Banks participate in each Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 1.14) and with the Borrower being obligated to pay the respective RC Banks the costs of the type referred to in Section 1.11 in connection with any such repayment and/or Borrowing and (iv) the Borrower shall deliver to the

Administrative Agent an opinion, in form and substance reasonably satisfactory to the Agents, from counsel to the Borrower reasonably satisfactory to the Agents and dated such date, covering such matters similar to those set forth in the opinion of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.04 and such other matters as the Agents may reasonably request. The Administrative Agent shall promptly notify each Bank as to the occurrence of each Additional Revolving Loan Commitment Date, and (w) on each such date, the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Revolving Loan Commitments, (x) on each such date Schedule I shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Banks, (y) upon surrender of any old Revolving Notes by the respective Additional Revolving Loan Bank (or, if lost, a standard lost note indemnity in form and substance reasonably satisfactory to the Borrower), to the extent requested by any Additional Revolving Loan Bank, a new Revolving Note will be issued, at the Borrower's expense, to such Additional Revolving Loan Bank, to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitment of such Bank and (z) on such date with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations by the Banks in such Letters of Credit and Unpaid Drawings to reflect the new Revolving Percentages of the RC Banks.

            1.15 Limitations on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.10, 1.11, 2.05 or 4.04 of this Agreement, unless a Bank gives notice to the Borrower that it is obligated to pay an amount under the respective Section within 180 days after the date such Bank incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital, then such Bank shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Bank giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be; provided that if the circumstances giving rise to such claims have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. This Section 1.15 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11, 2.05 and 4.04.

            SECTION II. Letters of Credit.

            2.01. Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request the Issuing Bank at any time and from time to time on or after the Initial Borrowing Date and prior to the tenth Business Day (or 30th day in the case of Trade Letters of Credit) immediately preceding the Revolving Loan Maturity Date, to issue, and subject to the terms and conditions set forth herein, the Issuing Bank shall issue, (x) for the account of the Borrower and for the benefit of any holder (or any trustee, Administrative Agent or other similar representative for any such holders) of L/C Supportable Obligations of the Borrower or any of its Subsidiaries, an irrevocable sight standby letter of credit, in a form customarily used by the Issuing Bank or in such other form as has been approved by the Issuing Bank (each such standby letter of credit, a "Standby Letter of Credit") in support of such L/C Supportable Obligations and (y) for the account of the Borrower and for the benefit of sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable sight documentary letter of credit in a form customarily used by the Issuing Bank or in such other form as has been approved by the Issuing Bank (each such documentary letter of credit, a "Trade Letter of Credit," and each such Trade Letter of Credit and Standby Letter of Credit, a "Letter of Credit") in support of commercial transactions of the Borrower or any such Subsidiary. All Letters of Credit shall be denominated in Dollars.

            (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if the Stated Amount of which, when added to all Letter of Credit Outstandings at such time, would exceed $15,000,000, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the sum of (I) all Letter of Credit Outstandings at such time and (II) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans would exceed the Total Revolving Loan Commitment then in effect, (iii) each Standby Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of issuance thereof (although any such Standby Letter of Credit may be extendible for successive periods of up to 12 months (but not beyond the tenth Business Day immediately preceding the Revolving Loan Maturity Date) on terms acceptable to the Issuing Bank) and (y) the tenth Business Day immediately preceding the Revolving Loan Maturity Date and (iv) each Trade Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 180 days after the date of issuance thereof and (y) the date which occurs 30 days prior to the Revolving Loan Maturity Date.

            (c) Notwithstanding the foregoing, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if any of the applicable conditions contained in Section 5 shall not be met at the time of such issuance or if at the time of such issuance:

            (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the date hereof, or shall result in any unreimbursable loss, cost or expense to the Issuing Bank which would not have resulted from any law, request or directive in effect as of the date hereof and which the Issuing Bank in good faith deems material to it;

            (ii) the Issuing Bank shall have received notice from the Required Banks of the type described in Section 2.02(b); or

            (iii) a Bank Default exists, unless the Borrower and the Issuing Bank shall have entered into arrangements satisfactory to the Borrower and the Issuing Bank to eliminate the Issuing Bank's risk with respect to the respective Defaulting Bank's or Banks' Revolving Percentage of the Letter of Credit Outstandings.

            2.02 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account it shall have executed and delivered to the Issuing Bank (with copies having been sent to the Administrative Agent) at least three Business Days prior to the issuance thereof (or such shorter period of time as is acceptable to the Issuing Bank), a Letter of Credit Request in the form of Exhibit D (each a "Letter of Credit Request").

            (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that all of the applicable conditions set forth in Section 5 shall be met at the time of such issuance. The Issuing Bank shall not issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as the Issuing Bank shall have received written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks. Upon its issuance of any Standby Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Bank of such issuance and deliver a copy thereof to the Administrative Agent.

            2.03 Letter of Credit Participations. (a) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold to each other RC Bank (each such other RC Bank, in its capacity under this Section 2.03, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation (each a "Participation"), to the extent of such Participant's Revolving Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Participants as provided in
Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 1.13 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit, and Unpaid Drawings, there shall be an automatic adjustment to the Participations pursuant to this Section 2.03 to reflect the new Revolving Percentages of the assignor and assignee Bank.

            (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability.

            (c) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(a), the Issuing Bank shall promptly notify the Administrative Agent and after receipt of such notice, the Administrative Agent will notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Issuing Bank, the amount of such Participant's Revolving Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank such Participant's Revolving Percentage of the amount of such payment on such Business Day in Dollars and in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Administrative Agent for the account of the Issuing Bank, such Participant agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent, such other Participant's Revolving Percentage of any such payment.

            (d) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Issuing Bank any payments from the Participants pursuant to clause (c) above, the Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Revolving Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's Revolving Percentage of the principal amount of such reimbursement and of interest reimbursed thereon accruing from and after the date of the purchase of the respective Participations.

            (e) As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries or transferees of such Letters of Credit. Further, and not in limitation of the foregoing, absent gross negligence or willful misconduct on its part, the Issuing Bank shall not be responsible for the following:

            (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents submitted by any party in connection with the application for and issuance of or any drawing under such Letters of Credit, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;

            (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

            (iii) errors, omissions, interruptions or delays in the transmission or delivery of any messages by mail, cable, telegraph, telecopier, telex or otherwise, whether or not they be in cipher;

            (iv) errors in interpretation of technical terms;

            (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or the proceeds thereof;

            (vi) the misapplication by the beneficiary of any such Letter of Credit or the proceeds of any drawing of any such Letter of Credit; and

            (vii) any consequences arising from causes beyond the control of the Issuing Bank, including without limitation any acts of governments.

            (f) The obligations of the Participants to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or any other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances (other than in the case of gross negligence or willful misconduct of the Issuing
Bank):

            (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

            (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

            (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

            (v) the occurrence of any Default or Event of Default.

            2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Administrative Agent for the account of the Issuing Bank, in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, for any payment or disbursement made by the Issuing Bank under any Letter of Credit (each such amount, so paid or disbursed until reimbursed, an "Unpaid Drawing") within one Business Day after the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 2:00 P.M. (New York time) on the date of such payment, from and including the date paid to but excluding the date reimbursement is made, at a rate per annum which shall be the Applicable Margin for Revolving Loans which are maintained as Base Rate Loans (plus 2% if not reimbursed by 2:00 P.M. (New York time) on the second Business Day following receipt by the Borrower of notice of any such payment or disbursement) plus the Base Rate in effect from time to time, such interest to be payable on demand. The Issuing Bank shall notify the Borrower and the Administrative Agent of its paying any payment under a Letter of Credit created thereunder as soon as practical after such payment, provided, that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder.

            (b) The Borrower's obligation under this Section 2.04 to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Participant, the Issuing Bank, the Administrative Agent, any Bank or any other Person, including, without limitation, any defense based upon the failure of any payment under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

            2.05 Increased Costs. If the Issuing Bank or any Participant determines that after the Initial Borrowing Date the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Issuing Bank or such Participant's participation therein, or (ii) impose on the Issuing Bank or any Participant any other conditions affecting this Agreement, any Letter of Credit, or such Participant's participation therein, and the result of any of the foregoing is to increase the cost to the Issuing Bank or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or any Participant hereunder with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of the Issuing Bank or such Participant pursuant to the laws of the United States of America, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or reduce the rate of return on its capital with respect to Letters of Credit then, upon demand to the Borrower by the Issuing Bank or the Participant (a copy of which notice shall be sent by the Issuing Bank or such Participant to the Administrative Agent), the Borrower shall pay to the Issuing Bank or such

Participant, as the case may be, without duplication of any amounts due under
Section 1.10(c) hereof, such additional amount or amounts as will compensate the Issuing Bank or such Participant, as the case may be, for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. In determining such additional amounts, the Issuing Bank and each Participant will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that the Issuing Bank's or such Participant's, as the case may be, determination of compensation owing under this Section 2.05 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. The Issuing Bank or any Participant, upon determining that any additional amounts are payable to it pursuant to this
Section 2.05, will give prompt written notice thereof, setting forth the basis of the calculation of such amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon receipt of such certificate. The certificate submitted to the Borrower by the Issuing Bank or such Participant, as the case may be (a copy of which certificate shall be sent by the Issuing Bank or such Participant to the Administrative Agent), shall set forth the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or such Participant as provided above in this
Section 2.05.

            2.06 Minimum Stated Amount. The Stated Amount of each Trade Letter of Credit shall be not less than $100,000 or such lesser amount as is acceptable to the Issuing Bank and the Stated Amount of each Standby Letter of Credit shall be not less than $250,000 or such lesser amount as is acceptable to the Issuing Bank.

            SECTION III. Commitment Commission; Fees; Reductions of Commitment.

            3.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each RC Bank a commitment fee (the "Commitment Fee") for the period from and including the Effective Date to but not including the date the Total Revolving Loan Commitment has been terminated, computed at a rate equal to the Applicable Commitment Fee Percentage on the average daily Unutilized Commitment of such Bank. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and the date upon which the Total Revolving Loan Commitment is terminated.

            (b) The Borrower agrees to pay to the Administrative Agent for distribution to each RC Bank a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans which are maintained as Eurodollar Loans of the daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall be distributed by the Administrative Agent to the Banks on the basis of the respective Revolving Percentages as in effect from time to time. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first date after the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

            (c) The Borrower agrees to pay to the Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued by it hereunder (the "Facing Fee") for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit (it being understood, however, that if such Letter of Credit is drawn on in full or canceled by the beneficiary thereof prior to the time at which such Letter of Credit expires in accordance with its terms, the calculation of such fee shall not include the date of such drawing being honored or cancellation), computed at a rate equal to 1/4 of 1% per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500, it being agreed that, on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

            (d) The Borrower agrees to pay to the Issuing Bank, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge which the Issuing Bank is generally imposing in connection with such occurrence with respect to letters of credit.

            (e) The Borrower agrees to pay to each Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and each Agent.

            3.02 Voluntary Termination of Total Unutilized Revolving Loan Commitment. Upon at least two Business Days' prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to permanently reduce the Total Unutilized Revolving Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RC Bank.

            3.03 Mandatory Reduction of Commitments. (a) The Total A Term Loan Commitment (and the A Term Loan Commitment of each Bank) and the Total B Term Loan Commitment (and the B Term Loan Commitment of each Bank) shall be terminated on the Initial Borrowing Date, in each case after giving effect to the incurrence of A Term Loans and B Term Loans on such date.

            (b) The Total C Term Loan Commitment (and the C Term Loan Commitment of each Bank) shall terminate in its entirety on each C Term Loan Commitment Date (after giving effect to the making of C Term Loans on such date).

            (c) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RC Bank) shall terminate in its entirety on the earlier to occur of (x) the Revolving Loan Maturity Date and (y) the date on which any Change of Control occurs.

            (d) On each date after the Initial Borrowing Date upon which a mandatory repayment of Term Loans pursuant to any of Sections 4.02(e) through
(i), inclusive, is required and exceeds in amount the aggregate principal amount of Term Loans then outstanding (or would be required if such Term Loans were then outstanding), the Total Revolving Loan Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Sections (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of such Term Loans then outstanding.

            (e) Each reduction to the Total Revolving Loan Commitment pursuant to this Section 3.03 shall be applied proportionately to reduce the Revolving Loan Commitment of each Bank with such a Commitment.

            SECTION IV. Prepayments; Payments; Taxes.

            4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

            (i) the Borrower shall give the Administrative Agent at its Notice Office (x) written notice prior to 12:00 Noon (New York time) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, (y) written notice prior to 12:00 Noon (New York time) at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans and (z) written notice no later than 12:00 Noon (New York time) on the date of such prepayment in the case of Swingline Loans, of its intent to prepay the Loans, whether A Term Loans, B Term Loans, C Term Loans, Revolving Loans or Swingline Loans shall be prepaid (subject to clause (iv) below in the case of any prepayment of Term Loans), the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Banks;

            (ii) each prepayment shall be in an aggregate principal amount of at least the applicable Minimum Borrowing Amount and, if greater, in integral multiples of $500,000, in the case of all Loans; provided that no partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount;

            (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans provided, however, that at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loan of a Defaulting Bank at any time when the aggregate amount of Revolving Loans of any Non-Defaulting Bank exceeds such Non-Defaulting Bank's Revolving Percentage of all Revolving Loans then outstanding;

            (iv) each prepayment of Term Loans pursuant to this Section 4.01 must consist of a prepayment of A Term Loans (in an amount equal to the A Tranche Percentage of such prepayment), B Term Loans (in an amount equal to the B Tranche Percentage of such prepayment) and C Term Loans (in an amount equal to the C Tranche Percentage of such prepayment), provided that in lieu of such pro rata application the Borrower may at the time of any prepayment of Term Loans under this Section 4.01 elect first to prepay the A Term Loans in an amount not to exceed the then next four A Term Loan Scheduled Repayments, with any remaining prepayment to be applied as set forth above; and

            (v) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche being repaid in direct order of maturity (based upon the then remaining principal amount of each such Scheduled Repayment) provided that each prepayment of C Term Loans pursuant to this Section
      4.01 shall be applied pro rata to each C Term Loan Sub-Facility (then existing) and be applied within each C Term Loan Sub-Facility to reduce the respective C Term Loan Scheduled Repayments applicable thereto in direct order of maturity (based upon the then remaining unpaid principal amount of such Scheduled Repayment).

            4.02 Mandatory Repayments and Commitment Reductions. (a) If, on any day the sum of (I) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans and (II) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall on such day repay Swingline Loans, and if no Swingline Loans remain outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Revolving Loans and Swingline Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall pay to the Administrative Agent at the Payment Office an amount of cash or Cash Equivalents equal to the amount of such excess, such cash or Cash Equivalents to be held as security for all obligations of the Borrower hereunder in a cash collateral account to be established by, and satisfactory to, the Administrative Agent and the Borrower until all Letters of Credit have been terminated or expire.

            (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay on each date set forth below (to the extent any day set forth below is not a Business Day then the required date of repayment shall be the immediately preceding Business Day) the principal amount of A Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02, an "A Term Loan Scheduled Repayment"):

A Term Loan Scheduled Repayment Date                            Amount
- ------------------------------------                            ------

December 31, 1999                                           $3,750,000
March 31, 2000                                               1,875,000
June 30, 2000                                                1,875,000
September 30, 2000                                           3,750,000
December 31, 2000                                            3,750,000
March 31, 2001                                               3,750,000
June 30, 2001                                                3,750,000
September 30, 2001                                           5,625,000
December 31, 2001                                            5,625,000
March 31, 2002                                               5,625,000
June 30, 2002                                                5,625,000
September 30, 2002                                           7,500,000
December 31, 2002                                            7,500,000
March 31, 2003                                               7,500,000
June 30, 2003                                                7,500,000
September 30, 2003                                           9,375,000
December 31, 2003                                            9,375,000
March 31, 2004                                               9,375,000
June 30, 2004                                                9,375,000
September 30, 2004                                           9,375,000
December 31, 2004                                            9,375,000
March 31, 2005                                               9,375,000
June 30, 2005                                                9,375,000

            (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay on each date set forth below (to the extent any day set forth below is not a Business Day then the required date of repayment shall be the immediately preceding Business Day) the principal amount of B Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02, a "B Term Loan Scheduled Repayment"):

B Term Loan Scheduled Repayment Date                            Amount
- ------------------------------------                            ------

December 31, 1999                                           $1,175,000
December 31, 2000                                            2,350,000
December 31, 2001                                            2,350,000
December 31, 2002                                            2,350,000
December 31, 2003                                            2,350,000
December 31, 2004                                            2,350,000
September 30, 2005                                          27,760,000
December 31, 2005                                           27,760,000
March 31, 2006                                              27,760,000

B Term Loan Scheduled Repayment Date                            Amount
- ------------------------------------                            ------

June 30, 2006                                               27,760,000
September 30, 2006                                          27,760,000
December 31, 2006                                           27,760,000
March 31, 2007                                              27,760,000
June 30, 2007                                               27,755,000

            (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each C Term Loan Sub-Facility, to the extent then outstanding, scheduled amortized repayments of C Term Loans on the dates and in the principal amounts set forth in the relevant C Term Loan Commitment Agreement (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02, a "C Term Loan Scheduled Repayment" and the A Term Loan Scheduled Repayments and the B Term Loan Scheduled Repayments, together with the C Term Loan Scheduled Repayments, collectively referred to as the "Scheduled Repayments").

            (e) On each date after the Initial Borrowing Date upon which Holdings receives any proceeds from any issuance of equity (excluding (w) proceeds received from the sale or issuance of equity (including, without limitation, Qualified Preferred Equity) which are used to effect Permitted Acquisitions pursuant to Section 7.14, (x) so long as (1) no Default or Event of Default then exists or would result therefrom and (2) the Senior Leverage Ratio is less than 3.0:1.0, proceeds received from the issuance by Holdings of its common stock pursuant to a registered initial public offering (a "Holdings IPO") to the extent such proceeds are used as provided in clause (z) of the proviso to
Section 8.11(i), (y) proceeds received from the sale or issuance of equity by Holdings, to the extent used to repurchase equity from management pursuant to
Section 8.03(iv) and (z) proceeds (if any) from the issuance by Holdings of preferred equity in satisfaction of indemnity obligations pursuant to the terms of the Contribution and Merger Agreement), an amount equal to 100% of the cash proceeds therefrom (net of underwriting discounts or placement discounts and commissions and other reasonable fees and costs associated therewith) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(k) (subject to modification of such application as set forth in Section 4.02(n)).

            (f) On each date after the Initial Borrowing Date upon which Holdings and/or any of its Subsidiaries receives any proceeds from any incurrence of Indebtedness (including Permitted Refinancing Subordinated Indebtedness incurred by the Borrower, but excluding (i) any other Indebtedness permitted to be incurred pursuant to Section 8.04 as in effect on the Initial Borrowing Date and (ii) proceeds from the issuance of additional Senior Subordinated Notes under Section 8.04(viii) to the extent applied to finance a Permitted Acquisition (or to repay Revolving Loans the proceeds of which were used to finance a Permitted Acquisition)), an amount equal to 100% of the cash proceeds therefrom (net of underwriting discounts or placement discounts and commissions and other reasonable fees and costs associated therewith) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(k) (subject to modification of such application as set forth in Section 4.02(n)), provided, however, that so long as no Default or Event of Default then exists or would result therefrom, the Borrower may use the proceeds from the issuance of Permitted Refinancing Subordinated Indebtedness to concurrently repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes.

            (g) On each date on and after the Initial Borrowing Date upon which Holdings and/or any of its Subsidiaries receives Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(k) (subject to modification of such application as set forth in Section 4.02(n)), provided that such Net Cash Proceeds shall not be required to be so applied on such date if no Default or Event of Default then exists and the Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be used either (i) to purchase assets used in the ordinary course of business in compliance with this Agreement or (ii) to purchase equity interests in a Person engaged in a business of a type described in Section 8.14(a) in connection with a Permitted Acquisition, in each case within 360 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that if all or any portion of such Net Cash Proceeds not so applied to the repayment of Term Loans are not so used within such 360 day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.02(g).

            (h) On each Excess Cash Payment Date, an amount equal to 75% (50% if as of the last day of the relevant Excess Cash Payment Period the Leverage Ratio is less than 3.5:1.0) of the Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(k) (subject to modification of such application as set forth in Section 4.02(n)).

            (i) Within 10 days following each date after the Initial Borrowing Date on which Holdings or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(k) (subject to modification of such application as set forth in Section 4.02(n)); provided that so long as no Default or Event of Default then exists and to the extent such proceeds do not exceed $30,000,000, such proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to repair, replace or restore any properties or assets in respect of which such proceeds were paid within 360 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that if all or any portion of such proceeds not required to be applied to the repayment of Term Loans pursuant to the preceding proviso are not so used within such 360 day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of
Section 4.02(k).

            (j) On (i) the date, if any, on which any Change of Control occurs and (ii) the date, if any, prior to the Revolving Loan Maturity Date on which the Total Revolving Loan Commitment is terminated, the outstanding principal amount of the Term Loans, if any, shall become due and payable in full.

            (k) The amount of each principal repayment of Term Loans made as required by Sections 4.02(e), (f), (g) and (i) shall be applied to reduce the principal amount of A Term Loans, B Term Loans and C Term Loans pro rata based on the A Tranche Percentage, the B Tranche Percentage and C Tranche Percentage, respectively, and based on the outstanding principal amounts thereof and to reduce the then remaining Scheduled Repayments of each respective Tranche of Term Loans on a pro rata basis based on the amount of such Scheduled Repayments after giving effect to all prior reductions thereto. The amount of each principal repayment of Term Loans made as required by Section 4.02(h) shall be applied (i) first, to reduce the principal amount of A Term Loans and (ii) second, to reduce the principal amount of B Term Loans and C Term Loans pro rata based on the B Tranche Percentage and C Tranche Percentage (with reductions of C Term Loans to be applied pro rata to each C Term Loan Sub-Facility (then existing)), respectively, and based on the outstanding principal amounts thereof and to reduce the then remaining Scheduled Repayments of each respective Tranche of Term Loans in direct order of maturity.

            (l) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Loans were made, provided that: (i) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, such Borrowing shall be immediately converted into a Borrowing of Base Rate Loans; and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that no repayment pursuant to Section 4.02(a) shall be applied to any Revolving Loans of a Defaulting Bank at any time when the aggregate amount of the Revolving Loans of any Non-Defaulting Bank exceeds such Non-Defaulting Bank's Revolving Percentage of Revolving Loans then outstanding. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion. Notwithstanding the foregoing provisions of this Section 4.02, if any time the mandatory prepayment of Term Loans pursuant to Sections 4.02(e) through (i) above, or repayments of Eurodollar Loans pursuant to Section 1.10(b) would result, after giving effect to the procedures set forth above, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the "Affected Eurodollar Loans"), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral arrangement to be agreed upon in form and substance satisfactory to the Administrative Agent and the Borrower, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Term Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Term Loans equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Term Loans would otherwise have been immediately repaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Banks pursuant to the remedial provisions of Section 9, any amounts held as cash collateral pursuant to this Section 4.02(l) shall, subject to the requirements of applicable law, be immediately applied to the Term Loans.

            (m) All outstanding A Term Loans shall be repaid in full on the A Term Loan Maturity Date. All outstanding B Term Loans shall be repaid in full on the B Term Loan Maturity Date. All outstanding C Term Loans shall be repaid in full on the respective C Term Loan Maturity Date. All outstanding Revolving Loans shall be repaid on the Revolving Loan Maturity Date. All outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date.

            (n) Notwithstanding anything to the contrary contained in this
Section 4.02 or elsewhere in this Agreement (including, without limitation, in Section 13.12), the Borrower shall have the option, in its sole discretion, to give the Banks with outstanding B Term Loans (the "B Banks") and/or the Banks with outstanding C Term Loans (the "C Banks") the option to waive a mandatory repayment of such Loans pursuant to Sections 4.02(e), (f), (g), (h) and/or (i) (each such repayment, a "Waivable Mandatory Repayment") upon the terms and provisions set forth in this Section 4.02(n). If the Borrower elects to exercise the option referred to in the preceding sentence, the Borrower shall give to the Administrative Agent written notice of its intention to give the B Banks and/or the C Banks the right to waive a Waivable Mandatory Repayment at least five Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all B Banks and/or C Banks, as the case may be (indicating in such notice the amount of such repayment to be applied to each such Bank's outstanding B Term Loans and/or C Term Loans, as the case may be). The Borrower's offer to permit such Banks to waive any such Waivable Mandatory Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment must be made ratably to such Banks on the basis of their outstanding B Term Loans or C Term Loans, as the case may be. In the event any such B Bank or C Bank desires to waive such Bank's right to receive any such Waivable Mandatory Repayment in whole or in part, such Bank shall so advise the Administrative Agent no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Bank desires to receive in respect of such repayment. If any Bank does not reply to the Administrative Agent within the two Business Days, it will be deemed not to have waived any part of such repayment. If any Bank does not specify an amount it wishes to receive, it will be deemed to have accepted 100% of the total payment. In the event that any such Bank waives all or part of such right to receive any such Waivable Mandatory Repayment, the Administrative Agent shall apply 100% of the amount so waived by such Bank to the A Term Loans in accordance with Section 4.02(k) (provided that once all A Term Loans have been repaid in full, the amount so waived may be retained by the Borrower).

            4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Bank or Banks entitled thereto no later than 12:00 Noon (local time in the city in which such payments are to be made) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

            4.04 Net Payments; Taxes. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any income or franchise tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date of the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

            (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Initial Borrowing Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause
(i) above, (x)a certificate substantially in the form of Exhibit E (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y)two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form of Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x)the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y)the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause
(ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Initial Borrowing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar Taxes.

            (c) If the Borrower pays any additional amount under this Section
4.04 to a Bank and such Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a "Tax Benefit"), such Bank shall pay to Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such Tax Benefit; provided, however, that (i) any Bank may determine in its sole discretion consistent with the policies of such Bank whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Bank as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of such Bank that otherwise would not have expired) of any Tax Benefit with respect to which such Bank has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Bank pursuant to this Section 4.04 without any exclusions or defenses; and (iii) nothing in this Section 4.04(c) shall require a Bank to disclose any confidential information to the Borrower (including, without limitation, its tax returns).

                  SECTION V. Conditions Precedent. The obligation of each Bank to make Loans, and the obligation of each the Issuing Bank to issue Letters of Credit hereunder is subject, at the time of the making of each such Credit Event, to the satisfaction of the following conditions:

            5.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Banks requesting them the appropriate Term Notes and/or Revolving Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

            5.02 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

            5.03 Officer's Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate dated such date signed by the President or any Vice President of the Borrower stating that all of the applicable conditions set forth in Section 5.02, 5.07, 5.11, 5.12 and 5.15 have been met.

            5.04 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from (i) Simpson Thacher & Bartlett, counsel to Holdings and its Subsidiaries, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Banks and dated the Initial Borrowing Date covering the matters set forth in Exhibit F-1, (ii) White & Case LLP, counsel to the Administrative Agent and the banks, an opinion addressed to the Administrative Agent and the Banks and dated the Initial Borrowing Date and covering the matters set forth in Exhibit F-2, (iii) unless otherwise agreed by the Administrative Agent, counsel rendering such opinions, reliance letters addressed to the Administrative Agent, the Collateral Agent and each of the Banks dated the Initial Borrowing Date with respect to all legal opinions delivered in connection with the Acquisitions, which reliance letters shall be in form and substance reasonably satisfactory to the Administrative Agent and (iv) from local counsel to Holdings and its Subsidiaries reasonably satisfactory to the Administrative Agent, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Banks and dated the Initial Borrowing Date, each of which shall be in form and substance satisfactory to the Administrative Agent and shall cover the perfection and priority of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein and in the other Credit Documents as the Administrative Agent may reasonably request.

            5.05 Corporate Documents; Proceedings. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by an Authorized Officer of each Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, substantially in the form of Exhibit G with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or their equivalents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

            (b) All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Agreement and the other Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

            5.06 Plans; Shareholders' Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Debt Agreements; Affiliate Contracts; Tax Sharing Agreements and Material Contracts. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent a list or schedule of all of the documents listed below, which list or schedule shall be certified as true and complete by an appropriate officer of Holdings or the Borrower (and copies of any of the documents set forth on such list or schedule shall have been made available to the Administrative Agent):

            (i) all material Plans (and for each material Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each material Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor shall have been made so available) and any other material "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall have been made so available in the case of any multiemployer plan, as defined in 4001(a)(3) of

      ERISA, only to the extent that any document described therein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the "Employee Benefit Plans");

            (ii) all material agreements entered into by Holdings or any Subsidiary of Holdings as of the Initial Borrowing Date governing the terms and relative rights of its capital stock (collectively, the "Shareholders' Agreements");

            (iii) all material agreements with members of, or with respect to the, management of Holdings or any Subsidiary of Holdings as of the Initial Borrowing Date other than Employment Agreements (collectively, the "Management Agreements");

            (iv) any material employment agreements entered into by Holdings or any Subsidiary of Holdings as of the Initial Borrowing Date (collectively, the "Employment Agreements");

            (v) all material collective bargaining agreements applying or relating to any employee of Holdings or any Subsidiary of Holdings (collectively, the "Collective Bargaining Agreements");

            (vi) all agreements evidencing or relating to material Indebtedness of Holdings or any Subsidiary of Holdings to the extent such agreement is to remain outstanding after giving effect to the incurrence of Loans on the Initial Borrowing Date (collectively, the "Debt Agreements");

            (vii) all material tax sharing, tax allocation and other similar agreements entered into by Holdings or any Subsidiary of Holdings (collectively, the "Tax Sharing Agreements");

            (viii) all material contracts, agreements or understandings entered into between Holdings or any of its Subsidiaries on the one hand, and any Person (other than Holdings and its Subsidiaries) who is an Affiliate of Holdings, on the other hand (collectively, the "Affiliate Contracts"); and

            (ix) all material contracts and licenses of Holdings or any of its Subsidiaries, each of which involve a sum in excess of $1,000,000, that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Material Contracts");

all of which Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, Tax Sharing Agreements, Affiliate Contracts and Material Contracts shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

            5.07 Consummation of the Transaction. (a) Each Acquisition, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of the parties thereto, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. Each of the Acquisitions shall have been consummated in accordance with all applicable law and the respective Acquisition Documents.

            (b) On or prior to the Initial Borrowing Date, (i) Holdings shall have received from Vestar Packaging LLC and/or its affiliates at least $60,800,000 in cash in connection with the issuance of Holdings membership interests (the "Equity Financing") and (ii) the Borrower shall have issued for cash and at par unsecured senior subordinated notes (the "Senior Subordinated Notes") in an aggregate principal amount of $185,000,000, and the proceeds of each thereof shall have been utilized to make payments owing in connection with the Acquisitions prior to or concurrently with any use of the proceeds of Loans.

            (c) On the Initial Borrowing Date and concurrently with the consummation of the Acquisitions and the making of the Loans, all existing Indebtedness and preferred stock of Reid, Franklin and PCI and each of their Subsidiaries shall have been repaid or redeemed in full and all security interests and Liens on the capital stock of, and assets owned by, such entities shall have been terminated and released (the "Refinancing") other than existing capital leases in an aggregate amount not to exceed $10,000,000.

            (d) On or prior to the Initial Borrowing Date (i) PCI shall have consummated a tender offer/consent solicitation with respect to the outstanding Existing PCI Notes (the "Existing PCI Notes Tender Offer"), pursuant to which
(1) PCI shall offer, subject to the terms and conditions contained in the Existing PCI Notes Tender Offer, to purchase all of the outstanding Existing PCI Notes at the cash price set forth in the Existing PCI Notes Tender Offer and (2) consents shall be solicited to a proposed amendment to the Existing PCI Notes Indenture, on terms and conditions reasonably satisfactory to the Administrative Agent, which amendment shall provide for the substantial elimination of the financial and certain operating covenants contained in the Existing PCI Notes Indenture (including, without limitation, limitations on the incurrence of liens, restricted payments, transactions with affiliates and indebtedness) and the amendment or elimination of certain other provisions in the Existing PCI Notes Collateral Documents; (ii) all terms and conditions of the Existing PCI Notes Tender Offer shall be satisfactory to the Administrative Agent (it being understood and agreed that the terms and conditions set forth in the documents heretofore delivered to the Administrative Agent are satisfactory), and the period for tendering Existing PCI Notes pursuant thereto shall terminate on or prior to the Initial Borrowing Date; (iii) PCI shall have received sufficient consents to authorize the execution and delivery of the Existing PCI Notes Indenture Supplement; (iv) PCI and the trustee under the Existing PCI Notes Indenture shall have duly executed and delivered the Existing PCI Notes Indenture Supplement (which shall include the Existing PCI Notes Collateral Documents Amendment); (v) PCI shall have repurchased or committed to repurchase the Existing PCI Notes tendered, and not theretofore withdrawn, pursuant to the Existing PCI Notes Tender Offer (the "Existing PCI Notes Tender Offer Repurchases"); and (vi) the Existing PCI Notes Tender Offer shall have been consummated in accordance with the Existing PCI Notes Tender Offer Documents and all applicable laws;

            (e) On or prior to the Initial Borrowing Date, there shall have been delivered to the Banks true and correct copies of all Documents entered into in connection with the Transaction (including, without limitation, Acquisition Documents, the Senior Subordinated Note Documents and the Existing PCI Tender Offer Documents), and all of the material terms and conditions of such Documents (including, without limitation, with respect to the Senior Subordinated Notes, amortization, maturities, interest rates, covenants, defaults, remedies, sinking fund provisions, and subordination provisions), as well as the structure of the Transaction, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

            (f) On the Initial Borrowing Date after giving effect to the Transaction, the ownership and capital structure (including, without limitation, the terms of any equity membership interests, options, warrants or other securities issued or to be issued by Holdings or any of its Subsidiaries) as of the Initial Borrowing Date and management of Holdings and its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

            (g) On or prior to the Initial Borrowing Date, all material conditions precedent to the consummation of the Transaction as is set forth in the documentation related thereto shall have been satisfied and not waived.

            5.08 Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder all of the Pledged Securities referred to therein then owned by Holdings and each such Credit Party (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated irrevocable stock powers, in the case of capital stock constituting Pledged Securities (it being understood and agreed that the term "Pledged Securities" will not include any capital stock or other securities issued by Reid Mexico).

            5.09 Security Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit J (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, together with:

            (i) proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

            (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all judgment liens, tax liens or effective financing statements that name Holdings or any of its Subsidiaries (after giving effect to the Acquisitions), as debtor and that are filed in the jurisdictions referred to in said clause
      (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall receive termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing);

            (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by such Security Agreement; and

            (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

            5.10 Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary of Holdings (other than the Borrower) shall have duly authorized, executed and delivered a Guaranty substantially in the form of Exhibit K (as modified, supplemented or amended from time to time, the "Subsidiaries Guaranty").

            5.11 Material Adverse Change, etc. Since December 31, 1998, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Administrative Agent or the Required Banks shall determine (a) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent, or on the ability of Holdings or any of its Subsidiaries to perform their obligations to the Administrative Agent and the Banks under this Agreement or any other Credit Document or (b) could reasonably be expected to have a materially adverse effect on the business, assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

            5.12 Litigation. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Administrative Agent or Required Banks shall determine could reasonably be expected to have a materially adverse effect on the Transaction or on the business, assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

            5.13 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid in full to the Administrative Agent and the Banks all costs, fees and expenses (including, without limitation, all reasonable legal fees and expenses) payable to the Administrative Agent and the Banks to the extent then due pursuant hereto or as otherwise agreed between Holdings and the Administrative Agent.

            5.14 Insurance. On or prior to the Initial Borrowing Date, Holdings shall cause to be delivered to the Administrative Agent and the Banks evidence (including, without limitation, certificates with respect to each insurance policy listed on Schedule III) of insurance, complying with the requirements of Section 7.03, with respect to the business and properties of Holdings and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Banks and naming each of the Collateral Agent, the Administrative Agent and the Banks as an additional insured and the Collateral Agent as mortgagee and/or loss payee and stating that such insurance shall not be canceled or revised without 30 days' prior written notice by the insurer to the Collateral Agent.

            5.15 Approvals. All necessary governmental and material third party approvals in connection with the Transaction and the transactions contemplated by the Documents and otherwise referred to herein or therein (including, but not limited to, those approvals required in respect of existing permits, landlord consents and transfers of contract rights) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the reasonable judgment of the Administrative Agent or the Required Banks, adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the transactions contemplated by the Documents, the making of the Loans or the issuance of Letters of Credit.

            5.16 Financial Statements; Projections; Management Letter Reports.
(a) On or prior to the Initial Borrowing Date, the Banks shall have received:

            (i) the balance sheet of each of Reid, Franklin and PCI as at the respective dates set forth on Schedule IV annexed hereto and the related statements of earnings and stockholders' equity and cash flows of each of such companies (or similar financial statements as specified on such Schedule), as applicable for the fiscal periods ended as of the dates specified in such Schedule, which, in the case of the annual statements, have been examined or reviewed (to the extent set forth on such Schedule) by independent certified public accountants as specified on such Schedule, who delivered unqualified opinions in respect thereto except as specified on such Schedule; and

            (ii) the pro forma (after giving effect to the Transaction and the related financing thereof, as if same had occurred on such date) consolidated balance sheet of the Borrower as at March 31, 1999, all of which financial statements in clause (i) shall be prepared in accordance with generally accepted accounting principles consistent with past practices and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks, and shall not disclose any material adverse differences in the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole from that previously disclosed to the Administrative Agent and the Required Banks.

            5.17 Solvency Certificate. On the Initial Borrowing Date, Holdings shall cause to be delivered to the Administrative Agent and the Banks a solvency certificate substantially in the form of Exhibit H, executed by the Chief Financial Officer of the Borrower which certificate shall be addressed to the Administrative Agent and each of the Banks, be dated the Initial Borrowing Date and set forth the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, each of Holdings and its Subsidiaries (on a consolidated basis), the Borrower and its Subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis) are not insolvent and will not be rendered insolvent by the Indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in their respective business and will not have incurred debts beyond their ability to pay such debts as they mature and become due.

            5.18 Mortgage; Title Insurance; Surveys; etc. On the Initial Borrowing Date, the Collateral Agent shall have received:

            (a) fully executed counterparts of a mortgage or deed to secure debt or similar documents in form and substance reasonably satisfactory to the Required Banks (as may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, each, a "Mortgage" and collectively, "Mortgages"), which Mortgages shall cover all of the Real Property owned or leased by Holdings or any of its Subsidiaries as designated on Schedule V (each, a "Mortgaged Property" and collectively, the "Mortgaged Properties"), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

            (b) mortgagee title insurance policies or marked-up unconditional binders for such insurance in connection with the Mortgaged Properties issued by Fidelity National Title Insurance Company of New York or such other title insurers reasonably satisfactory to the Administrative Agent and the Required Banks, (the "Mortgage Policies") in amounts reasonably satisfactory to the Administrative Agent and the Required Banks assuring the Collateral Agent that the respective Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks and shall include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that the Administrative Agent or the Required Banks in their discretion may reasonably request, shall not include an exception for mechanics' liens unless such liens would constitute Permitted Liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Administrative Agent or the Required Banks in their discretion may reasonably request; and

            (c) if requested by the Collateral Agent, surveys in form and substance reasonably satisfactory to the Collateral Agent of each Mortgaged Property dated a recent date acceptable to the Collateral Agent, certified in a manner reasonably satisfactory to the Collateral Agent by a licensed professional surveyor satisfactory to the Collateral Agent.

            5.19 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03.

            (b) Prior to the issuance of each Letter of Credit, the Issuing Bank shall have received a Letter of Credit Request meeting the requirements of
Section 2.02.

            SECTION VI. Representations and Warranties. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations and warranties, on behalf of itself and its Subsidiaries, in each case after giving effect to the Transaction consummated on the Initial Borrowing Date, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

            6.01 Status. Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole, (ii) has the corporate or company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            6.02 Power and Authority. Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance by it of each such Document. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (regardless of whether considered in proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

            6.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) except as set forth on Schedule VI, will conflict with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws or other organizational documents, as applicable, of Holdings or any of its Subsidiaries.

            6.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required (i) to authorize, or is required in connection with, the execution, delivery and performance of any Document by any Credit Party or (ii) to ensure the legality, validity, binding effect or enforceability of any such Document with respect to any Credit Party, except those (A) which have been obtained or made prior to the Initial Borrowing Date, (B) the absence of which, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on either (x) the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (y) the rights or remedies of the Banks or the Administrative Agent or on the ability of Holdings or any of its Subsidiaries to perform their respective obligations hereunder and under the other Documents to which they are, or will be, a party or (C) for filings and recordings required to perfect the security interests created under the Security Documents, which filings and recordings will be made within 10 Business Days after the Initial Borrowing Date.

            6.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The combined statements of financial condition of the Acquired Businesses at December 31, 1998 and March 31, 1999 and the related combined statements of income and cash flows of the Acquired Businesses for the fiscal year or quarter, as the case may be, ended on such date, as the case may be, and furnished to the Banks prior to the Initial Borrowing Date, present fairly the combined financial condition of the Acquired Businesses at the date of such combined statements of financial condition and the combined results of the operations of the Acquired Businesses for the respective fiscal year or quarter, as the case may be. All such combined financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied. The pro forma consolidated balance sheet of Holdings as of March 31, 1999, a copy of which has heretofore been furnished to each Bank, presents good faith estimate of the consolidated pro forma financial condition of Holdings after giving effect to the Transaction at the date thereof. Since December 31, 1998, there has been no material adverse change in the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

            (b) On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction occurring on such date and to all Indebtedness (including the Loans) being incurred or assumed on such date and Liens created by the Credit Parties in connection therewith, (x) the sum of the assets, at a fair valuation, of Holdings and its Subsidiaries (on a consolidated basis), the Borrower and its Subsidiaries (on a consolidated basis) and of the Borrower (on a stand-alone basis) will exceed their respective debts, (y) each of Holdings and its Subsidiaries (on a consolidated basis), the Borrower and its Subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (z) each of Holdings and its Subsidiaries (on a consolidated basis), the Borrower and its Subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis) have sufficient capital with which to conduct its business. For purposes of this Section 6.05(b) "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            (c) Except as fully disclosed in the financial statements delivered pursuant to Section 6.05(a), there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to be materially adverse to Holdings and its Subsidiaries taken as a whole.

            6.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of Holdings or the Borrower, threatened (i) with respect to any Document or (ii) that could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            6.07 True and Complete Disclosure. Except to the extent set forth in the immediately succeeding sentence, all factual information (taken as a whole) furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Administrative Agent or any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The financial projections and other pro forma financial information contained therein are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Administrative Agent and the Banks that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

            6.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the A Term Loans and B Term Loans shall be used by the Borrower (i) to effect the Transaction and (ii) to pay fees and expenses (including, without limitation, cash restructuring expenses) related to the Transaction.

            (b) All proceeds of the C Term Loans shall be used by the Borrower
(i) to effect Permitted Acquisitions and (ii) to pay fees and expenses (including, without limitation, cash restructuring expenses) related to the consummation of Permitted Acquisitions.

            (c) All proceeds of Revolving Loans may be used (i) for working capital and general corporate purposes (including, without limitation, Permitted Acquisitions) and (ii) to effect the Transaction and pay fees and expenses (including the payment of cash restructuring expenses) related thereto; provided, that no more than $37,000,000 may be used on the Initial Borrowing Date for the purposes set forth in clause (ii) above.

            (d) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

            6.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed (including pursuant to any valid extensions of time for filing) thereof or with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of each of Holdings and its Subsidiaries, as the case may be. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries as a whole for the periods covered thereby. Each of Holdings and its Subsidiaries have paid all material taxes payable by them which have become due other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit, or claim now pending regarding any material taxes relating to Holdings or any of its Subsidiaries. As of the Initial Borrowing Date, neither Holdings, the Borrower nor any of their Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of any material taxes of Holdings or any of its Subsidiaries. As of the Initial Borrowing Date, none of Holdings and any of its Subsidiaries has provided, with respect to it or property held by it, any consent under Section 341 of the Code. None of Holdings or any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

            6.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $5,000,000.

            6.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in, and/or Lien on, all right, title and interest of each Credit Party in the Security Agreement Collateral described therein, and each Security Agreement (upon satisfaction of any filing or other requirements set forth therein) creates a fully perfected first Lien on, and/or security interest in, all right, title and interest of such Credit Party in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of the Assignment of Security Interest in U.S. Patents and Trademarks in the form attached to the Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective, under applicable law, to perfect the security interest granted to the Collateral Agent in the trademarks and patents covered by the Security Agreement.

            (b) The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the Pledge Agreement constitute (upon satisfaction of any filing or other requirements in respect of the Pledged Stock issued by any Foreign Subsidiary) first priority perfected security interests in the Pledged Securities (assuming, in respect of certificated Pledged Stock and Pledged Securities constituting promissory notes, the Collateral Agent's continuous possession thereof) described in the Pledge Agreement, subject to no security interests of any other Person (other than Liens permitted under Section 8.01(i)). Except as provided in the immediately preceding sentence, no filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and the proceeds thereof under the Pledge Agreement (other than filings of proper UCC-1 Financing Statements in respect of Pledged Securities constituting promissory notes, which filings have been made).

            (c) Each of the Mortgages (together with the Mortgage Amendments) creates, as security for the obligations purported to be secured thereby, a valid and enforceable (upon satisfaction of any filing or other requirements set forth therein) and perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third Persons and subject to no other Liens (except, in each case, the security interest and mortgage lien created in the Mortgaged Properties may be subject to Permitted Liens). Schedule V contains a true and complete list of each parcel of Real Property owned or leased by Holdings and its Subsidiaries on the Initial Borrowing Date, and sets forth the type of interest therein held by Holdings or such Subsidiary.

            6.12 Properties. Each of Holdings and each of its Subsidiaries has good and marketable title to all material properties owned by them, including all material property reflected in the consolidated balance sheets of Holdings referred to in Section 6.05(a) (except as sold or otherwise disposed of since the date of such balance sheets as permitted by this Agreement or the Acquisition Documents clear of all Liens, other than (i) as referred to in the balance sheet or in the notes thereto or in the pro forma balance sheet or (ii) Permitted Liens).

            6.13 Capitalization. On the Initial Borrowing Date, the authorized membership interests of (i) Holdings shall consist of 10,000,000 member units and (ii) the Borrower shall consist of 100 member units all of which shall be issued and outstanding and owned by Holdings. All such outstanding membership interests have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Except as set forth on Schedule VII, neither Holdings nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its membership interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its membership interests.

            6.14 Subsidiaries. Schedule VIII lists each Subsidiary of Holdings and the Borrower, and the direct and indirect ownership interest of Holdings and the Borrower therein, in each case as of the Initial Borrowing Date and after giving effect to the Transaction.

            6.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            6.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            6.17 Public Utility Holding Company Act. Neither of Holdings nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            6.18 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries has complied and is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no past, pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property currently or, to the best knowledge of Holdings or any of its Subsidiaries, previously owned or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property currently owned or operated by Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or any of its Subsidiaries, on any formerly owned or operated Real Property or any property adjoining or in the vicinity of any currently owned or operated Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any currently owned or operated Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

            (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned or operated by Holdings or any of its Subsidiaries except in compliance with all Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property by Holdings' or such Subsidiary's business. There are not now any underground storage tanks owned or operated by Holdings or of its Subsidiaries located on any Real Property owned or operated by Holdings or any of its Subsidiaries.

            (c) Notwithstanding anything to the contrary in this Section 6.18, the representations made in this Section 6.18 shall only be untrue if the effect of the failures, noncompliance and other circumstances of the types described above, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            6.19 Labor Relations. None of Holdings and any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            6.20 Patents, Licenses, Franchises and Formulas. Each of Holdings and each of its Subsidiaries owns all patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all licenses and other rights of whatever nature, necessary for the present and proposed conduct of its business, without any known conflict with the rights of others except, with respect to any matter specified in this Section 6.20, as could not reasonably be expected to result in a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            6.21 Indebtedness. Schedule IX sets forth a true and complete list of all Indebtedness of Holdings and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect thereto (excluding the Loans, the Letters of Credit, all such non-excluded Indebtedness, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

            6.22 Senior Subordinated Notes. The subordination provisions contained in the Senior Subordinated Notes are enforceable against the holders thereof subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (regardless of whether enforcement is sought in equity or at law) and an implied covenant of good faith and fair dealing. As of the Initial Borrowing Date and after giving effect to the Transaction, all Obligations of the Borrower are within the definition of "Senior Debt" (as defined in the Senior Subordinated Note Documents).

            6.23 Transaction. As of the Initial Borrowing Date, the Transaction has been consummated in accordance with applicable law and the Documents.

            6.24 Representations and Warranties in Documents. All representations and warranties of each Credit Party set forth in the Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

            6.25 Special Purpose Corporation. Holdings was formed solely to effect the Transaction and, except in connection therewith (and as contemplated by the Documents), has no significant assets (other than the membership interests of the Borrower) or liabilities (other than under this Agreement and the other Documents to which it is party) and has engaged in no substantial business activities.

            6.26 Insurance. Set forth on Schedule III hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Initial Borrowing Date, with the amounts insured set forth therein.

            6.27 Year 2000. Each of Holdings and each of its Subsidiaries (i) has commenced a review and assessment of all material areas within its business and operations (including those affected by material suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that its computer applications (or those of its material suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates after December 31, 1999), (ii) has received a review and assessment relating to certain of the Year 2000 Problems, (iii) has commenced development of a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iv) is implementing or has implemented, as the case may be, that plan in accordance with that timetable ("Year 2000 Plan"), except in each case to the extent the failure to do so would not reasonably have a material adverse effect on the business, assets, liabilities, operations, properties, or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole. Holdings reasonably believes that all computer applications that are material to its or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so would not reasonably have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

            SECTION VII. Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees for itself and each of its Subsidiaries that on and after the Initial Borrowing Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations, are paid in full:

            7.01 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly distribute a copy to each Bank):

            (a) Monthly Reports. As soon as practicable, and in any event within 45 days, after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period in any fiscal quarter and fiscal year) of Holdings and the Borrower, commencing with the period ending October 31, 1999, the consolidated balance sheet of Holdings each of its Subsidiaries as at the end of such monthly accounting period and the related consolidated statements of income for such monthly accounting period and for the elapsed portion of the fiscal year ended with the last day of such monthly accounting period, in each case setting forth comparative figures for the corresponding monthly accounting period in the prior fiscal year.

            (b) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings and the Borrower, commencing with the period ending September 30, 1999, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of each such quarterly accounting period and the related consolidated statement of income and the related consolidated statement of cash flows for each such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of each such quarterly accounting period (other than the fourth quarterly accounting period), setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or treasurer of the Borrower that they fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

            (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings and the Borrower, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of income and the related consolidated statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP, any other independent certified public accountants or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Holdings, the Borrower and each of their Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default which has occurred and is continuing under Sections 8.07 through 8.10, inclusive, or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

            (d) Budgets. No later than 60 days after the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and cash flows and balance sheets) prepared by the Borrower for (x) each monthly accounting period in such fiscal year prepared in detail and (y) such fiscal year prepared in summary form, in each case, of Holdings and its Subsidiaries, accompanied by the statement of the chief financial officer or treasurer of the Borrower to the effect that, to the best of such officer's knowledge, the budget is a reasonable estimate of the period covered thereby. Additionally, within 60 days after the consummation of each Permitted Acquisition, a revised budget in the form described above taking into account the effects of such Permitted Acquisition on the budget for the remainder of the fiscal year covered by the original budget.

            (e) Officers' Certificates. At the time of the delivery of the financial statements provided for in Section 7.01(b) and (c), a certificate of the chief financial officer or treasurer of the Borrower to the effect that, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 8.03, 8.04, 8.05 and 8.07 through 8.10, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) if delivered with the financial statements required by Section 7.01(c), set forth the amount of

(and the calculations required to establish) Excess Cash Flow for the respective Excess Cash Payment Period.

            (f) Management Letters. Promptly after Holdings', the Borrower's or any of their Subsidiaries' receipt thereof, a copy of any "management letter" received by Holdings, the Borrower or such Subsidiary from its certified public accountants and the management's responses thereto.

            (g) Notice of Default or Litigation. Promptly, and in any event within five Business Days after an officer of Holdings or the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default (provided such Default or Event of Default is continuing) and (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (y) with respect to any Credit Document.

            (h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which Holdings or any of its Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the "SEC") or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, Administrative Agent or other representative therefor) and not otherwise required to be delivered hereunder.

            (i) Environmental Matters. Promptly upon, and in any event within fifteen Business Days after, an officer of Holdings or the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to materially and adversely affect the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole, provided that in any event Holdings and its Subsidiaries shall deliver to the Banks all material notices relating to such matters received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA:

                  (i) any pending or threatened (in writing) Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

                  (ii) any condition or occurrence on, or arising from, any Real
            Property owned or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

                  (iii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

                  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings', the Borrower's or such Subsidiary's response thereto.

            (j) Annual Meetings with Banks. At the request of the Administrative Agent, the Borrower shall, once during each fiscal year of the Borrower, hold a meeting (at a mutually agreeable location and time) with all of the Banks at which meeting the financial results of the previous fiscal year and the financial condition of the Borrower and the budgets presented for the current fiscal year shall be reviewed.

            (k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Bank may reasonably request in writing.

            7.02 Books, Records and Inspections. Holdings and the Borrower will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles (or the comparable foreign equivalent thereof) and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities. Holdings and the Borrower will, and will cause each of their Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect, during regular business hours and under guidance of officers of Holdings, such Borrower or such Subsidiary, any of the properties of Holdings or any of its Subsidiaries, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals, upon such reasonable notice and to such reasonable extent as the Administrative Agent or such Bank may request.

            7.03 Maintenance of Property; Insurance. (a) Holdings and the Borrower will, and will cause each of their Subsidiaries to, (i) keep all material property necessary and useful in its business in good working order and condition, (ii) maintain insurance on its property with reputable and solvent insurance companies in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.


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

            (b) Holdings and the Borrower will, and will cause each of their Subsidiaries to, at all times keep their respective property in which a Lien has been granted to the Collateral Agent insured in favor of the Collateral Agent, and all policies (including the Mortgage Policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings, the Borrower or any such Subsidiary) (i) shall be endorsed to the Collateral Agent's reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days' prior written notice thereof (or 10 days' prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Collateral Agent and (iii) shall be deposited with the Collateral Agent.

            (c) If Holdings or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 7.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon notice to the Borrower, to procure such insurance, and Holdings and each of the Borrower agree to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

            7.04 Franchises. Holdings and the Borrower will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, trademarks, copyrights and patents; provided, however, that nothing in this Section 7.04 shall prevent (i) transactions permitted by Section 8.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            7.05 Compliance with Statutes, etc. Holdings and the Borrower will, and will cause each of their Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            7.06 Compliance with Environmental Laws. (a) (i) Holdings and the Borrower will comply, and will use their best efforts to cause each of their Subsidiaries to comply, with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither Holdings, the Borrower nor any of their Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, could not reasonably be expected to result in liability under Environmental Laws that could have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole. If required to do so under any applicable legally binding directive or order of any governmental agency, Holdings and the Borrower agrees to undertake, and cause each of their Subsidiaries to undertake, to the extent required under applicable Environmental Laws, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned or operated by Holdings or any of its Subsidiaries in accordance with the requirements of all applicable Environmental Laws and in accordance with such legally binding orders and directives of all governmental authorities, except to the extent that (x) Holdings, such Borrower or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by generally accepted accounting principles or (y) the failure to take any such action could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

            (b) At the written request of the Administrative Agent or the Required Banks, at any time and from time to time as is reasonable after (i) the Obligations have become due and payable pursuant to Section 9 or (ii) the Banks receive notice under Section 7.01(i) for any event for which notice is required to be delivered for any Real Property, the Borrower will provide, at its sole cost and expense, an environmental site assessment report of reasonable scope and expense concerning any relevant Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, and the Borrower, to the extent the Borrower has the authority to do so, shall grant and hereby grants, to the Administrative Agent and the Banks and their Administrative Agents, access to such Real Property and specifically grants the Administrative Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower's expense.

            7.07 ERISA. The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000. Each notice delivered under this Section
7.07 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            7.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its fiscal years to end on December 31 and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

            7.09 Performance of Obligations. Holdings and the Borrower will, and will cause each of their Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; provided, that the failure to pay any Indebtedness shall not constitute a breach of this Section
7.09 unless it shall give rise to an Event of Default under Section 9.04.

            7.10 Payment of Taxes. Holdings and the Borrower will pay and discharge, and will cause each of their Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon Holdings, the Borrower or their Subsidiaries or upon the income or profits of Holdings, the Borrower or their Subsidiaries, or upon any properties belonging to it, prior to the date on which penalties would otherwise attach thereto, and all lawful claims which, if unpaid, might become a lien or charge not otherwise permitted under Section 8.01(i) upon any properties of Holdings, the Borrower or any such Subsidiary; provided that none of Holdings, the Borrower, and any such Subsidiary shall be required to pay any such material tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if Holdings, any such Borrower or any such Subsidiary has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

            7.11 Additional Mortgages; Further Assurances. (a) In the event that the Borrower or any of its Subsidiaries acquires any Real Property after the Initial Borrowing Date, the Borrower or such Subsidiary shall promptly notify the Administrative Agent and, at the request of the Administrative Agent or the Required Banks from time to time, Holdings and the Borrower will, and will cause each of their Subsidiaries to, grant to the Collateral Agent security interests and mortgages (an "Additional Mortgage") in such additional material Real Property of Holdings, the Borrower or any of such Subsidiaries (each such Real Property, an "Additional Mortgaged Property"). All such Additional Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens superior to and prior to the rights of all third Persons and subject to no other Liens, in either case except Permitted Liens. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding anything to the contrary contained above in this Section 7.11(a), in connection with any (x) Leasehold that has been designated as an Additional Mortgaged Property, none of Holdings, the Borrower, or any such Subsidiaries shall be required to grant an Additional Mortgage therein to the extent that such a grant is prohibited by the applicable lease

(and the lessor thereunder or its mortgagees has not consented thereto) and (y) Real Property that has been designated as an Additional Mortgaged Property, none of Holdings, the Borrower, or any such Subsidiaries shall be required to grant an Additional Mortgage therein to the extent that (i) such a grant is prohibited by the terms of any document evidencing a prior Lien thereon to the extent permitted under Section 8.01(vii), (viii), (xiv) or (xv) (and the senior lienholder has not consented thereto) or (ii) the value of such Real Property, together with improvements thereon, is less than $1,000,000.

            (b) Holdings and the Borrower will, and will cause each of their Subsidiaries to, at the expense of Holdings, the Borrower and such Subsidiaries, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require to ensure the validity, enforceability, perfection or priority of the Collateral Agent's security interest in the Collateral or to enable the Collateral Agent to realize or exercise the rights and benefits intended to be created by the Security Documents. Furthermore, Holdings and each of the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, appraisals, surveys and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.11 has been complied with.

            (c) In the event the Administrative Agent or the Required Banks reasonably determine the following are required or advisable under applicable law or regulation, the Borrower shall obtain real estate appraisals with respect to each Mortgaged Property, which real estate appraisal shall follow the valuation procedures set forth in 12 CFR, Part 34 - Subpart C, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

            (d) Holdings and each of the Borrower agree that each action required above by this Section 7.11 shall be completed as soon as possible, but in no event later than 90 days after such action is requested in writing to be taken by the Administrative Agent or the Required Banks.

            7.12 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Banks deliver evidence mutually satisfactory to the Borrower and the Administrative Agent that, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to a Pledge Agreement, (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote and (ii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty, with such changes as are required to comply with local law (the "Foreign Subsidiary Guaranty"), in any such case, would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes in each case as a result of such Foreign Subsidiary pledging its assets (directly or indirectly) to secure the

Obligations of the Borrower and each Subsidiary Borrower under the Credit Documents and the obligations of the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock not theretofore pledged pursuant to a Pledge Agreement shall be pledged to the Collateral Agent pursuant to a Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Foreign Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower and each Subsidiary of the Borrower under the Credit Documents and the obligations of the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement to the extent that the entering into of the Foreign Subsidiary Guaranty, the pledge of the additional shares of capital stock and the amendment to such Security Documents is permitted by the laws of the respective foreign jurisdiction and would not, in the reasonable opinion of the Borrower and the Administrative Agent, result in any adverse tax consequences to the Borrower or their Subsidiaries, and with all documents delivered pursuant to this Section 7.12 to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

            7.13 Ownership of Subsidiaries. The Borrower will at all times ensure that each of its Subsidiaries remains as a Wholly-Owned Subsidiary of the Borrower except (i) to the extent that any such Subsidiary is merged, consolidated or liquidated in a transaction permitted by Section 8.02(v) or (vi) and (ii) for non-Wholly-Owned Subsidiaries acquired pursuant to a Permitted Acquisition.

            7.14 Permitted Acquisitions. Subject to the provisions of this
Section 7.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each other Credit Party (to the extent such other Credit Party is able to, and does, grant a Lien to the Collateral Agent for the benefit of the Secured Creditors on and security interest in assets acquired thereby in connection with such Permitted Acquisition) may from time to time after the Initial Borrowing Date effect Permitted Acquisitions, so long as (i) the Borrower shall have given the Administrative Agent and the Banks at least 15 Business Days' prior written notice of any Permitted Acquisition, (ii) no Default or Event of Default is in existence at the time of the consummation of such Permitted Acquisition or would result after giving effect thereto and all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iii) calculations are made by the Borrower of compliance with the covenants contained in Sections 8.08 through 8.10 (in each case, giving effect to the last sentence appearing therein) for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a "Calculation Period"), on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (it being understood and agreed that with respect to any Permitted Acquisition consummated prior to December 31, 1999, (x) the "Calculation Period" for purposes of this clause (iii) shall be the period from January 1, 1999 to the last day of the then most recently ended fiscal quarter, and for purposes of determining calculation on a Pro Forma Basis with the covenants contained in Sections 8.08 through 8.10, Consolidated EBITDA, Consolidated Cash Interest Expense and Consolidated Fixed Charges shall be the respective amounts calculated for such Calculation Period multiplied by 2 (in the case of Permitted Acquisitions consummated prior to September 30, 1999) or by 4/3 (in the case of Permitted Acquisitions consummated thereafter but prior to December 31, 1999) and (y) the applicable covenant levels shall be the levels set forth in Sections 8.08, 8.09 and 8.10 for the Test Period ending December 31, 1999), (iv) the Total Unutilized Revolving Loan Commitment shall be at least $35,000,000 after giving effect to the respective Permitted Acquisition, (v) with respect to any Permitted Acquisition the aggregate consideration in connection with which is $15,000,000 or more, projections prepared by the Borrower in good faith for the period from the date of the consummation of such Permitted Acquisition to the date which is one year thereafter shall reflect that the Borrower shall be in compliance with the covenants set forth in Sections 8.08 through 8.10, inclusive for such period and (vi) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (v) and containing the calculations required by preceding clauses (iii) and (v).

            7.15 Interest Rate Protection. The Borrower shall no later than 90 days following the Initial Borrowing Date enter into, and thereafter maintain, Interest Rate Protection Agreements, satisfactory to the Administrative Agent, with a term of at least two years, establishing a fixed or maximum interest rate acceptable to the Administrative Agent in respect of at least $75,000,000 of the outstanding Term Loans.

            7.16 Landlord Waivers. In connection with leases as to which landlord consents have otherwise been obtained in connection with the Acquisitions, Holdings and the Borrower shall use commercially reasonable efforts to obtain, as promptly as possible but in no event later than within 45 days following the Initial Borrowing Date, agreements from landlords of material Real Property leased by Holdings or any of its Subsidiaries acknowledging, among other things, the Collateral Agent's security interest in the property maintained on the leased premises and the Collateral Agent's authority to obtain access to such property.

            7.17 Post-Closing Actions. Notwithstanding anything to the contrary contained in the Credit Agreement or any other Credit Document:

            (a) Holdings shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to obtain agreements from landlords of Real Property leased by Holdings or any of its Subsidiaries and designated on Schedule V as a Mortgaged Property to the extent not obtained on or prior to the Initial Borrowing Date, acknowledging, among other things, the Collateral Agent's security interests in property maintained on the leased premises and the Collateral Agent's authority to obtain access to such property.

            (b) Holdings shall cause Stewart/Walter Plastics, Ltd. to deliver and pledge in accordance with the Pledge Agreement, no later than 10 Business Days after the Initial Borrowing Date, a stock certificate or certificates representing 65% of the outstanding capital stock of Master Plastics, Inc., an Alberta, Canada corporation.

            (c) With respect to the Liens created pursuant to certain equipment lease financings of PCI on assets other than the equipment being financed and designated on Schedule X as "liens to be amended, removed or subordinated post-closing" (the "Non-Equipment Liens"), Holdings shall, and shall cause each of its relevant Subsidiaries to, use reasonable best efforts to obtain a release of the Non-Equipment Liens, or an amendment thereto, or subordination thereof, in form and substance reasonably satisfactory to the Collateral Agent which limits the Liens created pursuant to such designated lease financings to only the equipment being financed and other assets directly related thereto or, as the case may be, subordinates such Non-Equipment Liens to the Liens granted by PCI in favor of the Collateral Agent under the Security Agreement.

            (d) Holdings shall, and shall cause each of its relevant Subsidiaries to, no later than 30 days after the Initial Borrowing Date, deliver executed UCC-3 termination statements relating to the items designated by "***" on Schedule X.

            SECTION VIII. Negative Covenants. Each of Holdings and the Borrower hereby covenants and agrees for itself and each of its Subsidiaries that on and after the Initial Borrowing Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations, are paid in full:

            8.01 Liens. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income, provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

            (i) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by generally accepted accounting principles;

            (ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x)which do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y)which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

            (iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule X, but no renewals or extensions of such Liens shall be permitted except to the extent specifically permitted to be so renewed or extended as set forth on such Schedule X, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

            (iv) Permitted Encumbrances;

            (v) Liens created pursuant to the Security Documents;

            (vi) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

            (vii) Liens upon assets subject to Capitalized Lease Obligations to the extent permitted by Section 8.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any of its Subsidiaries;

            (viii) Liens placed upon assets at the time of acquisition thereof by the Borrower or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that, in either case, (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (viii) shall not at any time exceed the amount permitted under
      Section 8.04(iv) and (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of Holdings or any of its Subsidiaries;

            (ix) any Lien existing on any property or asset prior to the acquisition thereof by Holdings, the Borrower or any of their Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of Holdings or the Borrower after the date hereof prior to the time such Person becomes a Subsidiary of Holdings or the Borrower; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Holdings or the Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any of their Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Holdings or the Borrower, as the case may be;

            (x) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

            (xi) Liens arising from precautionary UCC financing statement filings or similar filings regarding operating leases;

            (xii) statutory and common law landlords' liens under leases to which Holdings or any of its Subsidiaries is a party;

            (xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

            (xiv) Liens in favor of customers and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (xv) normal and customary rights of set-off upon deposits of cash in favor of banks and other depositary institutions;

            (xvi) the Borrower may sell or assign overdue accounts receivable in connection with the collection thereof in the ordinary course of business; and

            (xvii) Liens not otherwise permitted pursuant to this Section 8.01 which secure obligations permitted under this Agreement not exceeding $2,500,000 in the aggregate at any one time outstanding.

            8.02 Consolidation, Merger, Sale of Assets, etc. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, except that:

            (i) the Borrower and its Subsidiaries may make sales of inventory, including sales to the Borrower and other Subsidiaries, in the ordinary course of business;

            (ii) the Borrower and its Subsidiaries may make sales of assets, provided that (x) each such sale results in consideration at least 75% of which (taking into account the amount of cash and the principal amount of any promissory notes received as consideration) shall be in the form of cash (provided that in lieu of cash the Borrower may receive, as consideration, assets which the Borrower would have been permitted to reinvest in under the terms of Section 402(g) if the Borrower had received cash consideration), (y) the aggregate sale proceeds from all assets subject to such sales shall not exceed $2,500,000 in any fiscal year of the Borrower;

            (iii) the Borrower and its Subsidiaries may make sales of assets, in the ordinary course of business, provided that (x) each such sale results in consideration at least 75% of which (taking into account the amount of cash and the principal amount of any promissory notes received as consideration) shall be in the form of cash (provided that in lieu of cash the Borrowers may receive, as consideration, assets which the Borrower would have been permitted to reinvest in under the terms of Section 402(g) if the Borrower had received cash consideration), (y) the aggregate sale proceeds from all assets subject to such sales shall not exceed $30,000,000 in any fiscal year of the Borrower and (z) the Net Cash Proceeds therefrom are either applied as provided in Section 4.02(g) or reinvested in assets to the extent permitted by Section 4.02(g);

            (iv) the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by Section 8.04(iv));

            (v) any Foreign Subsidiary of the Borrower may be merged with and into, or be dissolved or liquidated, or sell or otherwise transfer any of its assets to (x) the Borrower or (y) any Wholly-Owned Subsidiary of the Borrower;

            (vi) any Domestic Subsidiary of the Borrower may be merged with and into, or be dissolved or liquidated into, or transfer any of its assets to
      (x) the Borrower or (y) any Wholly-Owned Domestic Subsidiary of the Borrower;

            (vii) the Borrower and its Wholly-Owned Domestic Subsidiaries may sell or otherwise transfer assets (other than any Mortgaged Properties) between or among one another in the ordinary course of business;

            (viii) the Borrower and its Subsidiaries may sell or discount accounts receivable in the ordinary course of business, but only in connection with the collection or compromise thereof;

            (ix) the Borrower and its Subsidiaries may, in the ordinary course of business, license patents, trademarks, copyrights and know-how to third Persons, so long as each such license does not prohibit the granting of a Lien by the Borrower or such Subsidiary in the intellectual property covered by such license;

            (x) the Borrower and its Subsidiaries may liquidate any Inactive Subsidiary;

            (xi) the Transaction shall be permitted;

            (xii) the sale of 100% of the capital stock of, or all or substantially all the assets of, PCI shall be permitted, provided that (w) such sale shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management


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

      of the Borrower), (x) such sale results in consideration at least 75% of which (taking into account the amount of cash and the principal amount of any promissory notes received as consideration) shall be in the form of cash and (y) the Net Cash Proceeds therefrom are applied to repay Term Loans as provided in Section 4.02(g) (it being understood and agreed that the reinvestment option contained in Section 4.02(g) shall not apply to any sale pursuant to this Section 8.02(xii), although part of such sale may be deemed by the Borrower to be a sale pursuant to clause (iii) above (up to the available portion of the amount of asset sales permitted under such clause (iii) in the fiscal year in which such sale occurs), and such part so deemed to have been made under such clause (iii) may be reinvested as provided in such clause (iii));

            (xiii) the sale of one or more facilities as a result of or in connection with the integration of the businesses of Reid, PCI and Franklin, provided that (w) any such sale shall occur prior to the second anniversary of the Initial Borrowing Date, (x) any such sale shall be for an amount at least equal to the fair market value thereof (determined in good faith by senior management of the Borrower), (y) such sale results in consideration at least 75% of which (taking into account the amount of cash and the principal amount of any promissory notes received as consideration) shall be in the form of cash and (z) the Net Cash Proceeds therefrom are either applied to repay Term Loans as provided in Section 4.02(g) or reinvested in assets to the extent permitted by Section 4.02(g); and

            (xiv) Holdings may merge or consolidate with and into any of its members (or any successors to or Affiliates of such members), so long as
      (x) such corporation has no material assets (other than its interest in Holdings) and no material liabilities prior to such merger or consolidation, (y) such corporation expressly assumes all liabilities and obligations of Holdings under each Credit Document to which Holdings is a party pursuant to an assumption agreement in form and substance satisfactory to the Administrative Agent, and (z) such corporation shall take such other actions and deliver such other documents to the Administrative Agent as the Administrative Agent shall reasonably request in order to protect and perfect the position of the Administrative Agent, the Collateral Agent and the Banks under the Credit Documents.

To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 8.02, such Collateral (unless transferred to a Credit Party or a Subsidiary thereof) shall in each case be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

            8.03 Dividends. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

            (i) any Subsidiary of the Borrower may pay Dividends to (x) the Borrower or (y) any Wholly-Owned Subsidiary of the Borrower;


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

            (ii) the Borrower may pay cash Dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes (including, without limitation, any payments to be made by Holdings pursuant to clause (v) of this Section 8.03), provided that any refunds received by Holdings shall promptly be returned by Holdings to the Borrower;

            (iii) the Borrower may pay cash Dividends to Holdings in an amount not to exceed $2,000,000 in any fiscal year so long as the proceeds thereof are promptly used by Holdings to pay expenses in the ordinary course of business;

            (iv) (a) Holdings may redeem or purchase shares of its capital stock or other equity interests (or options to purchase its capital stock or other equity interests) held by management of Holdings or any of its Subsidiaries, provided that (x) the only consideration paid by Holdings in respect of such redemptions and/or purchases shall be cash and Shareholder Subordinated Notes, (y) the sum of (A) the aggregate amount paid by Holdings in cash in respect of all such redemptions and/or purchases plus
      (B) the aggregate amount of all principal and interest payments made on Shareholder Subordinated Notes, shall not exceed $5,000,000 in any fiscal year of Holdings (plus the amount available to be used pursuant to this clause (iv)(a)(y) in prior fiscal years and not so used, but in no event more than $20,000,000 in the aggregate after the Effective Date), provided that such amount shall be increased by an amount equal to the net cash proceeds received by Holdings after the Effective Date from the sale or issuance of its equity interests (to the extent not used to effect a Permitted Acquisition) and (z) at the time of any cash payment permitted to be made pursuant to this Section 8.03(iv), including any cash payment under a Shareholder Subordinated Note, no Default or Event of Default shall then exist or result therefrom; and (b) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as Holdings promptly uses such proceeds for the purposes described in clause (iv)(a) of this Section 8.03;

            (v) so long as the Borrower is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal and state income tax purposes (and prior to any distribution of any Tax Amount, the Borrower delivers an officers' certificate to the Administrative Agent to such effect), the Borrower may make distributions to its members (and, in turn, Holdings may make distributions to its members) in an amount, with respect to any period after December 31, 1998, not to exceed the Tax Amount with respect to the Borrower for such period;

            (vi) Holdings may pay Dividends required by any contract or agreement listed on Schedule XIII, as any such contract or agreement is in effect on the Effective Date, and (b) the Borrower may pay Dividends to Holdings (x) at such times and in such amounts as required to enable Holdings to pay Dividends under clause (vi)(a) of this Section 8.03 and
      (y) to enable Holdings to make other payments required to be made by it pursuant to the contracts and other agreements listed on Schedule XIII, as such contracts and other agreements are in effect on the Effective Date; and

            (vii) Holdings may pay Dividends on any outstanding Qualified Preferred Equity solely through the issuance of additional shares or units of Qualified Preferred Equity, or through accretion, but not in cash.

            8.04 Indebtedness. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

            (ii) Existing Indebtedness to the extent the same is listed on
      Schedule IX, but no refinancings or renewals thereof except to the extent specifically permitted to be so refinanced or renewed as set forth on such
      Schedule IX, provided that any such refinancings and renewals shall not exceed the principal amount of, and shall not be for a shorter maturity than, such Existing Indebtedness outstanding at the time of the refinancing or renewal thereof;

            (iii) Permitted Earn-Out Debt issued in connection with a Permitted Acquisition;

            (iv) Indebtedness evidenced by Capitalized Lease Obligations and purchase money Indebtedness of Holdings and its Subsidiaries, including any Indebtedness assumed in connection with the acquisition of assets, provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations, and the principal amount of all such Indebtedness incurred or assumed in each case after the Initial Borrowing Date, permitted by this clause (iv) exceed $25,000,000 at any time outstanding;

            (v) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 8.05;

            (vi) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into to protect the Borrower against fluctuations in interest rates in respect of the Obligations so long as management of the Borrower has determined that the entering into of such Interest Rate Protection Agreements are bona fide hedging activities;

            (vii) Indebtedness of the Borrower and its Subsidiaries under Other Hedging Agreements providing protection against fluctuations in currency values in connection with the Borrower's or any of its Subsidiaries' operations so long as management of the Borrower or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

            (viii) Indebtedness of the Borrower and the Subsidiary Guarantors under the Senior Subordinated Notes in an aggregate principal amount not to exceed $185,000,000 (less any repayments or prepayments of principal thereof) as set forth in the Senior Subordinated Note Documents, provided that the Borrower may issue additional Senior Subordinated Notes in accordance with the terms of the Senior Subordinated Note Documents so long as (x) the net proceeds of such Senior Subordinated Notes are used to effect one or more Permitted Acquisitions (or to refinance Revolving Loans the proceeds of which were used to finance one or more Permitted Acquisitions) and/or applied to repay outstanding Term Loans as set forth in Section 4.02(f) and (y) the aggregate principal amount of such additional Senior Subordinated Notes shall not exceed $50,000,000;

            (ix) the Borrower may become liable as a guarantor with respect to obligations of any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

            (x) Indebtedness in respect of those accounts receivable permitted to be sold or discounted pursuant to Section 8.02(viii);

            (xi) Permitted Seller Notes not to exceed $10,000,000 in aggregate principal amount;

            (xii) Permitted Refinancing Subordinated Indebtedness so long as (x) no Default or Event of Default then exists or would result therefrom and
      (y) the proceeds thereof are used to promptly repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes and/or applied to repay outstanding Term Loans as set forth in Section 4.02(f);

            (xiii) Indebtedness representing deferred compensation to employees of the Borrower or its Subsidiaries, provided that the aggregate principal amount of Indebtedness permitted by this clause (xiii) shall not exceed $10,000,000 at any time outstanding;

            (xiv) Shareholder Subordinated Notes; and

            (xv) additional Indebtedness of the Borrower and its Subsidiaries not otherwise permitted under this Section 8.04 not to exceed $10,000,000 in aggregate principal amount at any one time outstanding.

            8.05 Advances, Investments, Loans, Purchase of Assets. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly, (w) lend money or credit or make advances to any Person,
(x) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets of any Person (including, without limitation, any stock, obligations or securities of, or any other interest in, any other Person, but excluding purchases or other acquisitions of inventory, materials and equipment (and, to the extent consistent with the Borrowers past practices, other tangible and intangible assets) in the ordinary course of business), (y) make any capital contribution to any other Person or (z) purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that the following shall be permitted:

            (i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

            (ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;

            (iii) Holdings and its Subsidiaries may (x) make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 and (y) make loans to members of management to fund their purchase of equity interests of Holdings so long as no cash is paid by Holdings or any of its Subsidiaries in connection therewith (or any cash so paid is promptly (and in any event within one Business Day) returned to Holdings or such Subsidiary;

            (iv) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 8.04(vi);

            (v) the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 8.04(vii);

            (vi) investments in existence on the Initial Borrowing Date and listed on Schedule XII shall be permitted, without giving effect to any additions thereto or replacements thereof;

            (vii) the Borrower may make intercompany loans to any Subsidiary Guarantor, any Subsidiary of the Borrower may make intercompany loans to the Borrower, and any Subsidiary Guarantor may make intercompany loans to any other Subsidiary Guarantor (collectively, "Intercompany Loans"), provided, that (x) each Intercompany Loan shall be evidenced by an Intercompany Note and (y) each Intercompany Note issued to the Borrower or any Subsidiary Guarantor shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

            (viii) the Borrower may make intercompany loans to, or investments in, any of its Foreign Subsidiaries (collectively, "Foreign Subsidiary Loans"), provided that such Foreign Subsidiary Loans shall not exceed $10,000,000 at any time outstanding;

            (ix) the Borrower and its Subsidiaries shall be permitted to make Capital Expenditures to the extent permitted under Section 8.07;

            (x) the Borrower and its Subsidiaries may enter into transactions permitted under Section 8.02;

            (xi) the Borrower and its Subsidiaries may enter into guarantees to the extent permitted by Section 8.04;

            (xii) the Borrower and any other Credit Party may make Permitted Acquisitions in accordance with the definition thereof and the other provisions of this Agreement;

            (xiii) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

            (xiv) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or at the time such Person merges or consolidates with the Borrower or any of its Subsidiaries, in either case, as the result of a Permitted Acquisition in compliance with the terms of this Agreement, provided that such investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such merger or consolidation;

            (xv) investments made after the Initial Borrowing Date in joint ventures in an aggregate amount not to exceed $10,000,000; and

            (xvi) the Borrower and its Subsidiaries may make additional advances, investments and loans after the Initial Borrowing Date to the extent not otherwise permitted under this Section 8.05 so long as the Unrecovered Amount of such advances, investments and loans does not exceed $5,000,000 in the aggregate.

            8.06 Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or any of its Subsidiaries, other than on terms and conditions substantially as favorable to Holdings, the Borrower or such Subsidiary as would reasonably be obtained by Holdings, the Borrower or such Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that:

            (i) Dividends may be paid to the extent provided in Section 8.03;

            (ii) transactions permitted under Section 8.02 shall be permitted;

            (iii) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Section 8.05;

            (iv) the Borrower may make payments under the Vestar Management Agreement and under other agreements listed on Schedule XI (in each case as in effect on the Initial Borrowing Date);

            (v) other transactions between or among Holdings and its Subsidiaries not involving any other Affiliate; and

            (vi) customary fees paid to members of the Management Committee of Holdings and its Subsidiaries for their services as directors not in excess of fees paid to directors who are not Affiliates.


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

            8.07 Maximum Capital Expenditures. (a) Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, make any Capital Expenditures, except that during any fiscal period set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed in any fiscal period set forth below the amount set forth opposite such fiscal period below:

      Fiscal Period                                         Amount
      -------------                                         ------

      Six Quarter Period ending December 31, 2000          $100,000,000
      Fiscal Year ending December 31, 2001                   60,000,000
      Fiscal Year ending December 31, 2002                   60,000,000
      Fiscal Year ending December 31, 2003                   65,000,000
      Fiscal Year ending December 31, 2004                   65,000,000
      Fiscal Year ending December 31, 2005                   65,000,000
      Fiscal Year ending December 31, 2006                   65,000,000
      Two Quarter Period ending June 30, 2007                35,000,000

To the extent that the amount of Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal period set forth in the table above is less than the amount applicable to the respective fiscal period set forth in the table above (without giving effect to any increase in such amount as provided below in this clause (a)), such unused amount (the "Rollover Amount") may be carried forward and utilized by the Borrower and its Subsidiaries to make additional Capital Expenditures in the immediately succeeding fiscal period, provided that no amount once carried forward to the next fiscal period may be carried forward to a fiscal period thereafter, and provided further, that Capital Expenditures made during any fiscal period shall be first deemed made in respect of the Rollover Amount and then deemed made in respect of the scheduled amount permitted for such fiscal period.

            (b) In addition to the Capital Expenditures permitted to be made pursuant to clause (a) of this Section 8.07, the Borrower and its Subsidiaries may make Capital Expenditures (i) with the proceeds of Asset Sales to the extent such proceeds are not required to be applied to repay Term Loans pursuant to
Section 4.02(g), (ii) to the extent that any Permitted Acquisition in accordance with Section 7.14 constitutes a Capital Expenditure, (iii)in an amount equal to the then Available Retained ECF Amount and (iv) with the proceeds of insurance.

            8.08 Leverage Ratio. Holdings and the Borrower will not permit the Leverage Ratio as of the last day of any Test Period ending on a date set forth below to be more than the ratio set forth opposite such date below:

            Date                                     Ratio
            ----                                     -----

            December 31, 1999                        5.50:1.00
            March 31, 2000                           5.50:1.00
            June 30, 2000                            5.25:1.00


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

            Date                                     Ratio
            ----                                     -----

            September 30, 2000                       5.25:1.00
            December 31, 2000                        5.00:1.00
            March 31, 2001                           5.00:1.00
            June 30, 2001                            4.75:1.00
            September 30, 2001                       4.75:1.00
            December 31, 2001                        4.50:1.00
            March 31, 2002                           4.50:1.00
            June 30, 2002                            4.25:1.00
            September 30, 2002                       4.25:1.00
            December 31, 2002                        4.00:1.00
            March 31, 2003                           4.00:1.00
            June 30, 2003                            3.75:1.00
            September 30, 2003                       3.75:1.00
            December 31, 2003                        3.50:1.00
            March 31, 2004                           3.50:1.00
            June 30, 2004                            3.50:1.00
            September 30, 2004                       3.50:1.00
            December 31, 2004                        3.50:1.00
            March 31, 2005                           3.50:1.00
            June 30, 2005                            3.50:1.00
            Thereafter                               3.25:1.00

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 8.08 shall be made on a Pro Forma Basis.

            8.09 Interest Coverage Ratio. Holdings and the Borrower will not permit the Interest Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth opposite such date below:

            Date                                     Ratio
            ----                                     -----

            December 31, 1999                        1.90:1.00
            March 31, 2000                           1.90:1.00
            June 30, 2000                            1.90:1.00
            September 30, 2000                       2.05:1.00
            December 31, 2000                        2.05:1.00
            March 31, 2001                           2.05:1.00
            June 30, 2001                            2.05:1.00
            September 30, 2001                       2.20:1.00
            December 31, 2001                        2.20:1.00
            March 31, 2002                           2.20:1.00
            June 30, 2002                            2.20:1.00
            September 30, 2002                       2.35:1.00
            December 31, 2002                        2.35:1.00


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

            Date                                     Ratio
            ----                                     -----

            March 31, 2003                           2.35:1.00
            June 30, 2003                            2.35:1.00
            September 30, 2003                       2.50:1.00
            December 31, 2003                        2.50:1.00
            March 31, 2004                           2.50:1.00
            June 30, 2004                            2.50:1.00
            September 30, 2004                       2.50:1.00
            December 31, 2004                        2.50:1.00
            March 31, 2005                           2.50:1.00
            June 30, 2005                            2.50:1.00
            Thereafter                               2.65:1.00

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 8.09 shall be made on a Pro Forma Basis.

            8.10 Fixed Charge Coverage Ratio. Holdings and the Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth opposite such date below:

            Date                                     Ratio
            ----                                     -----

            June 30, 2000                            1.00:1.00
            September 30, 2000                       1.00:1.00
            December 31, 2000                        1.00:1.00
            March 31, 2001                           1.00:1.00
            June 30, 2001                            1.00:1.00
            September 30, 2001                       1.00:1.00
            December 31, 2001                        1.00:1.00
            March 31, 2002                           1.00:1.00
            June 30, 2002                            1.00:1.00
            Thereafter                               1.10:1.00

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 8.10 shall be made on a Pro Forma Basis.

            8.11 Limitation on Payments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Agreements; etc. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to:

            (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any change of control, asset sale or similar event of (1) any of the Senior Subordinated Notes, or, after the incurrence thereof, any Permitted Seller


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

      Notes or Permitted Refinancing Subordinated Indebtedness, provided that the Borrower may (w) issue Series B Senior Subordinated Notes in exchange for a like principal amount of Series A Senior Subordinated Notes in accordance with the terms of the Senior Subordinated Note Indenture, (x) repurchase outstanding Senior Subordinated Notes with the then Available Retained ECF Amount, (y) repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes with the proceeds of Permitted Refinancing Subordinated Indebtedness and (z) repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes pursuant to the IPO clawback provisions thereof with the proceeds received from Holdings as a result of a Holdings IPO so long as (A) no Default or Event of Default then exists or would result therefrom and (B) the Senior Leverage Ratio at such time (determined on a Pro Forma Basis) is less than 3.00:1.00, or (2) after the issuance thereof, any of the Shareholder Subordinated Notes except as provided in Section 8.03(iv);

            (ii) amend or modify, or permit the amendment or modification of, any provision of any documentation entered into in connection with the Indebtedness referred to in clause (i) above (including, without limitation, (x) the Senior Subordinated Note Documents but excluding any immaterial change not requiring the consent of the holders of the Senior Subordinated Notes, or (y) after the incurrence thereof, the Permitted Seller Notes, Permitted Refinancing Subordinated Indebtedness or any Shareholder Subordinated Notes, as the case may be); or

            (iii) amend, modify or change its certificate of incorporation or limited liability company agreement or by-laws (if any), or any agreement entered into by it, with respect to its capital stock or other equity interests, or enter into any new agreement with respect to its capital stock or other equity interests, other than any amendments, modifications or changes pursuant to this clause (iii) or any such new agreements which are not adverse in any material respect to the interests of the Banks.

            8.12 Limitation on Certain Restrictions on Subsidiaries. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries, or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any of its Subsidiaries,
(iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (v) customary provisions restricting the transfer of assets subject to Liens permitted under Section 8.01(iii), (vii) and (viii), (vi) any restrictions contained in contracts for the sale of assets permitted in accordance with
Section 8.02 solely in respect of the assets to be sold pursuant to such contract, (vii) any restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (viii) any restrictions in the Senior Subordinated Note Documents or, after the issuance thereof, the Permitted Refinancing Subordinated Indebtedness and the Permitted Seller Notes.

            8.13 Limitation on Issuance of Equity. (a) Holdings will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) for issuances to the Borrower or any of its Subsidiaries in connection with the creation of new Wholly-Owned Subsidiaries permitted under Section 8.15 or (iv) to qualify directors to the extent required by applicable law.

            (b) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any class of preferred equity (provided that Holdings may issue
(x) Qualified Preferred Equity so long as the aggregate amount thereof shall not exceed $50,000,000, (y) Permitted Earn-Out Preferred Equity and (z) preferred equity in satisfaction of indemnity obligations pursuant to the terms of the Contribution and Merger Agreement) or (ii) any class of redeemable (except at the sole option of Holdings or such Subsidiary) common equity.

            8.14 Business. (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than any of the lines of business conducted by the Borrower and its Subsidiaries on the Effective Date and any business similar, ancillary or related thereto or which constitutes a reasonable extension or expansion thereof, including in connection with the Borrower's existing and future technology, trademarks and patents.

            (b) Notwithstanding anything to the contrary contained in this Agreement, Holdings will not engage in any business activities and will not have any significant assets or liabilities other than its ownership of the equity interests of the Borrower, liabilities imposed by law, its obligations with respect to this Agreement and the other Documents to which it is a party and Shareholder Subordinated Notes.

            8.15 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary; provided that, the Borrower and its Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, subject to the terms and conditions of Section 7.12 hereof, (i) the capital stock of such new Subsidiary to the extent owned by the Borrower (up to 65% of the capital stock of any such new Foreign Subsidiary) or any other Credit Party is promptly pledged pursuant to, and to the extent required by, the respective Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (ii) such new Subsidiary (to the extent it is a Domestic Subsidiary) promptly executes a counterpart of the Subsidiary Guaranty, a Pledge Agreement and a Security Agreement, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Initial Borrowing Date. In addition, at the reasonable request of the Administrative Agent, each new Wholly-Owned Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Initial Borrowing Date.

            8.16 Designated Senior Debt. The Borrower will not, and will not permit any of its Subsidiaries to (i) designate any Indebtedness (other than the Obligations) as "Designated Senior Debt" for purposes of, and as defined in, the Senior Subordinated Note Indenture or (ii) designate any documents with respect to any Indebtedness (other than this Agreement) as the "Credit Agreement" as defined in the Senior Subordinated Note Indenture for purposes of the receipt of notices by the Administrative Agent, and delivery of blockage notices pursuant to the subordination provisions of the Senior Subordinated Note Documents.

            SECTION IX. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

            9.01 Payments. (a) The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document or (b) any Guarantor shall default in the payment of any amount, in respect of any payment of the type described in clause (a)(ii) above pursuant to its Guaranty, and such default shall continue unremedied for three or more days; or

            9.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            9.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 7.01(g)(i), Section 7.11, Section 7.14 or Section 8 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than as provided in Section 9.01) and such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Banks; or

            9.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders) to cause

(determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any such Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled prepayment or required prepayment (other than pursuant to a "due-on-sale" clause in a mortgage or similar security agreement) (unless such required prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate outstanding principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; or

            9.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

            9.06 ERISA. An ERISA Event shall have occurred that, in the opinion of the required Banks, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that could have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; or

            9.07 Security Documents. Except (x) in each case to the extent resulting from the failure of the Collateral Agent to retain possession of the applicable Pledged Securities and (y) in respect of an immaterial portion of the Collateral, at any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 8.01), and subject to no other Liens, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security


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

Documents and, (i) with respect to Sections 3.2, 4.3 and 5.3 of the Security Agreement and any affirmative covenant in any Mortgage, the failure to comply with which would not affect the creation, perfection or priority of the mortgage lien thereunder, such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Banks and (ii) with respect to Section 12(a) of the Pledge Agreement and Sections 3.7 and 6.3 of the Security Agreement such default shall continue unremedied for a period of 15 days after written notice to the defaulting party by the Administrative Agent or the Required Banks; or

            9.08 Guaranties. (a) Any Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the relevant Guaranty, or (b) except as otherwise provided in Section 9.01(b), any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Guaranty; provided that, with respect to defaults under Section 12 of the Guaranty which relate to covenants in Section 7 of this Agreement for which a grace period is applicable under
Section 9.03(ii), such Guarantors shall have the benefit of the grace period set forth in Section 9.03(ii); or

            9.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate for Holdings and its Subsidiaries a liability of $5,000,000 or more (not paid or fully covered by a reputable and solvent insurance company) and such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

            9.10 Change of Control. A Change of Control shall have occurred; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Bank shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 9.05 with respect to the Borrower or the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account


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

of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and
(vi) apply any cash collateral held pursuant to this Agreement to pay
Obligations.

            SECTION X. Definitions and Accounting Terms.

            10.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "A Term Loan" shall have the meaning provided in Section 1.01(a).

            "A Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name or Schedule I directly below the column entitled "A Term Loan Commitment", as the same may be reduced or terminated pursuant to Section 3.03 and/or 9.

            "A Term Loan Maturity Date" shall mean June 30, 2005.

            "A Term Loan Scheduled Repayment" shall have the meaning provided in
Section 4.02(b).

            "A Term Loan Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b).

            "A Term Note" shall have the meaning provided in Section 1.05(a)(i).

            "A Tranche Percentage" shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of A Term Loans then outstanding and the denominator is the aggregate principal amount of Term Loans then outstanding.

            "Acquired Businesses" shall mean Reid, PCI and Franklin.

            "Acquisition Documents" shall mean the Contribution and Merger Agreement and all other material documentation related to the Acquisitions.

            "Acquisitions" shall mean the acquisition (i) by the Borrower of all or substantially all of the assets of Reid and (ii) by the Borrower of all or substantially all of the assets of Franklin, including PCI and its Subsidiaries, in each case pursuant to the Acquisition Documents.

            "Additional Mortgage" shall have the meaning provided in Section 7.11(a).

            "Additional Mortgaged Property" shall have the meaning provided in
Section 7.11(a).


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

            "Additional Revolving Loan Bank" shall have the meaning provided in
Section 1.14(c).

            "Additional Revolving Loan Commitment" shall mean, for each Bank, any commitment to make Revolving Loans provided by such Bank pursuant to Section 1.14, in such amount as agreed to by such Bank in the respective Revolving Loan Commitment Agreement; provided that on the Additional Revolving Loan Commitment Date upon which an Additional Revolving Loan Commitment of any Bank becomes effective, such Additional Revolving Loan Commitment of such Bank shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Bank for all purposes of this Agreement as contemplated by Section 1.14.

            "Additional Revolving Loan Commitment Agreement" shall mean a Revolving Loan Commitment Agreement substantially in the form of Exhibit C-2 (appropriately completed).

            "Additional Revolving Loan Commitment Date" shall mean each date upon which an Additional Revolving Loan Commitment under an Additional Revolving Loan Commitment Agreement becomes effective as provided in Section 1.14(c)(i).

            "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense and net non-cash losses which were included in arriving at Consolidated Net Income for such period) for such period less (i) the sum of the amount of all net non-cash gains (exclusive of items reflected in Adjusted Consolidated Working Capital) included in arriving at Consolidated Net Income for such period and (ii) gains or losses for such period from sales of assets other than sales in the ordinary course of business.

            "Adjusted Consolidated Working Capital" at any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

            "Administrative Agent" shall mean BTCo, in its capacity as Administrative Agent for the Banks hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

            "Affected Eurodollar Loans" shall have the meaning provided in
Section 4.02(k).

            "Affiliate" shall mean, with respect to any Person, any other Person
(i) directly or indirectly controlling (including, but not limited to, all directors, officers and partners of such Person) controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 10% of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the


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

management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agent" shall mean the Administrative Agent, the Documentation Agent and the Syndication Agent.

            "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed, refinanced or replaced from time to time.

            "Applicable Commitment Fee Percentage" shall mean, for purposes of calculating the applicable Commitment Fee on the daily Unutilized Commitment of any Bank, the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Determination Date:

================================================================================
Pricing Level             Leverage Ratio                          Commitment Fee
- --------------------------------------------------------------------------------
I                          >5.0:1.00                              0.50%
- --------------------------------------------------------------------------------
II                        >4.5:1.0 ( 5.0:1.0                      0.50%
- --------------------------------------------------------------------------------
III                       >3.5:1.0 ( 4.5:1.0                      0.40%
- --------------------------------------------------------------------------------
IV                        >3.0:1.0 ( 3.5:1.0                      0.35%
- --------------------------------------------------------------------------------
V                         >2.5:1.0  ( 3.0:1.0                     0.30%
- --------------------------------------------------------------------------------
VI                         ( 2.5:1.0                              0.25%
================================================================================

            The Applicable Commitment Fee Percentage shall be determined and adjusted quarterly on the date (each a "Determination Date") five Business Days after the date by which Holdings is required to provide the officer's certificate in accordance with the provisions of Section 7.01(e) for the most recently ended fiscal quarter of Holdings; provided, however, that (i) the Applicable Commitment Fee Percentage shall be 0.40% until the Determination Date for the fiscal quarter of Holdings ending on December 31, 1999, on and after which time such Applicable Commitment Fee Percentage shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding the applicable Determination Date, and (ii) if Holdings fails to provide the officer's certificate to the Administrative Agent as required by
Section 7.01(e) for the last day of the most recently ended fiscal quarter of Holdings preceding the Determination Date, the Applicable Commitment Fee Percentage from such Determination Date shall be based on Pricing Level I until such time as an appropriate officer's certificate is provided, whereupon such Applicable Commitment Fee Percentage shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding such Determination Date. Each Applicable Commitment Fee Percentage shall be effective from one Determination Date until the next Determination Date. Any adjustments in the Applicable Commitment Fee Percentage shall be applicable to the Revolving Loan Commitment of such Bank.

            "Applicable Margin" shall mean, for purposes of calculating the applicable interest rate for any day for any Revolving Loan, any A Term Loan or any B Term Loan, the


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

appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Determination Date:

================================================================================
                                                Applicable Margin
- --------------------------------------------------------------------------------
                                  For Revolving Loans and     For B Term Loans
                                        ATerm Loans
- --------------------------------------------------------------------------------
                                                                           Base
Pricing   Leverage Ratio          Eurodollar     Base Rate   Eurodollar    Rate
Level                             Loans          Loans       Loans         Loans
- --------------------------------------------------------------------------------
I          >5.0:1.00              2.25%          1.25%       2.75%         1.75%
- --------------------------------------------------------------------------------
II        >4.5:1.0 ( 5.0:1.0      2.00%          1.00%       2.50%         1.50%
- --------------------------------------------------------------------------------
III       >3.5:1.0 ( 4.5:1.0      1.75%          0.75%       2.25%         1.25%
- --------------------------------------------------------------------------------
IV        >3.0:1.0 ( 3.5:1.0      1.50%          0.50%       2.00%         1.00%
- --------------------------------------------------------------------------------
V         >2.5:1.0  ( 3.0:1.0     1.25%          0.25%       2.00%         1.00%
- --------------------------------------------------------------------------------
VI        ( 2.5:1.0               1.00%          0%          2.00%         1.00%
================================================================================

            The Applicable Margin shall be determined and adjusted quarterly on each Determination Date; provided, however, that (i) the Applicable Margins shall remain unchanged at Pricing Level III (as shown above) until the Determination Date for the fiscal quarter of Holdings ending on December 31, 1999, on and after which time the Applicable Margins shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding the applicable Determination Date, and (ii) if Holdings fails to provide the officer's certificate to the Administrative Agent as required by
Section 7.01(e) for the last day of the most recently ended fiscal quarter of Holdings preceding the Determination Date, the Applicable Margins from such Determination Date shall be based on Pricing Level I until such time as an appropriate officer's certificate is provided, whereupon the Applicable Margins shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding such Determination Date. Each Applicable Margin shall be effective from one Determination Date until the next Determination Date. Any adjustments in the Applicable Margins shall be applicable to all existing Loans and Letters of Credit as well as any new Loans and Letters of Credit made or issued. Notwithstanding anything to the contrary contained herein, with respect to each C Term Loan Sub-Facility, to the extent then outstanding, the Applicable Margins shall be that percentage set forth in or calculated in accordance with the relevant C Term Loan Commitment Agreement.

            "Approved Bank" shall have the meaning provided in the definition of "Cash Equivalents."

            "Asset Sale" shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Wholly-Owned


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

Subsidiaries of any asset (including, without limitation, any capital stock or other equity interests or securities of another Person), of the Borrower or any of its Subsidiaries other than any sale, transfer or disposition permitted by Sections 8.02(i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi).

            "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

            "Authorized Officer" of any Credit Party shall mean any of the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, any Vice-President, the Secretary or the General Counsel of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent and the relevant Issuing Bank by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

            "Available Retained ECF Amount" shall mean, from and after any complete fiscal year of the Borrower ending on or after December 31, 2000, (i) an amount which is initially equal to zero, plus (ii) an amount of Excess Cash Flow permitted to be retained by the Borrower in any Excess Cash Flow Period after giving effect to the calculation of Excess Cash Flow for the previous Excess Cash Flow Period and the payment of Loans required pursuant to Section 4.02(h) during such Excess Cash Flow Period, minus (iii) the amount of Excess Cash Flow for any Excess Cash Flow Period in which Excess Cash Flow was a negative number, minus (iv) any amount of the Excess Cash Flow retained by the Borrower as described by clause (ii) above and used to make Capital Expenditures as permitted by Section 8.07(b)(iii), minus (v) any amount designated as Available Retained ECF Amount and utilized to repurchase Senior Subordinated Notes in accordance with the proviso to Section 8.11(i). Notwithstanding anything to the contrary contained above, the Available Retained ECF Amount shall be zero until the occurrence of the first Excess Cash Payment Date.

            "B Banks" shall have the meaning provided in Section 4.02(n).

            "B Term Loan" shall have the meaning provided in Section 1.01(b).

            "B Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name on Schedule I directly below the column entitled "B Term Loan Commitment", as the same may be reduced or terminated pursuant to Section 3.03 and/or 9.

            "B Term Loan Maturity Date" shall mean June 30, 2007.

            "B Term Loan Scheduled Repayment" shall have the meaning provided in
Section 4.02(c).

            "B Term Loan Scheduled Repayment Date" shall have the meaning provided in Section 4.02(c).


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

            "B Term Note" shall have the meaning provided in Section
1.05(a)(ii).

            "B Tranche Percentage" shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of B Term Loans then outstanding and the denominator of which is the aggregate principal amount of Term Loans then outstanding.

            "Bank" shall mean each financial institution listed on Schedule II, as well as any Person which becomes a "Bank" hereunder pursuant to 13.04(b).

            "Bank Default" shall mean (i)the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.03(c) or (ii)a Bank having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01(a), (b), (c) or (d) or Section 2, in the case of either clause (i) or (ii) as a result of any takeover of such Bank by any regulatory authority or agency.

            "Bankruptcy Code" shall have the meaning provided in Section 9.05.

            "Base Rate" at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the overnight Federal Funds Rate and (ii) the Prime Lending Rate.

            "Base Rate Loan" shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

            "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

            "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments in respect of or outstanding Loans under the respective Tranche on a given date (or resulting from a conversion or conversions on such date) and, in the case of Eurodollar Loans, having the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

            "BTCo" shall mean Bankers Trust Company, in its individual capacity, and any successor thereto by merger.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market and which shall not be a legal holiday or a day on which banking institutions.


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

            "C Banks" shall have the meaning provided in Section 4.02(n).

            "C Term Loan" shall have the meaning provided in Section 1.01(c).

            "C Term Loan Bank" shall have the meaning provided in Section
1.14(b).

            "C Term Loan Borrowing Date" shall mean each date on which C Term Loans are incurred pursuant to Section 1.01(c), each of which dates shall be the date of the effectiveness of the respective C Term Loan Commitment Agreement pursuant to which such C Term Loans are to be made.

            "C Term Loan Commitment" shall mean, for each Bank, any commitment to make C Term Loans provided by such Bank pursuant to Section 1.14, in such amount as agreed to by such Bank in the respective C Term Loan Commitment Agreement and as set forth opposite such Bank's name in Schedule I hereto (as modified in accordance with Section 1.14) directly below the column entitled "C Term Loan Commitment" as the same may be terminated or reduced from time to time pursuant to Sections 3.03 and/or 9.

            "C Term Loan Commitment Agreement" shall mean and include each C Term Loan Commitment Agreement in the form of Exhibit C-1 attached hereto executed in accordance with Section 1.14 hereof.

            "C Term Loan Commitment Date" shall mean each date upon which a C Term Loan Commitment under a C Term Loan Commitment Agreement becomes effective as provided in Section 1.14(b)(i).

            "C Term Loan Maturity Date" shall mean, for each C Term Loan Sub-Facility, the date set forth in the C Term Loan Commitment Agreement pursuant to which such C Term Loan was made.

            "C Term Loan Scheduled Repayment" shall have the meaning provided in
Section 4.02(d).

            "C Term Loan Sub-Facility" shall mean a sub-facility under the facility evidenced by the Total C Term Loan Commitment relating to the C Term Loan Commitments of one or more Banks extended pursuant to a given C Term Loan Commitment Agreement to make a C Term Loan or C Term Loans under such sub-facility.

            "C Term Note" shall have the meaning provided in Section
1.05(a)(iii).

            "C Tranche Percentage" shall mean, at any time, a fraction (expressed as a percentage) the number of which is the aggregate principal amount of C Term Loans then outstanding and the denominator is the aggregate principal amount of Term Loans then outstanding.

            "Calculation Period" shall have the meaning provided in Section
7.14.


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

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which would be required to be capitalized in accordance with generally accepted accounting principles, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles) and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

            "Capitalized Lease Obligations" shall mean, with respect to any Person, all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

            "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank and
(y) any bank which has, or whose parent company has, a short-term commercial paper rating from S&P of at least A-1 or the equivalent thereof or from Moody's of at least P-1 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition,
(iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

            "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. ss.9601 et seq.

            "Change in Law" shall have the meaning provided in Section 1.10.

            "Change of Control" shall mean (i) Holdings shall cease to own 100% of the outstanding equity interests of the Borrower, (ii) prior to a Holdings IPO, the Permitted Holders


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

shall cease to own a majority of the capital stock or other equity interests of Holdings on a fully diluted basis, (iii) following a Holdings IPO, any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), excluding Permitted Holders, is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the voting and economic equity interests of Holdings, (iv) the Management Committee of Holdings shall cease to consist of a majority of Continuing Members or (v) any "change of control" or similar event shall occur under the Senior Subordinated Note Documents or, after the issuance thereof, any documents evidencing or relating to the Permitted Seller Subordinated Indebtedness or Permitted Refinancing Subordinated Indebtedness.

            "Claims" shall have the meaning provided in the definition of "Environmental Claims."

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

            "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all Additional Mortgage Properties and all cash and Cash Equivalents delivered as collateral pursuant to Sections 4.02 or 9 hereof.

            "Collateral Agent" shall mean the Administrative Agent acting as Collateral Agent for the Secured Creditors pursuant to the Security Documents.

            "Commitment" shall mean any of the commitments of any Bank, i.e., whether the A Term Loan Commitment, B Term Loan Commitment, C Term Loan Commitment or Revolving Loan Commitment.

            "Commitment Fee" shall have the meaning provided in Section 3.01(a).

            "Consolidated Capital Expenditures" shall mean, for any period, the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries during such period.

            "Consolidated Cash Interest Expense" shall mean, for any period, Consolidated Interest Expense (net of cash interest income) for such period but only to the extent such Consolidated Interest Expense is payable in cash in respect of such period. Notwithstanding anything to the contrary contained above, to the extent Consolidated Cash Interest Expense is to be determined for any Test Period which ends prior to June 30, 2000, Consolidated Cash Interest Expense for all portions of such period occurring prior to July 1, 1999 shall be calculated in accordance with the definition of Test Period contained herein.

            "Consolidated Current Assets" shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries.

            "Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

            "Consolidated Debt" shall mean, at any time, an amount equal to (i) the average outstanding principal amount of Revolving Loans, calculated on the basis of the outstanding principal amount of such Revolving Loans on the last Business Day of each month during the period (the "Revolver Calculation Period") of 12 months then most recently ended (or, if shorter, the number of months beginning with July, 1999 and ending with the then most recently ended month), provided that if during such Revolver Calculation Period the Borrower consummated a Permitted Acquisition financed in whole or in part with Revolving Loans, then for purposes of this clause (i) there shall be added to each month occurring in such Revolver Calculation Period prior to the consummation of such Permitted Acquisition an amount equal to the principal amount of Revolving Loans incurred to finance such Permitted Acquisition, plus (ii) the aggregate principal amount of all other Indebtedness of Holdings and its Subsidiaries (including, without limitation, Loans hereunder other than Revolving Loans) at such time minus (iii) cash and Cash Equivalents held by Holdings and its Subsidiaries at such time.

            "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income of Holdings and its Subsidiaries for such period, before Consolidated Interest Expense for such period, the aggregate amount of letter of credit fees for such period and provision for taxes and without giving effect to any extraordinary gains or losses for such period or gains or losses from sales of assets other than in the ordinary course of business.

            "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the following amounts (without duplication), in each case to the extent deducted in arriving at Consolidated EBIT for such period:
(i) all amortization of intangibles and depreciation, (ii) all non-cash extraordinary and non-cash non-recurring losses or charges, (iii) all non-cash expenses incurred in the ordinary course of business, (iv) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of the Borrower or its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, (v) step-up in inventory valuation as a result of purchase accounting for Permitted Acquisitions, (vi) non-cash amortization of financing costs by the Borrower and its Subsidiaries for such period, (vii) any fees, expenses or charges related to any equity offering, permitted investment, acquisition or recapitalization or Indebtedness permitted by this Agreement (whether or not successful) and fees, expenses or charges related to the Transaction (including fees paid to Vestar and/or its Affiliates), (viii) the amount of any minority interest expense deducted in calculating Consolidated Net Income, and (ix) any amounts payable under the Rokus Agreement; it being expressly understood and agreed, however, that, notwithstanding anything to the contrary set forth in this definition or in the definitions of Consolidated Net Income or Consolidated EBIT, if any restructuring charges are taken or incurred by Holdings and its Subsidiaries after the Initial Borrowing Date (other than any such charges related to the Transaction or the integration of the businesses acquired pursuant to the Acquisitions), same shall reduce Consolidated EBITDA, provided that such reductions to Consolidated EBITDA shall be made at the times, and to the extent, that cash amounts are paid in respect thereof (whether such cash amounts reduce reserves previously established, reduce Consolidated Net Income or otherwise). Notwithstanding anything to the contrary contained above, to the extent Consolidated EBITDA is to be determined for any Test Period which ends prior to June 30, 2000, Consolidated EBITDA for all portions of such period occurring prior to July 1, 1999 shall be calculated in accordance with the definition of Test Period contained herein.

            "Consolidated Fixed Charges" shall mean, for any period, the sum of, without duplication, (i) Consolidated Cash Interest Expense for such period,
(ii) the amount of all cash Consolidated Capital Expenditures for such period (other than (x) Consolidated Capital Expenditures constituting Capitalized Lease Obligations, (y) Consolidated Capital Expenditures made during such period using the Rollover Amount from a previous period and (z) Excluded Capital Expenditures) and (iii) the scheduled principal amount of all amortization payments on all Indebtedness (excluding payments pursuant to a revolving credit facility or an over-draft facility as a result of the occurrence of the scheduled termination date thereunder) of Holdings and its Subsidiaries for such period (as determined on the first day of the respective period). Notwithstanding anything to the contrary contained above, to the extent Consolidated Fixed Charges is to be determined for any Test Period which ends prior to June 30, 2000, Consolidated Fixed Charges for all portions of such period occurring prior to July 1, 1999 shall be calculated in accordance with the definition of Test Period contained herein.

            "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period.

            "Consolidated Net Income" shall mean, for any period, net after tax income of Holdings and its Subsidiaries for such period; provided, however, that there shall be excluded from Consolidated Net Income (i) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its consolidated Subsidiaries or such Person's assets are acquired by Holdings or any of its consolidated Subsidiaries, except to the extent of the amount of cash dividends or distributions actually paid to Holdings or any of its consolidated Subsidiaries by such Person during such period and (ii) the income of any consolidated Subsidiary of Holdings to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its income is not at the time permitted by operation of the terms of its charter or any agreement or instrument (other than this Agreement or any other Credit Document), judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

            "Consolidated Senior Debt" shall mean Consolidated Debt less the amount of Consolidated Debt attributable to the Senior Subordinated Notes or any Permitted Refinancing Subordinated Indebtedness.

            "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv)otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

            "Continuing Members" shall mean the members of the Management Committee, directors of Holdings on the Initial Borrowing Date and each other member, if such member's nomination for election to the Management Committee of Holdings is recommended by a majority of the then Continuing Members.

            "Contribution and Merger Agreement" shall mean the Contribution and Merger Agreement, dated as of April 29, 1999, among Suiza, Franklin, the "Suiza Companies" identified therein, Vestar Packaging LLC, Reid, the "Reid Companies" identified therein, Reid Plastics Group LLC, Holdings and the Borrower.

            "Credit Documents" shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Security Document and each Guaranty.

            "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

            "Credit Party" shall mean Holdings, the Borrower and each Subsidiary Guarantor.

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

            "Dividends" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, members or other equity owners or authorized or made any other distribution, payment or delivery of property or cash to its stockholders, members or other equity owners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or other equity securities outstanding on or after the Initial Borrowing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity securities), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or other equity securities of such Person outstanding on or after the Initial Borrowing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity securities). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock or equity appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

            "Documentation Agent" shall have the meaning provided in the first paragraph of this Agreement.

            "Documents" shall mean and include the Acquisition Documents, the Senior Subordinated Note Documents, the Existing PCI Notes Tender Offer Documents and the Credit Documents.

            "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

            "Domestic Subsidiary" shall mean each Subsidiary of the Borrower that is incorporated or organized in the United States or any State or territory thereof.

            "Drawing" shall have the meaning provided in Section 2.04(b).

            "Effective Date" shall have the meaning provided in Section 13.10.

            "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

            "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings arising under any Environmental Law (hereafter "Claims") or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

            "Environmental Law" shall mean any applicable Federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, legally binding guideline or written policy and rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss.2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

            "Equity Financing" shall have the meaning provided in Section
5.07(b).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, taken together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA Event" shall mean (a) any "reportable event", as defined in section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under subsection.22,.23,.25,.27 or.28 of PBGC Regulation Section 4043); (b)the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c)the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d)the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan, from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of "withdrawal liability" (within the meaning of Section 4201 of ERISA) or a determination that a Multiemployer Plan is or is expected to be, insolvent or in reorganization, within the meaning of Title iv of ERISA.

            "Eurodollar Loan" shall mean each Dollar Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.


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

            "Eurodollar Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, (a) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the interbank Eurodollar market) at approximately 11:00 A.M., New York time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided that in the event that such rate is not available at such time for any reason, then this component of the "Eurodollar Rate" with respect to such Eurodollar Loan for such Interest Period shall be the offered quotation to first-class banks in the interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period; divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "Event of Default" shall have the meaning provided in Section 9.

            "Excess Cash Flow" shall mean, for any period, the difference between (a) the sum of (i) Adjusted Consolidated Net Income for such period and
(ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (b) the sum of (i) an amount equal to (1) the amount of Consolidated Capital Expenditures (but excluding Consolidated Capital Expenditures financed with equity or Indebtedness (other than the Revolving Loans)) made during such period pursuant to and in accordance with Section 8.07 (a)plus (or minus, if negative) (2) the Rollover Amount for such period to be carried forward to the next period less the Rollover Amount (if any) for the preceding period carried forward to the current period, (ii) without duplication of amounts deducted under preceding clause (b)(i), the amounts expended by Holdings and its Subsidiaries in respect of Permitted Acquisitions (but excluding Permitted Acquisitions financed with equity or Indebtedness other than the Revolving Loans), (iii) the aggregate amount of permanent principal payments of Indebtedness of Holdings and its Subsidiaries (but excluding repayments of (A) Indebtedness made with the proceeds of equity, with other Indebtedness (other than the Revolving Loans) or with the Available Retained ECF Amount and (B) Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02(b), (c) or (d) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period, (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period,
(v) an amount of cash spent during such period with respect to expenses accrued on Holdings' or the Borrower's balance sheet in


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

connection with the Transaction or a Permitted Acquisition including purchase accounting reserves, (vi) the aggregate amount of Dividends paid during such period under Section 8.03(iv) (other than any such Dividends paid with the proceeds of an equity issuance), Section 8.03(v) (but without duplication of any deduction under clause (vii) below) and Section 8.03(vi), (vii) taxes paid by Holdings and its Subsidiaries during such period to the extent not deducted in determining Adjusted Consolidated Net Income for such period, and including as a deduction under this clause (vii) any taxes payable by Holdings and its Subsidiaries in respect of such period even if such taxes are paid in a subsequent period, provided that if a deduction is made during any period for taxes payable in respect of, but not paid in, such period, then no deduction shall be made for such taxes (under this clause (vii) or under clause (vi) above) in the period in which such taxes are paid and (viii) reductions in purchase accounting reserves or reductions in other long term liabilities on the balance sheet of Holdings or the Borrower on the Initial Borrowing Date.

            "Excess Cash Payment Date" shall mean the earlier of (x) the date of delivery of the financial statements pursuant to Section 7.01(c) in respect of Holding's fiscal year then last ended and (y) the date occurring 90 days after the last day of each fiscal year of the Borrower (in either case beginning with its fiscal year ended December 31, 2000).

            "Excess Cash Payment Period" shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower (beginning with its fiscal year ended December 31, 2000).

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Excluded Capital Expenditures" shall mean Capital Expenditures made under Section 8.07(b).

            "Existing Indebtedness" shall have the meaning provided in Section 6.21.

            "Existing PCI Notes" shall mean the 10% senior secured notes due 2006 issued by PCI and in an aggregate initial principal amount of $125,000,000.

            "Existing PCI Notes Collateral Documents" shall mean the Stock Pledge Agreement, the Pledge and Security Agreement, the Mortgages and the Notice of Security Interest, each as defined in the Existing PCI Notes Indenture.

            "Existing PCI Notes Collateral Documents Amendment" shall mean the amendments to the Existing PCI Notes Collateral Documents in form and substance satisfactory to the Administrative Agent.

            "Existing PCI Notes Documents" shall mean the Existing PCI Notes Indenture and all other material documents relating to the Existing PCI Notes.


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

            "Existing PCI Notes Indenture" shall mean that certain indenture, dated as of December 17, 1996 among PCI, Continental Plastic Containers LLC, Continental Caribbean Containers, Inc. and United States Trust Company of New York, as trustee, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time pursuant to the terms thereof and hereof.

            "Existing PCI Notes Indenture Supplement" means the Supplemental Indenture to the Existing PCI Notes Indenture in form and substance satisfactory to the Administrative Agent.

            "Existing PCI Notes Tender Offer" shall have the meaning provided in
Section 5.07(d).

            "Existing PCI Notes Tender Offer Documents" shall mean the Existing PCI Notes Indenture Supplement, the Existing PCI Notes Collateral Documents Amendment and the Existing PCI Notes Tender Offer, as in effect on the Initial Borrowing Date, and as the same may be amended, modified or supplemented from time to time pursuant to the terms thereof and hereof.

            "Existing PCI Notes Tender Offer Repurchases" shall have the meaning provided in Section 5.07(d).

            "Facing Fee" shall have the meaning provided in Section 3.01(c).

            "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

            "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

            "Fixed Charge Coverage Ratio" shall mean, for any Test Period, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for such Test Period. All calculations of the Fixed Charge Coverage Ratio shall be made on a Pro Forma Basis, with determinations of the Fixed Charge Coverage Ratio to give effect to all adjustments contained in the definition of "Pro Forma Basis" contained herein.

            "Foreign Subsidiary" shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

            "Foreign Subsidiary Guaranty" shall have the meaning provided in
Section 7.12.

            "Franklin" shall mean Franklin Plastics, Inc., a Delaware corporation.


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

            "Guaranteed Creditors" shall mean and include the Administrative Agent, the Collateral Agent, the Issuing Bank, the Banks and each Person (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreements to the extent such party constitutes a Secured Creditor under the Security Documents.

            "Guarantor" shall mean each of Holdings and each Subsidiary
Guarantor.

            "Guaranty" shall mean and include the Holdings Guaranty, the Subsidiary Guaranty executed by the Domestic Subsidiaries of Holdings (other than the Borrower) and any guaranty entered into pursuant to Section 7.12.

            "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous materials," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law.

            "Holdings" shall have the meaning provided in the first paragraph of this Agreement (and shall include any successor thereto pursuant to a transaction permitted under Section 8.02(xiv)).

            "Holdings IPO" shall have the meaning provided in Section 4.02(e).

            "Inactive Subsidiary" shall mean any Subsidiary of the Borrower that does not have any assets in excess of $100,000 or has not had revenues in excess of $100,000 for the Test Period then most recently ended.

            "Indebtedness" shall mean, as to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee,
(v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all net obligations or exposure under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement or arrangement, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

            "Initial Borrowing Date" shall mean the date on which the initial Credit Event occurs.


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            "Intercompany Loans" shall have the meaning provided in Section
8.05(vii).

            "Intercompany Note" shall mean promissory notes, substantially in the form of Exhibit M evidencing Intercompany Loans.

            "Interest Coverage Ratio" shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period. All calculation of the Interest Coverage Ratio shall be made on a Pro Forma Basis, with determinations of the Interest Coverage Ratio to give effect to all adjustments contained in the definition of "Pro Forma Basis" contained herein.

            "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

            "Interest Period" shall have the meaning provided in Section 1.09.

            "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

            "Issuing Bank" shall mean BTCo (and any Lending Affiliate of BTCo performing obligations on its behalf and reasonably acceptable to the Borrower).

            "L/C Supportable Obligations" shall mean (i) obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries which would not be inconsistent with the policy of the Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement.

            "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

            "Lending Affiliate" shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors, officers and partners of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 50% of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

            "Letter of Credit" shall have the meaning provided in Section
2.01(a).

            "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).


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

            "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.

            "Letter of Credit Request" shall have the meaning provided in
Section 2.02(a)

            "Leverage Ratio" shall mean, at any time, the ratio of Consolidated Debt at such time to Consolidated EBITDA for the Test Period most recently ended. All calculations of the Leverage Ratio shall be made on a Pro Forma Basis, with determinations of the Leverage Ratio to give effect to all adjustments contained in the definition of "Pro Forma Basis" contained herein.

            "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

            "Loan" shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

            "Majority Banks" of any Tranche shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

            "Mandatory Borrowing" shall have the meaning provided in Section 1.01(e)(ii).

            "Margin Stock" shall have the meaning provided in Regulation U.

            "Maturity Date" with respect to a Tranche shall mean either the A Term Loan Maturity Date, the B Term Loan Maturity Date, the C Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

            "Maximum Swingline Amount" shall mean $15,000,000.

            "Minimum Borrowing Amount" shall mean (i) with respect to Term Loans $5,000,000, (ii) with respect to Revolving Loans maintained as Eurodollar Loans, $1,000,000 (and multiples of $500,000 in excess thereof), (iii) with respect to Revolving Loans maintained as Base Rate Loans, $500,000 (and multiples of $100,000 in excess thereof) and (iii) with respect to Swingline Loans, $100,000.

            "Moody's" shall mean Moody's Investors Service, Inc.

            "Mortgage" shall have the meaning provided in Section 5.18(a) and, after the execution and delivery thereof, shall include each Additional Mortgage.


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

            "Mortgage Policies" shall have the meaning provided in Section 5.18(b).

            "Mortgaged Property" shall have the meaning provided in Section 5.18(a) and, after the execution and delivery of any Additional Mortgage, shall include the respective Additional Mortgaged Property.

            "Multiemployer Plan" shall mean any multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (x) cash expenses of sale (including brokerage fees, if any, and payment of principal, premium and interest of Indebtedness (other than the Loans) required to be repaid as a result of such Asset Sale) and (y) incremental income taxes paid or payable as a result thereof.

            "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

            "Note" shall mean each Term Note, each Revolving Note and the Swingline Note.

            "Notice of Borrowing" shall have the meaning provided in Section
1.03.

            "Notice of Conversion" shall have the meaning provided in Section 1.06.

            "Notice Office" shall mean the office of the Administrative Agent located at 130 Liberty Street, New York, New York 10006, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

            "Obligations" shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

            "Other Creditor" shall have the meaning provided in the respective Security Documents.

            "Other Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations of currency values.

            "Participant" shall have the meaning provided in Section 2.03(a).

            "Participation" shall have the meaning provided in Section 2.03(a).

            "Payment Office" shall mean in respect of all Loans made to the Borrower, Letters of Credit, Fees and, all other amounts owing under this Agreement, the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York, 10006, or such


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

other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "PCI" shall mean Plastic Containers, Inc., a Delaware corporation.

            "Permitted Acquisition" shall mean the acquisition by the Borrower or any other Credit Party (to the extent such other Credit Party would be able to, and does, grant a Lien to the Collateral Agent for the benefit of the Secured Creditors on and security interest in assets acquired thereby in connection with such Permitted Acquisition) of (x) assets constituting all or substantially all of a business or division of any Person not already a Subsidiary of the Borrower or (y) all or substantially all of the capital stock or other ownership interests of any such Person which Person shall, as a result of such acquisition, become a Subsidiary of the Borrower or such Credit Party, provided that (A) the consideration paid by the Borrower and/or its Domestic Subsidiaries can be in the form of (i)cash proceeds received from a Borrowing of Revolving Loans and/or C Term Loans, (ii) the issuance to any such Person of Permitted Seller Notes, (iii) the issuance to such Person of Permitted Earn-Out Debt and/or Permitted Earn-Out Preferred Equity, (iv) the cash proceeds of additional Senior Subordinated Notes issued in accordance with Section 8.04(viii) and/or (v) the issuance to any such Person of common equity of Holdings or Qualified Preferred Equity issued by Holdings, and (B) the assets acquired, or the business of the Person whose stock is acquired, shall be in the same or related line of business in which the Borrower and its Subsidiaries are already engaged. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition shall be a Permitted Acquisition only if all requirements of Section 7.14 are met with respect thereto.

            "Permitted Acquisition Additional Cost Savings" shall mean, at any time of measurement, in connection with each Permitted Acquisition, those demonstrable cost savings (other than those included in the definition of Permitted Acquisition Cost Savings) reasonably anticipated by the Borrower to be achieved in connection with or as a result of such Permitted Acquisition during the three-month period following such time of measurement, provided that such cost savings either (i) would be permitted to be recognized in pro forma statements prepared in accordance with Regulations S-X of the Securities Act,
(ii) result from a variable in the cost of purchasing resin and are estimated in good faith by the Borrower and certified in writing by the Chief Financial Officer of the Borrower or (iii) result from head count reductions estimated in good faith by the Borrower to be achieved and certified in writing by the chief Financial Officer of the Borrower.

            "Permitted Acquisition Cost Savings" shall mean, at any time of measurement, in connection with each Permitted Acquisition, those demonstrable cost savings actually achieved in connection with or as a result of such Permitted Acquisition at any time after the consummation of such Permitted Acquisition and prior to such time of measurement, provided that such cost savings either (i) would be permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X of the Securities Act, (ii) result from a variable in the cost of purchasing resin and are certified in writing by the Chief Financial Officer of the

Borrower or (iii) result from head count reductions which are certified in writing by the Chief Financial Officer of the Borrower.

            "Permitted Earn-Out Debt" shall mean Indebtedness of Holdings incurred in connection with a Permitted Acquisition and in accordance with
Section 7.14, which Indebtedness is not secured by any assets of Holdings or any of its Subsidiaries (including, without limitation, the assets so acquired) and is not guaranteed by any Subsidiary of Holdings and is only payable by Holdings in the event certain future performance goals are achieved with respect to the assets acquired and is not payable in accordance with its terms to the extent there exists a Default or an Event of Default; provided that such Indebtedness shall only constitute Permitted Earn-Out Debt to the extent the terms of such Indebtedness expressly limit the maximum potential liability of Holdings with respect thereto.

            "Permitted Earn-Out Preferred Equity" shall mean preferred equity of Holdings issued in connection with a Permitted Acquisition and in accordance with Section 7.14, which preferred equity is not secured by any assets of Holdings or any of its Subsidiaries (including, without limitation, the assets so acquired) and is not guaranteed by any Subsidiary of Holdings and is only payable by Holdings in the event certain future performance goals are achieved with respect to the assets acquired and is not payable in accordance with its terms to the extent there exists a Default or an Event of Default; provided that such preferred equity shall only constitute Permitted Earn-Out Preferred Equity to the extent the terms of such preferred equity expressly limit the maximum potential liability of Holdings with respect thereto.

            "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

            "Permitted Holders" shall mean Persons holding the equity interests of Holdings on the Initial Borrowing Date and their respective Affiliates and partners and, in the case of any such Person who is an individual, the immediate family members of such Person and trusts for the benefit of such Person and/or his or her immediate family members.

            "Permitted Liens" shall have the meaning provided in Section 8.01.

            "Permitted Refinancing Subordinated Indebtedness" shall mean any unsecured Indebtedness incurred by the Borrower which is subordinated to all Obligations hereunder and any other obligations secured pursuant to the Security Documents in a manner which, in the reasonable judgment of the Administrative Agent, is customary for such Indebtedness, so long as (i) such Indebtedness shall require no amortization, sinking fund payment or any other scheduled maturity of the principal amount thereof on any date which is earlier than the date occurring one year after the then latest Maturity Date, (ii) the interest rate for such Indebtedness shall not be in excess of that of the Senior Subordinated Notes and (iii) the terms governing any such Indebtedness shall not contain any provision (including, without limitation, covenants, defaults and remedies) which, in the opinion of the Administrative Agent, is more restrictive than the provisions in the Senior Subordinated Note Documents and, in any event, shall be satisfactory to the Administrative Agent.

            "Permitted Seller Notes" shall mean notes issued by Holdings to sellers of stock (or other equity interests) or assets in a Permitted Acquisition and issued in accordance with Section 7.14, which notes shall be subordinated, unsecured and unguaranteed, and shall otherwise be in form and substance satisfactory to the Administrative Agent.

            "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

            "Pledge Agreement" shall have the meaning provided in Section 5.08.

            "Pledge Agreement Collateral" shall mean all "Collateral" as defined in each Pledge Agreement.

            "Pledged Securities" shall have the meaning provided in the Pledge Agreements.

            "Pledged Stock" shall have the meaning provided in the Pledge Agreements.

            "Pre-Syndication Interest Period" shall mean successive one week Interest Periods which shall apply to all outstanding Eurodollar Loans and the first of which shall commence not earlier than the third Business Day following the Initial Borrowing Date provided that no Pre-Syndication Interest Period shall begin after the Syndication Date.

            "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

            "Pro Forma Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) if the relevant period to be tested includes any period prior to June 30, 2000, the consummation of the Transaction as if the same had occurred on the first day of such period (giving pro forma effect to synergies and cost savings which have been, or may be, realized in connection with the Transaction, but only for the portion of such period after June 30, 1999, with the synergies and cost savings for the period on or prior to June 30, 1999 having been


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

independently accounted for in the last sentence of the definition of "Consolidated EBITDA"), (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) or Qualified Preferred Equity after the first day of the relevant Calculation Period as if such Indebtedness or Qualified Preferred Equity had been incurred or issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent paid with other permitted Indebtedness) or Qualified Preferred Equity after the first day of the relevant Calculation Period as if such Indebtedness or Qualified Preferred Equity had been retired or redeemed on the first day of the relevant Calculation Period and (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

            (i) all Indebtedness and Qualified Preferred Equity (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness, or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 7.14(v)) and (y) (other than Revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 7.14(v));

            (ii) all Indebtedness or Qualified Preferred Equity assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness or Qualified Preferred Equity or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Qualified Preferred Equity (although interest expense with respect to any Indebtedness or Qualified Preferred Equity for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 7.14(v), all Indebtedness or Qualified Preferred Equity (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

            (iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to all Transaction Cost Savings and Transaction Additional Cost Savings, as if such Transaction Cost Savings and Transaction Additional Cost Savings were realized on the first day of the relevant period; and


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

            (iv) in making any determination of Consolidated EBITDA, pro forma effect shall be given to all Permitted Acquisition Cost Savings and all Permitted Acquisition Additional Cost Savings, as if such Permitted Acquisition Cost Savings and Permitted Acquisition Additional Cost Savings were realized on the first day of the relevant period.

            "Qualified Preferred Equity" shall mean any preferred equity of Holdings the express terms of which shall provide that Dividends thereon shall not be required to be paid in cash at any time that such cash payment would be prohibited by the terms of this Agreement (and any refinancings, replacements or extensions hereof) and in either case which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including an event which would constitute a Change of Control), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an event which would constitute a Change of Control), in whole or in part, on or prior to the first anniversary of the then latest Maturity Date.

            "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December.

            "RC Bank" shall mean, at any time, each Bank with a Revolving Loan Commitment (or after the termination of the Total Revolving Loan Commitment, each Bank which had a Revolving Loan Commitment immediately prior to such termination).

            "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. ss.6901 et seq.

            "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements thereto and fixtures thereon, including Leaseholds.

            "Recovery Event" shall mean the receipt by Holdings, the Borrower or any of their respective Subsidiaries of any cash insurance proceeds or condemnation award payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any Mortgaged Property, and
(ii) under any policy of insurance required to be maintained under Section 7.03 as relating to any Mortgaged Property.

            "Refinancing" shall have the meaning provided in Section 5.07(c).

            "Register" shall have the meaning provided in Section 13.14.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.


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

            "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Reid" shall mean Reid Plastics Holdings, Inc., a Delaware corporation.

            "Reid Mexico" shall mean Reid Mexico, S.A. de C.V., a Mexican corporation.

            "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

            "Replaced Bank" shall have the meaning provided in Section 1.13.

            "Replacement Bank" shall have the meaning provided in Section 1.13.

            "Required Banks" shall mean Non-Defaulting Banks the sum of whose outstanding Term Loans and Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Revolving Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Banks and (ii) the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Revolving Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

            "Returns" shall have the meaning provided in Section 6.09.

            "Revolving Loan" shall have the meaning provided in Section 1.01(d).

            "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Revolving Loan Commitment," as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 9, (y) increased from time to time pursuant to Section 1.14 and (z)adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

            "Revolving Loan Maturity Date" shall mean June 30, 2005.

            "Revolving Note" shall have the meaning provided in Section 1.05(a).

            "Revolving Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the Revolving Percentage of any Bank is to be determined after the Total


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Revolving Loan Commitment has been terminated, then the Revolving Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

            "Rokus Agreement" shall mean the Assumption Agreement made, executed and delivered as of the July 1, 1999, among Reid, Holdings and the Borrower.

            "Rollover Amount" shall have the meaning provided in Section
8.07(a).

            "S&P" shall mean Standard & Poor's Ratings Services.

            "Scheduled Repayments" shall mean each A Term Loan Scheduled Repayment, each B Term Loan Scheduled Repayment and each C Term Loan Scheduled Repayment.

            "SEC" shall have the meaning provided in Section 7.01(h).

            "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b).

            "Secured Creditors" shall have the meaning assigned to that term in the respective Security Documents.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Security Agreement" shall have the meaning provided in Section
5.09.

            "Security Agreement Collateral" shall mean all "Collateral" as defined in each Security Agreement.

            "Security Documents" shall mean the Pledge Agreement, the Security Agreement and each Mortgage.

            "Senior Leverage Ratio" shall mean, at any time, the ratio of Consolidated Senior Debt at such time to Consolidated EBITDA for the Test Period most recently ended. All calculations of the Senior Leverage Ratio shall be made on Pro Forma Basis, with determinations of the Senior Leverage Ratio to give effect to all adjustments contained in the definition of "Pro Forma Basis contained herein.

            "Senior Subordinated Note Documents" shall mean and include each of the material documents, instruments (including, without limitation, the Senior Subordinated Notes) and other agreements entered into by the Borrower (including, without limitation, the Senior Subordinated Note Indenture) relating to the issuance by the Borrower of the Senior Subordinated Notes, as in effect on the Initial Borrowing Date.

            "Senior Subordinated Note Indenture" shall mean (i) the Indenture, dated as of July 1, 1999, entered into by and between the Borrower and The Bank of New York, as trustee


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thereunder, with respect to the Senior Subordinated Notes as in effect on the
Initial Borrowing Date and (ii) any additional indenture entered into to govern the terms of any Senior Subordinated Notes referred to in clause (ii) of the definition thereof, so long as such indenture is substantially the same as the indenture referred to in clause (i) above.

            "Senior Subordinated Notes" shall mean (i) the 10-1/8% Senior Subordinated Notes due 2009 issued by the Borrower under the Senior Subordinated
Note Indenture and (ii) any additional senior subordinated notes issued in accordance with Section 8.04(viii) having terms substantially the same as those referred to in clause (i) above.

            "Shareholder Subordinated Note" shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by the Borrower or any of its Subsidiaries) in the form of Exhibit N, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

            "Standby Letter of Credit" shall have the meaning provided in
Section 2.01(a).

            "Stated Amount" shall mean, for each Letter of Credit, the maximum amount available to be drawn thereunder, in each case determined without regard to whether any conditions to drawing could then be met.

            "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

            "Subsidiary Guarantor" shall mean each Domestic Subsidiary of the Borrower (after giving effect to the Transaction).

            "Subsidiary Guaranty" shall have the meaning provided in Section
5.10.

            "Suiza" shall mean Suiza Foods Corporation, a Delaware corporation.

            "Swingline Bank" shall mean BTCo.

            "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.

            "Swingline Loans" shall have the meaning provided in Section
1.01(e).

            "Swingline Note" shall have the meaning provided in Section 1.05(a)(v).


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            "Syndication Agent" shall have the meaning provided in the first paragraph of this Agreement.

            "Syndication Date" shall mean the earlier of (x) the 30th day following the Initial Borrowing Date and (y) that date upon which the Administrative Agent determines (and notifies the Borrower) that the primary syndication (and the resultant addition of Persons as Banks pursuant to Section 13.04) has been completed.

            "Tax Amount" shall mean:

            (1) for so long as Holdings is a pass-through entity for income tax purposes and the sole asset of Holdings is its membership interest in the Borrower (and prior to any distribution of any Tax Amount, the Borrower delivers an officers' certificate to the Administrative Agent to such effect), the tax amount that Holdings is required to distribute to its members pursuant to Section 6.4 of its Limited Liability Company Agreement as in effect on the Effective Date, or

            (2) if Holdings holds other assets in addition to its membership interest in the Borrower, the tax amount that Holdings is required to distribute to its members pursuant to Section 6.4 of its Limited Liability Company Agreement less any amounts for taxes related to assets other than the membership interests in the Borrower, or

            (3) if Holdings is no longer a pass-through entity for income tax purposes, zero.

            "Tax Benefit" shall have the meaning provided in Section 4.04(c).

            "Tax Distribution" shall mean a distribution in respect of taxes to the members of the Borrower (and to the extent applicable, the members of Holdings) pursuant to Section 8.03(v).

            "Taxes" shall have the meaning provided in Section 4.04(a).

            "Term Loan" shall mean each A Term Loan, each B Term Loan and each C Term Loan (if any).

            "Term Loan Commitments" shall mean the A Term Loan Commitments, the B Term Loan Commitments and the C Term Loan Commitments.

            "Term Note" shall mean each A Term Note, B Term Note and C Term
Note.

            "Test Period" shall mean, at any time, each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period. Notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by generally accepted accounting principles, in the case of any Test Period ending prior to June 30, 2000, such period shall be a one-year period ending on the last day of the fiscal quarter last ended, with any


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calculations of (x) Consolidated Cash Interest Expense required in determining compliance with Section 8.09 to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentence, (y) Consolidated EBITDA required in determining compliance with Sections 8.08, 8.09 and 8.10 to be made on a pro forma basis in accordance with, and to the extent provided in, the second succeeding sentence and (z) Consolidated Fixed Charges required in determining compliance with Section 8.10 to be made on a pro forma basis in accordance with, and to the extent provided in, the third succeeding sentence. To the extent the respective Test Period (i) includes the fiscal quarter ended March 31, 1999, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $12,400,000 and (ii) includes the fiscal quarter ended June 30, 1999, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $12,400,000; provided that any additional adjustments required by the definition of Pro Forma Basis for occurrences after June 30, 1999 shall also be made. To the extent the respective Test Period (i) includes the fiscal quarter ended March 31, 1999, Consolidated EBITDA for such fiscal quarter shall be deemed to be $30,300,000 and (ii) includes the fiscal quarter ended June 30, 1999, Consolidated EBITDA for such fiscal quarter shall be deemed to be $34,800,000; provided that any additional adjustments required by the definition of Pro Forma Basis for occurrences after the June 30, 1999 shall also be made. To the extent the respective Test Period (i) includes the fiscal quarter ended March 31, 1999, Consolidated Fixed Charges for such quarter shall be deemed to be $24,200,000 and (ii) includes the fiscal quarter ended June 30, 1999, Consolidated Fixed Charges for such quarter shall be deemed to be $24,200,000; provided that any additional adjustment required by the definition of Pro Forma Basis for occurrences after June 30, 1999 shall also be made.

            "Total A Term Loan Commitment" shall mean, at any time, the sum of the A Term Loan Commitments of each of the Banks.

            "Total B Term Loan Commitment" shall mean, at any time, the sum of the B Term Loan Commitments of each of the Banks.

            "Total C Term Loan Commitment" shall mean, at any time, the sum of the C Term Loan Commitments of each of the Banks.

            "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

            "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

            "Total Term Loan Commitment" shall mean, at any time, the sum of the A Term Loan Commitments, B Term Loan Commitments and the C Term Loan Commitments of each of the Banks.

            "Total Unutilized Revolving Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans plus the then aggregate amount of Letter of Credit Outstandings.


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            "Trade Letter of Credit" shall have the meaning provided in Section
2.01(a).

            "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being five separate Tranches, i.e., A Term Loans, B Term Loans, C Term Loans, Revolving Loans and Swingline Loans.

            "Transaction" shall mean (i) the consummation of the Acquisitions,
(ii) the consummation of the Equity Financing, (iii) the issuance of the Senior Subordinated Notes, (iv) the consummation of the Refinancing, (v) the consummation of the Existing PCI Notes Tender Offer and the making of the Existing PCI Notes Tender Offer Repurchases pursuant thereto and the amendments to the Existing PCI Notes Indenture and the Existing PCI Notes Collateral Documents as contemplated therein, and (vi) the incurrence of the Loans hereunder on the Initial Borrowing Date and (vii) the payment of fees and expenses in connection with the foregoing.

            "Transaction Additional Cost Savings" shall mean, at any time of measurement, those demonstrable cost savings (other than those included in the definition of Transaction Cost Savings) reasonably anticipated by the Borrower to be achieved in connection with or as a result of the Transaction during the six month period following such time of measurement (or, if shorter the period from the time of measurement to and including December 31, 2001), which cost savings shall be estimated on a good faith basis by the Borrower, provided that the Transaction Additional Cost Savings shall be zero at all times after December 31, 2001.

            "Transaction Cost Savings" shall mean, at any time of measurement, those demonstrable cost savings actually achieved in connection with or as a result of the Transaction at any time after the consummation of the Transaction and prior to such time of measurement.

            "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

            "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

            "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

            "United States" and "U.S." shall each mean the United States of America.

            "Unpaid Drawing" shall have the meaning provided for in Section 2.04(a).

            "Unrecovered Amount" shall mean, with respect to any investment, loan or advance at any time, the cost of such investment, loan or advance less
(i) any return of capital with respect thereto and (ii) the net cash proceeds of any sale of all or any part thereof; provided that the "Unrecovered Amount" of any investment, loan or advance shall not be less than zero.


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            "Unutilized Commitment" with respect to any Bank at any time shall mean such Bank's Revolving Loan Commitment at such time, if any, less the sum of
(x) the aggregate outstanding principal amount of all Revolving Loans made by such Bank and (y) such Bank's Revolving Percentage of the Letter of Credit Outstandings.

            "Vestar" shall mean Vestar Capital Partners III, L.P.

            "Vestar Management Agreement" shall mean the Management Agreement, made as of April 29, 1999, among Vestar Capital Partners, Holdings and the Borrower.

            "Waivable Mandatory Repayment" shall have the meaning provided in
Section 4.02(n).

            "Wholly-Owned Domestic Subsidiary" shall mean any Domestic Subsidiary of the Borrower that is a Wholly-Owned Subsidiary.

            "Wholly-Owned Foreign Subsidiary" shall mean any Foreign Subsidiary of the Borrower that is a Wholly-Owned Subsidiary.

            "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock or other equity interests (other than (a)director's qualifying shares and (b) any other shares of equity interests of a Foreign Subsidiary of the Borrower (not to exceed 5% of such Foreign Subsidiary's total equity interests (determined on a fully diluted basis) required by law to be issued to Persons other than the Borrower and its Wholly-Owned Subsidiaries) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than a portion of such equity interest of any Foreign Subsidiary (not to exceed 5% of such Foreign Subsidiary's total equity interest (determined on a fully diluted basis) required by law to be issued to Persons other than the Borrower and its Wholly-Owned Subsidiaries).

            "Year 2000 compliant" shall have the meaning provided in Section
6.27.

            "Year 2000 Plan" shall have the meaning provided in Section 6.27.

            SECTION XI. The Administrative Agent.

            11.01 Appointment. The Banks hereby designate BTCo as the Administrative Agent (for purposes of this Section 11, the term "Administrative Agent" shall include BTCo in its capacity as Administrative Agent and as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties


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hereunder and thereunder as are specifically delegated to or required of the
Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, Administrative Agents, employees or affiliates.

            11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, Administrative Agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

            11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

            11.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks; and the Administrative Agent shall not incur liability to any Bank or the holder of any Note by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative


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Agent acting or refraining from acting hereunder or under any other Credit
Document in accordance with the instructions of the Required Banks.

            11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

            11.06 Indemnification. (a) To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Administrative Agent, in proportion to their respective "percentages" as used in determining the Required Banks (determined as if there were no Defaulting Banks), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

            (b) The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

            11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

            11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be


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conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

            11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

            (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Administrative Agent hereunder and under the other Credit Documents who shall be a Bank, a commercial bank or a trust company in each case reasonably acceptable to the Borrower.

            (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

            (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any of the Credit Document until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

            11.10 Documentation Agent; Syndication Agent. Nothing in this Agreement shall impose on the Documentation Agent or the Syndication Agent, in each case in such capacity, any duties or obligations.

            SECTION XII. Guaranty.

            12.01 The Guaranty. In order to induce the Administrative Agent, the Issuing Bank and the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of Credit, Holdings hereby agrees with the Banks as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Guaranteed Creditors under this Agreement and the other Credit Documents and all Interest Rate Agreement or Other Hedging Agreements entered into by a Guaranteed Creditor or a Lending Affiliate of a Guaranteed Creditor. If any or all of the indebtedness of the Borrower to the Guaranteed Creditors becomes due and payable hereunder or under such other Credit Documents or Interest Rate Agreement or Other Hedging Agreements, Holdings unconditionally promises to pay such indebtedness to the Banks, on demand, together with any and all expenses which may be incurred by the Administrative Agent or the Banks in collecting any of the indebtedness. The word


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"indebtedness" is used in this Section 12 in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Agreement or any other Credit Documents or under any Interest Rate Agreement or Other Hedging Agreement with a Guaranteed Creditor or a Lending Affiliate of a Guaranteed Creditor, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

            12.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all indebtedness of the Borrower to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 9.05, and unconditionally and irrevocably promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

            12.03 Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a)any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the indebtedness which such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

            12.04 Guaranty Absolute. No invalidity, irregularity or unenforceability of all or any part of the indebtedness guaranteed hereby or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the indebtedness guaranteed herein.

            12.05 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.


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            12.06 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the indebtedness (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the indebtedness as so changed, extended, renewed or altered;

            (b) take and hold security for the payment of the indebtedness and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the indebtedness or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

            (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

            (e) settle or compromise any of the indebtedness, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

            (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of Holdings or the Borrower remain unpaid;

            (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

            (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Section 13.

            12.07 Reliance. It is not necessary for any Guaranteed Creditors to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or Administrative Agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

            12.08 Subordination. Any indebtedness of the Borrower now or hereafter held by Holdings is hereby subordinated to the indebtedness of the Borrower to the Administrative Agent and the Banks; and such indebtedness of the Borrower to Holdings, if the Administrative Agent


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(at the direction of the Required Banks), after an Event of Default has occurred, so requests, shall be collected, enforced and received by Holdings as trustee for the Guaranteed Creditors and be paid over to the Guaranteed Creditors on account of the indebtedness of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

            12.09 Waiver. (a) Holdings waives any right to require any Guaranteed Creditors to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than to the extent of payment in full of the indebtedness. The Guaranteed Creditors may, in accordance with the Credit Documents, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the indebtedness has been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

            (b) Except as otherwise specifically required hereunder, Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Holdings assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the indebtedness and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

            (c) Holdings hereby acknowledges and affirms that it understands that to the extent the obligations guaranteed hereunder are secured by real property located in the State of California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing Holdings' or any Guaranteed Creditor's right to proceed against any Credit Party.


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            (d) Holdings hereby waives, to the fullest extent permitted by applicable law, all rights and benefits under Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. Holdings hereby further waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to Holdings under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

            (e) Holdings waives its rights of subrogation and reimbursement and any other rights and defenses available to Holdings by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation,
(i) any defenses Holdings may have to this Agreement by reason of an election of remedies by the Guaranteed Creditors and (2) any rights or defenses Holdings may have by reason of protection afforded to any Borrower pursuant to the antideficiency or other laws of California limiting or discharging such Borrower's indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. In furtherance of such provisions, Holdings hereby waives all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election or remedies, such as a nonjudicial foreclosure destroys Holdings' rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

            (f) Holdings warrants and agrees that each of the waivers set forth above in this Section 12.09(c) is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

            12.10 Guaranty Continuing. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Guaranteed Creditors in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Creditors or any subsequent holder of a Note, or issuer of, or participant in, a Letter of Credit would otherwise have. No notice to or demand on Holdings in any case shall entitle Holdings to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Guaranteed Creditors or any holder, creator or purchaser to any other or further action in any circumstances without notice or demand.

            12.11 Binding Nature of Guaranties. This Guaranty shall be binding upon Holdings and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and assigns.

            12.12 Judgments Binding. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the indebtedness and such Guaranteed Creditor repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such


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payee or any of its property, or (b) any settlement or compromise of any such claim effected by such Guaranteed Creditor with any such claimant (including the Borrower) then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation hereof or the cancellation of any Note, or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the Guaranteed Creditors hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

            SECTION XIII. Miscellaneous.

            13.01 Payment of Expenses, etc. Each of Holdings and the Borrower, jointly and severally, agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the (A) Administrative Agent (for purposes of this Section 13.01, the term "Administrative Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) (including, without limitation, the reasonable fees and disbursements of White & Case LLP and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and (B) Administrative Agent (including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent) in connection with any amendment, waiver or consent relating hereto or thereto, and the determination of compliance or non-compliance by Holdings and its Subsidiaries with the provisions hereof or thereof, including, without limitation, with respect to Permitted Acquisitions, (C) Administrative Agent in connection with its syndication efforts with respect to this Agreement (including, without limitation, the reasonable fees and disbursements of White & Case LLP) and (D) Administrative Agent, the Issuing Bank and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the execution, delivery or enforcement of this Agreement or any other Credit Document or any document or instrument referred to therein or herein and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) defend, protect, indemnify and hold harmless the Administrative Agent, the Issuing Bank, each Bank and each of their respective Affiliates, and each of their respective officers, directors, employees, representatives, attorneys and Administrative Agents (collectively called the "Indemnitees") from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, the Collateral Agent, any Bank, the Borrower or any third person or otherwise) related to the


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entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents; (b) any non-compliance of any Environmental Law relating to any Real Property at any time owned or operated by Holdings or any of its Subsidiaries;
(c) the actual or alleged generation, presence or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or at any time operated by Holdings or any of its Subsidiaries or; (d) any Environmental Claim relating to Holdings or any of its Subsidiaries or any Real Property owned or at any time operated by Holdings or any of its Subsidiaries or; (e) the exercise of the rights of the Administrative Agent and of any Bank under any of the provisions of this Agreement or any other Credit Document or any Letter of Credit or any Loans hereunder; or (f)the consummation of any transaction contemplated herein (including, without limitation, the Transaction) or in any other Credit Document (the "Indemnified Matters") regardless of when such Indemnified Matter arises; but excluding any such Indemnified Matter to the extent based on the gross negligence or willful misconduct of any Indemnitee.

            13.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of each Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

            (b) Notwithstanding the foregoing subsection (a), at any time that the Loans or any other Obligation shall be secured by real property located in California, no Bank or the Administrative Agent shall exercise a right of setoff, lien or counterclaim or take any court or administrative action or institute any proceeding to enforce any provision of this Agreement or any Note unless it is taken with the consent of the Required Banks or, to the extent required by Section 13.12 of this Agreement, all of the Banks, or approved in writing by the Administrative Agent, if such setoff or action or proceeding would or might (pursuant to California Code of Civil Procedure Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the Liens granted to the Collateral Agent pursuant to the Security Documents or the enforceability of the Notes and other obligations hereunder, and any attempted exercise by any Bank or the Administrative Agent of any such right without obtaining such consent of the Required Banks or the Administrative Agent shall be null and void. This


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subsection (b) shall be solely for the benefit of each of the Banks and the
Administrative Agent hereunder.

            13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to Holdings or the Borrower, at its address specified opposite its signature below; if to any Bank, at its address specified on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to each Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, facsimiled, or cabled or sent by overnight courier, be effective three Business Days after deposited in the mails, certified, return receipt requested, when delivered to the telegraph company, cable company or one day following delivery to an overnight courier, as the case may be, or when sent by telex or facsimile device, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

            13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Banks; and provided further, that although any Bank may grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 13.04(b)) and the participant shall not constitute a "Bank" hereunder; and provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the Commitments in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (in each case except as expressly provided in the Credit Documents), or any Guarantor or Guaranty (in each case except as expressly provided in the relevant Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in


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the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

            (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans to (i) its parent company and/or any Lending Affiliate of such Bank or to one or more Banks or (ii) in the case of any Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Bank or by a Lending Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitments (and related outstanding Obligations hereunder) and/or outstanding principal amount of Term Loans to one or more Eligible Transferees (treating (x) any fund that invests in bank loans and (y) any other fund that invests in bank loans and is managed by the same investment advisor as such fund or by a Lending Affiliate of such investment advisor, as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement substantially in the form of Exhibit M, provided that (i) at such time Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Term Loans, as the case may be, of such new Bank and of the existing Banks, (ii) if requested by the assigning Bank or the assignee Bank, upon surrender of the old Notes (with the Old Notes of the assigning Bank to be marked "Cancelled") (or the furnishing of a standard indemnity letter from the respective assigning Bank in respect of any lost Notes reasonably acceptable to the Borrower), new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default exists, the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) of this
Section 13.04(b) (which consent, in each case, shall not be unreasonably withheld or delayed), (iv) the consent of each Issuing Bank shall be required in connection with any assignment of Revolving Loan Commitments pursuant to clause
(y) of this Section 13.04(b) (which consent shall not be unreasonably withheld or delayed) and (v) the Administrative Agent shall receive at the time of each assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.14. To the extent of any assignment pursuant to this
Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments and/or outstanding Term Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Revolving Loan Commitment and outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, due to circumstances existing at the time


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of such assignment, result in increased costs under Section 1.10, 1.11, 2.05 or
4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RC Bank and its participation in Letters of Credit and its obligation to make Mandatory Borrowings, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RC Bank from its obligations as a Participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory Borrowing (although the respective assignee may agree, as between itself and the respective assigning RC Bank, that it shall be responsible for such amounts).

            (c) Nothing in this Agreement shall prevent or prohibit any Bank or BTCo from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Bank which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No pledge pursuant to this clause (c) shall release the transferor Bank from any of its obligations hereunder.

            13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Holdings or the Borrower or any other Credit Party and the Administrative Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

            13.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of either Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

            (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or


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interest on, the Loans, Unpaid Drawings, Commitment Fees or other Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            13.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Borrower to the Banks; it being understood and agreed that notes may be absent in the interim financial statements). In addition, except as otherwise specifically provided herein, all computations determining compliance with Sections 4.02 and 8, including definitions used therein, shall utilize accounting principles and policies in effect from time to time; provided that if any such accounting principle or policy shall change after the Effective Date, the Borrower shall give prompt notice thereof to the Administrative Agent and each of the Banks and if within 90 days following such notice the Borrower, the Administrative Agent or the Required Banks shall elect by giving written notice of such election to the other parties hereto, such computations shall not give effect to such change unless and until this Agreement shall be amended pursuant to Section 13.12 to give effect to such change. Notwithstanding the foregoing, (i) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, and (ii) in the case of any determinations of Consolidated Cash Interest Expense, Consolidated EBITDA and Consolidated Fixed Charges for any portion of any Test Period which ends prior to June 30, 2000, all computations determining compliance with Sections 8.08,
8.09 or 8.10 and all determinations of the Leverage Ratio, the Senior Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in accordance with the definition of Test Period contained herein.

            (b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (365-366 days in the case of interest on Base Rate Loans maintained at the Prime Lending Rate) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

            13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this agreement or any other credit document may be brought in the Courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of


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this agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid Courts. Each Credit Party hereby further irrevocably waives any claim that such courts lack jurisdiction over such Credit Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Party. Each of Holdings and the Borrower irrevocably consent to the service of process out of any of the aforementioned Courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Holdings or the Borrower at its address set forth opposite its signatures below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent under this Agreement, any bank or the holder of any note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

            (b) Each of Holdings and the Borrower hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other credit document brought in the Courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such Court that any such action or proceeding brought in any such Court has been brought in an inconvenient forum.

            (c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other credit documents or the transactions contemplated hereby or thereby.

            13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

            13.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which Holdings, the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section 13.03 at such office that the same has been signed and mailed to it.

            13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            13.12 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit

Parties party thereto and the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each Bank with Obligations of the respective types being directly affected thereby: (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit or Unpaid Drawing beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof; (ii) release all or any substantial part of the Collateral (except as expressly provided in the relevant Credit Documents) or any Guarantor or Guaranty (in each case except as expressly provided in the relevant Credit Documents); (iii) amend, modify or waive any provision of Section 13.06 or this Section 13.12;
(iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks (it being understood that, with the consent of the Required Banks, extensions of credit pursuant to this Agreement in addition to those set forth in or contemplated by this Agreement on the Effective Date may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date); or (v) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall: (t) increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or of a mandatory prepayment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank) without the consent of such Bank; (u)without the consent of the Issuing Bank, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit; (v)without the consent of each Agent, amend, modify or waive any provision of Section 11 or any other provision relating to the rights or obligations of the Administrative Agent; (w) without the consent of the Collateral Agent, amend, modify or waive any provision of Section 11 or any other provision relating to the rights or obligations of the Collateral Agent; (x) without the consent of the Majority Banks of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Banks of each Tranche in the case of an amendment to the definition of Majority Banks), amend the definition of Majority Banks or alter the required application of any prepayments or repayments (or commitment reductions), as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Sections 4.02(b),
(c) and (d)) (although the Required Banks may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (y) without the consent of the Majority Banks of the respective Tranche, amend, modify or waive any Scheduled Repayment of such Tranche.

            (b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to
Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Company shall have the right, to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement

Banks pursuant to Section 1.13 so long as at the time of such replacement, each Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Company shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

            (c) Notwithstanding anything to the contrary contained above in this
Section 13.12, the Collateral Agent may (i) enter into amendments to the Subsidiary Guaranty and the Security Documents for the purpose of adding additional Subsidiaries of Holdings (or other Credit Parties) as parties thereto and (ii) enter into security documents to satisfy the requirements of Sections
7.11 and 7.14, in each case without the consent of the Required Banks.

            13.13 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.13, each Bank agrees that it will use its reasonable efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.13 to the same extent as such Bank) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Company to the Banks in writing as confidential or would customarily be treated as confidential in banking practice, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant (or its investment advisor) in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Bank, provided that such prospective transferee agrees to maintain the confidentiality contained in this Section.

            (b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Bank may share with any of its Lending Affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings, the Borrower and their Subsidiaries, provided such Persons shall be subject to the provisions of this Section 13.13 to the same extent as such Bank).

            13.14 Register. The Borrower hereby designates the Administrative Agent to serve as such Borrower's agent, solely for purposes of this Section 13.14, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect the respective Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of the assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of the assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower jointly and severally agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section
13.14 other than those resulting from the Administrative Agent's willful misconduct or gross negligence.

                                     *  *  *

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

ADDRESS:                                CONSOLIDATED CONTAINER HOLDINGS
                                        LLC
2515 McKinney Avenue
Suite 850
Lock Box 14                             By: /s/  Steven M. Silver
Dallas, Texas 75201                         ------------------------------------
Telephone No.: (214) 303-3400               Name: Steven M. Silver
Telecopy No.: (214) 303-3499                Title: Vice President

Attention: Timothy Brasher

with a copy to:

Vestar Packaging LLC
c/o Vestar Capital Partners III, L.P.
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Telephone No. (303) 292-6300
Telecopy No. (303) 292-6639
Attention: John R. Woodard

and to:

Reid Plastics Holdings Inc.
c/o Vestar Capital Partners III, L.P.
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Telephone No. (303) 292-6300
Telecopy No. (303) 292-6639
Attention: John R. Woodard

ADDRESS:                                CONSOLIDATED CONTAINER COMPANY
                                        LLC
2515 McKinney Avenue
Suite 850                               By: Consolidated Container Holdings LLC,
Lock Box 14                                 as its Sole Member and Manager
Dallas, Texas 75201
Telephone No.: (214) 303-3400
Telecopy No.: (214) 303-3499            By: /s/  Steven M. Silver
Attention: Timothy Brasher              ------------------------------------
                                            Name: Steven M. Silver
                                            Title: Vice President

with a copy to:

Vestar Capital Partners III, L.P.
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Telephone No. (303) 292-6300
Telecopy No. (303) 292-6639
Attn: John R. Woodard

and to:

Reid Plastics Holdings Inc.
c/o Vestar Capital Partners III, L.P.
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Telephone No. (303) 292-6300
Telecopy No. (303) 292-6639
Attn: John R. Woodard

                                        BANKERS TRUST COMPANY,
                                          Individually and as
                                          Administrative Agent


                                        By: /s/  Patricia Hogan
                                            ------------------------------------
                                            Name: Patricia Hogan
                                            Title: Principal

                                        MORGAN GUARANTY TRUST COMPANY
                                        OF NEW YORK
                                          Individually and as
                                          Documentation Agent


                                        By: /s/ Charles C. O'Brien
                                            ------------------------------------
                                            Name: Charles C. O'Brien
                                            Title: Managing Director

                                        DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION,
                                        Individually and as Syndication Agent


                                        By: /s/ James L. Paradise
                                            ------------------------------------
                                            Name: James L. Paradise
                                            Title: Senior Vice President

                                        BANCO POPULAR DE PUERTO RICO


                                        By: /s/ Maria Fuentes
                                            ------------------------------------
                                            Name: Maria Fuentes
                                            Title: Senior Vice President


                                        By: /s/ John Incandelo
                                            ------------------------------------
                                            Name: John Incandelo
                                            Title: Senior Vice President

                                        BANK AUSTRIA CREDITANSTALT
                                        CORPORATE FINANCE, INC.


                                        By: /s/ Gary Andresen
                                            ------------------------------------
                                            Name: Gary Andresen
                                            Title: Associate


                                        By: /s/ Robert M. Biringer
                                            ------------------------------------
                                            Name: Robert M. Biringer
                                            Title: Executive Vice President

                                        BANK OF MONTREAL


                                        By: /s/ Monica M. Bonar
                                            ------------------------------------
                                            Name: Monica M. Bonar
                                            Title: Director

                                        THE BANK OF NEW YORK


                                        By: /s/ Robert F. Santoriello, Jr.
                                            ------------------------------------
                                            Name: Robert F. Santoriello, Jr.
                                            Title: Assistant Vice President

                                        THE BANK OF NOVA SCOTIA


                                        By: /s/ F.C.H. Ashby
                                            ------------------------------------
                                            Name: F.C.H. Ashby
                                            Title: Senior Manager Loan
                                                   Operations

                                        BANKBOSTON, N.A.


                                        By: /s/ Esteban A. Arrondo
                                            ------------------------------------
                                            Name: Esteban A. Arrondo
                                            Title: Vice President

                                        DG BANK

                                        DEUTSCHE GENOSSENSCHAFTSBANK
                                          AG


                                        By: /s/ Norah McCann
                                            ------------------------------------
                                            Name: Norah McCann
                                            Title: Senior Vice President


                                        By: /s/ Lynne McCarthy
                                            ------------------------------------
                                            Name: Lynne McCarthy
                                            Title: Assistant Vice President

                                        ERSTE BANK DER OESTERREICHISCHEN
                                        SPARKASSEN


                                        By: /s/ Anca Trifan
                                            ------------------------------------
                                            Name: Anca Trifan
                                            Title: Vice President


                                        By: /s/ John S. Runnion
                                            ------------------------------------
                                            Name: John S. Runnion
                                            Title: First Vice President

                                        FLEET NATIONAL BANK


                                        By: /s/ Steve Kalin
                                            ------------------------------------
                                            Name: Steve Kalin
                                            Title: Vice President

                                        FIRSTRUST BANK


                                        By: /s/ Kent Nelson
                                            ------------------------------------
                                            Name: Kent Nelson
                                            Title: Vice President

                                        GENERAL ELECTRIC CAPITAL
                                          CORPORATION


                                        By: /s/ Janet K. Williams
                                            ------------------------------------
                                            Name: Janet K. Williams
                                            Title: Duly Authorized Signatory

                                        BAYERESCHE HYPO-UND
                                        VEREINSBANK AG, NEW YORK BRANCH


                                        By: /s/ Erich Ebner v. Eschenbach
                                            ------------------------------------
                                            Name: Erich Ebner v. Eschenbach
                                            Title: Managing Director


                                        By: /s/ Steven Simons
                                            ------------------------------------
                                            Name: Steven Simons
                                            Title: Associate Director

                                        THE INDUSTRIAL BANK OF JAPAN,
                                        LIMITED


                                        By: /s/ J. Kenneth Biegen
                                            ------------------------------------
                                            Name: J. Kenneth Biegen
                                            Title: Senior Vice President

                                        THE MITSUBISHI TRUST AND
                                        BANKING CORPORATION


                                        By: /s/ Beatrice E. Kossodo
                                            ------------------------------------
                                            Name: Beatrice E. Kossodo
                                            Title: Senior Vice President

                                        NATIONAL CITY BANK


                                        By: /s/ Joseph D. Robison
                                            ------------------------------------
                                            Name: Joseph D. Robison
                                            Title: Vice President

                                        WEBSTER BANK


                                        By: /s/ Stephen E. Lafex
                                            ------------------------------------
                                            Name: Stephen E. Lafex
                                            Title: Assistant Vice President

                                        OAK BROOK BANK


                                        By: /s/ Jeffrey W. Brown
                                            ------------------------------------
                                            Name: Jeffrey W. Brown
                                            Title: Vice President

                                        THE GOVERNOR AND COMPANY OF
                                        THE BANK OF IRELAND


                                        By: /s/ Martina Maher
                                            ------------------------------------
                                            Name: Martina Maher
                                            Title: Manager


                                        By: /s/ David Ryan
                                            ------------------------------------
                                            Name: David Ryan
                                            Title: Manager

                                        THE DAI-ICHI KANGYO BANK, LIMITED


                                        By: /s/ Christopher Fahey
                                            ------------------------------------
                                            Name: Christopher Fahey
                                            Title: Vice President

                                                                      SCHEDULE I


                                   COMMITMENTS

                                               A                  B                       C           Revolving
                                            Term Loan         Term Loan               Term Loan          Loan
        Bank                               Commitment         Commitment              Commitment      Commitment            Total
        ----                              -----------         ----------              ----------      ----------           ------
Bankers Trust                             16,875,000          38,000,000                   0          10,125,000          65,000,000
Company

Morgan Guaranty                            7,500,000          27,750,000                   0           4,500,000          39,750,000
Trust Company of
New York

Donaldson, Lufkin &                        7,500,000          27,750,000                   0           4,500,000          39,750,000
Jenrette Securities
Corporation

Bank of Montreal                           4,687,500           7,500,000                   0           2,812,500          15,000,000

Banco Popular de                           4,687,500           7,500,000                   0           2,812,500          15,000,000
Puerto Rico

Bank Austria                               6,250,000          15,000,000                   0           3,750,000          25,000,000
Creditanstalt

National City Bank                         6,875,000           4,000,000                   0           4,125,000          15,000,000

Mitsubishi Trust and                       7,812,500          12,500,000                   0           4,687,500          25,000,000
Banking

IBJ, Ltd.                                  7,812,500          12,500,000                   0           4,687,500          25,000,000

Webster                                    6,250,000                   0                   0           3,750,000          10,000,000

Hypoverinsbank                             5,468,750          16,250,000                   0           3,281,250          25,000,000

DG Bank                                    4,687,500           7,500,000                   0           2,812,500          15,000,000

Bank of Nova Scotia                        7,812,500          12,500,000                   0           4,687,500          25,000,000

Bank of New York                           4,687,500           7,500,000                   0           2,812,500          15,000,000

GECC                                       2,343,750          11,250,000                   0           1,406,250          15,000,000

First Trust                                6,250,000                   0                   0           3,750,000          10,000,000

Erste Bank                                 6,250,000           5,000,000                   0           3,750,000          15,000,000

DKB                                        4,687,500           7,500,000                   0           2,812,500          15,000,000

                                               A                  B                       C           Revolving
                                            Term Loan         Term Loan               Term Loan          Loan
        Bank                               Commitment         Commitment              Commitment      Commitment            Total
        ----                               ----------         ----------              ----------       ----------           -----

Fleet Bank, N.A                            9,375,000                   0                   0           5,625,000          15,000,000

Bank Boston                                8,125,000          15,000,000                   0           4,875,000          28,000,000

Bank of Ireland                            9,375,000                   0                   0           5,625,000          15,000,000

Oak Brook Bank                             4,687,500                   0                   0           2,812,500           7,500,000

Total                                   $150,000,000        $235,000,000        $          0        $ 90,000,000        $475,000,000

                                                                     SCHEDULE II

                                 BANK ADDRESSES

Banco Popular de Puerta Rico
209 Munoz Rivera Avenue
Hato Rey,  PR  00918
Attn:  Hector Vina                                       787-759-8119
Fax                                                      787-756-3909

Bank Austria Creditanstalt
Two Ravinia Drive
Suite 1680
Atlanta, GA  30346
Attn:  Gary Andresen                                     770-390-1850
Robert Biringer                                          770-390-1850
Fax                                                      770-390-1851

Bank of Ireland
La Touche House
International Fin'l Services Centre
Custom House Docks,
Dublin 1
Attn:  Martina Maher                                     353-1-670-1400
Fax                                                      353-1-829-0129


Bank of Montreal
430 Park Avenue
New York, NY  10022
Attn:  Richard McClarey                                  212-605-1444
Fax                                                      212-605-1455

Bank of New York
One Wall Street
18th Floor
New York, NY  10286
Attn:  Ron Reedy                                         212-635-6724
Fax                                                      212-635-6434

Bank of Nova Scotia
1100 Louisiana Street
Suite 3000
Houston, TX  77002
Attn:  Greg George                                       713-752 3430

Fax                                                      713-752-2425

BankBoston
100 Federal Street
Boston, MA  02110
Attn:  Esteban Orrando                                   617-434-8976
Fax                                                      617-434-1574

Bankers Trust Company
130 Libert
130 Liberty Street
New York, New York 10006
Attn:  Patsy Hogan                                       212-250-5175
Fax                                                      212-250-7218

DG Bank
609 Fifth Avenue
New York, NY  10017
Attn:  Sabine Wendt                                      212-745-1559
Fax                                                      212-745-1556

DKB
One World Trade Center
Suite 4911
New York, NY  10048
Attn:  Christopher Fahey                                 212-432-6648
Fax                                                      212-488-8955

Donaldson, Lufkin & Jenrette
277 Park Avenue
New York, NY  10172
Attn:  James L. Paradise                                 212-892-3000
Fax                                                      212-892-7272

Erste Bank
280 Park Ave.
New York, NY  10017
Attn:  Anca Trifan                                       212-984-5631
Fax                                                      212-984-5627

Fleet National Bank, NA
Large Corporate Group
One Federal Street, 7th Floor
Boston, MA  02110
Attn:  Steve Kalin                                       617-346-0877
Fax                                                      617-346-0145

First National Bank of Maryland
25 South Charles Street
Mail Code: 101-501
Baltimore, MD  21201
Attn:  Thomas P. McLoughlin                              410-244-4906
Fax                                                      410-244-4295

GE Capital Corp.
201 High Ridge Road
Stamford, CT  06927
Attn:  Account Manager - Consolidated                    203-708-1090
Consolidated Container    fax                            203-316-7978

Hypoverinsbank
150 East 42nd Street
39th Floor
New York, NY  10017
Attn:  Erich Eibner                                      212-672-5778
Fax                                                      212-672-5528

IBJ, Ltd.
1251 Avenue of The Americas
New York, NY  10020-1104
Attn:  Ken Takehisa                                      212-282-3321
Fax                                                      212-282-4490

Mitsubishi Trust and Banking
520 Madison Avenue
26th Floor
New York, NY  10022
Attn:  Beatrice Kossodo                                  212-891-8363
Fax                                                      212-644-6825

Morgan Guaranty Trust Co.
60 Wall Street
New York, NY  10260
Attn:  Tim Broadbent                                             212-648-0883
Fax                                                              212-648-5016

National City Bank
1900 East Ninth Street
Cleveland, OH  44114
Attn:  Joe Robison                                       216-575-9254
Fax                                                      216-575-9396

Oak Brook Bank
1400 16th Street
Oak Brook, IL  60523
Attn:  Henry Wessel                                      630-571-01050  x224
Fax                                                      630-571-0256

Webster Bank
CitiPlace II
185 Asylum Street
3rd Floor
Hartford, CT  06103-3494
Attn:  Steve Lefex
Fax                                                      860-692-1455

                                                                    SCHEDULE III

                       CONSOLIDATED CONTAINER COMPANY LLC

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
WORKERS'                                              Payment                 Part I - Workers' Compensation  o Nil
COMPENSATION                                          -------                 ------------------------------
6/30/99 - 3/1/00                                                                Statutory
                                                      o  111,202,684
                                                      o    8,311,982 Memo.    Part II - Employers' Liability
                                                        ------------          ------------------------------
   Premium (All States except        2,451,097        o   20,064,596          o  8,000,000 per __________
   Maine)                               86,002                                o  1,000,000 policy limit
   Est. Taxes and Assessments           41,629        Maine                      disease
   Maine                                              -----                   o  1,000,000 an employee
                                                      o      991,968             disease

                                                      o  121,006,564 Total
- ----------------------------------------------
       Est. Annual Premium           2,580,328
- -----------------------------------------------------------------------------------------------------------------------------------
EXCESS WORKERS'                                       Payroll
COMPENSATION                                          -------
MONOPOLISTIC FUND                          TBD        o   9,928,620 WA & CH   TBD                               TBD





- ----------------------------------------------
       Est. Annual Premium                   0
- -----------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM            COMMENTS                          CARRIER
- ------------------------------------------------------------------------------------------------------------
WORKERS'                                            o AIG is non licenses to write          AIG
COMPENSATION                                          workers compensation in Maine
6/30/99 - 3/1/00                                      Program contemplates separate
                                                      Maine placement

                                                    o Post-closing taxes and
   Premium (All States except        2,451,097        assessments are estimated
   Maine)                               86,002        amounts
   Est. Taxes and Assessments           41,629
   Maine



- ----------------------------------------------
       Est. Annual Premium           2,580,328
- ------------------------------------------------------------------------------------------------------------
EXCESS WORKERS'
COMPENSATION
MONOPOLISTIC FUND                          TBD      o Coverage placed directly by         WA State
                                                      Reid                                  Fund
                                                      In the same fund for WA               TBD
                                                    o ___ and WV placed directly
                                                      with state funds

- ----------------------------------------------
       Est. Annual Premium                   0
- ------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
GENERAL/PRODUCTS                                      Gross Domestic Sales
LIABILITY                                             --------------------
6/30/99 - 3/1/00                       111,696       o  716,000,000           o  3,000,000 Gen. Agg           o Nil
                                                                              o  2,000,000 Prod/Ops Agg
                                                                              o  3,000,000 Pa. Occ            o 1,000 BBL
                                                                              o  1,000,000 PI/Adv
                                                                              o  1,000,000 Fire Dam. Legal
                                                                              o     10,000 Med Pay
                                                                              o  1,000,000 EBL (Claims
                                                                                 Made)
                                                                              o  1,000,000 Stop Gap

- ----------------------------------------------
       Est. Annual Premium             111,696
- -----------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM             COMMENTS                          CARRIER
- -------------------------------------------------------------------------------------------------------------
GENERAL/PRODUCTS                                                                            AIG
LIABILITY
6/30/99 - 3/1/00                       111,696       o Includes Canada and Puerto
                                                       Rico
                                                     o 6/30/99 binding date







- ----------------------------------------------
       Est. Annual Premium             111,696
- -------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
AUTOMOBILE                                            Power Units                                             Liability
LIABILITY/PHYSICAL                                    -----------                                             ---------
DAMAGE                                 100,602        o          41 PP        o  1,000,000 CSL                o Nil
6/30/99 - 3/1/00                                      o          40 Traction  o  1,000,000 UM/UBM
                                                        -----------           o     10,000 Med Pay            Physical Damage
                                                      o          81 Total                                     ---------------
                                                                                                              o 500 Comp
                                                                                                              o 500 Coll
                                                      o         391 Trailers

- ----------------------------------------------
       Est. Annual Premium             100,602
- -----------------------------------------------------------------------------------------------------------------------------------
       TOTAL CASUALTY                2,792,626
- -----------------------------------------------------------------------------------------------------------------------------------
UMBRELLA LIABILITY                                    Gross Sales
6/30/99 - 3/1/00                                      -----------
                                        45,000        o 716,000,000           o 50,000,000 occ/agg            o 10,000 SIR









- ----------------------------------------------
       Est. Annual Premium              45,000
- -----------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM              COMMENTS                          CARRIER
- --------------------------------------------------------------------------------------------------------------
AUTOMOBILE                                                                                 AIG
LIABILITY/PHYSICAL
DAMAGE                                 100,602        o 6/30/99 binding date
6/30/99 - 3/1/00






- ----------------------------------------------
       Est. Annual Premium             100,602
- --------------------------------------------------------------------------------------------------------------
       TOTAL CASUALTY                2,792,626
- --------------------------------------------------------------------------------------------------------------
UMBRELLA LIABILITY
6/30/99 - 3/1/00
                                        45,000        o Coverage Excess of Primary            AIG
                                                        ______ (EL, GL, Auto Liab,
                                                        Foreign DIC & Foreign Vol.
                                                        EL)

                                                      o Optional Limits
                                                        ---------------
                                                        $25 mm = $18,750 AP
                                                      o $45,000 minimum for
                                                        combined entities
- ----------------------------------------------
       Est. Annual Premium              45,000
- --------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
PROPERTY                                              o 129,902,394 Bldg.       All Risk incl BI/EL           All Risk incl BI/BE
7/1/99 - 3/1/00                        387,813        o 226,159,534 Stock       -------------------           -------------------
                                                      o 175,761,152 BI/BE       o 1,000,000,000 per           o 5,000
                                                      o  72,565,888 M&E           occurrence                  Flood/EQ
                                                                                                              --------
                                                                                                              o 25,000
                                                                                                              Cal EQ
                                                                                                              ------
                                                                                                              o 5% TIV per location
                                                      ----------------          Major Sublimits               o 25,000 min.
                                                      o 604,388,968 TIV         ---------------               o 2,500,000 max.
                                                                              o 300,000,000 Flood Ann Agg     Windstorm - FL
                                                                              o 100,000,000 EQ Ann Agg        --------------
                                                                              o 10,000,000 CA EQ Ann/Agg      o 2% of TIV
                                                      o 133,856,060 CATIV     o 100,000,000 Cont. BI/BE       o 50,000 min
                                                                                Domestic
                                                                              o 50,000,000 Cont. BI/BE        Tran/EDP
                                                                                Foreign                       ----------
                                                                              o 250,000 Pollution/ Contam.    o 2,500
                                                                                Cleanup Ann Agg
                                                                                                              Service Interruption
                                                                                                              --------------------
                                                                                                              o 12 Hours
- ----------------------------------------------
       Est. Annual Premium             387,813
- -----------------------------------------------------------------------------------------------------------------------------------
BOILER & MACHINERY                                                              100,000,000 Domestic
7/1/99 - 3/1/00                                       o Included in Property     25,000,000 Foreign           o 10,000 Property
                                                                                Sublimits                       Damage
                                                                                ---------
                                      Included                                    1,000,000 EP
                                                                                  1,000,000 Haz Sub           o 24 Hrs Time Elem.
                                                                                  1,000,000 Water Damage      o 24 Hrs. Service
                                                                                  1,000,000 Ammonia             Int
- ----------------------------------------------
       Est. Annual Premium                   0
- -----------------------------------------------------------------------------------------------------------------------------------
       TOTAL PROPERTY                  387,813
- -----------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM              COMMENTS                          CARRIER
- --------------------------------------------------------------------------------------------------------------
PROPERTY                                                                                    Lexington
7/1/99 - 3/1/00                        387,813                                              and Others

                                                      o CA EQ Limit Options:
                                                        $40 mm: $30,000 add'l
                                                        premium
                                                        $60 ma: $60,000 add'l premium
                                                        $80 mm: $90,000 add'l premium






                                                      o Y2K Exclusion

                                                      o Premium quoted subject to:
                                                        - receipt of favorable loss
                                                          history
                                                        - COPE information
                                                        _________: ________-up
                                                        concrete, built 1975, 2 stories
                                                        and light industrial
- ----------------------------------------------
       Est. Annual Premium             387,813
- ---------------------------------------------------------------------------------------------------
BOILER & MACHINERY                                                                            Travelers
7/1/99 - 3/1/00                                       o Y2K Exclusion
                                                      o Pollution & Asbestos _____

                                      Included



- ----------------------------------------------
       Est. Annual Premium                   0
- --------------------------------------------------------------------------------------------------------------
       TOTAL PROPERTY                  387,813
- --------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
FOREIGN LOCAL
(3/1/99 - 3/1/00)                        5,104        o   4,004,105 TIV       o 360,000 Bldg.                 All Risk
                                                                              o 2,039,105 Contents            --------
                                                                              o 1,605,000 BI                  o 5,000

                                                                                                              BI
                                                                                                              --
                                                                                                              o 3 Days
- ----------------------------------------------
       Est. Annual Premium               5,104
- -----------------------------------------------------------------------------------------------------------------------------------
FOREIGN EXCESS/DIC                                    Property                Property
(3/1/99 - 3/1/00)                                     --------                --------
                                                      o  4,004,305 TIV        o 4,010,000 Blanket             o 25,000
                                        11,493                                Major Sub
                                                                              ---------------
                                                      Sales                   o 1,000,000 EQ/Flood
                                                      -----                   o   250,000 Transit
                                                      o  1,862,060            o   100,000 MUL
                                                                              General Liability
                                                                              -----------------
                                                                              o 5,000,000 Gen Agg
                                                                              o 1,000,000 Prod/Ops Agg
                                                                              o 1,000,000 Bs. Occ
                                                                              o 1,000,000 PI/Adv
                                                                              o 1,000,000 Fire Dam. Legal
                                                                              o    10,000 Med Pay/Person
                                                                              o    20,000 Med Pay/Accident
                                                                              Anin Liability
                                                                              --------------
                                                                              o 1,000,000 CSL
                                                                              o    10,000 Med Pay
                                                                              WC & EL
                                                                              -------
                                                                              o Statutory Coverage A
                                                                              o 1,000,000 EL
                                                                              o 1,000,000 EBL
                                                                              o   250,000 Repatriation
- ----------------------------------------------
       Est. Annual Premium              11,493
- -----------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM              COMMENTS                          CARRIER
- --------------------------------------------------------------------------------------------------------------
FOREIGN LOCAL                                                                                 Segaros
(3/1/99 - 3/1/00)                        5,104        o No change - Suiza has no assets
                                                        in Mexico





- ----------------------------------------------
       Est. Annual Premium               5,104
- --------------------------------------------------------------------------------------------------------------
FOREIGN EXCESS/DIC                                                                              CNA
(3/1/99 - 3/1/00)
                                                      o No change - Suiza has no
                                        11,493          operations outside U.S., Canada
                                                        and Puerto Rico






















- ----------------------------------------------
       Est. Annual Premium              11,493
- --------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
DIRECTORS & OFFICERS                                  Corporate Assets                                        Coverage A
LIABILITY                       2 Year Premium        ----------------                                        ----------
7/1/99 - 3/1/01                 --------------        o 832,000,000           o 10,000,000 Es/Agg             o 0 Ind. D&O
                                       165,000
                                Annual Premium
                                --------------                                o As part of Vestar Portfolio
                                        82,500                                  CCC may have access to        Coverage B
                                                                                additional limits at          ----------
                                                                                expiration of term.           o 150,000 Corp.
                                                                                                                Indem

                                                                                                              o 150,000 SEC Claims
- ----------------------------------------------
       Est. Annual Premium              82,500
- -----------------------------------------------------------------------------------------------------------------------------------
EMPLOYMENT PRACTICES                                  No. of Employees
LIABILITY                                             ----------------
3/1/99 - 3/1/00                 3 Year Premium        4,800                   o 5,000,000 Be/Agg              o 200,000 - Wrongful
                                --------------                                                                  Act
                                       220,550
                                Annual Premium
                                --------------
                                        73,587

- ----------------------------------------------
       Est. Annual Premium              73,587
- -----------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM             COMMENTS                          CARRIER
- -------------------------------------------------------------------------------------------------------------
DIRECTORS & OFFICERS                                                                         AIG
LIABILITY                       2 Year Premium       o Expires 3/1/2001 with Vestar          Gulf
7/1/99 - 3/1/01                 --------------         Portfolio                           Reliance
                                       165,000                                             St. Paul
                                Annual Premium                                               CNA
                                --------------       o EPLI Excluded
                                        82,500       o Claims Made Form





- ----------------------------------------------
       Est. Annual Premium              82,500
- -------------------------------------------------------------------------------------------------------------
EMPLOYMENT PRACTICES                                                                         AIG
LIABILITY
3/1/99 - 3/1/00                 3 Year Premium       o No prior acts coverage for Suiza
                                --------------         EPL1 claims. Can purchase run-
                                       220,550         off for this exposure
                                Annual Premium       o Effective 7/1/99 - increased
                                --------------         limit to $5M for AP of
                                        73,587         $123,150 ($110,000 pro-rata)
                                                     o Claims Made Form
- ----------------------------------------------
       Est. Annual Premium              73,587
- -------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------------------------------------------------------------------------------------------
FIDUCIARY                                             Plan Assets
3/10/99 - 3/10/00                       14,350        -----------
                                                      TBD                     o 1,000,000 Ann/Agg             o 10,000 Es claim
- ----------------------------------------------
       Est. Annual Premium              14,350
- -----------------------------------------------------------------------------------------------------------------------------------
CRIME                                                 No. of Employees
3/10/99 - 3/10/00                                     ----------------
                                        14,734        4,800                   o 1,000,000 Employee            o 5,000 Per Claim
                                                                                Dishonesty
                                                                              o 1,000,000 Loss Inside Prem.
                                                                              o 1,000,000 Loss Outside
                                                                                Prem.
                                                                              o 1,000,000 Money Orders/
                                                                                Counterfeit Currency
                                                                              o 1,000,000 Depositors
                                                                                Forgery
                                                                              o 1,000,000 Computer Fraud
                                                                              o 1,000,000 Credit Card
- ----------------------------------------------
       Est. Annual Premium              14,734
- -----------------------------------------------------------------------------------------------------------------------------------
NON-OWNED AVIATION                                    No. of Aircraft
7/1/99 - 7/1/00                                       ---------------
                                         4,000        o N/A                   o 5,000,000                     o NIL
- ----------------------------------------------
       Est. Annual Premium               4,000
- -----------------------------------------------------------------------------------------------------------------------------------
SERVICE FEE

SuIza Packaging                         50,000

- ----------------------------------------------
       Est. Annual Premium              50,000
- -----------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM             COMMENTS                          CARRIER
- -------------------------------------------------------------------------------------------------------------
FIDUCIARY                                                                                    AIG
3/10/99 - 3/10/00                       14,350

- ----------------------------------------------
       Est. Annual Premium              14,350
- -------------------------------------------------------------------------------------------------------------
CRIME                                                                                      Zurich
3/10/99 - 3/10/00
                                        14,734










- ----------------------------------------------
       Est. Annual Premium              14,734
- -------------------------------------------------------------------------------------------------------------
NON-OWNED AVIATION                                                                          CIGNA
7/1/99 - 7/1/00
                                         4,000       o CCC will not have any aircraft
- ----------------------------------------------
       Est. Annual Premium               4,000
- -------------------------------------------------------------------------------------------------------------
SERVICE FEE

SuIza Packaging                         50,000

- ----------------------------------------------
       Est. Annual Premium              50,000
- -------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- -----------------------------------------------
- -----------------------------------------------
GRANT TOTAL                          3,481,137
- -----------------------------------------------

- ---------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM               COMMENTS                          CARRIER
- -----------------------------------------------
- ----------------------------------------------
GRANT TOTAL                          3,481,137
- ----------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
                                     ANNUAL              PROJECTED
                                   POST-CLOSING         POST-CLOSING              POST-CLOSING                POST-CLOSING
           LINE OF COVERAGE          PREMIUM              EXPOSURE                   LIMIT                      RETENTION
- ----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL COVERAGE OPTIONS
- ----------------------------------------------------------------------------------------------------------------------------------
DIRECTORS AND OFFICERS                                o N/A                   o $10,000,000 Occ/Agg           Coverage A
LIABILITY RUN-OFF                                                                           (6 year terms)    ----------
                                     Six-Years                                                                o $0 Ind. D&O
                                     ---------
                                        65,000
                                                                                                              Coverage B
                                                                                                              ----------
                                                                                                              o $150,000 Corp
                                                                                                                Indem
                                                                                                                $150,000 SEC
                                                                                                                Claims
- ----------------------------------------------------------------------------------------------------------------------------------
       Annual Premium                   65,000
- ----------------------------------------------
TOTAL ADDITIONAL
COVERAGE                                65,000
- ----------------------------------------------
GRAND TOTAL                          3,546,137
- ----------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                     ANNUAL
                                   POST-CLOSING
           LINE OF COVERAGE          PREMIUM              COMMENTS                          CARRIER
- --------------------------------------------------------------------------------------------------------------
ADDITIONAL COVERAGE OPTIONS
- --------------------------------------------------------------------------------------------------------------
DIRECTORS AND OFFICERS                                o Covers Reid Plastics Holdings         AIG
LIABILITY RUN-OFF                                       only
                                     Six-Years
                                     ---------
                                        65,000






- -------------------------------------------------------------------------------------
       Annual Premium                   65,000
- ----------------------------------------------
TOTAL ADDITIONAL
COVERAGE                                65,000
- ----------------------------------------------
GRAND TOTAL                          3,546,137
- ----------------------------------------------

                                                                     SCHEDULE IV

                               REID PLASTICS, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                             (dollars in thousands)

                                                                                         1997                1998
                                                                                      (Successor)         (Successor
                                                                                      -----------         -----------
ASSETS (Note 10)
CURRENT ASSETS:
  Cash and cash equivalents (Note 2) ........................................          $   4,437           $   5,408
Accounts receivable, net of allowance for doubtful accounts of $1,366 and
    $1,689 (Note 2) .........................................................             20,531              17,143
  Inventories (Notes 2 and 5) ...............................................             12,891              10,001
  Prepaid expenses ..........................................................                903               2,364
  Other receivables .........................................................                971               2,924
  Income taxes receivable (Notes 2 and 12) ..................................              2,660               1,135
  Deferred income taxes (Notes 2 and 12) ....................................              7,822               7,810
                                                                                       ---------           ---------
    Total current assets ....................................................             50,215              46,785

PROPERTY AND EQUIPMENT--Net (Notes 2 and 6) .................................             57,340              55,416
GOODWILL--Net of accumulated amortization of $3,517 and $653 (Notes 1
and 2) ......................................................................            118,388             112,665
FINANCING COSTS AND OTHER INTANGIBLE ASSETS--Net of
  accumulated amortization of $941 and $393 (Notes 1, 2 and 10) .............              7,638               4,164
OTHER ASSETS (Note 7) .......................................................              1,783                 846
                                                                                       ---------           ---------
TOTAL .......................................................................          $ 235,364           $ 219,876
                                                                                       =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable ..........................................................          $  16,665           $  11,284
  Accrued liabilities (Note 8) ..............................................             10,320              12,411
  Current portion of long-term debt (Note 10) ...............................              2,633               9,046
                                                                                       ---------           ---------
    Total current liabilities ...............................................             29,618              32,741

DEFERRED INCOME TAXES (Notes 2 and 12) ......................................              7,822               7,810
REVOLVING LINE OF CREDIT (Note 10) ..........................................             23,500              23,500
LONG-TERM DEBT (Note 10) ....................................................             97,800              88,954
OTHER LIABILITIES (Note 9) ..................................................             21,493              14,948
MINORITY INTEREST (Note 2) ..................................................                623                 677
COMMITMENTS (Note 11)
SHAREHOLDERS' EQUITY:
Preferred stock, no par value; 100,000 shares authorized; no shares issued or outstanding
Common stock, Class A, no par value; 500,000 shares authorized; 14,500
    shares issued and outstanding ...........................................             58,293              55,293
Common stock, Class B, no par value; 500,000 shares authorized; no shares issued or outstanding
Accumulated deficit .........................................................             (3,873)             (3,507)
Foreign currency translation adjustment (Note 2) ............................                 88                (540)
                                                                                       ---------           ---------
    Total shareholders' equity ..............................................             54,508              51,246
                                                                                       ---------           ---------
TOTAL .......................................................................          $ 235,364           $ 219,876
                                                                                       =========           =========

                 See notes to consolidated financial statements.

                               REID PLASTICS, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                             (dollars in thousands)


                                                                           Period From          Period From
                                                                            January 1,          October 15,
                                                                              1997                 1997
                                                       Year Ended            Through             Through             Year Ended
                                                      December 31,         October 14,         December 31,         December 31,
                                                          1996                1997                 1997                 1998
                                                     (Predecessor)        (Predecessor)         (Successor)          (Successor)
                                                     -------------        -------------         -----------          -----------
NET SALES ......................................       $ 136,573            $ 164,750            $  33,236            $ 175,134
COST OF SALES ..................................         116,328              144,520               31,832              144,712
                                                       ---------            ---------            ---------            ---------
GROSS PROFIT ...................................          20,245               20,230                1,404               30,422

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES ......................         (13,261)             (14,072)              (3,439)             (18,016)
NONRECURRING CHARGES (Notes 8 and
9)                                                                             (9,162)
INTEREST EXPENSE--Net ..........................          (4,849)              (6,337)              (1,909)             (10,497)
OTHER INCOME ...................................             628                  624                   27                1,347
                                                       ---------            ---------            ---------            ---------
INCOME (LOSS) BEFORE INCOME TAXES ..............           2,763               (8,717)              (3,917)               3,256
INCOME TAX (EXPENSE) BENEFIT (Notes
  2 and 12) ....................................          (2,245)               1,199                  105               (2,836)
MINORITY INTEREST IN NET INCOME OF
  SUBSIDIARIES .................................            (124)                (285)                 (61)                 (54)
                                                       ---------            ---------            ---------            ---------
NET INCOME (LOSS) ..............................             394               (7,803)              (3,873)                 366
OTHER COMPREHENSIVE (LOSS)
  INCOME--Foreign currency translation
  adjustment ...................................             (94)                  (7)                  88                 (628)
                                                       ---------            ---------            ---------            ---------
COMPREHENSIVE (LOSS) INCOME ....................       $     300            $  (7,810)           $  (3,785)           $    (262)
                                                       =========            =========            =========            =========

                 See notes to consolidated financial statements.

                               REID PLASTICS, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (dollars in thousands)

                                                                                                        Foreign
                                                                                                        Currency
                                                                   Common          Accumulated         Translation
                                                                   Stock             Deficit           Adjustment          Total
                                                               --------------- ------------------ --------------------- -----------
PERIOD FROM JANUARY 1, 1996 THROUGH
  OCTOBER 14, 1997 (Predecessor)
BALANCE, JANUARY 1, 1996 .............................          $    20,132          $   (231)          $     (2)          $ 19,899
  Net income .........................................                                    394                                   394
  Dividends paid .....................................                                   (353)                                 (353)
  Foreign currency translation adjustment ............                                                       (94)               (94)
                                                                -----------          --------           --------           --------
BALANCE, DECEMBER 31, 1996 ...........................               20,132              (190)               (96)            19,846
  Net loss ...........................................                                 (7,803)                               (7,803)
  Dividends paid .....................................                                   (257)                                 (257)
  Foreign currency translation adjustment ............                                                        (7)                (7)
                                                                -----------          --------           --------           --------
BALANCE, OCTOBER 14, 1997 ............................          $    20,132          $ (8,250)          $   (103)          $ 11,779
                                                                ===========          ========           ========           ========

PERIOD FROM OCTOBER 15, 1997 THROUGH
  DECEMBER 31, 1998 (Successor)
  NEW CAPITALIZATION, OCTOBER 15, 1997 ...............          $    58,293          $     --           $     --           $ 58,293
  Net loss ...........................................                                 (3,873)                               (3,873)
  Foreign currency translation adjustment ............                                                        88                 88
                                                                -----------          --------           --------           --------
  BALANCE, DECEMBER 31, 1997 .........................               58,293            (3,873)                88             54,508
  Net income .........................................                                                                          366
  Escrow payments returned to shareholders (Note 1) ..               (3,000)              366                                (3,000)
  Foreign currency translation adjustment ............                                                      (628)              (628)
                                                                -----------          --------           --------           --------
  BALANCE, DECEMBER 31, 1998 .........................          $    55,293          $ (3,507)          $   (540)          $ 51,246
                                                                ===========          ========           ========           ========

                 See notes to consolidated financial statements.

                               REID PLASTICS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                                Period From         Period From
                                                                                 January 1,         October 15,
                                                                                    1997               1997
                                                              Year Ended          Through            Through           Year Ended
                                                             December 31,        October 14,        December 31,       December 31,
                                                                 1996               1997               1997               1998
                                                             (Predecessor)      (Predecessor)       (Successor)        (Successor)
                                                             -------------      -------------       -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ....................................       $    394            $(7,803)           $(3,873)          $    366
  Adjustment to reconcile net income (loss) to net cash
    provided by operating activities:
  Minority interest ....................................            124
  Depreciation and amortization ........................          7,673             12,620              4,121             15,918
  Provision for bad debts ..............................            462
  Loss on disposal of assets ...........................              6
  Deferred income taxes ................................            517
  Changes in operating assets and liabilities:
    Accounts receivable ................................            757             (4,002)             1,859              3,040
    Inventories ........................................         (6,496)             8,338             (1,044)             2,506
    Prepaid expenses ...................................             75               (531)               637             (2,218)
    Other receivables ..................................         (2,720)             2,712              1,193             (2,253)
    Other assets and management contracts ..............                            (1,518)               674                (58)
    Accounts payable ...................................         10,251             (8,987)            (1,339)            (5,381)
    Accrued liabilities ................................           (225)               869             (4,182)              (591)
    Other liabilities ..................................                             5,864                811                319
    Income taxes and other .............................                            (2,069)             2,824               (297)
                                                               --------           --------           --------           --------
      Net cash provided by operating activities ........         10,818              5,493              1,681             11,351
                                                               --------           --------           --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .................................         (5,864)            (9,313)            (4,785)           (12,708)
  Proceeds from disposal of property and equipment .....             93                801                280              1,651
  Cash paid for acquisitions ...........................        (37,680)
  Translation adjustment ...............................            (94)
  Other assets .........................................            298
                                                               --------           --------           --------           --------
      Net cash used in investing activities ............        (43,247)            (8,512)            (4,505)           (11,057)
                                                               --------           --------           --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from revolving line of credit ...........          3,856              2,500              7,000                 --
  Borrowing under notes payable to banks ...............         36,143                                27,000
  Principal payments on notes payable to banks .........                            (3,612)           (10,608)              (647)
  Payments on other notes payable and capital leases ...           (442)            (1,570)            (4,662)            (1,709)
  Payment of deferred financing costs and other
    acquisition costs ..................................         (3,768)                               (8,328)              (867)
  Issuance of new common stock .........................                                               60,000
  Repurchase of old common stock .......................                                              (35,139)
  Escrow deposits ......................................                                               (7,000)             4,000
  Redemption of senior preferred stock .................                                              (18,421)
  Redemption of Series A preferred stock ...............                                               (1,769)
  Dividends paid .......................................           (353)              (257)
  Payments on noncompete agreements ....................                                               (1,516)              (100)
  Other liabilities ....................................            (89)
                                                               --------           --------           --------           --------
    Net cash provided by (used in) financing activities          35,347             (2,939)             6,557                677
                                                               --------           --------           --------           --------

                                                                                Period From         Period From
                                                                                 January 1,         October 15,
                                                                                    1997               1997
                                                              Year Ended          Through            Through           Year Ended
                                                             December 31,        October 14,        December 31,       December 31,
                                                                 1996               1997               1997               1998
                                                             (Predecessor)      (Predecessor)       (Successor)        (Successor)
                                                             -------------      -------------       -----------        -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS .....................................               2,918              (5,958)               3,733                971

CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD ..........................................               3,744               6,662                  704              4,437
                                                                -------             -------              -------            -------

CASH AND CASH EQUIVALENTS, END OF PERIOD ..........             $ 6,662             $   704              $ 4,437            $ 5,408
                                                                =======             =======              =======            =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest ..................     $ 5,770             $ 6,299              $ 1,763            $10,664
                                                                =======             =======              =======            =======

  Net cash (received) paid during the year for income
  taxes ...................................................     $ 1,866             $ 1,420              $   215                (41)
                                                                =======             =======              =======            =======


                 See notes to consolidated financial statements.

                               REID PLASTICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. ACQUISITION

      On October 15, 1997, an investment group led by Vestar Reid LLC ("Vestar") acquired 12,000 newly issued shares, representing 83% of the new common stock of Reid Plastics Holdings, Inc. ("Holdings"), the parent company of Reid Intermediate Holdings, Inc. ("RIH") and its wholly owned subsidiary, Reid Plastics, Inc. ("Reid" or the "Company") for $60,000,000. Continuing shareholders exchanged old Holdings common stock for new Holdings common stock, thereby retaining 2,500 shares, or 17%, of Holdings.

      Holdings utilized the $60,000,000 invested cash plus a $27,000,000 new loan facility (Tranche C, see Note 10) to repurchase and retire 100% of its existing (old) Class A common stock, as well as to repay a portion ($10,608,000) of an existing loan facility (Tranche A).

      The acquisition also resulted in the following redemptions:

      o 1,842.15 shares of senior preferred stock (RIH) were redeemed, and outstanding dividends were paid totaling $18,421,000.

      o 1,725.095 shares of Series A preferred stock (Holdings) were redeemed, and outstanding dividends were paid totaling $1,769,000.

      o     1 share of special voting preferred stock (Holdings) was redeemed.

      o 10,466.2 shares of Class A common stock (Holdings) were repurchased for $18,165,000 (including escrow deposits).

      o Stock purchase warrants were exercised for 7,636.3636 and 545.4545 shares of Holdings Class A common stock and immediately repurchased for $23,974,000 (including escrow deposits).

      o     A warrant to purchase 3.098 shares of RIH common stock was canceled.

      o Holdings' and Reid's notes payable to shareholders (including accrued interest) were repaid for $3,271,000 and $564,000, respectively.

      Additionally, Holdings entered into a five-year noncompete agreement with a management shareholder, which resulted in a payment of $1,516,000 at October 15, 1997, and subsequent payments totaling $6,394,000 not to exceed $2,000,000 in any fiscal year. These payments included imputed interest calculated at 11.15%, and the present value of such payments ($6,516,000) was included in other intangible assets in the accompanying balance sheet at December 31, 1997. During 1998, the noncompete agreement was revised to guarantee payments totaling $400,000 per year for five years. Accordingly, the liability recorded in 1997 of $5,000,000 was reduced during 1998 to $2,000,000 (see Note 9), with a corresponding reduction in the related intangible asset. In addition, a nonguaranteed portion of up to $4,760,000 will be paid based on the valuation of Holdings during future ownership changes. No amount has been accrued for potential nonguaranteed payments.

      In October 1997, $7,000,000 of the $60,000,000 Vestar investment was placed into escrow accounts for the benefit of the selling shareholders. In accordance with the finalization of the purchase price, $4,000,000 was released to Holdings during 1998, and the balance of $3,000,000 was returned to Vestar.

      Immediately after the acquisition, Reid was merged into RIH, and RIH was renamed Reid Plastics, Inc.

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

      Inasmuch as a significant majority of Holdings' common stock was acquired by a new controlling shareholder (Vestar), and Holdings has no operations other than its investment in Reid, management has elected to "push down" the new basis of accounting in the accompanying financial statements. Accordingly, Holdings' shareholders' equity (as of December 31, 1998) comprises Vestar's $57,000,000 net investment less the carryover 17% interest in the historical shareholders' capital deficiency as of October 14, 1997 (or $1,707,000).

      The acquisition was accounted for using the purchase method. The 1997 financial statements reflect the preliminary allocation of purchase price based on the completion of certain appraisals. During 1998, the Company finalized the purchase price allocation and reduced goodwill by $2,859,000. The excess of purchase price over the fair value of the net assets was $116,182,000, which has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

      On October 14, 1997, the Company recorded a nonrecurring charge of $9,162,000 representing a provision for loss on closed facilities subject to operating leases. This loss related to the closure of a manufacturing facility, a warehouse and an administrative facility in Southern California and a warehouse in Northern California. These facilities were consolidated in order to make more efficient use of leased facilities. As a result of these consolidations, approximately 148,000 square feet of leased facilities were closed and consolidated into neighboring facilities.

      In connection with the October 1997 acquisition, the Company began formulating a restructuring plan to improve its competitive position through expense reduction by streamlining operations. The Company accrued the estimated cost associated with this restructuring plan in connection with the recording of the acquisition under the purchase method. The components of the restructuring charges were primarily closed facilities subject to operating leases; severances; unfavorable leases and contracts; legal, underwriting and other direct transaction costs. During 1998, the Company finalized its plan and purchase accounting entries.

      The provision for closed facilities subject to operating leases reflected in the allocation of purchase price included the closure of manufacturing facilities in Northern California, New Jersey and Canada. As a result of these consolidations, approximately 90,000 square feet of additional leased facilities were closed and consolidated into neighboring facilities.

      The Company expected staff reductions related to the restructuring plan of approximately 73 employees. During 1998, all but four of the employee separations had occurred under this plan. The four remaining employee separations are planned to be completed during the first half of 1999.

      Reconciliations of the restructuring and transaction-related expenses and accrual activity during 1997 and 1998 were as follows:

                                                  1997               1997              1997            1997            December 31,
                                              Nonrecurring         Purchase           Total          Charged              1997,
                                                Expense             Accrual          Accrual        to Accrual           Balance
                                             --------------    ---------------   ---------------  ---------------   ---------------
                                                                              (Dollars in Thousands)
  Closed facilities subject to operating
  leases ...............................        $  9,162           $    300          $  9,462          $   (766)          $  8,696
  Severances ...........................                              2,299             2,299                                2,299
  Unfavorable leases and contracts .....                              5,000             5,000                                5,000
Legal, underwriting and other direct
  transaction costs ....................                                859               859                                  859
  Other ................................                              1,923             1,923            (1,809)               114
                                                --------           --------          --------          --------           --------

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                              $  9,162           $ 10,381          $ 19,543          $ (2,575)          $ 16,968
                                              ========           ========          ========          ========           ========

                                            December 31,          1998               1998             1998            December 31,
                                               1997,          Increase in        Reduction in       Charged               1998,
                                              Balance           Accrual             Accrual        to Accrual            Balance
                                          ---------------  ----------------   ----------------   --------------   -----------------
                                                                          (Dollars in Thousands)
Closed facilities subject to operating
leases .............................         $  8,696           $  2,523           $                $ (1,329)            $  9,890

Severances .........................            2,299                571                              (1,330)               1,540

Unfavorable leases and contracts ...            5,000                                (2,847)          (1,129)               1,024
  Legal, underwriting and other direct
    transaction costs ..............              859                869                              (1,489)                 239

Other ..............................              114                475                                (109)                 480
                                             --------           --------           --------         --------             --------
                                             $ 16,968           $  4,438           $ (2,847)        $ (5,386)            $ 13,173
                                             ========           ========           --------         ========             ========

2. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Reid manufactures plastic containers for major water, dairy and juice bottling companies and other container-related products.

      Consolidated and Foreign Operations--Reid maintains several wholly owned subsidiaries in the United States and Canada. In addition, Reid owns 51% of Reid Mexico S.A. de C.V., which operates exclusively in Mexico. Reid formerly owned 74% of Reid Plastics (Israel) Limited ("Reid Israel"). The common stock of Reid Israel was sold to the management of that former subsidiary in November 1997. No significant gain or loss was recognized on the sale.

      Condensed combined financial information of the Company's operations before the elimination of intercompany balances and profits were total assets of $10,380,000, net sales of $16,881,000 and net income of $536,000 as of and for the year ended December 31, 1996. The Company's foreign operations were not significant for 1997 and 1998.

      All significant intercompany accounts and transactions have been eliminated in consolidation.

      Translation of Foreign Currencies--Reid considers the functional currency under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," to be the local currency for its Canadian subsidiaries and the U.S. dollar for its Mexican subsidiary.

      Assets and liabilities of Reid's Canadian subsidiaries are converted into U.S. dollars using the current exchange rate at period-end, and revenues and expenses of these subsidiaries are translated at the average exchange rate during the period, with the resulting translation adjustment made to a separate component of shareholders' equity.

      Realized and unrealized transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are included in net income in the period in which they occur.

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

      Reid is subject to financial risk from the future changes in exchange rates of currencies other than the functional currencies of its subsidiaries. These changes in exchange rates create exchange gains and losses that are reflected in the consolidated financial statements. In addition, Mexico was considered a hyper-inflationary economy under SFAS No. 52 through December 31, 1998.

      Cash Equivalents--Cash in excess of daily requirements is invested in marketable securities consisting of money market funds and certificates of deposit with original maturities of three months or less.

      Inventories--Inventories are stated at the lower of cost or market. Reid uses the first-in, first-out method for determining cost. The cost components of inventories are raw materials, labor and factory overhead.

      Property and Equipment--Property and equipment are carried at cost and are depreciated or amortized using the straight-line method over the estimated useful lives of the related assets or the terms of the related leases as follows:

Leasehold improvements..................................  Lease term
Machinery and equipment.................................  3 to 7 years
Transportation equipment................................  3 to 5 years
Office furniture and equipment..........................  3 to 7 years

      Major additions and improvements are capitalized while maintenance and repairs are charged to expense.

      Equipment in acquisition (see Note 6) includes certain deposits on fixed assets currently being constructed. No depreciation is recorded until the fixed assets are placed in service.

      Intangible Assets--Financing costs are amortized over the term of the related debt using the effective interest method. Payments relating to multiple-year management contracts are amortized over the term of the applicable management contract.

      Impairment of Long-Lived Assets--Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed based upon projected, undiscounted net cash flows.

      Income Taxes--Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

      Derivative Financial Investments--Reid has entered into interest-rate floor and cap agreements to reduce the impact of fluctuations in interest rates on its floating-rate long-term debt. At December 31, 1997 and 1998, Reid had two interest-rate cap agreements and an interest-rate collar agreement outstanding. The interest-rate collar agreement expires on December 10, 1999, and effectively provides for Reid to pay to or receive from a bank the amount, if any, by which Reid's interest payments on $50,000,000 of its floating-rate notes fall below 5.0853% or exceed 7.5%, respectively.

      The two interest-rate cap agreements expire on April 19, 2001 and 2002, and entitle Reid to receive from a bank the amount, if any, by which Reid's interest payments on $8,400,000 and $6,000,000, respectively (subject to

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

future reductions as specified in the agreement), of its floating-rate notes exceed 10% and 9.5%, respectively. The fair value of these agreements at December 31, 1997 and 1998, respectively, was not material.

      Concentration of Credit Risk--Financial instruments that subject the Company to credit risk consist primarily of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high-credit qualified financial institutions and, by policy, limits the amount of investment exposure to any one financial institution. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. Credit losses have been within management's expectations.

      Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair Value of Financial Instruments--The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amounts of the debt notes approximate their respective estimated fair values since floating rates, which approximate current market rates, are charged on most of the notes payable.

      Reclassifications--Certain reclassifications have been made to the prior years' financial statements in order for them to conform to the current presentation.

      New Pronouncements--In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, and it requires companies to recognize all derivative instruments on their balance sheet as either assets or liabilities measured at fair value. SFAS No. 133 also specifies a new method of accounting for hedging transactions, prescribes the type of items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting. The Company has not completed its evaluation of the impact that the adoption of SFAS No. 133 will have on its financial statements. The Company will adopt SFAS No. 133 in fiscal year 2001.

3. BUSINESS ORGANIZATION AND RESTRUCTURING

      On February 16, 1995, Holdings and RIH were formed in connection with the 100% acquisition of Propak California Corp. ("Propak"). In connection therewith, the shareholders of Reid transferred their ownership interest in Reid and approximately $3,600,000 of their outstanding notes to Holdings. Holdings in turn contributed the $3,600,000 downstream through RIH to Reid as common equity.

      On February 17, 1995, RIH received an additional $15,000,000 of equity capital from an investor through a series of related transactions. In exchange for the investment, the investor received 1,500 shares of senior preferred stock of RIH, one share of special voting preferred stock of Holdings and warrants to purchase 7,636 shares of Class A common stock of Holdings. RIH in turn contributed the $15,000,000 as equity to Reid. Reid and RIH redeemed the senior preferred stock and warrants of RIH in connection with the acquisition. The redemption price of the preferred stock in the face amount was $15,000,000 and unpaid cumulative dividends at a compound rate of 7.9215% per year totaled $3,421,000 at October 14, 1997.

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

      On February 17, 1995, Reid entered into a loan agreement with a bank. In connection with this agreement, the bank received a warrant to purchase (a)
545.4545 shares of Class A or, at the option of the bank, Class B common stock from Holdings at $.01 per share, or (b) 3.098 shares of common stock of RIH at $.01 per share (see Note 1).

4. MERGERS AND ACQUISITIONS

      In March 1995, Reid purchased all of the outstanding shares of Propak. The acquisition was accounted for under the purchase method of accounting. The purchase price and related acquisition costs amounting to $27,323,000 were allocated to the estimated fair market value of the underlying assets acquired and liabilities assumed, resulting in approximately $24,395,000 of goodwill.

      In May 1995, Reid purchased the assets and assumed the outstanding debt of Crystal Clear Container Corp. and Crystal Clear, Inc. Both operate as divisions of Reid. The acquisition was accounted for under the purchase method of accounting. The purchase price and related acquisition costs amounting to $4,222,000 were allocated to the estimated fair market value of the underlying assets acquired and liabilities assumed, resulting in approximately $534,000 of goodwill.

      In November 1996, Reid purchased all of the outstanding shares of Stewart/Walker Co. ("SWC"). The acquisition was accounted for under the purchase method of accounting. The purchase price and related acquisition costs amounting to $51,064,000, including the payment of $18,789,000 of certain debt of SWC at the acquisition date, were allocated to the estimated fair market value of the underlying assets acquired and liabilities assumed, resulting in approximately $29,974,000 of goodwill.

      In November 1996, Reid purchased all of the outstanding shares of Plastic Containers, Inc. The acquisition was accounted for under the purchase method of accounting. The purchase price and related acquisition costs amounting to $8,437,000 were allocated to the estimated fair market value of the underlying assets acquired and liabilities assumed, resulting in approximately $1,182,000 of goodwill.

      In connection with Vestar's acquisition, the goodwill associated with the prior acquisitions discussed above was eliminated as of October 15, 1997 (see
Note 1).

5. INVENTORIES

      Inventories consist of the following at December 31, 1997 and 1998:

                                                       1997                1998
                                                     -------             -------
                                                        (Dollars in Thousands)
Raw materials ..........................             $ 8,245             $ 6,037
Work in process ........................                  17                  36
Finished goods .........................               4,629               3,928
                                                     -------             -------
                                                     $12,891             $10,001
                                                     =======             =======

6. PROPERTY AND EQUIPMENT

      Property and equipment consist of the following at December 31, 1997 and 1998:

                                                           1997          1998
                                                         -------        -------
                                                         (Dollars in Thousands)
Land ...............................................     $ 3,579        $ 3,573

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Buildings ..........................................         5,543         5,911
Leasehold improvements .............................         3,016         4,479
Machinery and equipment ............................        35,088        36,593
Equipment under capital leases .....................         6,766         6,766
Furniture and equipment ............................           539         2,470
                                                           -------       -------
                                                            54,531        59,792
Accumulated depreciation and amortization ..........         3,075        12,674
                                                           -------       -------
                                                            51,456        47,118
Equipment in acquisition ...........................         5,884         8,298
                                                           -------       -------
                                                           $57,340       $55,416
                                                           =======       =======

7. OTHER ASSETS

      Other assets consist of the following at December 31, 1997 and 1998:

                                                         1997             1998
                                                       -------           -------
                                                        (Dollars in Thousands)
Deposits .................................             $  978             $  565
Other receivables ........................                805                281
                                                       ------             ------
                                                       $1,783             $  846
                                                       ======             ======

8. ACCRUED LIABILITIES

      Accrued liabilities consist of the following at December 31, 1997 and 1998:

                                                                 1997     1998
                                                               -------   -------
                                                          (Dollars in Thousands)
Provision for severances ...................................   $ 2,299   $ 1,288
Provision for unfavorable leases and contracts .............               1,024
Provision for loss on closed facilities subject to operating
  leases ...................................................     1,547     1,443
Provision for other transaction related costs ..............       859       239
Salaries and wages .........................................     2,616     2,640
Vacation ...................................................     1,234     1,287
Accrued 401(k) contributions ...............................       195       225
Accrued commissions ........................................       232       582
Interest ...................................................       326
Other ......................................................     1,012     3,683
                                                               -------   -------
                                                               $10,320   $12,411
                                                               =======   =======

9. OTHER LIABILITIES

      Other liabilities consist of the following at December 31, 1997 and 1998:

                                                                        1997     1998
                                                                      -------   -------
                                                                   (Dollars in Thousands)
Provision for loss on closed facilities subject to operating leases   $ 7,149   $ 8,447
Provision for unfavorable leases and contracts ....................     5,000
Advance from vendor ...............................................     1,300     2,500
Obligation under noncompete agreement .............................     5,000     1,500

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Defined contribution employee benefit plan obligation .............     1,277     1,345
Other .............................................................     1,767     1,156
                                                                      -------   -------
                                                                      $21,493   $14,948
                                                                      =======   =======

10. DEBT

      On October 15, 1997, Reid amended its loan agreement with a bank (the "Restated Loan Agreement"). The Restated Loan Agreement provides four senior bank facilities and was created in conjunction with the acquisition.

      J.P. Morgan Securities arranged a $27,000,000 Term Loan C (Tranche C), (the "New Facility"), maturing on December 31, 2004, to be added to Reid's current facilities. The current facilities comprise a $40,000,000 revolver and a $45,600,000 Term Loan A (Tranche A) (which was paid down to approximately $34,900,000 at closing on October 15, 1997), both maturing on November 12, 2002, and a $32,000,000 Term Loan B (Tranche B), maturing on November 12, 2003.

      The four senior bank facilities are collateralized by substantially all assets of Reid. The New Facility is secured by liens on substantially all domestic assets as well as the stock of the Canadian and Mexican subsidiaries. At December 31, 1997 and 1998, $23,500,000 was outstanding under the revolver, which has been classified as a long-term obligation because management intends to maintain at least those amounts outstanding under the line of credit agreement for uninterrupted periods of more than one year after the balance sheet date. Reid is the sole borrower under the Restated Loan Agreement. All four senior bank facilities are guaranteed by Holdings and all domestic subsidiaries of Reid.

      The Restated Loan Agreement was amended as of April 15, 1998. The agreement provides the Company with an option to pay interest at a bank-based rate (7.75% at December 31, 1998) or a LIBOR (London Interbank Offered Rate)
- -based rate (5.31% at December 31, 1998) plus the margins identified below. The margin rate varies quarterly based on a covenant ratio.

                                    Bank-Based            LIBOR-Based
                                   Rate Margin            Rate Margin
                                   -----------            -----------

Tranche A and Revolver..........   0.00%--1.50%          1.00%--2.50%
Tranche B.......................   1.25%--1.75%          2.25%--2.75%
Tranche C.......................   1.50%--2.00%          2.50%--3.00%

      The Restated Loan Agreement limits the amount of dividends that may be paid and contains certain financial covenants. At December 31, 1998, Reid was in compliance with such covenants.

      Reid's long-term debt consists of the following at December 31, 1997 and 1998:

                                                             1997         1998
                                                           --------     --------
                                                          (Dollars in Thousands)
Note payable to a bank (Tranche A),
  interest payable quarterly at LIBOR
  plus 2%, principal due in quarterly
  installments through November 2002 .................     $ 34,945     $ 34,945
Note payable to a bank (Tranche B),
  interest payable quarterly at LIBOR
  plus 2.25%, principal due in quarterly
  installments through November 2003 .................       32,058       31,681
Note payable to a bank (Tranche C), interest
  payable quarterly at LIBOR plus 2.5%,
  principal due in quarterly installments
  through December 2004 ..............................       27,000       26,730

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Capital lease obligations, various interest
  rates (ranging from 7.6% to 9.43%),
  payable in equal monthly installments
  through various dates ..............................        6,430        4,644
                                                           --------     --------
                                                            100,433       98,000
Less current portion .................................        2,633        9,046
                                                           --------     --------
                                                           $ 97,800     $ 88,954
                                                           ========     ========

      Maturities of long-term debt for the years ending December 31 are as follows (dollars in thousands):

1999 ..................................................                  $ 9,046
2000 ..................................................                   10,403
2001 ..................................................                   11,731
2002 ..................................................                   10,725
2003 ..................................................                   30,592
Thereafter ............................................                   25,503
                                                                         -------
                                                                         $98,000
                                                                         =======

      In connection with the 1997 refinancing and 1998 amendment, Reid incurred approximately $2,604,000 in costs, which have been capitalized and are being amortized over the life of the debt.

      Deferred financing costs consists of the following at December 31, 1997 and 1998:

                                                        1997             1998
                                                       -------          -------
                                                        (Dollars in Thousands)
Deferred financing costs .....................         $ 1,515          $ 2,604
Less accumulated amortization ................             (58)            (450)
                                                       -------          -------
                                                       $ 1,457          $ 2,154
                                                       =======          =======

11. COMMITMENTS

      Lease Commitments--Reid leases its manufacturing facilities at most locations and certain manufacturing equipment; the leases are accounted for as operating leases. These lease agreements contain renewal options and/or purchase options.

      Future minimum rental commitments under leases for the years ended December 31 are as follows (dollars in thousands):

                                                      Capital     Operating
                                                       Leases      Leases
                                                     ----------  -----------
1999 ...............................................  $ 2,034     $ 4,700
2000 ...............................................    1,724       3,959
2001 ...............................................    1,200       2,531
2002 ...............................................      127       1,996
2003 ...............................................      107       1,709
Thereafter .........................................      128       6,904
                                                      -------     -------
                                                      $ 5,320     $21,799
                                                                  =======

Less amount representing interest at various rates
  (ranging from 7.6% to 9.43%) .....................      676
                                                      -------

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Present value of minimum lease payments (including    $ 4,644
  current portion of $1,717) .......................  =======

      Rent expense under operating leases was approximately $2,981,000 for the year ended December 31, 1996, $6,694,000 for the period from January 1, 1997 through October 14, 1997, $774,000 for the period from October 15, 1997 through December 31, 1997, and $5,283,000 for the year ended December 31, 1998.

      Sales Commitments--Reid entered into certain fixed price/quantity sales contracts for its products for up to three years. Certain of these contracts contain minimum quantity requirements and prices are firm, subject to certain escalation clauses, as a result of increased raw material costs. Management does not anticipate any loss from these commitments.

      Purchase Commitments--Reid entered into certain fixed price/quantity purchase contracts for its raw materials for up to three years. Certain of these contracts contain minimum quantity requirements, and prices are firm, subject to certain escalation clauses. In the event of an increase in prices, Reid has the right to obtain any or all of its raw material requirements from another supplier. Management does not anticipate any loss from these commitments.

12. INCOME TAXES

      Significant components of Reid's deferred income taxes are as follows:

                                       December 31, 1997     December 31, 1998
                                       -----------------     -----------------
                                       Federal     State     Federal     State
                                       -------     -----     -------     -----
                                                 (Dollars in Thousands)
Deferred income tax assets:
  AMT credit .......................   $   255    $    11    $   359    $   185
  Accrued compensation .............       518        267        306        157
  Allowance for doubtful accounts ..       324        167        245        126
  Accrued liabilities ..............     5,046      2,599      6,171      3,179
  NOL carryforward .................     1,140        587        265        137
  Other ............................       940        442        707        365
                                       -------    -------    -------    -------
Total deferred income tax assets ...     8,223      4,073      8,053      4,149
Less valuation allowance ...........    (3,060)    (1,414)    (2,898)    (1,494)
                                       -------    -------    -------    -------
Net deferred income tax assets .....   $ 5,163    $ 2,659    $ 5,155    $ 2,655
                                       =======    =======    =======    =======
Deferred income tax liabilities--
    Property and equipment .........   $(5,163)   $(2,659)   $(5,155)   $(2,655)
                                       =======    =======    =======    =======

      The provision for income taxes consists of the following (dollars in thousands):

                                                                        Period From          Period From
                                                                        January 1,           October 15,
                                                                          1997                  1997
                                                     Year Ended          Through               Through               Year Ended
                                                    December 31,        October 14,          December 31,            December 31,
                                                        1996               1997                  1997                   1998
                                                   (Predecessor)      (Predecessor)           (Successor)            (Successor)
                                                   -------------      -------------           -----------            -----------
Current ....................................         $(1,035)              $(1,578)              $   105               $  (276)
Deferred ...................................            (517)                2,777                                      (2,025)
Foreign ....................................            (693)                                                             (535)
                                                     -------               -------               -------               -------
Income tax (expense) benefit ...............         $(2,245)              $ 1,199               $   105               $(2,836)
                                                     =======               =======               =======               =======

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

      Provision has not been made for U.S. taxes on $5,243,000 of cumulative undistributed earnings of foreign subsidiaries since those earnings are intended to be permanently reinvested.

      The tax expense (benefit) was different from the amount computed by applying the federal statutory rate as follows (dollars in thousands):

                                                        Period From                 Period From
                                     Year Ended       January 1, 1997            October 15, 1997                   Year Ended
                                      December            Through                     Through                       December 31,
                                         31,         October 14, 1997            December 31, 1997                      1998
                                        1996       ----------------------  -----------------------------   -------------------------
                                          %          Amount         %            Amount           %            Amount          %
                                    -------------  ---------- -----------  ----------------  ------------  --------------  --------
Tax at federal statutory rate ....        34%      $(3,051)        (34)%        $(1,332)         (34)%        $ 1,107           34%

Amortization of goodwill and other        25         1,373          15              336            8            1,398           43

State taxes ......................        11                                                                      265            8

Valuation allowance ..............                     394           5              869           22              (82)          (3)

Other ............................        11            85           1               22            1              148            5
                                     -------       -------     -------          -------      -------          -------      -------
Effective tax rate ...............        81%      $(1,199)        (13)%        $  (105)          (3)%        $ 2,836           87%
                                     =======       =======     =======          =======      =======          =======      =======

      The Company has been notified that the California Franchise Tax Board will be examining its corporate income tax returns for the years ended December 31, 1995 and 1996. At December 31, 1998, the Company has a net operating loss carryforward of $779,000 expiring in the tax year ending December 31, 2012. The Company also has federal alternative minimum tax credits available of approximately $544,000.

13. EMPLOYEE BENEFIT PLAN

      Reid has a 401(k) defined contribution plan for the benefit of all employees who are age 21 or older and who have completed at least 1,000 hours of service. Reid will match every dollar of deferral to the plan by participants to a maximum matching contribution of 3% of a participant's qualifying income per plan year. For participants who earn less than $15,000 per year and make contributions to the plan, Reid will also make an annual contribution of 2% of the participant's compensation to the plan.

      Reid may, at the discretion of the Board of Directors, make a profit sharing contribution to be shared by all eligible participants and a discretionary matching contribution to the plan for participants who make deferrals of more than $2,000 a year. The amounts of Reid's profit sharing and matching contributions are discretionary in each plan year, and Reid is not required to make a profit sharing or discretionary matching contribution to the plan in any plan year.

      The expense associated with contributions to the plan made by Reid were $144,000 for the year ended December 31, 1996, $154,000 for the period from January 1, 1997 through October 14, 1997, $41,000 for the period from October 15, 1997 through December 31, 1997, and $225,000 for the year ended December 31, 1998.

14. STOCK OPTION PLAN

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

      On December 31, 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan (the "Plan") under which stock options are granted to key employees of the Company. Under the terms of the Plan 1,000 shares of common stock are authorized for issuance upon exercise of options. Stock options have been granted with an exercise price equal to $5,000 per share, which is deemed to be the fair market value at the date of grant. These options vest over 60 months and expire 10 years after the grant date. The Board has granted options for 600 shares. The Company elected to account for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No.
25. "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized because the option price equals the market price on the date of grant.

      If the Company had elected to follow the measurement provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," in accounting for its stock options compensation expense would be recognized based on the fair value of the options at the date of grant. To estimate compensation expense that would be recognized under SFAS No. 123, the Company used the modified Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1998: risk-free interest rate ranging from 5.6% to 5.83%; no expected dividend yield; no volatility; and expected life of five years.

      If SFAS No. 123 were used to account for the Company's stock based compensation program, the pro forma net earnings would be as follows:

                                                                    Period From              Period From
                                                                   January 1, 1997        October 15, 1997
                                                                      Through                  Through                Year Ended
                                                                  October 14, 1997        December 31, 1997        December 31, 1998
                                                                   (Predecessor)             (Successor)              (Successor)
                                                                 --------------------- --------------------------- -----------------
                                                                                               (Dollars in Thousands)
Net income (loss) - as reported ..........................           $(7,803)                 $(3,873)                 $   366
Net income (loss) - pro forma ............................           $(7,803)                  (3,878)                     273

The pro forma effects of applying No. 123 may not be representative of the effects on reported net income for future years since options vest over several years and additional awards could be each year.

Stock options activity for the Plan was as follows:

                                                                                          Weighted-Average
                                                                      Shares               Exercise Price
                                                                 -------------------  ------------------------
      Outstanding January 1, 1997 ............................            --

      Granted ................................................           330                  $5,000
      Exercised ..............................................
      Canceled ...............................................
                                                                      ------                  ------
      Outstanding December 31, 1997 ..........................           330                   5,000

      Granted ................................................           270                   5,000
      Exercised ..............................................
      Canceled ...............................................
                                                                      ------                  ------
Outstanding December 31, 1998 ................................           600                  $5,000
                                                                      ======                  ======
Weighted-average fair value of options granted during the
   year--1997 ................................................                                $1,249 per share
Weighted-average fair value of options granted during the
   year--1998 ................................................                                $1,221 per share

                               REID PLASTICS, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

      The following table summarizes the information about stock options outstanding at December 31, 1998:

                                           Options Outstanding
                          ------------------------------------------------------
                                            Weighted-Average
                                               Remaining
Range of Exercise                            Commercial Life    Weighted-Average
Prices                        Shares             (years)         Exercise Price
                          ---------------  ------------------  -----------------
$5,000................          600                 9               $5,000

                                           Options Exercisable
                          ------------------------------------------------------
Range of Exercise
Prices                        Shares                            Weighted-Average
                          ---------------                      -----------------
$5,000................          120                                 $5,000

15. SUBSEQUENT EVENT

      On April 29, 1999, Vestar and certain affiliates entered into an agreement to merge the Company into Consolidated Container Holdings LLC ("Newco"), and in connection with this and other transactions Vestar and certain affiliates will receive a 51% ownership interest in Newco. Pursuant to this agreement, Newco has agreed to refinance the existing notes payable and revolving credit agreement.

                               REID PLASTICS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1999

                             (dollars in thousands)

                                                                 March 31, 1999
                                                                 --------------
                                                                   (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ...............................        $   2,310
  Accounts receivable, net of allowance of $1,477 .........           22,114
  Inventories .............................................           11,239
  Deferred income taxes ...................................            7,813
  Other current assets ....................................            6,736
                                                                   ---------
      Total current assets ................................           50,212

PROPERTY AND EQUIPMENT--Net ...............................           55,241
GOODWILL AND OTHER INTANGIBLES--Net .......................          115,826
OTHER ASSETS ..............................................              948
                                                                   ---------

TOTAL .....................................................        $ 222,227
                                                                   =========

LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities ................        $  23,901
  Current portion of long-term debt .......................            9,058
                                                                   ---------
    Total current liabilities .............................           32,959

LONG-TERM DEBT ............................................          115,446
DEFERRED INCOME TAXES .....................................            7,813
OTHER LIABILITIES .........................................           14,353
MINORITY INTEREST .........................................              528

COMMITMENTS

SHAREHOLDER'S EQUITY:
  Common stock ............................................           55,293
  Accumulated deficit .....................................           (3,681)
  Foreign currency translation adjustment .................             (484)
                                                                   ---------

    Total shareholder's equity ............................           51,128
                                                                   ---------

TOTAL .....................................................        $ 222,227
                                                                   =========

            See notes to condensed consolidated financial statements.

                               REID PLASTICS, INC.

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                THREE-MONTH PERIOD ENDED MARCH 31, 1998 AND 1999

                             (dollars in thousands)

                                                                    Three-Month Period
                                                                      Ended March 31,
                                                                -------------------------
                                                                   1998           1999
                                                                ---------        --------
                                                                       (Unaudited)
NET SALES ..............................................        $ 43,550         $ 38,405
COST OF SALES ..........................................          37,080           31,715
                                                                --------         --------
GROSS PROFIT ...........................................           6,470            6,690
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...........           4,308            4,516
INTEREST INCOME ........................................           2,295            2,219
OTHER INCOME ...........................................             143              275
                                                                --------         --------
INCOME BEFORE INCOME TAXES .............................              10              230
INCOME TAX EXPENSE .....................................             509              553
`MINORITY INTEREST IN NET INCOME (LOSS) OF
SUBSIDIARIES ...........................................              53             (149)
                                                                --------         --------
NET LOSS ...............................................            (552)            (174)
OTHER COMPREHENSIVE INCOME--Foreign currency translation
  adjustment ...........................................                              144
                                                                                 --------
COMPREHENSIVE LOSS .....................................        $   (552)        $    (30)
                                                                ========         ========

            See notes to condensed consolidated financial statements.

                               REID PLASTICS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                THREE-MONTH PERIOD ENDED MARCH 31, 1998 AND 1999

                             (dollars in thousands)

                                                       Three-Month Period
                                                         Ended March 31,
                                                    -----------------------
                                                      1998           1999
                                                    -------         -------
                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .................................        $  (552)        $  (174)
  Depreciation and amortization ............          3,877           3,604
  Other ....................................            (53)           (779)
  Change in working capital ................         (5,952)         (6,319)
                                                    -------         -------
    Net cash used in operating activities ..         (2,680)         (3,668)
                                                    -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .....................         (4,169)         (2,426)
  Deposits .................................             41              (8)
  Other ....................................            319
                                                    -------         -------
    Net cash used in investing activities ..         (3,809)         (2,434)
                                                    -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from revolving line of credit          7,500           3,500
  Principal payment to banks ...............            (91)            (91)
  Principal payments to others .............           (467)           (405)
  Other ....................................            (87)
                                                    -------         -------
    Net cash provided by financing
      activities ...........................          6,855           3,004
                                                    -------         -------
  NET CHANGE IN CASH .......................        $   366         $(3,098)
                                                    =======         =======

CHANGE IN WORKING CAPITAL:
  Accounts receivable ......................        $  (190)        $(4,971)
  Inventories ..............................           (322)         (1,238)
  Prepaid expenses .........................             91             485
  Other receivables ........................           (714)           (801)
  Accounts payable .........................         (3,941)         (2,116)
  Accrued liabilities ......................           (876)         (1,910)
                                                    -------         -------
                                                    $(5,952)        $(6,319)
                                                    =======         =======

            See notes to condensed consolidated financial statements.

                               REID PLASTICS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The condensed consolidated financial statements contained in this report are unaudited. In our opinion, we have made all necessary adjustments (which include only normal recurring adjustments) in order to present fairly, in all material respects, our consolidated financial position as of March 31,1999 and the results of operations and cash flows for the three-month periods ended March 31,1999 and 1998. Certain information and footnote disclosures included in the annual financial statements have been omitted. The financial statements should be read in conjunction with our 1998 consolidated financial statements.

2. INVENTORIES

                                                              March 31, 1999
                                                              --------------
Raw materials and supplies ................................       $ 5,759
Furnished goods ...........................................         5,480
                                                                  -------
             Total ........................................       $11,239
                                                                  =======

3. SUBSEQUENT EVENT

      On April 29, 1999, Vestar and certain affiliates entered into an agreement to merge the Company into Consolidated Container Holdings LLC, ("Newco"), and in connection with this and other transactions Vestar and certain affiliates will receive a 51% ownership interest in Newco. Pursuant to this agreement, Newco has agreed to refinance the existing notes payable and revolving credit agreement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
      Suiza Foods Corporation
Dallas, Texas

      We have audited the accompanying combined balance sheets of Franklin Plastics, Inc. and subsidiaries ("Franklin") and Plastic Containers, Inc. and subsidiaries ("PCI"), collectively "Suiza Packaging" or the "Company," as of December 31, 1997 and 1998, and the related combined statements of operations, stockholders' equity and cash flows for the five-month period from the date of acquisition of Franklin (July 31, 1997) to December 31, 1997 and the year ended December 31, 1998. The combined financial statements include the accounts of Franklin from its date of acquisition on July 31, 1997, and PCI from its date of acquisition on May 29, 1998, both of which are majority-owned subsidiaries of Suiza Foods Corporation. We have also audited the combined statements of operations, stockholders' equity and cash flows of the predecessor of Franklin, Plastics Management Group, for the four-month pre-acquisition period from April 1, 1997 to July 30, 1997. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Suiza Packaging at December 31, 1997 and 1998, and their combined results of operations and cash flows for the five-month period ended December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

      In addition, in our opinion, the combined predecessor financial statements present fairly, in all material respects, the results of operations and cash flows of Plastic Management Group for the four-month period ended July 30, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Dallas, Texas
February 9, 1999
(April 30, 1999, as to Note 17)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
 Plastics Management Group:

      We have audited the accompanying combined statements of operations, stockholders' equity and cash flows of Plastics Management Group for the six month period ended March 31, 1997 and the year ended September 30, 1996. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, Plastics Management Group's results of operations and cash flows for the six month period ended March 31, 1997 and the year ended September 30, 1996 in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 1, 1997

                                 SUIZA PACKAGING

                             COMBINED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                             (dollars in thousands)

                                                                                        December 31,
                                                                                   ----------------------
                                                                                     1997         1998
                                                                                   ---------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ....................................................   $     265    $   1,681
  Temporary investments ........................................................                    9,216
  Accounts receivable, net of allowance for doubtful accounts of $118 and
  $2,078 .......................................................................      10,887       44,714
  Inventories ..................................................................       2,140       23,365
  Prepaid expenses and other current assets ....................................         256          676
  Deferred income taxes ........................................................       2,187        2,395
                                                                                   ---------    ---------
      Total current assets .....................................................      15,735       82,047

PROPERTY, PLANT AND EQUIPMENT ..................................................      52,476      218,644
DEFERRED INCOME TAXES ..........................................................                   23,937
INTANGIBLE AND OTHER ASSETS ....................................................      90,706      267,277
                                                                                   ---------    ---------
TOTAL ASSETS ...................................................................   $ 158,917    $ 591,905
                                                                                   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses ........................................   $  20,007    $  63,926
  Dividends payable ............................................................       1,417        7,906
  Revolving credit facility ....................................................                   26,370
  Current portion of long-term debt ............................................                    6,032
                                                                                   ---------    ---------
      Total current liabilities ................................................      21,424      104,234

LONG-TERM DEBT .................................................................     108,822      372,339
DEFERRED INCOME TAXES ..........................................................       2,980        7,098
OTHER LONG-TERM LIABILITIES ....................................................                   22,359

COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, $1,000 stated value--1,000,000 shares
      authorized; 22,671 and 72,594 shares, respectively, issued and outstanding      22,671       72,594
  Common stock, $.001 par value, 5,000,000 shares authorized, 453,425 and
      1,451,877 shares, respectively, issued and outstanding ...................                        1
  Additional paid-in capital ...................................................       4,918       14,899
  Retained deficit .............................................................      (1,898)      (1,619)
                                                                                   ---------    ---------
      Total stockholders' equity ...............................................      25,691       85,875
                                                                                   ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................................   $ 158,917    $ 591,905
                                                                                   =========    =========

                  See notes to combined financial statements.

                                 SUIZA PACKAGING

                        COMBINED STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                                    Predecessor
                                        ------------------------------------
                                                       Six-Month                     Five-Month
                                                        Period       Four-Month        Period
                                       Year Ended       Ended          Period          Ended        Year Ended
                                      September 30,    March 31,     Ended July 31,  December 31,   December 31,
                                         1996            1997           1997            1997          1998
                                        ---------      ---------      ---------      ------------   ------------
NET SALES ...........................   $  80,057      $  48,781      $  40,847      $  49,699      $ 367,903

COST OF SALES .......................      67,567         43,292         36,447         38,995        283,122
                                        ---------      ---------      ---------      ---------      ---------

  Gross profit ......................      12,490          5,489          4,400         10,704         84,781

OPERATING EXPENSES:

  Selling, general and administrative       2,442          1,115            706          5,347         33,075

  Amortization of intangibles .......          71             48             32            947          5,126
                                        ---------      ---------      ---------      ---------      ---------

      Total operating expenses ......       2,513          1,163            738          6,294         38,201
                                        ---------      ---------      ---------      ---------      ---------

INCOME FROM OPERATIONS ..............       9,977          4,326          3,662          4,410         46,580

OTHER INCOME (EXPENSE):

  Interest expense, net .............      (1,079)          (932)          (618)      (4,663)         (26,847)

  Other expense, net ................        (456)          (176)                                         (62)
                                        ---------      ---------      ---------    ---------        ---------

      Total other income (expense) ..      (1,535)        (1,108)          (618)      (4,663)         (26,909)
                                        ---------      ---------      ---------    ---------        ---------

INCOME (LOSS) BEFORE
 INCOME TAXES .......................       8,442          3,218          3,044         (253)          19,671

INCOME TAX EXPENSE ..................         280            218            190          228            9,486
                                        ---------      ---------      ---------    ---------        ---------

NET INCOME (LOSS) ...................   $   8,162      $   3,000      $   2,854    $    (481)       $  10,185
                                        =========      =========      =========    =========        =========

                   See notes to combined financial statements

                                  SUIZA PACKAGING
                        COMBINED STATEMENTS OF OPERATIONS
                              (dollars in thousands)



                                                                 Predecessor
                                            ---------------------------------------------------
                                                                Six-Month                         Five-Month
                                                                 Period         Four-Month          Period
                                              Year Ended          Ended           Period             Ended           Year Ended
                                             September 30,      March 31,         Ended           December 31,      December 31,
                                                 1996             1997         July 31, 1997         1997               1998
                                             ------------       ---------      -------------     ------------      ------------
NET SALES.................................      $80,057          $48,781          $40,847           $49,699           $367,903
COST OF SALES.............................       67,567           43,292           36,447            38,995            283,122
                                                -------          -------          -------           -------           --------
    Gross profit..........................       12,490            5,489            4,400            10,704             84,781

OPERATING EXPENSES:
  Selling, general and administrative......       2,442            1,115              706             5,347             33,075
  Amortization of intangibles..............          71               48               32               947              5,126
                                                -------          -------          -------           -------           --------
    Total operating expenses...............       2,513            1,163              738             6,294             38,201
                                                -------          -------          -------           -------           --------
INCOME FROM OPERATIONS.....................       9,977            4,326            3,662             4,410             46,580

OTHER INCOME (EXPENSE):
  Interest expense, net....................      (1,079)            (932)            (618)           (4,663)           (26,847)
  Other expense, net.......................        (456)            (176)                                                  (62)
                                                -------          -------          -------           -------           --------
    Total other income (expense)...........      (1,535)          (1,108)            (618)           (4,663)           (26,909)
                                                -------          -------          -------           -------           --------
INCOME (LOSS) BEFORE INCOME TAXES..........       8,442            3,218            3,044              (253)            19,671
INCOME TAX EXPENSE.........................         280              218              190               228              9,486
                                                -------          -------          -------           -------           --------
NET INCOME (LOSS)..........................     $ 8,162          $ 3,000          $ 2,854           $  (481)          $ 10,185
                                                =======          =======          =======           ========          ========

                   See notes to combined financial statements

                                 SUIZA PACKAGING

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (dollars in thousands)

                                  Preferred Stock         Common Stock     Additional   Retained     Total
                                 -----------------   --------------------    Paid-In     Earning  Stockholder's
                                     Shares                  Amount          Capital    (Deficit)    Equity
                                 -----------------   --------------------    --------   --------    --------
PREDECESSOR

BALANCE, OCTOBER 1, 1995 ...         --   $     --        960    $     59    $  1,548   $  2,257    $  3,864

Issuance of common stock ...                              700          84                                 84

Stockholders' distribution .                                                              (4,630)     (4,630)

Net income .................                                                               8,162       8,162
                                 ------   --------   --------    --------    --------   --------    --------

BALANCE, SEPTEMBER 30, 1996          --         --      1,660         143       1,548      5,789       7,480

Repurchase of common stock .                             (200)        (21)                               (21)

Stockholders' distribution .                                                                (751)       (751)

Net income .................                                                               3,000       3,000
                                 ------   --------   --------    --------    --------   --------    --------

BALANCE, MARCH 31, 1997 ....         --         --      1,460         122       1,548      8,038       9,708

Stockholders' distribution .                                                              (3,380)     (3,380)

Net income .................                                                               2,854       2,854
                                 ------   --------   --------    --------    --------   --------    --------

BALANCE, JULY 31, 1997 .....         --   $     --      1,460    $    122    $  1,548      7,512    $  9,182
                                 ======   ========   ========    ========    ========   ========    ========

SUIZA PACKAGING

Common stock issued ........         --   $     --    453,425    $     --    $  4,535   $     --    $  4,535

Preferred stock issued .....     22,671     22,671                                                    22,671

Issuance of warrants .......                                                      383                    383

Preferred dividends declared                                                              (1,417)     (1,417)

Net loss ...................                                                                (481)       (481)
                                 ------   --------   --------    --------    --------   --------    --------

BALANCE, DECEMBER 31, 1997 .     22,671     22,671     453,425         --       4,918     (1,898)     25,691

Common stock issued ........                           998,452          1       9,981                  9,982

Preferred stock issued .....     49,923     49,923                                                    49,923

Stockholder distribution ...                                                              (2,000)     (2,000)

Preferred dividends declared                                                              (7,906)     (7,906)

Net income .................                                                              10,185      10,185
                               --------   --------   ---------   --------    --------   --------    --------

BALANCE, DECEMBER 31, 1998 .     72,594   $ 72,594   1,451,877   $      1    $ 14,899   ($ 1,619)   $ 85,875
                               ========   ========   =========   ========    ========   ========    ========

                  See notes to combined financial statements.

                                 SUIZA PACKAGING

                        COMBINED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                        Predecessor
                                                            ------------------------------------
                                                                         Six-Month                Five-Month
                                                                           Period     Four-Month     Period
                                                            Year Ended     Ended        Period       Ended      Year Ended
                                                            September    March 31,    Ended July   December    December 31,
                                                            30, 1996       1997        31, 1997    31, 1997        1998
                                                            ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss) .......................................   $   8,162    $   3,000    $   2,854    $    (481)   $  10,185
  Adjustments to net income (loss):

  Depreciation and amortization .........................       4,136        2,820        2,149        2,233       17,333

  Loss on disposal of assets ............................          79                                                  62

  Deferred income taxes .................................                                                228       10,194
  Changes in assets and liabilities, net of
   acquisitions:

      Receivables .......................................      (1,869)       1,063       (3,333)        (727)      (4,113)

      Inventories .......................................        (672)        (123)        (120)        (154)       2,154

      Prepaid expenses and other assets .................        (118)        (477)         269          142          111

      Accounts payable and accrued expenses .............       3,376          800           89        7,983       (9,160)
                                                            ---------    ---------    ---------    ---------    ---------

      Net cash provided by (used in)
       operating activities .............................      13,094        7,083        1,908        9,224       26,766
                                                            ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturity of temporary investments .......                                                          26,740

  Purchase of temporary investments .....................                                                         (13,790)

  Additions to property, plant and equipment ............     (29,329)      (7,335)      (7,402)      (9,343)     (63,721)

  Cash paid for acquisitions, net of cash acquired ......        (202)         (45)                 (136,027)     (91,700)
                                                            ---------    ---------    ---------    ---------    ---------

      Net cash used in investing activities .............     (29,531)      (7,380)      (7,402)    (145,370)    (142,471)
                                                            ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Dividends paid and stockholders' distributions, net ...      (2,746)      (2,571)      (3,380)                   (3,417)

  Net borrowings from parent company ....................                                 8,874      108,822      100,097

  Issuance of common and preferred stocks ...............                                             27,206       25,343

  Issuance of warrants ..................................                                                383

  Repayment of long-term debt ...........................        (919)         (48)                                (4,902)

  Borrowings on debt, net ...............................      20,763        2,077
                                                            ---------    ---------    ---------    ---------    ---------

      Net cash provided by (used in) financing activities      17,098         (542)       5,494      136,411      117,121
                                                            ---------    ---------    ---------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ...........................................         661         (839)                      265        1,416
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD ................................................         178          839                                    265
                                                            ---------    ---------    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD ................   $     839    $      --    $      --    $     265    $   1,681
                                                            =========    =========    =========    =========    =========

                  See notes to combined financial statements.

                                 SUIZA PACKAGING

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             FOR 1996, 1997 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Business--Suiza Packaging (the "Company") includes the operations of Franklin Plastics, Inc. and subsidiaries ("Franklin"), a majority-owned subsidiary of Suiza Foods Corporation ("Suiza" or the "Parent") and its predecessor, Plastic Management Group, and Plastics Containers, Inc. and subsidiaries ("PCI"), an indirect majority-owned subsidiary of Suiza. On July 31, 1997, Franklin was acquired by Suiza and on May 29, 1998, PCI and its immediate parent company, Continental Can Company, Inc. ("Continental Can"), was acquired by Suiza. Both of these acquisitions have been accounted for using the purchase method of accounting, and the related accounting adjustments, including goodwill, have been pushed down and are reflected in the combined financial statements of the Company as of their respective acquisition dates. The combined financial statements of the Company for the periods before July 31, 1997, were prepared using the predecessor's historical basis of accounting. Because of the application of the purchase method of accounting, as of the respective acquisition dates of Franklin and PCI, the operating results of Suiza Packaging and its predecessor, Plastics Management Group, are presented using different bases of accounting that affect the comparability of their operating results.

      The Company develops, manufactures and distributes a wide range of custom extrusion blow-mold plastic containers used primarily in the milk, juice and water industries. Based on the nature of the product, the production process, types of customers, and methods used to distribute products, the Company operates in one reportable segment.

      Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Principles of Combination--The accompanying combined financial statements include the accounts of Franklin and PCI and their wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in combination.

      Cash and Cash Equivalents--Included in cash and cash equivalents are highly liquid cash investments with remaining maturities at date of purchase of three months or less.

      Temporary Investments--Temporary investments consist of available-for-sale U.S. government obligations, certificates of deposit, Eurodollar deposits and highly rated commercial paper, all of which are due within one year. These temporary investments are stated at amortized cost, which approximates market value.

      Inventories--Inventories consist of raw materials, spare parts and supplies, and finished goods inventories and are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Finished goods inventories include raw materials, direct labor costs and indirect labor and overhead costs.

      Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Plant and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Expenditures for repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred.

      Intangible Assets--Intangible assets include primarily goodwill and are stated at cost and are amortized using the straight-line method over 40 years.

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

      Insurance--The Company purchases commercial insurance policies to cover its insurance risks; however, certain of its subsidiaries are self-insured in certain states for worker's compensation, general liability and property and casualty coverages in excess of varying deductible amounts. Self-insurance liabilities are accrued based on claims filed and estimates for claims incurred but not reported.

      Research, Development and Engineering--Expenditures for research, development and engineering are expensed as incurred. Costs charged to operations for research, development and engineering for the year ended December 31, 1998, were $5.1 million. There were no similar costs incurred prior to 1998.

      Revenue--Revenue is recognized when the product is shipped to the customer. The Company provides credit terms to customers generally ranging up to 30 days, performs ongoing credit evaluations of its customers and maintains allowances for probable credit losses based on historical experience.

      Income Taxes--Deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance if deemed necessary. Beginning with the acquisition by Suiza on July 31, 1997, the Company has been included in the consolidated federal income tax return of Suiza; however, income taxes in the combined financial statements have been provided as if the Company filed a separate income tax return. Prior to July 31, 1997, the predecessor was organized as a group of affiliated companies under Subchapter S of the Internal Revenue Code, and was not subject to corporate-level federal income taxes. Accordingly, income generated by the predecessor was taxed to the stockholders individually, and no federal income tax expense was recorded in the predecessor financial statements.

      Asset Impairment--In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets to Be Disposed Of," the Company evaluates the impairment of long-lived assets if circumstances indicate that the carrying value of those assets may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset.

      Recently Issued Accounting Pronouncements--SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," was issued in June 1998, and establishes standards for accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for the year ending December 31, 2001. The Company is currently analyzing the effect of this standard and does not expect it to have a material effect on the combined financial position, results of operations or cash flows.

2. ACQUISITIONS

      On July 31, 1997, Suiza formed Suiza Packaging and purchased the net assets of Plastics Management Group for approximately $136 million in cash, which was funded primarily by borrowings under Suiza's senior credit facilities. In connection with this acquisition, Suiza Packaging sold warrants to the former stockholders of Plastics Management Group to acquire 91,880 shares of common stock of Suiza Packaging (equal to 17.5% of the outstanding common stock) at an exercise price of $10 per share in consideration for a cash payment of $383,000, which approximated the fair market value of such warrants. Pursuant to a stockholders' agreement, the purchase price of Plastics Management Group was pushed down to Suiza Packaging with the following capital structure:

      o 55% of the purchase price in the form of senior notes payable to Suiza

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

      o 25% of the purchase price in the form of mezzanine notes payable to Suiza

      o 16 2/3% of the purchase price in the form of preferred stock issued to Suiza

      o 3 1/3% of the purchase price in the form of common stock issued to Suiza

      In addition to the push-down of the original purchase price of Plastics Management Group, the stockholders' agreement also required any future acquisitions of plastic packaging businesses by Suiza to be made on behalf of Suiza Packaging, with the related purchase prices pushed down to Suiza Packaging using the above-described capital structure. In addition, for future Suiza Packaging acquisitions, the warrant holders were entitled to protective participation rights whereby they could elect to purchase 17.5% of both the preferred and common stock issued by Suiza Packaging in connection with these future acquisitions.

      On May 29, 1998, Suiza issued approximately 2.5 million shares of its common stock or replacement stock options to the shareholders of Continental Can in exchange for substantially all of the issued and outstanding shares of common stock and stock options of Continental Can. The total purchase price for this acquisition, including assumed debt, was approximately $354.4 million, of which approximately $207.4 million of the purchase price was allocated to PCI based on PCI's relative contribution to Continental Can's operations.

      During 1998, in addition to the PCI acquisition, the Company completed the acquisition of eleven other plastic packaging businesses. The aggregate purchase price for the other acquisitions, none of which were individually significant, was $89.3 million. All of the acquisitions were funded primarily with borrowings under Suiza's senior credit facilities.

      These acquisitions were all accounted for using the purchase method of accounting as of their respective acquisition dates. Accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the combined financial statements. At the acquisition date, the purchase prices, which were pushed down to Suiza Packaging based on the capital structure discussed above, were allocated to assets acquired, including identifiable intangibles and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill. In connection with the 1997 and 1998 acquisitions, assets were acquired and liabilities were assumed as follows:

                                                        Years Ended December 31,
                                                        ------------------------

                                                           1997         1998
                                                        ----------   -----------
                                                             (In Thousands)

            Total purchase prices, net of cash acquired $136,027 $292,161 Fair value of net assets acquired:
              Fair value of assets acquired ...........     57,654    216,868
              Fair value of liabilities assumed .......     12,588    106,561
                                                          --------   --------
              Total net assets acquired ...............     45,066    110,307
                                                          --------   --------
            Goodwill ..................................   $ 90,961   $181,854
                                                          ========   ========

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

      The following table presents the unaudited combined pro forma results of operations of Suiza Packaging as if these acquisitions had occurred at the beginning of each of the periods presented:

                                                   Years Ended December 31,
                                                   ------------------------
                                                       1997         1998
                                                   ----------    ----------
                                                       (In Thousands)

      Net Sales .................................   $ 484,755    $ 512,151
                                                    =========    =========
      Income (loss) before taxes ................   $     (75)   $  18,858
                                                    =========    =========
      Net income (loss) .........................   $     (56)   $  11,053
                                                    =========    =========

      The unaudited combined pro forma results of operations are not necessarily indicative of what the actual results of operations would have been had the acquisitions occurred at the beginning of 1997, nor do they purport to be indicative of the future results of operations of Suiza Packaging.

      In connection with the acquisition of PCI, a liability of $2.2 million was recognized relative to a plan to close PCI's Lima, Ohio, facility. This liability included approximately $.8 million for employee severance costs related to approximately 100 employees, including production, supervisory and administrative personnel located at the facility, and approximately $1.4 million for noncancelable lease obligations and related facility closing costs. The liability at December 31, 1998 of $2.2 million is included in accounts payable and accrued expenses. The Company remains obligated under the facility lease through December 2000. In addition, the allocation of purchase price to flexed assets included a reduction of approximately $5.7 million of carrying costs of the Lima facility to reduce such costs to their estimated fair values. This facility is expected to close by the end of the second quarter of 1999.

3. INVENTORIES

                                                         December 31,
                                                   -----------------------
                                                     1997            1998
                                                   -------         -------
                                                       (In Thousands)

      Raw materials ......................         $ 1,151         $ 9,586
      Parts and supplies .................             599           3,045
      Finished goods .....................             390          10,734
                                                   -------         -------
           Total .........................         $ 2,140         $23,365
                                                   =======         =======

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

4. PROPERTY, PLANT AND EQUIPMENT

                                                        December 31,
                                                 ------------------------
                                                    1997            1998
                                                 ---------      ---------
                                                       (In Thousands)

      Land .................................     $     350      $   7,350
      Buildings and improvements ...........         4,912         24,586
      Machinery and equipment ..............        48,203        189,587
      Furniture and fixtures ...............           297            808
      Construction in progress .............                        9,913
                                                 ---------      ---------
                                                    53,762        232,244
      Less accumulated depreciation ........        (1,286)       (13,600)
                                                 ---------      ---------
               Total .......................        52,476      $ 218,644
                                                 =========      =========

5. INTANGIBLE AND OTHER ASSETS

                                                        December 31,
                                                 ------------------------
                                                    1997            1998
                                                 ---------      ---------
                                                       (In Thousands)

      Goodwill .............................     $  90,961      $ 272,815
      Deposits and other ...................           692            535
                                                 ---------      ---------
                                                    91,653        273,350
      Less accumulated amortization ........          (947)        (6,073)
                                                 ---------      ---------
           Total ...........................     $  90,706      $ 267,277
                                                 =========      =========

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                        December 31,
                                                 ------------------------
                                                    1997            1998
                                                 ---------      ---------
                                                       (In Thousands)

      Accounts payable .....................       $13,219       $27,980
      Accrued interest payable to Suiza ....         2,775         9,499
      Employee compensation and benefits ...           619         8,629
      Accrual for plant closings ...........                       3,585
      Accrued rebates ......................         1,570         1,757
      Other ................................         1,824        12,476
                                                   -------       -------
           Total ...........................       $20,007       $63,926
                                                   =======       =======

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

7. DEBT

                                                        December 31,
                                                   ----------------------
                                                      1997         1998
                                                   ---------    ---------
                                                         (In Thousands)

      Revolving credit facility with Suiza ....    $            $  26,370
                                                   =========    =========
      Long-term debt:
        Notes payable to Suiza:
        Senior notes payable ..................    $  74,815    $ 125,502
        Mezzanine notes payable ...............       34,007      118,749
      Senior secured notes payable ............                   113,114
      Capital lease obligations ...............                     3,006
                                                   ---------    ---------
                                                   $ 108,822      378,371
        Less current portion ..................                    (6,032)
                                                   ---------    ---------
            Total .............................    $ 108,822      372,339
                                                   =========    =========

      Notes Payable to Suiza--The Company has entered into various credit arrangements with Suiza, which include a non-interest-bearing revolving credit facility, payable on demand, to fund the Company's working capital and capital expenditure requirements and senior and mezzanine notes payable to fund a portion of the purchase prices for acquired businesses pursuant to the capital structure required by the stockholders' agreement, as discussed in Note 2.

      The senior notes payable that are unsecured notes, were issued in connection with the Company's acquisitions, at various dates in 1997 and 1998, and require quarterly principal installments of 2% of the initial principal balance beginning September 30,1999, and ending on their maturity date, June 30, 2004. Amounts outstanding under the senior note bear interest, payable quarterly, at a floating rate based on the London Interbank Offering Rate plus 300 basis points. The interest rate in effect, including the applicable interest rate margin, was 8.78% and 8.63% at December 31, 1998 and 1997, respectively.

      The mezzanine notes payable that are unsecured notes, were issued in connection with the Company's acquisitions, at various dates in 1997 and 1998, and are due in full on their maturity date, June 30, 2007. Of the amounts outstanding at December 31, 1998, approximately $57 million bear interest at 12.5%, while the remaining $61.7 million bear interest at 13.9%. Interest on these notes are payable quarterly.

      Senior Secured Notes--The senior secured notes were issued in December 1996 and have an original par value of $125 million. These notes, which are due in 2006, bear interest at a fixed interest rate of 10%, payable semiannually in July and December of each year, and are secured by substantially all assets other than inventory, receivables and certain equipment of PCI, along with the stock of certain of PCI's subsidiaries. In connection with the acquisition of PCI in 1998, these notes were revalued to fair value using a market yield of 8.6% resulting in a premium of $10.4 million at the acquisition date. This premium is being amortized as an adjustment to interest expense over the life of the notes. These notes are redeemable, in whole or in part, at the option of PCI beginning on December 16, 2001, at an initial price of 105% of par value, declining ratably each year to par value on December 15, 2004. In addition, the indenture requires PCI to offer to redeem the notes at a redemption price of 101% of par value upon the occurrence of certain other events. The tender offer to redeem these notes in connection with the acquisition of PCI resulted in the redemption of $3.8 million of these notes. The indenture places certain restrictions on the payment of dividends, additional liens, disposition of the proceeds of asset sales, sale and leaseback transactions and additional borrowings.

      Capital Lease Obligations--The Company is obligated under capital leases for a manufacturing facility, which expires in December 2000, and certain machinery and equipment, which expires in April 2002. The

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

equipment lease arrangement commenced on April 1, 1996, in connection with the issuance of tax-exempt industrial development revenue bonds. Included in the combined balance sheet are capital lease assets of $4.5 million and accumulated amortization of $.3 million at December 31, 1998.

      Future minimum lease payments under these capital leases are as follows (in thousands):

      Year ending December 31:

            1999............................................             $1,172
            2000............................................                919
            2001............................................                871
            2002............................................                349
                                                                         ------
      Total future minimum lease payments...................              3,311
      Less portion representing interest....................               (305)
                                                                         -------
            Net minimum lease payments......................             $3,006
                                                                         ======

      Scheduled Maturities--The scheduled annual maturities of long-term debt at December 31, 1998, were as follows (in thousands):

                                  Suiza Notes     Other Debt        Total
                                  -----------     ----------      --------

      1999 ..................       $  5,020       $  1,012       $  6,032
      2000 ..................         10,040            848         10,888
      2001 ..................         10,040            784         10,824
      2002 ..................         10,040            362         10,402
      2003 ..................         10,040                        10,040
      Thereafter ............        199,071        131,114        330,185
                                    --------       --------       --------
                                    $244,251       $134,120       $378,371
                                    ========       ========       ========

8. OPERATING LEASES

      The Company leases certain property, plant and equipment used in its operations under noncancelable operating lease agreements. Such leases, which are primarily for facilities, machinery and equipment and vehicles, have lease terms ranging from two to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals, based on miles driven or units produced. Lease expense, including additional rent, was $11.6 million for the year ended December 31, 1998, $1.3 million for the five-month period ended December 31, 1997, $0.7 million for the four-month period ended July 31, 1997, $2.1 million for the six-month period ended March 31, 1997, and $4.3 million for the year ended September 30, 1996.

      Future minimum lease payments at December 31, 1998, under noncancelable operating leases with terms in excess of one year are summarized below (in thousands):

      1999.................................................              $16,833
      2000.................................................               15,996
      2001.................................................               15,473
      2002.................................................               13,159
      2003.................................................               11,211
      Thereafter...........................................               12,283
                                                                         -------
                          Total............................              $84,955
                                                                         =======

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

9. INCOME TAXES

      The following table presents the provision for income taxes of Suiza Packaging for the periods presented (in thousands):

                                   Predecessor
                        -------------------------------
                                                          Five-
                                   Six-Month   Four-      Month
                          Year     Period      Month      Period       Year
                          Ended     Ended      Period      Ended       Ended
                        September  March 31, Ended July  December    December
                        30, 1996     1997     31, 1997   31, 1997    31, 1998
                        ---------  --------- ----------  --------    --------

Current taxes payable
  Federal ...........   $     --   $     --   $     --   $   (869)   $ (2,394)
  State .............        280        218        190        304       1,114
Deferred income taxes                                         793      10,766
                        --------   --------   --------   --------    --------
     Total ..........   $    280   $    218   $    190   $    228    $  9,486
                        ========   ========   ========   ========    ========

      For the periods ended prior to July 31, 1997, the Company had elected to be taxed as a Subchapter S Corporation whereby all of its income or losses passed through to its stockholders. Accordingly, no provision for federal income taxes is included in the combined financial statements for these periods. The following is a reconciliation of income taxes reported in the combined statements of operations (in thousands):

                                                  Predecessor
                                       -------------------------------
                                                                         Five-
                                                  Six-Month   Four-      Month
                                         Year     Period      Month      Period       Year
                                         Ended     Ended      Period      Ended       Ended
                                       September  March 31, Ended July  December    December
                                       30, 1996     1997     31, 1997   31, 1997    31, 1998
                                       ---------  --------- ----------  --------    --------
Tax expense at statutory rates .......   $   --    $   --     $   --     $  (89)     $6,885
State income taxes, net of federal tax
effect ...............................      280       218        190        275       1,740
Tax effect of non-deductible goodwill                                                   653
Other ................................                                       42         208
                                         ------    ------     ------     ------      ------
      Total ..........................   $  280    $  218     $  190     $  228      $9,486
                                         ======    ======     ======     ======      ======

      The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                                                       December 31,
                                                                  --------------------
                                                                    1997        1998
                                                                  --------    --------
Deferred income tax assets:
  Net operating loss carry forwards ...........................   $   1996    $ 18,022
  Vacation reserves ...........................................         46       1,031
  Self-insurance reserves .....................................                  3,890
  Plan rationalization reserve ................................                  1,736
  Postretirement benefit reserves .............................                  3,373
  Premium on senior secured notes .............................                  3,748
  Deferred financing costs ....................................                  1,826
  Allowance ...................................................         48       1,034

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

                                                                       December 31,
                                                                  --------------------
                                                                    1997        1998
                                                                  --------    --------
  Other .......................................................         97       2,426
                                                                  --------    --------
                                                                     2,187      37,086
Deferred income tax liabilities - depreciation and amortization     (2,980)    (17,852)
                                                                  --------    --------
    Net deferred income tax assets (liabilities) ..............   $   (793)   $ 19,234
                                                                  ========    ========

      These net deferred income tax assets (liabilities) are classified in the combined balance sheets as follows:

                                                           December 31,
                                                    ---------------------------
                                                      1997               1998
                                                    --------           --------

Current assets ...........................          $  2,187           $  2,395
Noncurrent assets ........................                               23,937
Noncurrent liabilities ...................            (2,980)            (7,098)
                                                    --------           --------
     Total ...............................          $   (793)          $ 19,234
                                                    ========           ========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities and tax-planning strategies in making this assessment. Based upon this assessment, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 1998.

      At December 31, 1998, the Company has operating loss carryforwards for federal income tax purposes of approximately $50 million, which are available to offset future federal taxable income. The carryforward periods extend from 2007 through 2010. In addition, the Company has alternative minimum tax credit carryforwards of approximately $132,000 that are available to reduce future federal regular income taxes over an indefinite period, and research and development credits of approximately $480,000 available to reduce future federal income taxes through 2010.

10. STOCKHOLDERS' EQUITY

      Capital Shares--Authorized capital shares of the Company include 1,000,000 shares of preferred stock with a par value and stated value of $.001 and $1,000 per share, respectively, and 5,000,000 shares of common stock with a par value of $.001 per share. The rights and preferences of preferred stock are established by the Company's board of directors upon issuance.

      The shares of preferred stock outstanding include 22,671 and 72,594 shares at December 31, 1997 and 1998, respectively. These preferred shares have a cumulative dividend rate of 15% of their stated and have a liquidation preference equal to $1,000 per shares plus accumulated unpaid dividends.

      Warrants--In conjunction with the acquisition of the Plastics Management Group on July 31, 1997, 91,880 warrants were sold for $383,000, which approximated their fair value, to former stockholders of Plastics Management Group, giving such holders the right to purchase equity interests in the Company equal to 17.5% of the outstanding common stock at that date for $10 per share. These warrants are exercisable, in whole or in part, at various dates through July 31, 2007.

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

      Stock Options--Pursuant to the stockholders' agreement, Suiza Packaging was authorized to grant stock options to key employees. During 1998, the Company adopted the Franklin Plastics, Inc. 1998 Stock Option Plan, which reserved 187,089 shares of common stock for grants under the plan, and granted stock options to certain key employees at exercise prices that approximated the fair market value of such shares at the date of grant. Stock options granted under this plan are exercisable over a three-year period from date of grant and may become exercisable upon the termination of an individual's employment following a change in control. At December 31, 1998, options for 89,836 shares had been granted and were outstanding at an exercise price of $10 per share, none of which were exercisable at that date. In addition, on February 1, 1999, the Company granted stock options for 28,358 shares of common stock to certain key employees at an exercise price of $30 per share, which approximated the fair market value of such shares at that date.

11. EMPLOYEE BENEFITS

      Suiza Packaging sponsors both defined benefit and defined contribution retirement plans on behalf of certain of its subsidiaries, and contributes to various multiemployer union pension plans. The following is a summary of amounts expensed under these plans (in thousands):

                                                      Predecessor
                                     -------------------------------------------
                                                                                     Five-
                                                     Six-Month        Four-          Month
                                         Year          Period         Month          Period          Year
                                         Ended         Ended          Period         Ended           Ended
                                     September 30,    March 31,   Ended July 31,  December 31,    December 31,
                                     -------------   ----------   --------------  ------------    ------------
Defined benefit plans .............     $   --         $   --         $   --         $   --          $  194
Defined contributions plans .......        141            118                           147             935
Multiemployer plans ...............         --             --                            --             573
                                        ------         ------         ------         ------          ------
                                        $  141         $  118         $   --         $  147          $1,702
                                        ======         ======         ======         ======          ======

      Defined Benefit Plans--As of May 29, 1998, the Company succeeded to a defined benefit pension plan for substantially all salaried employees of PCI hired prior to August 1, 1997. Plan benefits are based on all years of continuous service and the employee's compensation during the highest five continuous years of the last ten years of employment, minus a profit sharing annuity. The profit sharing annuity is based on the amount of profit sharing contributions received for 1988 through 1992.

      Any employee who terminated employment prior to August 31, 1993, is governed by the terms of the plan in effect at the time the termination occurred. In addition, the Company maintains a benefit equalization plan for salaried employees hired prior to August 1, 1997, whose compensation level exceeds the limits within the defined benefit pension plan.

      The Company also succeeded to a noncontributory defined benefit pension plan for substantially all hourly employees of PCI hired prior to August 1, 1997, who have attained 21 years of age. Plan benefits vary by location and by union contract, but are based primarily on years of service and the employee's highest wage classification for 12 consecutive months in the five-year period prior to retirement. Normal retirement is at age 65, with at least a five-year period of continuous service. However, employees may retire as early as age 55 and receive reduced benefits.

      Subject to the limitation on deductibility imposed by federal income tax laws, the Company's policy has been to contribute funds to the plans annually in amounts required to maintain sufficient plan assets to provide for accrued benefits. Plan assets are held in a master trust and are composed primarily of common stock, corporate bonds and U.S. government and government agency obligations.

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

      Postretirement Benefits Other Than Pensions--The Company provides certain health care and life insurance benefits for retired PCI employees. Certain of PCI's hourly and salaried employees became eligible for these benefits when they became eligible for an immediate pension under a formal company pension plan. In 1993, the plan was amended to eliminate health care benefits for employees hired after January 1, 1993. The Company's policy is to fund the cost of medical benefits as claims are incurred.

      At May 29, 1998, as part of the purchase accounting adjustments in connection with the PCI acquisition, the accrued pension liability and accrued postretirement benefit liability were adjusted to fair value, and all previously unrecognized gains and losses were recognized as part of the purchase allocation.

      The following table sets forth the funded status of the these plans and the amounts recognized in the balance sheets at December 31, 1998 (in thousands):

                                                                           Other Post-
                                                     Pension Benefits  Retirement Benefits
                                                     ----------------  -------------------
Change in benefit obligation:
  Benefit obligations at acquisition date ............   $ 71,500           $  5,900
  Service cost .......................................        865                 49
  Interest cost ......................................      2,741                215
  Actuarial loss .....................................      2,329                (63)
  Curtailment ........................................       (142)
  Benefit Paid .......................................     (2,423)              (184)
                                                         --------           --------
Benefit obligations at end of year ...................     74,870              5,917

Change in plan assets:
  Fair value of plan assets at acquisition date ......     67,907
  Actual return on plan assets .......................      1,989
  Employer contribution ..............................      1,165                184
  Participant contributions ..........................                           104
  Benefits paid ......................................     (2,423)              (288)
                                                         --------           --------
Fair value of plan assets at end of year .............     68,638                 --
                                                         --------           --------
Funded status ........................................     (6,232)            (5,917)
Unrecognized actuarial gains .........................      3,752                (63)
                                                         --------           --------
    Accrued benefits liability .......................   $ (2,480)          $ (5,980)
                                                         ========           ========

Weighted average assumptions as of December 31, 1998
  Discount rate ......................................        6.5%               6.5%
  Expected asset return ..............................        9.0
  Rate of compensation increase ......................        5.0

      The components of net periodic benefit cost and net periodic postretirement benefit cost for the period from the date of acquisition (May 29, 1998) through December 31, 1998, were as follows (in thousands):

                                                                     Other Post-
                                                                      Retirement
                                                   Pension Benefits    Benefits
                                                   ----------------   ----------

Service costs .................................        $   865          $    49
Interest cost .................................          2,741              215
Expected return on plan assets ................         (3,412)              --
                                                       -------          -------
      Net period benefit cost .................        $   194          $   264
                                                       =======          =======

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would change the amount of the service and interest components and the postretirement benefit obligation by $37,000 and $535,000, respectively.

      Defined Contribution Plan--Employees of certain of the Company's subsidiaries are eligible to participate in a 401(k) employees savings plan sponsored by Suiza and, prior to 1998, similar plans sponsored by individual subsidiaries. Employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in the plan. The employees participating in the plan can generally make contributions up to 15% of their annual compensation, and the Company can elect to match such employee contributions up to a maximum of 25% of the employee's contribution. The matching contributions vest 100% after five years.

      The Company succeeded to a defined contribution plan that covers substantially all PCI's hourly employees who meet certain eligibility requirements. Provisions regarding employee and employer contributions and the benefits provided under the plan vary between PCI's manufacturing facilities.

      The Company also succeeded to a contributory defined contribution 401(k) savings plan that covers substantially all PCI's nonorganized salaried employees. Employees may contribute up to 12% and 8% of compensation on a pretax and after-tax basis, respectively. However, the total employee contribution rate may not exceed 15% of compensation. The Company matches up to 3% of employees' pretax contributions. Employees vest in the Company's contributions at 25% per year, becoming fully vested after four years of employment. Employees may make withdrawals from the plan prior to attaining age 59 1/2, subject to certain penalties.

      Multiemployer Plans--The Company's PCI subsidiary contributes to various multiemployer union pension plans pursuant to its labor agreements. Union benefit plan expense during 1998 was $0.6 million for the period subsequent to the acquisition date.

12. MAJOR CUSTOMERS

      Sales to three customers comprised the following percentages of net sales for each of the two years ended December 31, 1998:

                                                      1997             1998
                                                      ----             ----
      Customer A .......................                --             12.0%
      Customer B .......................              15.4%             4.6
      Customer C .......................              14.0              4.6

      For the six months ended March 31, 1997, two customers represented approximately 22% and 13% of the combined sales. There were nine companies that had customers whose sales were greater than 10% of their respective sales for the year ended September 30, 1996. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers and billing and payment patterns.

      In addition to the above major sales to third-party customers, the Company sells finished products and raw materials to other Suiza subsidiaries. Sales to these affiliates approximated 4.7% and 11.2% of the Company's net sales for the years ended December 31, 1997 and 1998, respectively.

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

13. SUPPLEMENTAL CASH FLOW INFORMATION

                                                  Predecessor
                                       -------------------------------
                                                                         Five-
                                                  Six-Month   Four-      Month
                                         Year     Period      Month      Period       Year
                                         Ended     Ended      Period      Ended       Ended
                                       September  March 31, Ended July  December    December
                                       30, 1996     1997     31, 1997   31, 1997    31, 1998
                                       ---------  --------- ----------  --------    --------
Cash paid for interest ............... $ 1,085    $   933    $   618    $ 1,807     $22,464
Cash paid for taxes ..................     118        301      4,314
Preferred dividends declared, but not
  paid ...............................                                                7,906

Issuance of preferred stock (non-cash)                                               34,561

14. COMMITMENTS AND CONTINGENCIES

      The Company and its subsidiaries are parties, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the combined financial statements.

      In addition, the Company is a party to employment agreements with certain officers which provided for minimum compensation levels and incentive bonuses along with provisions for termination of benefits in certain circumstances.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

      Pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company is required to disclose an estimate of the fair value of financial instruments as of December 31, 1998 and 1997. Differences between the historical carrying values and estimated fair values of financial instruments can occur for many reasons, including taxes, commissions, prepayment penalties, make-whole provisions and other restrictions, as well as the inherent limitations in any estimation techniques.

      Due to their near-term maturities, the carrying amounts of accounts receivable, temporary investments, accounts payable and the revolving credit facility loans approximate their fair values. The Company's borrowings under the senior notes payable to Suiza are at variable interest rates, and their fair values approximate their carrying values. The Company's subordinated notes payable to Suiza and the senior secured notes of PCI bear interest at fixed interest rates. The subordinated notes payable to Suiza have a carrying value of $118.7 million and $34.0 million at December 31, 1998 and 1997, respectively, and the senior secured notes of PCI have a carrying value of $131.1 million at December 31, 1998. The following table summarizes the estimated fair values of these fixed rate notes:

                                 SUIZA PACKAGING

                             FOR 1996, 1997 AND 1998

                                                          December 31,
                                                     ---------------------

                                                       1997         1998
                                                     --------     --------
                                                         (In Thousands)
      Subordinated notes payable to Suiza ......     $ 34,595     $124,688
      Senior Secured Notes of PCI ..............           --      127,470

16. SUBSEQUENT EVENT

      On April 29, 1999, Suiza entered into an agreement to merge the Company into Consolidated Container Holdings LLC, ("Newco"), and in connection with this and other transactions Suiza's controlled subsidiary, Franklin Plastics, Inc., will receive a 49% ownership interest in Newco. Pursuant to this agreement, Newco has agreed to refinance the existing notes payable to Suiza and to repay these notes along with the related accrued interest, and to redeem the outstanding shares of preferred stock, along with certain accrued but unpaid preferred dividends.

                                 SUIZA PACKAGING
                        CONDENSED COMBINED BALANCE SHEET
                                 March 31, 1999
                             (dollars in thousands)

                                                                       March 31,
                                                                         1999
                                                                      ---------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ...................................       $   2,706
  Temporary investments .......................................           8,112
  Accounts receivable, net of allowance
    for doubtful accounts of $2,084 ...........................          51,840
  Inventories .................................................          24,306
  Prepaid expenses and other current assets ...................           2,729
  Deferred income taxes .......................................           2,395
                                                                      ---------
      Total current assets ....................................          92,088
PROPERTY, PLANT AND EQUIPMENT .................................         222,426
DEFERRED INCOME TAXES .........................................          22,288
INTANGIBLE AND OTHER ASSETS ...................................         265,474
                                                                      ---------
TOTAL ASSETS ..................................................       $ 602,276
                                                                      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Account payable and accrued expenses ........................       $  67,311
  Dividends payable ...........................................          10,639
  Revolving credit facility ...................................          29,459
  Current portion of long-term debt ...........................           6,032
                                                                      ---------
      Total current liabilities ...............................         113,441
LONG-TERM DEBT ................................................         372,133
DEFERRED INCOME TAXES .........................................           7,098
OTHER LONG-TERM LIABILITIES ...................................          22,598

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, $1,000 stated
    value--1,000,000 shares authorized;
    72,594 shares issued and outstanding ......................          72,594
  Common stock, $.001 par value--5,000,000 shares
    authorized, 1,451,877 shares
    issued and outstanding ....................................               1
  Additional paid-in capital ..................................          14,899
  Retained deficit ............................................            (488)
                                                                      ---------
      Total stockholders' equity ..............................          87,006
                                                                      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................       $ 602,276
                                                                      =========

             See notes to condensed combined financial statements.

                                 SUIZA PACKAGING
                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                THREE-MONTH PERIOD ENDED MARCH 31, 1998 AND 1999
                             (dollars in thousands)

                                                             Three-Month
                                                            Period Ended
                                                              March 31,
                                                      --------------------------
                                                        1998            1999
                                                      ---------       ---------
                                                             (Unaudited)

NET SALES ......................................      $  42,299       $ 128,702
COST OF SALES ..................................         33,266          97,382
                                                      ---------       ---------
  Gross profit .................................          9,033          31,320
OPERATING EXPENSES:
  Selling, general and administrative ..........          4,762          12,972
  Amortization of intangibles ..................                          1,672
                                                      ---------       ---------
      Total operating expenses .................          4,762          14,644
                                                      ---------       ---------
INCOME FROM OPERATIONS .........................          4,271          16,676
OTHER INCOME (EXPENSE):
  Interest, expense, net .......................         (3,434)         (9,363)
  Other expense, net ...........................                            118
                                                      ---------       ---------
      Total other income (expense) .............         (3,434)         (9,245)
                                                      ---------       ---------
INCOME BEFORE INCOME TAXES .....................            837           7,431
INCOME TAX EXPENSE .............................            335           3,567
                                                      ---------       ---------
NET INCOME .....................................      $     502       $   3,864
                                                      =========       =========

             See notes to condensed combined financial statements.

                                 SUIZA PACKAGING
                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                THREE-MONTH PERIOD ENDED MARCH 31, 1998 AND 1999
                             (dollars in thousands)

                                                                 Three-Month
                                                                Period Ended
                                                                  March 31,
                                                            --------------------
                                                              1998        1999
                                                            --------    --------
                                                                  (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .............................................  $    502    $  3,864
 Adjustments to net income:
  Depreciation and amortization .........................     1,749       7,321
  Deferred income taxes .................................                 1,649
  Changes in assets and liabilities, net of acquisitions:
   Receivables ..........................................   (10,084)     (7,127)
   Inventories ..........................................    (1,516)       (941)
   Prepaid expenses and other assets ....................    (3,531)     (1,959)
   Accounts payable and accrued expenses ................     1,585       3,624
                                                           --------    --------
    Net cash provided by (used in) operating activities .   (11,295)      6,431
                                                           --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturity of temporary investments ........                 1,104
 Additions to property, plant and equipment .............   (12,415)     (9,393)
 Cash paid for acquisitions, net of cash acquired .......   (28,129)
                                                           --------    --------
  Net cash used in investing activities .................   (40,544)     (8,289)
                                                           --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings from parent company .....................    (1,417)      3,089
 Issuance of common and preferred stock .................    44,891
 Issuance of warrants ...................................     8,322
 Repayment of long-term debt ............................                  (206)
                                                           --------    --------
  Net cash provided by financing activities .............    51,796       2,883
                                                           --------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........       (43)      1,025
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ..........       265       1,681
                                                           --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD ................  $    222    $  2,706
                                                           ========    ========

             See notes to condensed combined financial statements.

                                 SUIZA PACKAGING
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

1. CONDENSED COMBINED FINANCIAL STATEMENTS

      The condensed combined financial statements contained in this report are unaudited. In our opinion, we have made all necessary adjustments (which include only normal recurring adjustments) in order to present fairly, in all material respects, our combined financial position, as of March 31, 1999, and results of operations and cash flows for the three-month periods ended March 31, 1999 and 1998. Certain information and footnote disclosures normally included in the annual financial statements have been omitted. Our results of operations for the period ended March 31, 1999, may not be indicative of our operating results for the full year. The financial statements should be read in conjunction with our 1998 combined financial statements.

2. INVENTORIES

      Inventories consist of the following:

                                                                  March 31,
                                                                     1998
                                                                  ---------

      Raw materials ....................................           $11,266
      Finished goods ...................................            11,194
      Caribbean ........................................               519
      Repair parts and supplies ........................             1,327
                                                                   -------
        Total ..........................................            24,306
                                                                   =======

3. SUBSEQUENT EVENT

      On April 29, 1999, Suiza entered into an agreement to merge the Company into Consolidated Container Holdings LLC ("Newco"), and in connection with this and other transactions Suiza's controlled subsidiary, Franklin Plastics, Inc., will receive a 49% ownership interest in Newco. Pursuant to this agreement, Newco has agreed to refinance the existing notes payable to Suiza and to repay these notes along with the related accrued interest, and to redeem the outstanding shares of preferred stock, along with certain accrued but unpaid preferred dividends.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Plastic Containers LLC:

We have audited the accompanying consolidated balance sheet of Plastic Containers LLC and subsidiaries as of May 29, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 1, 1998 through May 29, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1996 and 1997 were audited by other auditors whose report, dated February 6, 1998, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 1998 consolidated financial statements present fairly, in all material respects, the financial position of Plastic Containers LLC and subsidiaries as of May 29, 1998, and the results of their operations and their cash flows for the period from January 1, 1998 through May 29, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Omaha, Nebraska
May 21, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Plastic Containers LLC:

We have audited the accompanying consolidated balance sheet of Plastic Containers LLC and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997. We also have audited the consolidated financial statement Schedule for the two-year period ended December 31, 1997. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Plastic Containers LLC and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when consolidated in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                    KPMG PEAT MARWICK LLP

Omaha, Nebraska
February 6, 1998

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except for share amounts)

                                                                 December 31,   May 29,
                                                                    1997         1998
                                                                 ------------  ---------
ASSETS
Current assets:
 Cash and cash equivalents ....................................   $   2,479    $   2,297
 Investment securities ........................................      20,385       22,166
 Accounts receivable:
 Trade ........................................................      21,483       22,871
 Other ........................................................         205           13
                                                                  ---------    ---------
                                                                     21,688       22,884
 Less allowance for doubtful accounts and accrued rebates .....       1,430        1,917
                                                                  ---------    ---------
  Net accounts receivable .....................................      20,258       20,967
 Inventories ..................................................      19,955       18,585
 Deferred income taxes ........................................       2,260        2,260
 Prepaid expenses .............................................         590          733
                                                                  ---------    ---------
  Total current assets ........................................      65,927       67,008
                                                                  ---------    ---------
 Property, plant and equipment:
  Land, building and building improvements ....................      22,828       22,828
  Manufacturing machinery and equipment .......................     142,687      142,634
  Construction in progress ....................................       6,857       12,563
                                                                  ---------    ---------
                                                                    172,372      178,025
  Less accumulated depreciation and amortization ..............      72,281       77,276
                                                                  ---------    ---------
   Net property, plant and equipment ..........................     100,091      100,749
                                                                  ---------    ---------
 Goodwill and other intangible assets .........................      25,591       24,819
 Other assets .................................................      13,303       14,710
                                                                  ---------    ---------
                                                                  $ 204,912    $ 207,286
                                                                  =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable--trade ......................................   $  18,285    $  20,346
 Current portion of long-term obligations .....................         996          996
 Other current liabilities ....................................      16,741       22,306
                                                                  ---------    ---------
  Total current liabilities ...................................      36,022       43,648
Long-term obligations, excluding current portion ..............     128,007      127,663
Other liabilities .............................................      20,764       19,479

 COMMITMENTS AND CONTINGENCIES
 Stockholders' equity:
Common stock, $1 par value. Authorized 1,000 shares; 100 shares issued and outstanding
 Additional paid-in capital ...................................      79,833       80,758
 Accumulated deficit ..........................................     (27,529)     (25,852)
                                                                  ---------    ---------
                                                                     52,304       54,906
Less note receivables from stockholders .......................      32,185       38,410
                                                                  ---------    ---------
  Total stockholders' equity ..................................      20,119       16,496
                                                                  ---------    ---------
                                                                  $ 204,912    $ 207,286
                                                                  =========    =========

          See accompanying notes to consolidated financial statements.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMETN OF OPERATIONS
                                 (in thousands)

                                                              Year ended
                                                             December 31,          Period from
                                                      ----------------------     January 1, 1998
                                                                                    through
                                                         1996        1997         May 29, 1998
                                                      ---------    ---------     ---------------
Net sales .........................................   $ 267,793    $ 279,565        $ 108,924
Cost of goods sold ................................     224,789      234,210           92,159
                                                      ---------    ---------        ---------
  Gross profit ....................................      43,004       45,355           16,765
Selling, general and administrative expenses ......      28,829       27,772           11,617
Plant rationalization and realignment .............       6,500           --               --
                                                      ---------    ---------        ---------
Operating income ..................................       7,675       17,583            5,148
                                                      ---------    ---------        ---------
Other income (expenses):
  Interest income .................................         102        1,451              604
  Interest expense ................................     (12,886)     (13,535)          (5,643)
  Loss of disposal of assets ......................        (366)        (555)             (22)
                                                                   ---------        ---------
                                                        (13,150)     (12,639)          (5,061)
                                                      ---------    ---------        ---------
Income (loss) before income taxes and
  extraordinary item...............................      (5,475)       4,944               87
Income tax expense (benefit) ......................      (1,876)        (961)          (1,590)
                                                      ---------    ---------        ---------
Income (loss) before extraordinary item ...........      (3,599)       5,905            1,677
Extraordinary item--loss on early extinguishment of
  of debt..........................................      (7,305)          --               --
                                                      ---------    ---------        ---------
Net income (loss) .................................   $ (10,904)   $   5,905        $   1,677
                                                      =========    =========        =========

          See accompanying notes to consolidated financial statements.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
            AND THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

                                        Plastic                                  Note
                                      Containers,  Additional    Retained     Receivable       Total
                                         LLC        Paid-in-    Earnings        from      Stockholders'
                                     Common Stock    Capital     (Deficit)   Stockholder      Equity
                                     ------------  ----------    ---------   -----------   -------------
Balances at December 31, 1995 .....     $    --     $ 60,000     $(22,530)     $     --      $ 37,470

Push -down accounting adjustment ..          --       17,648           --            --        17,648

Loan to stockholder ...............          --           --           --       (30,000)      (30,000)

Accrued interest on note receivable
  from stockholder ................          --           74           --           (74)           --

Net loss ..........................          --           --      (10,904)           --       (10,904)
                                        -------     --------     --------      --------      --------

Balances at December 31, 1996 .....          --       77,722      (33,434)      (30,074)       14,214

Accrued interest on note receivable
  from stockholder ................          --        2,111           --        (2,111)           --

  Net income ......................          --           --        5,905            --         5,905
                                        -------     --------     --------      --------      --------

  Balances at December 31, 1997 ...          --       79,833      (27,529)      (32,185)       20,119

  Loan to stockholder .............          --           --           --        (5,300)       (5,300)

Accrued interest on note receivable
  from stockholder ................          --          925           --          (925)           --

  Net income ......................          --           --        1,677            --         1,677
                                        -------     --------     --------      --------      --------

  Balances at May 29, 1998 ........     $    --     $ 80,758     $(25,852)     $(38,410)     $ 16,496
                                        =======     ========     ========      ========      ========

          See accompanying notes to consolidated financial statements.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                         Period from
                                                                                       January 1, 1998
                                                                    Year ended             through
                                                                   December 31,            May 29,
                                                            ------------------------   ---------------
                                                               1996           1997           1998
                                                            ---------      ---------   ---------------
Cash flows from operating activities:
 Net income (loss) ....................................     $ (10,904)     $   5,905      $   1,677
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization .......................        21,309         12,946          5,589
  Loss on disposal of assets ..........................           366            555             22
  Deferred income taxes ...............................        (1,896)        (1,000)        (1,600)
  Extraordinary loss on debt extinguishment ...........         7,305             --             --
  Changes in assets and liabilities:
   Amounts, receivables, net ..........................         5,366          7,444           (709)
   Inventories ........................................           585           (553)         1,370
   Prepaid expenses ...................................           258            (44)          (143)
   Accounts payable ...................................        (3,725)        (1,522)         2,061
   Other current liabilities ..........................         3,581         (2,263)         5,565
   Other asset and liabilities ........................         2,301           (126)           195
                                                            ---------      ---------      ---------
     Net cash provided by operating activities ........        24,546         21,342         14,027
                                                            ---------      ---------      ---------
Cash flows from investing activities:
 Proceeds from maturity of investment securities ......            75         25,834         20,767
  Purchase of investment securities ...................        (1,000)       (45,009)       (22,548)
  Proceeds from disposal of assets ....................        41,654            565              3
  Purchases of property, plant and equipment ..........       (21,240)       (11,085)        (6,787)
  Loan to stockholder .................................       (30,000)            --         (5,300)
                                                            ---------      ---------      ---------

    Net cash used in investing activities .............       (10,511)       (29,695)       (13,865)
                                                            ---------      ---------      ---------
Cash flows from financing activities:
 Net repayments on notes payable to bank ..............       (17,018)            --             --
 Proceeds from long-term obligations ..................       130,100             --             --
 Repayment of long-term obligations ...................      (105,471)          (979)          (344)
 Premium on repurchase of bonds .......................        (5,382)            --             --
 Finance fees paid ....................................        (5,514)          (367)            --
                                                            ---------      ---------      ---------
   Net cash used in financing activities ..............        (3,285)        (1,346)          (344)
                                                            ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents ..        10,750         (9,699)          (182)
Cash and cash equivalents--beginning ..................         1,428         12,178          2,479
                                                            ---------      ---------      ---------
Cash and cash equivalents--ending .....................     $  12,178      $   2,479         $22,97
                                                            ---------      ---------      ---------
Supplemental disclosures of cash flow information:
 Interest paid ........................................     $  15,240      $  12,541      $     171
                                                            =========      =========      =========
 Interest taxes paid ..................................     $      20      $     523      $      42
                                                            =========      =========      =========

          See accompanying notes to consolidated financial statements.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
          AND FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization and Basis of Presentation--The accompanying financial statements include Plastic Containers LLC and its wholly-owned subsidiaries ("PCI" or "the Company"), Continental Plastic Containers LLC ("CPC") and Continental Caribbean Containers, Inc. ("Caribbean"). All significant intercompany transactions have been eliminated in consolidation.

      PCI develops, manufactures and markets a wide range of custom extrusion blow-molded plastic containers for food and juice, automotive products and motor oil, household chemicals, industrial and agricultural chemicals and hair care products. Based on the nature of the product, the production processes, types of customers, and methods used to distribute products, the Company operates in one reportable segment.

      PCI is a subsidiary of Continental Can Company, Inc. ("Continental Can"). On May 29, 1998, Continental Can was acquired by Suiza Foods Corporation ("Suiza") in a transaction accounted for as a purchase. The consolidated financial statements of PCI as of and for the periods ended before May 29, 1998 were prepared using PCI's historical basis of accounting.

      CPC and Caribbean constitute all of PCI's direct and indirect subsidiaries and have fully and unconditionally guaranteed the Company's senior secured notes on a joint and several basis. PCI is a holding company with no assets, operations or cash flow separate from its investments in CPC and Caribbean.

      Cash Equivalents--Marketable securities that are highly liquid and have maturities of three months or less at date of purchase are classified as cash equivalents.

      Investment Securities--Investment securities at December 31, 1997 and May 29, 1998 consist of available- for-sale U.S. government obligations, certificates of deposit, Eurodollar deposits, and highly rated commercial paper, all of which are due within one year. The fair value of investment securities approximates their amortized cost.

      Inventories--CPC's manufacturing inventories are stated at cost using the last-in, first-out (LIFO) method, which is not in excess of market. All repair parts, supplies inventories and Caribbean's inventories are stated at the lower of cost, applied on the first-in, first-out (FIFO) method, or market.

      Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation is computed principally on a straight-line basis over estimated useful lives of the assets, which range from three to thirty-five years. Plant and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

      Effective January 1, 1997, the Company revised its estimates of the useful lives of certain machinery and equipment. These changes were made to better reflect the estimated periods during which these assets remain in service. For the year ended December 31, 1997, the change had the effect of decreasing depreciation expense by $1696, and after adjusting for an assumed tax rate of 38%, increasing net income by $1,052.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

      Insurance--PCI purchases commercial insurance policies, but remains self-insured in certain states for the purposes of providing workers' compensation, general liability and property and casualty insurance coverages up to varying deductible amounts. Self-insurance liabilities are based on claims filed and estimates for claims incurred but not reported and are included in other liabilities on the consolidated balance sheets. Costs charged to operations for self-insurance for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998, were $2,629, $1,784 and $214, respectively.

      Research, Development and Engineering--Expenditures for research, development and engineering are expensed as incurred. Costs charged to operations for research, development and engineering for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through May 29, 1998, were $8,318, $8,825 and $3,876, respectively.

      Goodwill and Other Identifiable Intangible Assets--Goodwill and other identifiable intangible assets are stated on the basis of cost. Goodwill is being amortized on a straight-line basis over 40 years. Customer contracts are being amortized on a straight-line basis over 10 years and finance costs are being amortized using the effective interest method over periods ranging from 6 to 10 years.

      Impairment of Long-Lived Assets, Goodwill and Certain Identifiable Intangible Assets --Long-lived assets, including goodwill and certain identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      Income Tax--Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Beginning in 1997 the Company filed a consolidated Federal income tax return with Continental Can. Income taxes have been provided as if the Company files a separate return.

      Use of Estimates--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, actual results could differ from the estimates.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

      Reclassifications--Certain amounts have been reclassified to conform to the current year's presentation.

2. INVENTORIES

      Major classes of inventories consist of the following:

                                                         December 31,   May 29,
                                                            1997         1998
                                                         ------------  --------

      Raw materials ..................................    $  9,566     $  8,056
      Finished goods .................................      11,835       12,020
                                                          --------     --------
                                                            21,401       20,076
      LIFO reserve ...................................      (3,578)      (3,578)
                                                          --------     --------
                                                            17,823       16,498
      Continentals Caribbean Containers, Inc. ........         554          467
      Repair parts and supplies ......................       1,578        1,620
                                                          --------     --------
        Total ........................................    $ 19,955     $ 18,585
                                                          ========     ========

3. GOODWILL AND OTHER INTANGIBLE ASSETS

      Goodwill and other intangible assets consist of the following:

                                                  December 31,      May 29,
                                                     1997            1998
                                                  ------------     --------

      Goodwill ...............................       $17,648       $17,648
      Customer contracts .....................         7,630         7,630
                                                       6,228         6,228
                                                     -------       -------
      Less accumulated amortization ..........        31,506        31,506
                                                       5,915         6,687
                                                     -------       -------
               Total .........................       $25,591       $24,819
                                                     =======       =======

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

4. OTHER ASSETS

      Other assets consist of the following:

                                                  December 31,      May 29,
                                                     1997            1998
                                                  ------------     --------

      Deferred income taxes ................        $ 7,614        $ 9,214
      Preferred pension asset ..............          5,028          4,881
      Other ................................            661            615
                                                    -------        -------
               Total .......................        $13,303        $14,710
                                                    =======        =======

5. NOTES PAYABLE TO BANK

      PCI has a $50,000 revolving credit facility with commercial bank with interest on individual borrowings based on the bank's prime rate or LIBOR, at the Company's option. Borrowings are secured by accounts receivable and inventories. At May 29, 1998, there were no borrowings outstanding under this facility. The Company is required to pay an annual commitment fee of 1/4% on the unused facility up to $25,000 and 1/2% on the unused amount in excess of $25,000. Commitment fees for the years ending December 31, 1996 and 1997 and for the period January 1, 1998 through May 29, 1998 were $104, $167 and $70 respectively.

      The facility contains certain restrictive covenants, including the maintenance of minimum levels of net worth, fixed charge coverage and interest coverage, limitations on capital expenditures and additional indebtedness, and restrictions on the payment of dividends. At May 29, 1998, the Company was in compliance with these covenants.

      The facility also provides for the issuance of letters of credit by the bank on the Company's behalf. At May 29, 1998, letters of credit amounting to $4,610 had been issued to guarantee obligations carried on the consolidated balance sheet.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

6. OTHER CURRENT LIABILITIES

      Other current liabilities consist of the following:

                                                      December 31,   May 29,
                                                         1997         1998
                                                      ------------  --------

      Accrual for open credits ......................    $ 1,658    $ 1,277
      Employee compensation and benefits ............      6,994      6,831
      Accrued real estate and personal property taxes      1,493      1,545
      Plant rationalization reserve .................      1,290      1,037
      Accrued Interest ..............................        587      5,821
      Other .........................................      4,719      5,795
                                                         -------    -------
        Total .......................................    $16,741    $22,306
                                                         =======    =======

7. LONG-TERM OBLIGATIONS

      Long-term obligations consist of the following:

                                                         December 31,   May 29,
                                                            1997         1998
                                                         ------------  --------

Senior Secured Notes, due 2006, stated interest at 10%,
  effective interest at 8.574%, payable semiannually on
  June 15 and December 15 .............................    $125,000    $125,000
Capital lease obligations .............................       4,003       3,659
                                                           --------    --------
Total long-term obligations ...........................     129,003     128,659
Less current portion ..................................         996         996
                                                           --------    --------
Long-term obligations, excluding current portion ......    $128,007    $127,663
                                                           ========    ========

      The Senior Secured Notes are redeemable, in whole or in part, at the option of PCI, beginning December 16, 2001, at an initial price of 105% of par value, declining ratably each year to par value on December 15, 2004. In addition, the indenture requires PCI to offer to redeem the notes at a redemption price of 101% of par value in the event of a change in control, and at 100% of par value upon the occurrence of certain other events.

      The Senior Secured Notes are collateralized by all the issued and outstanding stock of CPC and Caribbean and substantially all of the assets and properties owned by PCI other than inventories, accounts receivable and certain equipment securing capital lease obligations. The indenture also places certain restrictions on payment of dividends, additional liens, disposition of the proceeds from asset sales, sale-leaseback transactions and additional borrowings. At May 29, 1998, PCI was in compliance with these restrictions.

      The Company is obligated under capital leases for a manufacturing facility and certain machinery and equipment. The manufacturing facility has a cost of $1,152, and accumulated amortization of $782 and $833 at December 31, 1997 and May 29, 1998, respectively. The facility lease agreement expires on December 31, 2000 and has an interest rate of 9.364%.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

      The equipment lease arrangement commenced on April 1, 1996 in connection with the issuance of tax-exempt industrial development revenue bearing interest at 5.8%. Principal and interest are payable monthly through April 2002. The equipment has a cost of $5,100, and has accumulated depreciation of $665 and $830 at December 31, 1997 and May 29, 1998, respectively. Future minimum lease payments under the capital leases are as follows:

Seven Months Ending December 21,.................................         $  790
Year Ending December 31, 1999....................................          1,172
Year Ending December 31, 2000....................................            919
Year Ending December 31, 2001....................................            871
Year Ending December 31, 2002 ...................................            349
                                                                          ------
    Total future minimum lease payments..........................          4,101
                                                                          ------
    Less portion representing interest ..........................            442
    Net minimum lease payments...................................         $3,659
                                                                          ======

8. OPERATING LEASES

      PCI rents certain property and equipment used in connection with its operations under noncancellable operating leases. Rental expense under these lease was $8,054, $13,773 and $5,733 for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998, respectively. On December 17, 1996, CPC completed a sale to General Electric Capital Corporation and certain other financial institutions, and the leaseback to CPC, of certain equipment located in five of its facilities. The proceeds to the Company from the sale/leaseback were $40,566, which approximated the book value of the equipment.

      Substantially all of the operating leases require PCI to pay taxes, maintenance, insurance and certain operating expenses applicable to the lease. The Company plans to renew or replace many of these leases as they expire.

      Future minimum lease payments under noncancellable operating leases are as follows:

Seven Months Ending December 21, 1998............................        $ 8,065
Year Ending December 31, 1999....................................         13,346
Year Ending December 31, 2000....................................         12,751
Year Ending December 31, 2001....................................         12,228
Year Ending December 31, 2002 ...................................         10,312
Year Ending December 31, 2003....................................          8,731
Thereafter.......................................................         12,283
                                                                         -------
         Total future minimum lease payments.....................        $77,716
                                                                         =======

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
               YEARS ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)


9. OTHER LIABILITIES

      Other liabilities consist of the following:



                                               December 31,           May 28,
                                                  1997                 1998
                                               ------------           -------

Insurance reserves...........................    $ 8,896              $ 8,345
Postretirement benefits accrued..............      6,346                6,820
Other........................................      5,522                4,314
                                                 -------              -------
   Total.....................................    $20,764              $19,479
                                                 =======              =======


10. NOTE RECEIVABLE FROM STOCKHOLDER

      On December 17, 1996, the Company loaned Continental Can $30,000. The Company loaned Continental Can additional amounts of $5,300 on May 29, 1998. The note matures June 15, 2007 and accrues interest, payable at maturity, at an annual rate of 6.9%, compounded semiannually. The note receivable and accrued interest thereon have been presented as a reduction of stockholders' equity.

      Proceeds from the $30,000 loan were used by Continental Can to acquire an additional 34 shares of the Company's common stock from another stockholder, increasing their ownership in PCI at that time to 84%. The acquisition was accounted for by Continental Can under the purchase method of accounting and resulted in the "push down" of goodwill and additional paid-in capital of $17,648 in the accompanying consolidated financial statements of PCI.

11. INCOME TAXES

      Total income tax expense (benefit) for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through May 29, 1998 consists of the following:


                                                                                                   Period from January 1, 1998
                                           1996                              1997                       to May 28, 1998
                              ----------------------------    ------------------------------    ------------------------------
                               Federal     State    Total     Federal    State       Total      Federal      State     Total
                              ---------   -------  -------    -------   -------    ---------    ---------   -------   ------

Current...................... $    --     $  20     $    20   $  --      $  39     $    39     $    --      $  10     $    10
Deferred.....................  (1,746)     (150)     (1,896)   (900)      (100)     (1,000)     (1,432)      (168)    $(1,600)
                              -------     -----     -------   -----      -----     -------     -------      -----     -------
                              $(1,746)    $(130)    $(1,876)  $(900)     $ (61)    $  (961)    $(1,432)     $(158)    $(1,590)
                              -------     -----     -------   -----      -----     -------     -------      -----     -------
                              -------     -----     -------   -----      -----     -------     -------      -----     -------

      The income tax expense (benefit) for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998 differed from the "expected" income tax expense (benefit) computed by applying the Federal income tax rate to income (loss) before income taxes and extraordinary item as a result of the following:

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

8. OTHER LIABILITIES

      Other liabilities consist of the following:

                                                  December 31,      May 29,
                                                     1997            1998
                                                  ------------     --------

      Insurance reserves .....................       $ 8,896       $ 8,345
      Postretirement benefits accrued ........         6,346         6,820
      Other ..................................         5,522         4,314
                                                     -------       -------
               Total .........................       $20,764       $19,479
                                                     =======       =======

9. NOTE RECEIVABLE FROM STOCKHOLDER

      On December 17, 1996, the Company loaned Continental Can $30,000. The Company loaned Continental Can additional amounts of $5,300 on May 29, 1998. The note matures June 15, 2007 and accrues interest, payable at maturity, at an annual rate of 6.9%, compounded semiannually. The note receivable and accrued interest thereon have been presented as a reduction of stockholders' equity.

      Proceeds from the $30,000 loan were used by Continental Can to acquire an additional 34 shares of the Company's common stock from another stockholder, increasing their ownership in PCI at that time to 84%. The acquisition was accounted for by Continental Can under the purchase method of accounting and resulted in the "push down" of goodwill and additional paid-in capital of $17,648 in the accompanying consolidated financial statements of PCI.

10. INCOME TAXES

      Total income tax expense (benefit) for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through May 29, 1998 consists of the following:

                                                                                         Period from January 1,
                         1996                                1997                         1998 to May 28, 1998
            -------------------------------     -------------------------------     -------------------------------
            Federal      State       Total      Federal      State       Total      Federal      State       Total
            -------     -------     -------     -------     -------     -------     -------     -------     -------
Current     $    --          20     $    20     $    --     $    39     $    --     $    10     $    10     $    10
Deferred     (1,746)       (150)     (1,896)       (900)       (100)     (1,432)       (168)       (168)    $(1,600)
            -------     -------     -------     -------     -------     -------     -------     -------     -------
            $(1,746)    $  (130)    $(1,876)    $  (900)    $   (61)    ($1,432)    $  (158)    $  (158)    $(1,590)
            =======     =======     =======     =======     =======     =======     =======     =======     =======

      The income tax expense (benefit) for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998 differed from the "expected" income tax expense (benefit) computed by applying the Federal income tax rate to income (loss) before income taxes and extraordinary item as a result of the following:

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

                                                                                 Period from
                                                                               January 1, 1998
                                                                                 through May
                                                                                     29,
                                                            1996         1997       1998
                                                           -------     ------- ---------------
Computed "expected" income tax expenses (benefit) .....    $(1,862)    $ 1,681     $    30
Additional expense (benefit) resulting from:
Change in valuation allowance allocated to continuing
  operations ..........................................        243      (2,745)     (1,573)
State and local income taxes, net of Federal income tax
  benefit .............................................        (86)        (40)          3
Tax effect of nondeductible goodwill ..................         --          --          63
Other .................................................       (171)        143        (113)
                                                           -------     -------     -------
Income tax expense (benefit) ..........................    $(1,876)    $  (961)    $(1,590)
                                                           =======     =======     =======

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                          December 31,   May 29,
                                                              1997        1998
                                                          ------------   -------

Deferred tax assets:
Net operating loss carry forwards ....................      $18,811      $19,064
Vacation and incentive pay reserves ..................          934        1,178
Self-insurance reserves ..............................        3,730        3,520
Plant rationalization reserve ........................          758          529
Postretirement benefit reserves ......................        2,659        2,591
Other ................................................        3,005        2,919
                                                            -------      -------
  Total gross deferred tax assets ....................       29,897       29,801
Less valuation allowance .............................        5,049        3,476
                                                            -------      -------
  net deferred tax assets ............................       24,848       26,325

Deferred tax liabilities:
Book over tax basis of principally fixed assets ......       13,067       12,996
Prefunded pension ....................................        1,907        1,855
                                                            -------      -------

  Total gross deferred tax liabilities ...............       14,974       14,851
                                                            -------      -------

Net deferred tax assets ..............................      $ 9,874      $11,474
                                                            =======      =======

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

      Net deferred tax assets are classified in the accompanying consolidated balance sheets as follows:

                                                     December 31,        May 29,
                                                         1997             1998
                                                     ------------        -------

Current--deferred income taxes ...............          $ 2,260          $ 2,260
Long-term--other assets ......................            7,614            9,214
                                                        -------          -------
                                                        $ 9,874          $11,474
                                                        =======          =======

      The valuation allowance for deferred tax assets as of January 1, 1997 was $7,794. The net change in the total valuation allowance for the year ended December 31, 1997 and for the period from January 1, 1998 through May 29, 1998 was a decrease of $2,745 and $1,573 respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities and tax-planning strategies in making this assessment. Based upon this assessment, management believes it is more likely than not the Company will realize the benefits of these deductible differences at May 29, 1998.

      At May 29, 1998, PCI has operating loss carry forwards for Federal income tax purposes of approximately $50,000, which are available to offset future Federal taxable income. The carry forward periods extend from 2007 through 2010. In addition, the Company has alternative minimum tax credit carry forwards of approximately $132 which are available to reduce future Federal regular income taxes over an indefinite period and research and experimentation credits of approximately $480 available to reduce future Federal income taxes through 2010.

12. EMPLOYEE BENEFITS

      Pension Plans--PCI maintains a defined benefit pension plan for substantially all salaried employees hired prior to August 1, 1997. Plan benefits are based on all years of continuous service and the employee's compensation during the highest five continuous years of the last ten years of employment, minus a profit-sharing annuity. The profit-sharing annuity is based on the amount of profit-sharing contributions received for 1988 through 1992. Any employee who terminated employment prior to August 31, 1993 is governed by the terms of the plan in effect at the time the termination occurred. In addition, PCI maintains a benefit equalization plan for salaried employees hired prior to August 1, 1997 whose compensation level exceeds the limits within the defined benefit pension plan.

      PCI maintains a noncontributory defined benefit pension plan for substantially all hourly workers hired prior to August 1, 1997 who have attained 21 years of age. Plan benefits are variable by location/contract but are based primarily on years of service and the employee's highest wage classification for twelve consecutive months in the five years prior to retirement. Normal retirement is at age 65, with at least five years of continuous service. However, employees may retire as early as age 55 and receive reduced benefits.

      Subject to the limitation on deductibility imposed by Federal income tax laws, PCI's policy has been to contribute funds to the plans annually in amounts required to maintain sufficient plan assets to provide for accrued benefits. Plan assets are held in a master trust and are comprised primarily of common stock, corporate bonds and U.S. Government and government agency obligations.

           Postretirement Benefits Other Than Pensions--PCI provides certain health care and life insurance benefits for retired PCI employees. Certain of PCI's hourly and salaried employees became eligible for these benefits when

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

they became eligible for an immediate pension under a formal company pension plan. In 1993, the plan was amended to eliminate health care benefits for employees hired after January 1, 1993. PCI's policy is to fund the cost of medical benefits as claims are incurred.

      The following table provides a reconciliation of the benefit obligation, plan assets and funded status of the pension and postretirement benefit plans:

                                                        Pension Benefits          Other Postretirement Benefits
                                                    --------------------------    -----------------------------
                                                                   Period from                     Period from
                                                                    January 1,                      January 1,
                                                                  1998 through                    1998 through
                                                      1997        May 29, 1998        1997        May 29, 1998
                                                    --------      ------------      --------      -------------
Change in benefit obligations:
  Benefit obligation at January 1 ............      $ 56,582        $ 61,174        $  5,107        $  5,259
  Service cost ...............................         1,208             494              83              39
  Interest cost ..............................         4,246           1,865             380             154
  Amendment ..................................           207              --              --              --
  Actuarial loss (gain) ......................         2,781             972              51             630

  Benefit plan ...............................        (3,850)         (1,658)           (362)           (182)
                                                    --------        --------        --------        --------
Benefit obligation at end of period ..........        61,174          62,847           5,259           5,900

Change in plan assets:
  Fair value of plan assets at January 1 .....        58,899          62,787              --              --
  Actual return on plan assets ...............         7,283           3,246              --              --
  Employer contribution ......................           455              --             362             182
  Participant contributions ..................            --              --             177              72

  Benefits paid ..............................        (3,850)         (1,658)           (539)           (254)
                                                    --------        --------        --------        --------
Fair value of plan assets at end of period ...        62,787          64,375              --              --

Funded status ................................         1,613           1,528          (5,259)         (5,900)
Unrecognized actuarial loss (gain) ...........         3,474           3,518            (723)             --
Unrecognized prior service cost ..............           (59)            (85)           (364)             --
                                                    --------        --------        --------        --------

Prepaid (accrued) benefit cost ...............      $  5,028        $  4,961        $ (6,346)       $ (5,900)
                                                    ========        ========        ========        ========

Weighted average assumptions at end of period:
Discount rate ................................          7.35%           7.35%           7.35%           6.50%
Expected asset return ........................          9.50%           9.00%           9.50%           9.00%
Rate of compensation increase ................          5.00%           5.00%

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

      The components of net periodic benefit cost are as follows:

                                                                   Period from
                                                                 January 1, 1998
                                                                     through
                                            1996          1997     May 29, 1998
                                          -------       -------  ---------------

Pension benefits:
Service cost .......................      $ 1,362       $ 1,208     $   494
Interest cost ......................        4,001         4,246       1,865
Expected return on plan assets .....       (4,910)       (5,259)     (2,330)
Amortization of prior service cost .          125           108          59
Recognized net actuarial loss ......          177            94           8
                                          -------       -------     -------
  Net periodic benefit cost ........          755           397          96

Other postretirement benefits:
Service cost .......................           87            83          39
Interest cost ......................          447           380         154
Amortization of prior service cost .          (34)          (34)        (14)
Recognized net actuarial gain ......           --           (19)         (5)
                                          -------       -------     -------
  Net periodic benefit cost ........      $   500       $   410     $   174
                                          =======       =======     =======

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                       1-Percentage Point     1-Percentage Point
                                            Increase               Decrease
                                        ----------------      -----------------
                                        1997       1998       1997        1998
                                        -----      -----      -----       -----

Effect on total of service and
  interest cost components .......      $  39      $  37      $ (34)      $ (32)
Effect on postretirement
  benefit obligation .............        416        535       (376)       (483)

      Retirement Thrift Plan--PCI maintains a defined contribution plan which covers substantially all hourly employees who meet eligibility requirements. Provisions regarding employee and employer contributions and the benefits provided under the plan vary between PCI's manufacturing facilities. PCI's defined contribution plan's expense was $303, $302 and $122 for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998, respectively.

      Savings Plan--PCI maintains a contributory defined contribution 401(k) savings plan which covers substantially all nonorganized salaried employees. Employees may contribute up to 12% and 8% of pay on a pretax and after-tax basis, respectively. However, the total employee contribution rate may not exceed 15% of pay. PCI matches up to 3% of employees' pretax contributions. Employees vest in PCI's contributions at 25% per year, becoming fully vested after four years of employment. Employees may make withdrawals from the plan prior to attaining age 59 1/2, subject to certain penalties. PCI's savings plan expense was $553, $560 and $262 for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through May 28, 1998, respectively.

            Union Benefit Plans--PCI contributes to various union pension plans pursuant to its labor agreements. Union benefit plan expense was $1,083, $1,013 and $419 for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through May 29, 1998, respectively.

                    PLASTIC CONTAINERS LLC AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                YEAR ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
                PERIOD FROM JANUARY 1, 1998 THROUGH MAY 29, 1998
                                 (in thousands)

      Postemployment Benefits--PCI provides certain postemployment benefits to former and inactive employees, their beneficiaries and covered dependents. These benefits include disability related benefits, continuation of health care benefits and life insurance coverage. Additional costs charged to operations for postemployment benefits in 1996, 1997 and 1998 were $38, $57 and $15, respectively.

12. MAJOR CUSTOMERS

      Sales to one customer represented approximately 29%, 31% and 28.5% of net sales for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to May 29, 1998, respectively. Included in accounts receivable are receivables from this customer of $8,332 and $10,442 at December 31, 1997 and May 29, 1998, respectively. A second customer represented approximately 13%, 15% and 17% of net sales for each of the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998, respectively, and $1,131 and $1,516 of receivables from this customer are included in accounts receivable at December 31, 1997 and May 29, 1998, respectively. A third customer represented approximately 10%, 10%, and 11% of net sales for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through May 29, 1998, respectively, and $860 and $781 of receivables from this customer are included in accounts receivable at December 31, 1997 and May 29, 1998, respectively.

13. PLANT CLOSINGS

      In 1996, PCI recorded charges amounting to $6,500 for plant rationalization and realignment in connection with a plan to consolidate certain manufacturing operations. The Company closed one plant in 1996 and another plant in 1997. The Company remains obligated under a noncancellable operating lease at one of the facilities through June 1999. Accrued liabilities include $1,072 at May 29,1998 related to plant rationalization and realignment. Payments made in 1998 against the accrued liability amounted to approximately $603.

14. EXTRAORDINARY ITEM

      In 1996, PCI incurred an extraordinary loss of $7,305 related to the purchase and redemption of senior secured notes.

15. CONTINGENCIES

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

17. FAIR VALUE FINANCIAL INSTRUMENTS

      Financial Accounting Standards Board's Statement No. 107, Disclosure about Fair Value of Financial Instruments, defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Except for the senior secured notes at May 29, 1998, the carrying amount approximates fair value for financial instruments included in the accompanying consolidated balance sheets at December 31, 1997 and May 29, 1998.

           The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable--trade and other current liabilities approximate fair value because of the short maturity of those instruments. The fair value of investment securities is based on the quoted market prices at the reporting date for those or similar investments. The carrying value and fair value of the senior secured notes at May 29, 1998 was $125,000 and $135,364, respectively. The fair value is estimated based on quoted market prices for the notes.

                                   SCHEDULE V
                           OWNED AND LEASED PROPERTIES

                              MORTGAGED PROPERTIES

1.      1402 Pleasant Hill
        Monroe (Middlesex), NJ (1)

2.      Grove Street,
        South Croton Ave.
        New Castle (Lawrence), PA

3.      910 Seventh Avenue
        Berwick (Columbia), PA

4.      268 North Union Street
        Rochester, NY

5.      18 Champeney Terrace
        Rochester (Monroe), NY

6.      15 Mineral Street
        Oil City (Venango), PA

7.      7100 East Baltimore Street
        Baltimore (Baltimore-Independent City), MD

8.      6300 Strawberry Lane
        Louisville (Jefferson), KY

9.      Watrous Street
        East Hampton (Middlesex), CT

10.     28 Slater Drive
        Elizabeth (Union), NJ

11.     New Hampshire Route 111
        Hampstead (Rockingham), NH

12.     5000 Fulton Drive
        Fairfield (Solano), CA

13.     1217 East Saint Gertrude PL
        Santa Ana (Orange), CA

14.     75 W. Valpico Road
        Tracy (San Joaquin), CA

15.     800 20th Street NW
        Albuquerque (Bernalillo), NM

16.     4239 N. 39th Avenue
        Phoenix (Maricopa), AZ

17.     701 East Jackson Street
        P.O. Drawer 1247
        Demopolis (Marengo), AL

18.     4525 Fruit Valley Road
        Vancouver (Clark), WA

19.     2.57 acres in 16-2-1 95358
        Vancouver (Clark) WA

20.     1070 Samuelson Street
        City of Industry (Los Angeles), CA (Leasehold)

21.     516 Turnbull Canyon Road
        City of Industry (Los Angeles), CA
        (Leasehold)

22.     211 North Willow Avenue
        City of Industry (Los Angeles), CA (Leasehold)

23.     4245 N. 39th Avenue
        Phoenix (Maricopa), AZ
        (Leasehold)

24.     1201 E. Cerritos Avenue
        Anaheim, CA (Leasehold)

                   LEASEHOLD PROPERTIES (not to be mortgaged)

25.     1201 West Central Street
        Franklin, MA (4)

26.     Off Route 122
        Poland Springs, ME

27.     4330 20th Street
        Zephyrmills, FL

28.     15 Lightner Road
        York, PA

29.     4201 Highway 75 South
        Sherman, TX

30.     Jennersville Industrial Bldg.
        Penn Township, PA

31.     1201 West Lincoln
        Caseyville, IL

32.     8258 Richfood Road
        Mechanicsville, VA (2)

33.     2030 East Market Street
        Greensboro, NC

34.     405 Nestles Way
        Breingsville, PA

35.     301 Frontage Road
        Kentwood, LA

36.     155 King Mill Road
        McDonough, GA

37.     1917 Joyce Avenue
        Columbus, OH

38.     433 Park Street
        New Britain, CT

39.     6813 Ruppsville Road
        Allentown, PA (5)

40.     Seldon Street
        Verona, PA (3)

41.     Falls Street
        Columbus Inner Belt
        New Castle, PA

42.     14 Hall Street
        Batavia, NY

43.     200 Public Marketing Bldg
        Rochester, NY

44.      6831 Silsbee Road
         Houston, TX

45.     11725 West 85th Street
        Lenexa, KS

46.     2727 E. Higgins Road
        2425 Touchy
        Elk Grove, IL

47.     2375 Touchy Avenue
        Elk Grove, IL

48.     2355 Touchy Avenue
        Elk Grove, IL

49.     1400 Northwest
        West Chicago, IL

50.     1300 Northwest
        West Chicago, IL

51.     4015 Executive Park Drive, Suite 205
        Cincinnati, OH

52.     95 West Crescentville
        Springdale (Cincinnati), OH

53.     400 Indeco Drive
        Atlanta, GA

54.     435 Roush Road
        Lima, OH (7)

55.     5225 Region Court
        Lakeland, FL

56.     5200 Region Court
        Lakeland, FL

57.     170 Circle Drive North
        Piscataway, NJ (7)

58.     1234 North 7th Street
        West Memphis, AR

59.     Mostelter & Kemper Roads
        Cincinnati, OH (7)

60.     5111 Rogers Avenue
        Forth Smith, AR (office)

61.     654 East North Belt
        Houston, TX (office)

62.     401 Merritt
        Norwalk, CT (office)

63.     8420 West Dodge Road
        Omaha, NE (office)

64.     7198 Mykawa Street
        Houston, TX

65.     7300 Mykawa Street
        Houston, TX

66.     2215 McKinney Avenue, Suite 175
        Dallas, TX (8)

67.     6907 & 6911 Marlin Circle
        La Palma, CA (subleased)

68.     6545 S. Glacier Place
        Tukwila, WA

69.     GATX Warehouse No. 14
        Port of Vancouver, WA

70.     9200 Van Horn Way
        Richmond, B.C.

71.     1393 Border Street, Unit 8,
        Winnipeg, Manitoba, Canada

72.     7300 Bolsa Avenue
        Westminster, CA

73.     5772 Jurupa Street
        Ontario, CA

74.     2679 Slough Street
        Mississauga, Ontario

75.     7122 W. 62nd Street
        Chicago, IL (actual address is 6155 So. Harlem Ave., Chicago, IL)

76.     4525 Joseph Hardin Drive
        Dallas, TX

77.     306 Industrial Park N
        Demopolis, AL

78.     701 E. Jackson Street
        Demopolis, AL

79.     473 Mundet Place
        Hillside, NJ

80.     27815-A Highway Blvd.
        Katy, TX

81.     1600-B Comet Drive
        Lancaster, PA

82.     Avenue B., Buncher Industrial District
        Leetsdale, PA

83. Av. Guillermo Gonzalez Camarena, No. 17, Parque Industrial Cuamatla, Cuautitlan, Izealli, Estado de Mexico

84.     17851 E. Railroad Street
        Industry, CA

85.     4961 Distribution Drive
        Tampa, FL

86.     30020 Ahern Street
        Union City, CA (actual address is 2931 Faber Street, Union City, CA)

87.     21700 E. Copley Dr.
        Diamond Bar, CA

88.     30887 San Antonio St.
        Hayward, CA (subleased)

89.     4 Market Circle
        Windsor, CT

90.     5651 Gateway Freeway
        Fort Worth, TX

91.     2410 Gordon Avenue
        Monroe, LA

92.     900 E. Semand
        Conroe, TX

93.     1 D'Angelo Drive
        Marlborogh, MA (5)

94.     4711 34th Street North
        St. Petersburg, FL (5)

95.     2600 E 4th
        Hutchinson, KS (5)

96.     5800 NW 74th Avenue
        Miami, FL (5)

97.     626 Lynnway
        Lynn, MA (4)

98.     504 3rd Avenue
        Renssalear, NY (4)

99.     Rt 130 Cumberland Blvd
        Burlington, NJ (4)

100.    731 Main Street Bldg B2
        Monroe, CT

101.    25025 I-45 North
        Woodlands, TX

102.    1000 Av Parque Central
        Caguas, PR

103.    2800 Congo Road
        Newell, WV

104.    1216 Madera Way
        Riverside, CA (4)

105.    301 Merritt 7 Corp. Park
        Norwalk, CT (6)

(1)   Same location as 4 Pleasant Hill Road, Cranbury, NJ
(2)   Same location as 1505 Robinwood Lane, Richmond, VA
(3) Rostan Acquisition Corp. has a requirement to purchase the Seldon Street, Verona, PA property if certain environmental designations are met, pursuant to the Lease dated July 2, 1998, by and between Sandmar Associates, Rostan Corporation and Rostan Acquisition Corp.
(4) Plastics operations are conducted at a dairy location owned by one of Suiza Foods' dairy companies; a sublease of the facility utilized by the plastics operations will be executed.
(5)   Lease terms are contained in supply agreement with a customer.
(6) Subleased by Continental Plastic Containers LLC to Gloucester Trading Corp. and Keyes Fibre Company.
(7)   To be assigned to CPCI prior to Closing.
(8)   Suite 850 to be subleased to the Company at or prior to Closing.

              SCHEDULE VI




                           [INTENTIONALLY OMITTED]

            SCHEDULE VII - CONVERTIBLE SECURITIES, OPTIONS OR RIGHTS

1.    Employee Options granted pursuant to:

      a.    the Consolidated Container Holdings LLC 1999 Unit Option Plan

      b. the Consolidated Container Holdings LLC Unit Option Agreements between Consolidated Container Holdings LLC and the Participants

      c. the Special Unit Acquisition, Ownership and Redemption Agreements between Consolidated Container Holdings LLC and the Holders

      d. the Consolidated Container Holdings LLC Replacement Unit Option Plan for Options issued pursuant to the Franklin Plastics, Inc. 1998 Stock Option Plan

      e. the Replacement Unit Option Agreements for Options issued pursuant to the Franklin Plastics, Inc. 1998 Stock Option Plan between Consolidated Container Holdings LLC and the Participants

2. Indemnity payable in preferred interests pursuant to the Contribution and Merger Agreement

                          SCHEDULE VIII - SUBSIDIARIES

- -------------------------------------------------------------------------------------------------------------------
                                                                                                   Jurisdiction of
              Corporation                             Owned by                Percentage Owned      Incorporation
- -------------------------------------------------------------------------------------------------------------------
Reid Plastics Group LLC                  Consolidated Container Company LLC          100%         Delaware
- -------------------------------------------------------------------------------------------------------------------
Consolidated Container Capital, Inc.     Consolidated Container Company LLC          100%         Delaware
- -------------------------------------------------------------------------------------------------------------------
Plastic Containers LLC                   Consolidated Container Company LLC          100%         Delaware
- -------------------------------------------------------------------------------------------------------------------
Reid Mexico,  S.A. de C.V.               Reid Plastics Group LLC                     51%          Districto Federal
                                                                                                  de Mexico
- -------------------------------------------------------------------------------------------------------------------
Reid Canada, Inc.                        Reid Plastics Group LLC                     100%         Ontario, Canada
- -------------------------------------------------------------------------------------------------------------------
Stewart/Walker Plastics, Ltd.            Reid Plastics Group LLC                     100%         British Columbia,
                                                                                                  Canada
- -------------------------------------------------------------------------------------------------------------------
Master Plastics, Inc.                    Stewart/Walker Plastics, Ltd.               100%         Alberta, Canada
- -------------------------------------------------------------------------------------------------------------------
Continental Plastic Containers LLC       Plastic Containers LLC                      100%         Delaware
- -------------------------------------------------------------------------------------------------------------------
Continental Carribean Containers, Inc.   Plastic Containers LLC                      100%         Delaware
- -------------------------------------------------------------------------------------------------------------------

                       SCHEDULE IX - EXISTING INDEBTEDNESS

                              A. Letters of Credit

  Account
  Party                   Issuing Bank                   Beneficiary              Amount          Termination Date
  -----                   ------------                   -----------              ------          ----------------
PCI*                The Dai-Ichi Kangyo Bank Ltd.      NJ Department of          $46,000     June 7, 2000
                    NY Branch                          Environmental                         (annual extension unless
                                                       Protection                            120 days notice)

PCI*                The Dai-Ichi Kangyo Bank Ltd.      Travelers                $900,100     November 15, 1999 (annual
                    NY Branch                          Indemnity Co.      (reduction  to     extension unless 30 days
                                                                                $659,021     notice)
                                                                             in process)

PCI*                The Dai-Ichi Kangyo Bank Ltd.      Zurich Insurance       $2,470,740     November 9, 1999 (annual
                    NY Branch                          Company                               extension unless 30 days
                                                                                             notice)

PCI*                The Dai-Ichi Kangyo Bank Ltd.      Bell Atlantic            $148,500     November 15, 1999 (annual
                    NY Branch                          Credit                                extension unless 60 days
                                                       Corporation                           notice)

PCI*                The Dai-Ichi Kangyo Bank Ltd.      John Hancock             $148,500     November 15, 1999 (annual
                    NY Branch                          Leasing Corp.                         extension unless 60 days
                                                                                             notice)

Suiza Foods*        First Union National Bank          Florida Power             $66,600     June 22, 2000 (annual
                                                       Corporation                           extension unless 60 days
                                                                                             notice)

Suiza Foods**       First Union National Bank          Employers                $125,000     July 1, 2000 (annual
                                                       Insurance of                          extension unless 30 days
                                                       Wausau                                notice)

Suiza Foods**       First Union National  Bank         Liberty Mutual           $425,000     January 1, 2000 (annual
                                                       Insurance Company                     extension unless 30 days
                                                                                             notice)

Suiza Foods**       First Union National  Bank         Liberty Mutual           $220,000     January 1, 2000
                                                       Insurance Company

Suiza Foods**       First Union National  Bank         Liberty Mutual           $500,000     March 1, 2000 (annual
                                                       Insurance Company                     extension unless 60 days
                                                                                             notice)

Suiza Foods**       First Union National  Bank         Liberty Mutual         $1,145,000     March 31, 2000 (annual
                                                       Insurance Company                     extension unless 30 days
                                                                                             notice)

Suiza Foods**       First Union National Bank          The Aetna                $150,000     March 31, 2000 (annual
                                                       Casualty and                          extension unless 30 days
                                                       Surety Company                        notice)

- ----------
*     To be replaced by Bankers Trust Company after closing

** The obligations under these L/Cs will be backed up by the Borrower under the Transitions Service Agreement

B.Capital Leases

1. $3.8 million of capital leases at Reid Plastics Group LLC, as more fully described on Schedule X

2. $2.9 million of capital leases at Consolidated Plastic Containers, Inc., as more fully described on Schedule X

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
1.        California Plastic Supplies, Inc.        CA State                   Charter Financial, Inc.
2.        California Plastic Supplies, Inc.        CA State                   Charter Financial, Inc.
3.        Chester County Container Corporation     PA State                   General Electric Capital Corporation
4.        Consolidated Plastechs, Inc. Contech     NH,                        The Butcher Company, Inc.
                                                   Town of Hamstead
5.        Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
6.        Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
7.        Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
8.        Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
9.        Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
10.       Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
11.       Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
12.       Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
13.       Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation
14.+      Continental Plastic Containers, Inc.     AR State                   The CIT Group - Business Credit, Inc.
15.       Continental Plastic Containers, Inc.     AR State                   The CIT Group - Business Credit, Inc.
16.       Continental Plastic Containers, Inc.     AR State                   General Electric Capital Corporation


           File No.              File Date       Type                           Collateral
           ---------             ---------       ----                           ----------
1.        94188753                9/13/94      UCC-1                                       Equipment

2.        94307C0203             10/24/94      UCC-2                                       Equipment
                                               Amendment to
                                               94188753

3.          23870465               1/5/95      UCC-1                                       Equipment

4.              2494             12/18/98      UCC-1                                       Equipment

5.            934236             11/30/94      UCC-1                                       Equipment

6.            945528             02/17/95      UCC-1                                       Equipment

7.           9590303             05/02/95      UCC-1                                       Equipment

8.            963740             05/31/95      UCC-1                                       Equipment

9.            981882             09/22/95      UCC-1                                       Equipment

10.           986816             10/25/95      UCC-1                                       Equipment

11.          1015923             05/02/96      UCC-1                                       Equipment

12.          1072089             05/01/97      UCC-1                                       Equipment

13.          1119413             03/06/98      UCC-1                                       Equipment

14.+          982850             09/28/95      UCC-1                                       Personal Property

15.            98250             12/06/95      UCC-3
                                               Amendment to
                                               982850

16.          1126239             04/04/98      UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
17.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

18.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

19.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

20.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

21.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

22.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

23.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

24.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

25.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

26.+      Continental Plastic Containers, Inc.     Crittenden, AR             The CIT Group - Business Credit, Inc.

27.       Continental Plastic Containers, Inc.     Crittenden, AR             The CIT Group - Business Credit, Inc.

28.       Continental Plastic Containers, Inc.     Crittenden, AR             General Electric Capital Corporation

29.       Continental Plastic Containers, Inc.     CA State                   General Electric Capital Corporation

30.       Continental Plastic Containers, Inc.     CA State                   General Electric Capital Corporation

31.       Continental Plastic Containers, Inc.     CA State                   General Electric Capital Corporation

            File No.              File Date     Type                           Collateral
            --------              ---------     ----                           ----------
17.             76302              11/30/94      UCC-1                                       Equipment

18.             76574              02/17/95      UCC-1                                       Equipment

19.             76934              05/01/95      UCC-1                                       Equipment

20.             77044              05/31/95      UCC-1                                       Equipment

21.             77394              09/21/95      UCC-1                                       Equipment

22.             77513              10/23/95      UCC-1                                       Equipment

23.             78194              05/01/96      UCC-1                                       Equipment

24.             79450              04/30/97      UCC-1                                       Equipment

25.             80488              03/06/98      UCC-1                                       Equipment

26.+            77423              09/28/95      UCC-1                                       Personal Property

27.             77423              12/01/95      UCC-3
                                                Amendment to
                                                77423

28.             80660              04/13/98      UCC-1                                       Equipment

29.        9509060895               3/28/95      UCC-1                                       Equipment

30.        9510860287               4/17/95      UCC-1                                       Equipment

31.        9515360023               5/30/95      UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

32.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

33.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

34.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

35.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

36.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

37.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

38.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

39.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

40.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

41.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

42.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

43.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

44.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

45.*      Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

46.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation


           File No.              File Date     Type                           Collateral
           --------              ---------     ----                           ----------
32.       9517460227             6/22/95       UCC-1                                       Equipment

33.       9519861100             7/10/95       UCC-1                                       Equipment

34.       9524161024             8/29/95       UCC-1                                       Equipment

35.       9527160588             9/25/95       UCC-1                                       Equipment

36.       9529760957            10/23/95       UCC-1                                       Equipment

37        9532160085            11/16/95       UCC-1                                       Equipment

38.       9534260494             12/8/95       UCC-1                                       Equipment

39.       9600360268              1/2/96       UCC-1                                       Equipment

40.       9609260117             3/29/96       UCC-1                                       Equipment

41.       9612460811             6/10/96       UCC-1                                       Equipment


42.       9617960351             6/26/96       UCC-1                                       Equipment

43.       9622060159              8/6/96       UCC-1                                       Equipment

44.       9633961443             12/4/96       UCC-1                                       Equipment

45.*      9635860299            12/20/96       UCC-1                                       Personal Property

46.       9700660041              1/3/97       UCC-1                                       Equipment


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

47.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

48.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

49.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

50.       Continental Plastic Containers, Inc      CA State                   Associates Leasing, Inc.


51.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

52.       Continental Plastic Containers, Inc      CA State                   Norwest Financial Leasing, Inc.

53.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

54.       Continental Plastic Containers, Inc      CA State                   General Electric Capital Corporation

55.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

56.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

57.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

58.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

59.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

60.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

61.       Continental Plastic Containers, Inc      CT State                   General Electric Capital Corporation

            File No.              File Date     Type                           Collateral
            --------              ---------     ----                           ----------

47.        9706260621              3/3/97       UCC-1                                       Equipment

48.        9708560144             3/25/97       UCC-1                                       Equipment

49.        9712160712             4/30/97       UCC-1                                       Equipment

50.        9716160886              6/6/97       UCC-1                                       Equipment

51.        9716860186             6/13/97       UCC-1                                       Equipment

52.        9718960989              7/7/97       UCC-1                                       Equipment

53.        9803360694             1/30/98       UCC-1                                       Equipment

54.        9810360886             4/13/98       UCC-1                                       Equipment

55.        0001848906              5/7/98       UCC-1                                       Equipment

56.        0001843555             4/14/98       UCC-1                                       Equipment

57.        0001837592             3/16/98       UCC-1                                       Equipment

58.        0001828640              2/2/98       UCC-1                                       Equipment

59.        0001816949            11/26/97       UCC-1                                       Equipment

60.        0001811081            10/28/97       UCC-1                                       Equipment

61.        0001797963             8/26/97       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
62.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

63.       Continental Plastic Containers, Inc.      CT State                   MBC Leasing Corp.

64.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

65.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

66.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

67.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

68.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

69.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

70.       Continental Plastic Containers, Inc.      CT State                   Mellon US Leasing

71.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

72.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

73.       Continental Plastic Containers, Inc.      CT State                   John Hancock Leasing Corporation

74.       Continental Plastic Containers, Inc.      CT State                   Nynex Credit Company

75.       Continental Plastic Containers, Inc.      CT State                   MDFC Equipment Leasing Corporation

76.*      Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation
            File No.              File Date     Type                                         Collateral
            --------              ---------     ----                                         ----------
62.     0001791345                7/24/97       UCC-1                                       Equipment

63.     0001783005                 1/1/97       UCC-1                                       Equipment

64.     0001777322                6/13/97       UCC-1                                       Equipment

65.     0001775006                 6/4/97       UCC-1                                       Equipment

66.     0001838857                3/24/98       UCC-3                                       Equipment
                                                Amendment to
                                                0001775006

67.     0001767368                4/30/97       UCC-1                                       Equipment

68.     0001758641                3/25/97       UCC-1                                       Equipment

69.     0001753567                 3/3/97       UCC-1                                       Equipment

70.     0001746840                1/27/97       UCC-1                                       Equipment

71.     0001742484                 1/3/97       UCC-1                                       Equipment

72.     0001740860               12/31/96       UCC-1                                       Equipment

73.     0001740076               12/24/96       UCC-1                                       Equipment

74.     0001739469               12/23/96       UCC-1                                       Equipment

75.     0001739017               12/20/96       UCC-1                                       Equipment

76.*    0001739042               12/20/96       UCC-1                                       Personal Property

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
77.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

78.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

79.       Continental Plastic Containers, Inc.      CT State                   Leasetec Corporation

80.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

81.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

82.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

83.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

84.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

85.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

86.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

87.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

88.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

89.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

90.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

91.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation
            File No.              File Date                   Type                           Collateral
            --------              ---------                   ----                           ----------
77.     0001736304                12/04/96      UCC-1                                       Equipment

78.     0001734577                10/31/96      UCC-1                                       Equipment

79.     0001725867                10/10/96      UCC-1                                       Equipment

80.     0001704094                 6/26/96      UCC-1                                       Equipment

81.     0001692474                 5/2/96       UCC-1                                       Equipment

82.     0001682765                3/28/96       UCC-1                                       Equipment

83.     0001671912                2/13/96       UCC-1                                       Equipment

84.     0001668915                 1/2/96       UCC-1                                       Equipment

85.     0001663024               12/13/95       UCC-1                                       Equipment

86.     0001662077                12/7/95       UCC-1                                       Equipment

87.     0001658388               11/16/95       UCC-1                                       Equipment

88.     0001653501               10/23/95       UCC-1                                       Equipment

89.     0001645627                9/21/95       UCC-1                                       Equipment

90.     0001631219                 7/7/95       UCC-1                                       Equipment

91.     0001628095                6/22/95       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
92.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

93.       Continental Plastic Containers, Inc.      CT State                   Leasetec Corporation

94.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

95.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

96.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

97.+      Continental Plastic Containers, Inc.      CT State                   The CIT Group/Business Credit, Inc.

98.       Continental Plastic Containers, Inc.      CT State                   The CIT Group/Business Credit, Inc.

99.       Continental Plastic Containers, Inc.      CT State                   General Electric Capital Corporation

100.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

101.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

102.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

103.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

104.*     Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

105.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

106.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

            File No.              File Date     Type                                         Collateral
            --------              ---------     ----                                         ----------

92.     0001625057                 6/7/95       UCC-1                                       Equipment

93.     0001624310                 6/1/95       UCC-1                                       Equipment

94.     0001623326                5/26/95       UCC-1                                       Equipment

95.     0001615396                4/17/95       UCC-1                                       Equipment

96.     0001611008                3/23/95       UCC-1                                       Equipment

97.+    0001647720                9/28/95       UCC-1                                       Personal Property

98.     0001664762                12/4/95       UCC-3
                                                Amendment to
                                                0001647720

99.     0001605143                2/15/95       UCC-1                                       Equipment

100.    950000107149              5/30/95       UCC-1                                       Equipment

101.    950000190857              9/22/95       UCC-1                                       Equipment

102.    960000089935               5/2/96       UCC-1                                       Equipment

103.    960000132562              6/26/96       UCC-1                                       Equipment

104.*   970000042466              2/27/97       UCC-1                                       Personal Property

105.    970000091559              4/30/97       UCC-1                                       Equipment

106.    970000164546              7/24/97       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
107.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

108.      Continental Plastic Containers, Inc.      FL State                   General Electric Capital Corporation

109.      Continental Plastic Containers, Inc.      FL State                   Pitney Boews Credit Corporation

110.      Continental Plastic Containers, Inc.      FL State                   Pitney Boews Credit Corporation

111.      Continental Plastic Containers, Inc.      FL State                   Pitney Boews Credit Corporation

112.      Continental Plastic Containers, Inc.      FL State                   Pitney Boews Credit Corporation

113.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

114.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

115.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

116.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

117.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

118.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

119.      Continental Plastic Containers, Inc.      Polk County, FL            General Electric Capital Corporation

120.      Continental Plastic Containers, Inc.      Fulton, GA                 General Electric Capital Corporation

121.**    Continental Plastic Containers, Inc.      Fulton, GA                 GE Capital Public Finance, Inc.
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------
107.    980000080146           4/13/98       UCC-1                                       Equipment

108.    980000050281            3/5/98       UCC-1                                       Equipment

109.    940000245556           12/5/94       UCC-1                                       Equipment

110.     97000082710           4/21/97       UCC-1                                       Equipment

111.    970000101880           5/12/97       UCC-1                                       Equipment

112.    980000153044           7/13/98       UCC-1                                       Equipment

113.    3466                  11/30/94       UCC-1                                       Equipment

114.    3671                    5/1/96       UCC-1                                       Equipment

115.    3697                   6/26/96       UCC-1                                       Equipment

116.    3833                    5/1/97       UCC-1                                       Equipment

117.    3875                   7/25/97       UCC-1                                       Equipment

118.    987                     3/7/98       UCC-1                                       Equipment

119.    4007                   4/14/98       UCC-1                                       Equipment

120.    060199602997            2/9/97       UCC-1                                       Equipment

121.**  060199607231           4/16/96       UCC-1                                       Personal Property

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
122.      Continental Plastic Containers, Inc.      Fulton, GA                 General Electric Capital Corporation

123.      Continental Plastic Containers, Inc.      Fulton, GA                 General Electric Capital Corporation

124.*     Continental Plastic Containers, Inc.      Fulton, GA                 General Electric Capital Corporation

125.      Continental Plastic Containers, Inc.      Fulton, GA                 General Electric Capital Corporation

126.      Continental Plastic Containers, Inc.      Fulton, GA                 GE Capital Public Finance, Inc.

127.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

128.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

129.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

130.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

131.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

132.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

133.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

134.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

135.      Continental Plastic Containers, Inc.      IL State                   Vanguard Financial Service Corp.

136.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation
          File No.              File Date     Type                                         Collateral
          --------              ---------     ----                                         ----------
122.    060199615243            8/7/96       UCC-1                                       Equipment

123.    060199624110           12/4/96       UCC-1                                       Equipment

124.*   060199701197           1/21/97       UCC-1                                       Personal Property

125.    060199708433           4/30/97       UCC-1                                       Equipment

126.    175063                 4/15/96       UCC-2                                       Fixture

127.    302576                09/06/94       UCC-1                                       Equipment

128.    3312942               10/03/94       UCC-1                                       Equipment

129.    335134                12/01/94       UCC-1                                       Equipment

130.    349580                01/06/95       UCC-1                                       Equipment

131.    3379971               03/23/95       UCC-1                                       Equipment

132.    3389389               04/17/95       UCC-1                                       Equipment

133.    3394660               05/01/95       UCC-1                                       Equipment

134.    3406328               05/03/95       UCC-1                                       Equipment

135.    3407670               06/02/95       UCC-1                                       Equipment

136.    3416331               06/22/95       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
137.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

138.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

139.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

140.      Continental Plastic Containers, Inc.      IL State                   Vanguard Financial Service Corp.

141.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

142.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

143.      Continental Plastic Containers, Inc.      IL State                   Pitney Bowes Credit Corporation

144.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

145.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

146.*     Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

147.      Continental Plastic Containers, Inc.      IL State                   MDFC Equipment Leasing Corporation

148.      Continental Plastic Containers, Inc.      IL State                   Mellon US Leasing

149.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

150.      Continental Plastic Containers, Inc.      IL State                   Mellon US Leasing

151.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation
           File No.              File Date                   Type                           Collateral
           --------              ---------                   ----                           ----------
137.    3460751                10/23/95                     UCC-1                            Equipment

138.    3471042                11/16/95                     UCC-1                            Equipment

139.    3478838                12/07/95                     UCC-1                            Equipment

140.    3482875                12/18/95                     UCC-1                            Equipment

141.    3522840                03/26/96                     UCC-1                            Equipment

142.    3537365                05/02/96                     UCC-1                            Equipment

143.    3551315                06/10/96                     UCC-1                            Equipment

144.    3575004                08/06/96                     UCC-1                            Equipment

145.    3620425                12/04/96                     UCC-1                            Equipment

146.*   3629915                12/20/96                     UCC-1                            Personal Property

147.    3629987                12/20/96                     UCC-1                            Equipment

148.    3634001                01/02/97                     UCC-1                            Fixture Filing

149.    3636610                01/06/97                     UCC-1                            Equipment

150.    3642465                01/23/97                     UCC-1                            Equipment

151.    3657496                03/03/97                     UCC-1                            Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
152.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

153.      Continental Plastic Containers, Inc.      IL State                   LINC Quantum Analytics, Inc.

154.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

155.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

156.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

157.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

158.      Continental Plastic Containers, Inc.      IL State                   Panasonic Communications

159.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

160.      Continental Plastic Containers, Inc.      IL State                   Blacksheep Equipment Unlimited, LLC

161.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

162.      Continental Plastic Containers, Inc.      IL State                   General Electric Capital Corporation

163.+     Continental Plastic Containers, Inc.      IL State                   The CIT Group - Business Credit, Inc.

164.      Continental Plastic Containers, Inc.      IL State                   The CIT Group - Business Credit, Inc.

165.      Continental Plastic Containers, Inc.      IL State                   Pitney Bowes Credit Corp.

166.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation
           File No.              File Date   Type                                        Collateral
           --------              ---------   ----                                        ----------

152.    3668654                03/25/97      UCC-1                                       Equipment

153.    3696763                06/03/97      UCC-1                                       Equipment

154.    3702925                06/13/97      UCC-1                                       Equipment

155.    3720266                07/24/97      UCC-1                                       Equipment

156.    3732506                08/26/97      UCC-1                                       Equipment

157.    3767131                11/24/97      UCC-1                                       Equipment

158.    3793480                01/26/98      UCC-1                                       Equipment

159.    3796994                02/03/98      UCC-1                                       Equipment

160.    3811903                03/05/98      UCC-1                                       Equipment

161.    3812067                03/06/98      UCC-1                                       Equipment

162.    3832515                04/13/98      UCC-1                                       Equipment

163.+   3452082                09/28/95      UCC-1                                       Personal Property

164.    3476390                12/04/95      UCC-3
                                             Amendment to
                                             3452082

165.    4015543                04/05/99      UCC-1                                       Equipment

166.    95-U00229              1/5/95        UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
167.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

168.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

169.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

170.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

171.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

172.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

173.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

174.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

175.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

176.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

177.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

178.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

179.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

180.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

181.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation
           File No.              File Date   Type                                          Collateral
           --------              ---------   ----                                          ----------
167.    94-U13256               9/7/94       UCC-1                                       Equipment

168.    95-U02056              2/15/95       UCC-1                                       Equipment

169.    95-U03642              3/24/95       UCC-1                                       Equipment

170.    95-U06799              5/31/95       UCC-1                                       Equipment

171.    95-U07858              6/22/95       UCC-1                                       Equipment

172.    95-U14442             11/16/95       UCC-1                                       Equipment

173.    96-U03889              3/28/96       UCC-1                                       Equipment

174.    96-U13275              12/5/96       UCC-1                                       Equipment

175.    96-U05486               5/2/96       UCC-1                                       Equipment

176.    96-U08334               7/2/96       UCC-1                                       Equipment

177.    97-U00458              1/10/97       UCC-1                                       Equipment

178.    97-U02479               3/4/97       UCC-1                                       Equipment

179.    97-U03438              3/25/97       UCC-1                                       Equipment

180.    97-U07061              6/13/97       UCC-1                                       Equipment

181.    97-U08857              7/24/97       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
182.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

183.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

184.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

185.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

186.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

187.      Continental Plastic Containers, Inc.      Cook, IL                   General Electric Capital Corporation

188.      Continental Plastic Containers, Inc.      Cook, IL                   Mellon US Leasing

189.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

190.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

191.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

192.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

193.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

194.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

195.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

196.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

           File No.              File Date   Type                                           Collateral
           --------              ---------   ----                                           ----------
182.    97-U10176               8/26/97      UCC-1                                       Equipment

183.    97-U14120              11/26/97      UCC-1                                       Equipment

184.    97-U01144               1/30/98      UCC-1                                       Equipment

185.    98-U02569                3/6/98      UCC-1                                       Equipment

186.    98-U03929               4/13/98      UCC-1                                       Equipment

187.    98-U04739                5/5/98      UCC-1                                       Equipment

188.    97-067224               1/30/97      UCC-1                                       Fixture

189.    94U3565                 9/6/94       UCC-1                                       Equipment

190.    94U4591               11/30/94       UCC-1                                       Equipment

191.    95U1317                4/14/95       UCC-1                                       Equipment

192.    95U1494                 5/1/95       UCC-1                                       Equipment

193.    95U1988                6/20/95       UCC-1                                       Equipment

194.    95U3275               10/24/95       UCC-1                                       Equipment

195.    96U1329                 5/1/96       UCC-1                                       Equipment

196.    96U2021                6/26/96       UCC-1                                       Equipment



- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
197.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

198.      Continental Plastic Containers, Inc.      Du Page, IL                MDFC Equipment Leasing

199.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

200.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

201.      Continental Plastic Containers, Inc.      Du Page, IL                Blackshop Equipment Unlimited

202.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

203.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

204.      Continental Plastic Containers, Inc.      Du Page, IL                General Electric Capital Corporation

205.      Continental Plastic Containers, Inc.      KS State                   Commercial Capital Corporation

206.      Continental Plastic Containers, Inc.      KS State                   Commercial Capital Corporation
                                                                              (Assignee: First Community Bank)

207.      Continental Plastic Containers, Inc.      KS State                   Commercial Capital Corporation,
                                                                              (Assignee: Bank of Blue Valley)

208.      Continental Plastic Containers, Inc.      KS State                   First National Bank Shawnee MSN.

           File No.              File Date   Type                                        Collateral
           --------              ---------   ----                                        ----------
197.    96U2503                  8/6/96      UCC-1                                       Equipment

198.    96U4335                12/27/96      UCC-1                                       Equipment

199.    97U721                   3/3/97      UCC-1                                       Equipment

200.    97U2139                 6/16/97      UCC-1                                       Equipment

201.    98U0708                  3/5/98      UCC-1                                       Equipment

202.    98U0724                  3/9/98      UCC-1                                       Equipment

203.    98U1138                 4/13/98      UCC-1                                       Equipment

204.    98U1421                  5/5/98      UCC-1                                       Equipment

205.    944387                  9/23/94      UCC-1                                       Equipment

206.    953537                  8/29/95      UCC-1                                       Equipment

207.    971375                  8/29/97      UCC-1                                       Equipment

208.    2065066                 9/29/94      UCC-1                                       Equipment

209.    2133615                 5/1/95       UCC-1                                       Equipment

210.    2145185                 1/6/96       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
209.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

210.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

211.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

212.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

213.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

214.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

215.      Continental Plastic Containers, Inc.       KS State                   Commercial Capital Corporation
                                                                              (Assignee: First Community Bank)

216.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

217.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

218.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

219.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

220.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

221.*     Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

222.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

223.      Continental Plastic Containers, Inc.       KS State                   Commercial Capital Corporation
                                                                              (Assignee: Bank ofBlue Valley)

224.      Continental Plastic Containers, Inc.       KS State                   Quality Financial Corporation
           File No.              File Date   Type                                           Collateral
           --------              ---------   ----                                           ----------

211.    2149369                6/21/95       UCC-1                                       Equipment

212.    2154512                7/10/95       UCC-1                                       Equipment

213.    2168741                8/25/95       UCC-1                                       Equipment

214.    2168742                8/25/95       UCC-1                                       Equipment

215.    2170243                8/31/95       UCC-1                                       Equipment

216.    2185491               10/24/95       UCC-1                                       Equipment

217.    2231055                3/26/96       UCC-1                                       Equipment

218.    2242511                5/1/96        UCC-1                                       Equipment

219.    2270214                8/6/96        UCC-1                                       Equipment

220.    2312342                1/3/97        UCC-1                                       Equipment

221.*   2317499               1/21/97        UCC-1                                       Personal Property

222.    2349205               4/30/97        UCC-1                                       Equipment

223.    2349505                5/1/97        UCC-1                                       Equipment

224.    2370180               7/14/97        UCC-1                                       Equipment


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
                                                                              (Assignee: Peoples Naitonal Bank)

225.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

226.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

227.      Continental Plastic Containers, Inc.       KS State                   General Electric Capital Corporation

228.      Continental Plastic Containers, Inc.       KS State                   Bank of Blue Valley

229.      Continental Plastic Containers, Inc.       KS State                   Bank of Blue Valley

230.      Continental Plastic Containers, Inc.       KS State                   Pitney Bowes Credit Corporation

231.      Continental Plastic Containers, Inc.       KS State                   Central States Leasing

232.      Continental Plastic Containers, Inc.       KS State                   Johnson County Bank

233.      Continental Plastic Containers, Inc.       KS State                   Pitney Bowes Credit Corporation

234.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

235.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

236.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

237.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

238.      Continental Plastic Containers, Inc.       MD State                   MBC Leasing Corp.

239.*     Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation
           File No.              File Date   Type                                        Collateral
           --------              ---------   ----                                        ----------
225.    2397789                10/24/97      UCC-1                                       Equipment

226.    2435196                 3/10/98      UCC-1                                       Equipment

227.    2445632                 4/13/98      UCC-1                                       Equipment

228.    2497787                10/15/98      UCC-1                                       Equipment

229.    2514797                12/16/98      UCC-2                                       Equipment
                                             Amendment to
                                             2497787

230.    2268341                 7/30/96      UCC-1                                       Equipment

231.    2319454                 1/27/97      UCC-1                                       Equipment

232.    2497169                10/13/98      UCC-1                                       Fixture

233.    2501977                10/30/98      UCC-1                                       Equipment

234.    63248093               11/17/95      UCC-1                                       Equipment

235.    91808013                6/27/96      UCC-1                                       Equipment

236.    62208218                8/6/96       UCC-1                                       Equipment

237.    63408381               12/5/96       UCC-1                                       Equipment

238.    63588200              12/20/96       UCC-1                                       Equipment

239.*   70568747               2/25/97       UCC-1                                       Personal Property

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
240.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

241.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

242.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

243.      Continental Plastic Containers, Inc.       MD State                   General Electric Capital Corporation

244.      Continental Plastic Containers, Inc.       NE State                   General Electric Capital Corporation

245.      Continental Plastic Containers, Inc.       NE State                   General Electric Capital Corporation

246.+     Continental Plastic Containers, Inc.       NE State                   The CIT Group/Business Credit, Inc.

247.      Continental Plastic Containers, Inc.       NE State                   The CIT Group/Business Credit, Inc.

248.      Continental Plastic Containers, Inc.       NE State                   Business Equipment Leasing Co.

249.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

250.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

251.      Continental Plastic Containers, Inc.       OH State                   Sherman & Company

252.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

253.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

           File No.              File Date     Type                                      Collateral
           --------              ---------     ----                                      ----------

240.    71678439               6/16/97       UCC-1                                       Equipment

241.    71718329               6/19/97       UCC-1                                       Equipment

242.    80348089               2/2/98        UCC-1                                       Equipment

243.    71278080               5/6/97        UCC-1                                       Equipment

244.    734694                 6/5/97        UCC-1                                       Equipment

245.    763788                 3/23/96       UCC-3                                       Equipment
                                             Amendment
                                             to 734694

246.+   669227                 7/28/95       UCC-1                                       Personal Property

247.    675544                 12/5/95       UCC-3
                                             Amendment to
                                             669227

248.    744236                 9/15/97       UCC-1                                       Equipment

249.    AL18050                7/29/94       UCC-1                                       Equipment

250.    AL89598                5/30/95       UCC-1                                       Equipment

251.    AM23158                10/19/95      UCC-1                                       Equipment

252.    AM29914                11/16/95      UCC-1                                       Equipment

253.    AM49497                2/12/96       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                       Juris.                                  Secured Party
                         ------                       ------                                  -------------
254.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

255.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

256.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

257.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

258.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

259.*     Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

260.      Continental Plastic Containers, Inc.       OH State                   Nynex Credit Company

261.      Continental Plastic Containers, Inc.       OH State                   John Hancock Leasing Corporation

262.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

263.      Continental Plastic Containers, Inc.       OH State                   Nynex Credit Company

264.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

265.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

266.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

267.      Continental Plastic Containers, Inc.       OH State                   General Electric Capital Corporation

268.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation
           File No.              File Date                   Type                           Collateral
           --------              ---------                   ----                           ----------

254.    AM60518                3/28/96       UCC-1                                       Equipment

255.    AM70207                 5/2/9        UCC-1                                       Equipment

256.    AM84031                6/26/96       UCC-1                                       Equipment

257.    AM94072                 8/7/9        UCC-1                                       Equipment

258.    AN23145                12/4/96       UCC-1                                       Equipment

259.*   AN27534               12/23/96       UCC-1                                       Personal Property

260.    AN282025              12/24/96       UCC-1                                       Equipment

261.    AN29155               12/30/96       UCC-1                                       Equipment

262.    AN31127                 1/6/97       UCC-1                                       Equipment

263.    AN42575                2/24/97       UCC-1                                       Equipment

264.    AN60709                4/30/97       UCC-1                                       Equipment

265.    AN73325                6/13/97       UCC-1                                       Equipment

266.    AN91760                8/26/97       UCC-1                                       Equipment

267.    AO06053               10/24/97       UCC-1                                       Equipment

268.    95-70212              05/31/95       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                     Juris.                                  Secured Party
                         ------                     ------                                  -------------
269.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

270.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

271.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

272.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

273.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

274.*     Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

275.      Continental Plastic Containers, Inc.       Hamilton, OH               Nynex Credit Company

276.      Continental Plastic Containers, Inc.       Hamilton, OH               John Hancock Leasing Corporation

277.      Continental Plastic Containers, Inc.       Hamilton, OH               John Hancock Leasing Corporation

278.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

279.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

280.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

281.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

282.+     Continental Plastic Containers, Inc.       Hamilton, OH               The CIT Group - Business Credit, Inc.

283.+     Continental Plastic Containers, Inc.       Hamilton, OH               The CIT Group - Business Credit, Inc.

           File No.              File Date   Type                                        Collateral
           --------              ---------   ----                                        ----------
269.    95-149777              10/23/95      UCC-1                                       Equipment

270.    96-66681               05/02/96      UCC-1                                       Equipment

271.    96-98784               06/26/96      UCC-1                                       Equipment

272.    96-122371              08/06/96      UCC-1                                       Equipment

273.    96-185541              12/04/96      UCC-1                                       Equipment

274.*   96-196328              12/26/96      UCC-1                                       Personal Property

275.    96-196610              12/26/96      UCC-1                                       Equipment

276.    96-197627              12/30/96      UCC-1                                       Equipment

277.    96-197617              12/30/96      UCC-1                                       Equipment

278.    97-62002               05/01/97      UCC-1                                       Equipment

279.    97-887818              06/17/97      UCC-1                                       Equipment

280.    97-129830              08/28/97      UCC-1                                       Equipment

281.    97-166113              10/28/97      UCC-1                                       Equipment

282.+   95-137006              09/28/95      UCC-1                                       Personal Property

283.+   95-174703              12/07/95      UCC-1                                       Personal Property

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                       Juris.                                  Secured Party
                         ------                       ------                                  -------------
284.      Continental Plastic Containers, Inc.       Hamilton, OH               General Electric Capital Corporation

285.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

286.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

287.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

288.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

289.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

290.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

291.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

292.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

293.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

294.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

295.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

296.*     Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

297.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

298.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation
           File No.              File Date   Type                                           Collateral
           --------              ---------   ----                                           ----------
284.    97-187991             12/04/97       UCC-1                                       Equipment

285.    24111344               3/23/95       UCC-1                                       Equipment

286.    24200113               4/17/95       UCC-1                                       Equipment

287.    24240076                5/1/95       UCC-1                                       Equipment

288.    24330300               5/30/95       UCC-1                                       Equipment

289.    24461027               7/10/95       UCC-1                                       Equipment

290.    24621170               8/28/95       UCC-1                                       Equipment

291.    24951582               12/7/95       UCC-1                                       Equipment

292.    25031270                1/2/96       UCC-1                                       Equipment

293.    25301319               3/28/96       UCC-1                                       Equipment

294.    25731780                8/6/96       UCC-1                                       Equipment

295.    26121321               12/4/96       UCC-1                                       Equipment

296.*   26191145              12/20/96       UCC-1                                       Personal Property

297.    26630052               4/30/97       UCC-1                                       Equipment

298.    28501653               1/30/98       UCC-1                                       Equipment


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
299.      Continental Plastic Containers, Inc.       PA State                   General Electric Capital Corporation

300.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

301.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

302.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

303.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

304.*     Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

305.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

306.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

307.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

308.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

308.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

310.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

311.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

312.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

313.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation
           File No.              File Date   Type                                           Collateral
           --------              ---------   ----                                           ----------
299.    28640620               3/6/98        UCC-1                                       Equipment

300.    369-1998               3/6/98        UCC-1                                       Equipment

301.    129-1998              1/30/98        UCC-1                                       Equipment

302.    639-1997              4/30/97        UCC-1                                       Equipment

303.    278-1997              2/28/97        UCC-1                                       Equipment

304.*   1789-1996            12/20/96        UCC-1                                       Personal Property

305.    1084-1996              8/6/96        UCC-1                                       Equipment

306.    409-1996              3/26/96        UCC-1                                       Equipment

307.    7-1996                 1/2/96        UCC-1                                       Equipment

308.    1860-1995             12/8/95        UCC-1                                       Equipment

309.    1302-1995             8/25/95        UCC-1                                       Equipment

310.    1044-1995             7/11/95        UCC-1                                       Equipment

311.    817-1995              5/26/95        UCC-1                                       Equipment

312.    640-1995               5/2/95        UCC-1                                       Equipment

313.    547-1995              4/17/95        UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
314.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

315.      Continental Plastic Containers, Inc.       Venango, PA                General Electric Capital Corporation

316.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

317.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

318.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

319.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

320.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

321.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

322.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

323.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

324.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

325.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

326.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

327.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

328.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

           File No.              File Date   Type                                        Collateral
           --------              ---------   ----                                        ----------
314.    428-1995                3/23/95      UCC-1                                       Equipment

315.    2049-1994              12/30/94      UCC-1                                       Equipment

316.    932861                   3/9/98      UCC-1                                       Equipment

317.    921855                  4/30/97      UCC-1                                       Equipment

318.    920336                  3/25/97      UCC-1                                       Equipment

319.    917541                  1/2/97       UCC-1                                       Equipment

320.    918105                 1/16/97       UCC-1                                       Equipment

321.    911412                 6/26/96       UCC-1                                       Equipment

322.    912893                  8/6/96       UCC-1                                       Equipment

323.    909085                  5/1/96       UCC-1                                       Equipment

324.    907471                 3/26/96       UCC-1                                       Equipment

325.    903477                12/11/95       UCC-1                                       Equipment

326.    902674                11/17/95       UCC-1                                       Equipment

327.    899565                8/25/95        UCC-1                                       Equipment

328.    895699                5/30/95        UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

329.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

330.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

331.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

332.      Continental Plastic Containers, Inc.       Harris, TX                 General Electric Capital Corporation

333.      Continental Plastic Containers, Inc.       WV State                   General Electric Capital Corporation

334.      Continental Plastic Containers, Inc.       WV State                   General Electric Capital Corporation

335.*     Continental Plastic Containers, Inc.       WV State                   General Electric Capital Corporation

336.      Continental Plastic Containers, Inc.       WV State                   General Electric Capital Corporation

337.      Continental Plastic Containers, Inc.       WV State                   General Electric Capital Corporation

338.      Continental Plastic Containers, Inc.       WV State                   General Electric Capital Corporation

339.*     Continental Plastic Containers, Inc.       Hancock, WV                General Electric Capital Corporation

340.      First Capital Plastics, Inc.             PA State                   General Electric Capital Corporation

341.      First Capital Plastics, Inc.             PA State                   General Electric Capital Corporation

342.      First Capital Plastics, Inc.             PA State                   General Electric Capital Corporation
           File No.              File Date   Type                                           Collateral
           --------              ---------   ----                                           ----------
329.    893766                 4/17/95       UCC-1                                       Equipment

330.    894386                  5/1/95       UCC-1                                       Equipment

331.    892857                 3/24/95       UCC-1                                       Equipment

332.    S905739                 2/3/97       UCC-1                                       Fixture

333.    452197                  8/6/96       UCC-1                                       Equipment

334.    459983                 12/4/96       UCC-1                                       Equipment

335.*   461001                12/20/96       UCC-1                                       Personal Property

336.    483207                11/25/97       UCC-1                                       Equipment

337.    489224                  3/6/98       UCC-1                                       Equipment

338.    493505                  5/5/98       UCC-1                                       Equipment

339.*   571480                12/24/96       UCC-1                                       Personal Property

340.    23251313               6/22/94       UCC-1                                       Equipment

341.    28431384                1/5/98       UCC-3                                       Equipment
                                             Release of
                                             23251313

342.    29750138               12/30/98      UCC-3                                       Equipment
                                             Continuation of
                                             23251313

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

343.      First Capital Plastics, Inc.             York, PA                   General Electric Capital Corporation

344.      First Capital Plastics, Inc.             York, PA                   General Electric Capital Corporation

345.      First Capital Plastics, Inc.             York, PA                   General Electric Capital Corporation

346.      Florida Plastics, Inc.                   FL State                   General Electric Capital Corporation

347.      Florida Plastics, Inc.                   Pasco, FL                  General Electric Capital Corporation

348.***   Hartford Plastics, Inc.                  CT State                   First National Bank of New England

349.***   Hartford Plastics, Inc.                  CT State                   First National Bank of New England

350.      Hartford Plastics, Inc.                  CT State                   BancBoston Leasing Inc.

351.      Liquitane Corp.                          Columbia, PA               Phoenixcor, Inc.

352.      Liquitane Corp.                          Columbia, PA               Phoenixcor, Inc.

353.      Maine Plastics, Inc.                     Androscoggin, ME           SAFECO Credit Company, Inc.

354.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

355.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

356.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corporation

           File No.              File Date    Type                                          Collateral
           --------              ---------    ----                                          ----------

343.     94ST1486               6/24/94       UCC-1                                       Equipment

344.                             1/5/98       UCC-3                                       Equipment
                                              Release of
                                              94ST1486

345.                            12/30/98      UCC-3                                       Equipment
                                              Continuation of
                                              94ST1486

346.     950000003410             1/6/95      UCC-1                                       Equipment

347.     33791051                 1/3/95      UCC-1                                       Equipment

348.***  0001691196              4/26/96      UCC-1                                       Personal Property

349.***   0001691192             4/26/96      UCC-1                                       Personal Property

350.      0001576148             9/19/94      UCC-1                                       Equipment

351.      39326                 12/28/95      UCC-1                                       Equipment

352.      5880                   2/23/96      UCC-1                                       Equipment

353.      2643-081                1/8/91      UCC-1                                       Equipment (Expired)

354.      90082591               3/20/90      UCC-1                                       Equipment

355.      94355C0169             12/5/94      UCC-2
                                              Continuation of
                                              90082591

356.      96330C0895            11/25/96      UCC-2 Assignment of
                                              90082591

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                   Secured Party
                         ------                      ------                   -------------

357.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

358.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

359.      Propak-California Corp.                  CA State                   MDFC Equipment Leasing Corp.

360.      Propak-California Corp.                  CA State                   MDFC Equipment Leasing Corporation

361.      Propak California Corporation            CA State                   MDFC Equipment Leasing Corporation

362       Propak California Corporation            CA State                   MDFC Equipment Leasing Corporation

363.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

364.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

365.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

366.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

367.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

368.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

369.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial
           File No.              File Date     Type                                       Collateral
           --------              ---------     ----                                       ----------

357.      90094491               4/13/90      UCC-1                                       Equipment

358.      94355C0172             12/5/94      UCC-2 Continuation of 90094491

359.      90128088               5/18/90      UCC-1                                       Equipment

360.      95060C0542             2/24/95      UCC-2 Continuation of 90128088

361.      90132707               5/23/90      UCC-1                                       Equipment

362.      95060C0541             2/24/95      UCC-2 Continuation of 90132707

363.      90233545               9/20/90      UCC-1                                       Equipment

364.      95268C0299             9/20/95      UCC-3 Continuation of 90233545

365.      90266814              10/29/90      UCC-1                                       Equipment

366.      95300C0502            10/25/95      UCC-2 Continuation of 90266814

367.      90281232              11/16/90      UCC-1                                       Equipment

368.      95300C0501            10/25/95      UCC-3 Continuation of 90281232              Equipment

369.      91021724              2/1/91        UCC-1


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

370.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

371.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

372.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

373.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

374.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

375.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

376.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

377.      Propak-California Corp.                  CA State                   MDFC Equipment Leasing Corporation

378.      Propak-California Corp.                  CA State                   MDFC Equipment Leasing Corporation

379.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

380.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

381.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

382.      Propak-California Corp.                  CA State                   Fleet Credit Corporation
           File No.              File Date   Type                                          Collateral
           --------              ---------   ----                                          ----------

370.      96004C0309              1/2/96      UCC-3 Continuation of 91021724

371.      91066277               3/28/91      UCC-1                                       Equipment

372.      96004C0310              1/2/96      UCC-3 Continuation of 91066277

373.      91067271               3/29/91      UCC-1                                       Equipment

374.      96004C0314              1/2/96      UCC-3 Continuation of 91067271

375.      91094123               4/29/91      UCC-1                                       Equipment

376.      96004C0319              1/2/96      UCC-3 Continuation of 91094123

377.      91142665                7/2/91      UCC-1                                       Equipment

378.      96100C0592              4/8/96      UCC-2 Continuation of 91142665

379.      91170400                8/5/91      UCC-1                                       Equipment

380.      91170400A0             5/12/92      UCC-2 Release of 91170400

381.      96178C0335             6/24/96      UCC-3 Continuation of 91170400

382.      91265279              12/17/91      UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

383.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

384.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

385.      Propak-California Corp.                  CA State                   General Electric Capital Corporation

386.      Propak-California Corp.                  CA State                   General Electric Capital Corporation

387.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

388.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

389.      Propak-California Corp.                  CA State                   The CIT Group/Equipment Financing, Inc.

390.      Propak-California Corp.                  CA State                   The CIT Group/Equipment Financing, Inc.

391.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

392.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

393.      Propak-California Corp.                  CA State                   Trransamerica Business Credit Corporation

394.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

395.      Propak-California Corp.                  CA State                   Fleet Credit Corporation
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

383.      91265279A0               7/1/92     UCC-2 Amendment of 91265279

384.      96330C0896             11/25/96     UCC-2 Assignment of 91265279

385.      92104464                 5/8/92     UCC-1                                       Equipment

386.      96317C0500             11/12/96     UCC-2 Continuation of 92104464

387.      92151810                7/15/92     UCC-1                                       Equipment

388.      96331C0433             11/25/96     UCC-2 Assignment of 92151810

389.      92188846                8/31/92     UCC-1                                       Equipment

390.      97209C0292             11/25/97     UCC-2 Continuation of 92188846

391.      97024C0256              1/22/97     [caad 214]UCC-2 Continuation of 92151810

392.      92205090                9/22/92     UCC-1                                       Equipment

393.      96331C0390             11/25/96     UCC-2 Assignment of 92205090

394.      97119C0659              4/28/97     UCC-2 Continuation of 92205090

395.      93061523                3/26/93     UCC-1                                       Fixture

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

396.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

397.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

398.      Propak California Corporation            CA State                   Transamerica Business Credit Corp.

399.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

400.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

401.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

402.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

403.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

404.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

405.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

406.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

407.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

408.      Propak-California Corp.                  CA State                   Fleet Credit Corporation
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

396.      930615A0               11/29/93      UCC-2 Amendment of 93061523

397.      96331C0381             11/25/96      UCC-2 Assignment of 93061523

398.      97283C0424             10/7/97       UCC-2 Continuation of 93061523

399.      93159730               8/5/93        UCC-1                                       Equipment

400.      98070C0498             3/2/98        UCC-3 Continuation of 93159730

401.      93207850               10/12/93      UCC-1                                       Equipment

402.      94243C0430             8/19/94       UCC-3 Release of 93207850

403.      98126C0536             5/6/98        UCC-3 Continuation of 93207850

404.      94035328               2/28/94       UCC-1                                       Equipment

405.      94035328A0             7/14/94       UCC-2 Amendment of 94035328

406.      96331C0376             11/25/96      UCC-2 Assignment of 94035328

407.      98252C0325             9/23/98       UCC-2 Continuation of 94035328

408.      94044097               3/11/94       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                   Secured Party
                         ------                      ------                   -------------

409.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

410.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

411.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

412.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

413.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

414.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

415.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

416.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

417.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

418.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

419.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

420.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

409.      94044097A0             7/19/94       UCC-2 Amendment of 94044097

410.      96331C0363             11/25/96      UCC-2 Assignment of 94044097

411.      98299C0213             10/19/98      UCC-2 Continuation of 94044097

412.      94049494               3/14/94       UCC-1                                       Equipment

413.      98343C0220             12/7/98       UCC-3 Continuation of 94049494

414.      94086323               5/2/94        UCC-1                                       Equipment

415.      99117C0532             4/19/99       UCC-3 Continuation of 94086323

416.      94105545               5/26/94       UCC-1                                       Equipment

417.      9913C0499              5/6/99        UCC-3 Continuation of 94105545

418.      94126236               6/21/94       UCC-1                                       Equipment

419.      94126236A0             7/21/94       UCC-2 Amendment of 94126236

420.      96330C0876             11/25/96      UCC-2 Assignment of 94126236

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

421.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

422.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

423.      Propak-California Corp.                  CA State                   Xerox Corporation

424.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

425.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

426.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

427.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

428.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

429.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

430.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

431.      Propak-California Corp.                  CA State                   Fleet Credit Corporation

432.      Propak-California Corp.                  CA State                   Transamerica Business Credit Corp.

433.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

421.      99022C0164             1/19/99       UCC-2 Continuation of 94126236

422.      99039C0420             2/1/99        UCC-2 Continuation of 94126236

423.      94142968               7/13/94       UCC-1                                       Equipment

424.      94162115               8/9/94        UCC-1                                       Equipment

425.      94363C0427             12/23/94      UCC-2 Amendment of 94162115

426.      96330C0873             11/25/96      UCC-2 Assignment of 94162115

427.      99069C0280             3/1/99        UCC-2 Continuation of 94162115

428.      9429560438             9/29/94       UCC-1                                       Equipment

429.      99123C0057             4/26/99       UCC-2 Continuation of 9429560438

430.      9501060085             1/5/95        UCC-1                                       Equipment

431.      95087C0412             3/24/95       UCC-2 Amendment of 9501060085

432.      96330C0871             11/25/96      UCC-2 Assignment of 9501060085

433.      9502660113             1/17/95       UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
434.      Propak-California Corp.                  CA State                   U.S. Bancorp Leasing & Financial

435.      Propak-California Corp.                  CA State                   Security of Los Angeles (Assignee: Comstock
                                                                              Leasing, Inc.)

436.      Propak-California Corp.                  CA State                   Security of Los Angeles (Assignee: Comstock
                                                                              Leasing, Inc.)

437.      Propak-California Corp.                  CA State                   Security of Los Angeles (Assignee: Comstock
                                                                              Leasing, Inc.)

438.      Propak-California Corp.                  CA State                   GTE Leasing Corporation

439.      Propak-California Corp.                  CA State                   Toyota-Lift of Los Angeles, Inc. (Assignee: Toyota

                                                                              Motor Credit Corp.)

440.      Propak-California Corp.                  CA State                   Toyota Motor Credit Corp.

441.      Reid Plastics, Inc.,                     CA State                   General Electric Capital Corporation  (Assignee: USL
          Propak-California Corp., and                                        Capital Corporation)
          Juice Tree, Inc.

442.      Propak-California Corporation            CA State                   Toyota Motor Credit Corporation

443.      Propak-California Corporation            CA State                   Toyota Motor Credit Corporation

444.      Propak-California Corp.                  CA State                   General Electric Capital Corporation

445.      Propak-California Corp.                  CA State                   General Electric Capital Corporation

446.      Propak-California Corp.                  San Bernardino             General Electric Capital Corporation
                                                   County, CA
           File No.              File Date     Type                                        Collateral
           --------              ---------     ----                                        ----------

434.      9530060778             10/25/95      UCC-1                                       Equipment

435.      9504160899             2/6/95        UCC-1                                       Equipment

436.      9535560581             12/19/95      UCC-1                                       Equipment

437.      96909460467            4/2/96        UCC-1                                       Equipment

438.      9506860290             3/6/95        UCC-1                                       Equipment

439.      9510160488             4/6/95        UCC-1                                       Equipment

440.      9622661018             8/9/96        UCC-1                                       Equipment

441.      9605360278             2/21/96       UCC-1                                       Equipment

442.      9633960302             12/2/96       UCC-1                                       Equipment

443.      9633961362             12/2/96       UCC-1                                       Equipment

444.      9719160948             7/9/97        UCC-1                                       Equipment

445.      97196C0312             7/14/97       UCC-2 Amendment of 9719160948

446.      19970234852            7/2/97        UCC-1                                       Equipment


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

447.      Propak California Corporation            Orange County, CA          MDFC Equipment Leasing Corporation

448.      Propak California Corporation            Orange County, CA          MDFC Equipment Leasing Corporation

449.***   Propak-California Corp.                  Hillsborough, FL           Banque Paribas, as Agent

450.***   Propak-California Corp.                  Hillsborough, FL           Banque Paribas, as Agent

451.      Reid Plastics, Inc.,                     Orange County, CA          General Electric Corporation (Assignee: USL Capital
          Propak-California Corp., and                                        Corporation)
          Juice Tree, Inc.

452.      Reid Plastics, Inc.                      Cook County, IL            General Electric Capital Corporation (Assignee: USL
          Propak-California Corp.                                             Capital Corporation)
          Juice Tree, Inc.

453.      Reid Plastics, Inc.                      Cook County, IL            Heller Financial Leasing, Inc.
          Propak-California Corp.

454.      Reid Plastics, Inc.                      NJ Union County            General Electric Capital Corporation

455.      Reid Plastics, Inc.                      PA State                   General Electric Capital Corporation (Assignee: USL
          Propak-California Corp.                                             Capital Corporation)
          Juice Tree Inc.

456.      Reid Plastics, Inc.                      PA State                   Heller Financial Leasing, Inc.
          Propak-California Corp.
457.      Reid Plastics, Inc.                      PA State                   Heller Financial Leasing, Inc.
          Propak-California Corp

458.      Reid Plastics, Inc.                      TX State                   General Electric Capital Corporation (Assignee: USL
          Propak-California Corp.                                             Capital Corporation)
          Juice Tree, Inc.

459.      Reid Plastics, Inc.                      CA State                   General Electric Capital Corporation
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

447.      90-315598              6/14/90       UCC-1                                       Equipment (as Fixture Filing)

448.      95-0085308             3/2/95        UCC-2 Continuation of 90-315598

449.***   BK7963,pg460           11/27/95      UCC-1                                       Real Estate

450.***   BK7963,pg470           11/27/95      UCC-1                                       Real Estate

451.      19960211869            4/29/96       UCC-1                                       Equipment (as Fixture Filing)

452.      02987                  3/7/96        UCC-1                                       Equipment

453.      96-U04334              4/8/96        UCC-1                                       Equipment (as Fixture Filing)

454.      002654                 5/22/95       UCC-1                                       Equipment

455.      25151663               2/12/96       UCC-1                                       Equipment
456.      25380618               4/22/96       UCC-1                                       Equipment

457.      25020660               11/1/96       UCC-1                                       Equipment

458.      025692                 2/9/96        UCC-1                                       Equipment

459.      9514260662             05/19/95      UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
460.      Reid Plastics, Inc.                      CA State                   General Electric Capital Corporation (Assignee: USL
          Propak-California Corp.                                             Capital Corporation)

461.      Reid Plastics, Inc.                      CA State                   Heller Financial Leasing, Inc.
          Propak-California Corp.

462.      Reid Plastics, Inc.                      CA State                   USL Capital Corporation

463.      Reid Plastics, Inc.                      CA State                   General Electric Capital Corporation

464.      Reid Plastics, Inc.                      CA State                   Canon Financial Services, Inc.

465.      Reid Plastics, Inc.                      CA State                   Canon Financial Services, Inc.

466.      Reid Plastics, Inc.                      CA State                   Canon Financial Services, Inc.

467.      Reid Plastics, Inc.                      CA State                   Mita Copier

468.      Reid Plastics, Inc.                      CA State                   Toyota Motor Credit Corp.

469.      Reid Plastics, Inc.                      Lancaster, PA              Heller Financial Leasing, Inc.
          Propak-California Corp.

470.      Reid Plastics, Inc.                      Lancaster, PA              Heller Financial Leasing, Inc.
          Propak-California Corp.

471.      Reid Plastics, Inc.                      Lancaster, PA              Heller Financial Leasing, Inc.
          Propak-California Corp.

472.      Reid Plastics, Inc.                      Lancaster, PA              Heller Financial Leasing, Inc.
          Propak-California Corp.

473.      Reid Plastics, Inc.                      Allegheny, PA              General Electric Capital Corporation (Assignee: USL
          Propak-California Corp.                                             Capital Corporation)
          Juice Tree, Inc.

474.      Reid Plastics, Inc.                      CA State                   General Electric Capital Corporation
          Propak-California Corp.
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

460.      9605360278             02/21/96      UCC-1                                       Equipment

461.      9609560036             04/03/96      UCC-1                                       Equipment

462.      9616661020             06/14/96      UCC-1                                       Equipment

463.      9513560599             5/11/95       UCC-1                                       Equipment

464.      9705860213             02/21/97      UCC-1                                       Equipment

465.      9710060303             04/03/97      UCC-1                                       Equipment

466.      9710060410             04/03/97      UCC-1                                       Equipment

467.      9835560064             12/17/98      UCC-1                                       Equipment

468.      9904760061             02/04/99      UCC-1                                       Equipment

469.      15603                  04/04/96      UCC-1                                       Equipment (as Fixture Filing)

470.      15910                  11/05/96      UCC-1                                       Equipment (as Fixture Filing)

471.      413-D138-P104          04/04/96      UCC-1                                       Equipment

472.      799-D139-P267          11/05/96      UCC-1                                       Fixture

473.      96-000943              2/9/96        UCC-1                                       Equipment

474.      9605360278             02/21/96      UCC-1                                       Equipment

- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
475.      Propak-California Corp.                  Los Angeles County, CA     Heller Financial Leasing, Inc.
          Reid Plastics, Inc.
476.      Reid Plastics, Inc.                      Stanislaus County, CA      General Electric Capital Corporation

477.      Reid Plastics, Inc.                      IL State                   General Electric Capital Corporation (Assignee: USL
                                                                              Capital Corporation)
478.      Reid Plastics, Inc.                      IL State                   Heller Financial Leasing, Inc.
          Propak-California Corp.

479.      Reid Plastics, Inc.                      IL State                   Atlas Lift Truck Rentals & Sales

480.      Reid Plastics, Inc.                      IL State                   Atlas Lift Truck Rentals & Sales

481.      Reid Plastics, Inc.                      IL State                   Atlas Lift Truck Rentals & Sales

482.      Propak-California Corp.                  Los Angeles County,  CA    General Electric Capital Corporation

483.      Propak-California Corp.                  Los Angeles County,  CA    General Electric Capital Corporation

484.      Propak-California Corp.                  Los Angeles County,  CA    Heller Financial Leasing, Inc.

485.      Propak-California Corp.                  Los Angeles County, CA     MDFC Equipment Leasing Corp.

486.      Propak-California Corp.                  Los Angeles County, CA     MDFC Equipment Leasing Corp.
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

475.      96-628309              04/22/96      UCC-1                                       Equipment (as Fixture Filing)

476.      95-0041328             05/25/95      UCC-1                                       Fixture

477.      3503746                02/09/96      UCC-1                                       Equipment

478.      3530304                04/16/96      UCC-1                                       Equipment

479.      3571956                07/30/96      UCC-1                                       Equipment

480.      3604792                10/29/96      UCC-1                                       Equipment

481.      3643831                01/28/97      UCC-1                                       Equipment

482       92-891171              05/18/92      UCC-1                                       Equipment

483.      96-1912953             11/26/96      UCC-2 Continuation of 92-891171

484.      96-628309              04/22/96      UCC-1                                       Equipment (as Fixture Filing)

485.      90-994381              6/4/90        UCC-1                                       Equipment (as Fixture Filing)

486.      95-339371              3/3/95        UCC-2 Continuation of 90-944381


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

487.      Reid Plastics, Inc.                      NJ State                   General Electric Capital Corporation

488.      Reid Plastics, Inc.                      NJ State                   General Electric Capital Corporation

489.      Sherman Plastics, Inc.                   TX State                   General Electric Capital Corporation

490.      Sherman Plastics, Inc.                   TX State                   General Electric Capital Corporation

491.      Sherman Plastics, Inc.                   TX State                   General Electric Capital Corporation

492.      Sherman Plastics, Inc.                   TX State                   General Electric Capital Corporation

493.      Sherman Plastics, Inc.                   TX State                   Southwest Materials Handling Co., Inc.

494.      Sherman Plastics, Inc.                   Grayson, TX                General Electric Capital Corporation

495.      Sherman Plastics, Inc.                   Grayson, TX                General Electric Capital Corporation

496.      Sherman Plastics, Inc.                   Grayson, TX                General Electric Capital Corporation

497.      Suiza Foods Corporation                  TX State                   Norwest Equipment Finance, Inc.
          Velda Farms, Inc.

498.      Suiza Foods Corporation                  TX State                   CIT Leasing Corporation

499.      Suiza Foods Corporation                  TX State                   STI Credit Corporation

500.      Suiza Foods Corporation                  TX State                   MITA Copystar America, Inc.
           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------

487.      1637357                6/1/95        UCC-1                                       Equipment

488.      1635680                5/19/95       UCC-1                                       Equipment

489.      121156                 06/22/94      UCC-1                                       Equipment

490.      98-603563              01/14/98      UCC-3 Partial Release of 121156

491.      98757194               12/30/98      UCC-3 Continuation of 121156

492.      001564                 01/05/95      UCC-1                                       Equipment

493.      0691                   01/02/96      UCC-1                                       Equipment

494.      318                    06/27/94      UCC-1                                       Equipment

495.      10                     01/08/99      UCC-3 Continuation of 318

496.      (illegible)            01/03/95      UCC-1                                       Equipment

497.      176023                 9/9/96        UCC-1                                       Equipment

498.      081075                 4/29/97       UCC-1                                       Equipment

499.      99-029974              2/12/99       UCC-1                                       Equipment
500.      99-050065              3/15/99       UCC-1                                       Equipment


- --------------------------------------------------------------------------------
                           SCHEDULE X - EXISTING LIENS
- --------------------------------------------------------------------------------

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

501.      Suiza Foods Corporation                  TX Dallas                  CIT Leasing Corporation

502.      Vanguard Manufacturing, Inc.             PA State                   MetLife Capital Corporation
          Vanguard Plastics, Inc., co-Lessee

503.      Vanguard Manufacturing, Inc.             PA State                   MetLife Capital Corporation
          Vanguard Plastics, Inc., co-Lessee

504.      Vanguard Manufacturing, Inc.             PA State                   MetLife Capital Corporation
          Vanguard Plastics, Inc., co-Lessee

505.      Vanguard Plastics, Inc.                  PA State                   Wentworth Capital Corporation

506.      Vanguard Plastics, Inc.                  PA State                   Modern Handling Equipment Co. (Assignee: Hyster
                                                                              Credit Company)

507.      Vanguard Plastics, Inc.                  PA, Lehigh County          The CIT Group/Equipment Financing, Inc.
                                                   (Real Estate records)
508.      Vanguard Plastics, Inc.                  PA, Lehigh County          The CIT Group/Equipment Financing, Inc.
                                                   (Real Estate records)
509.      Vanguard Plastics, Inc.                  PA, Lehigh County          The CIT Group/ Equipment Financing, Inc.

510.      Vanguard Plastics, Inc.                  PA, Lehigh County

511.      Vanguard Manufacturing, Inc.             PA, Lehigh County          MetLife Capital Corporation
          Vanguard Plastics, Inc.

512.      Vanguard Manufacturing, Inc.             PA, Lehigh County          MetLife Capital Corporation
          Vanguard Plastics, Inc.

           File No.              File Date     Type                                         Collateral
           --------              ---------     ----                                         ----------
501.      003935                 5/1/97        UCC-1                                       Equipment

502.      21881430               4/28/93       UCC-1                                       Equipment

503.      22371622               9/8/93        UCC-3 Amendment of 21881430

504.      28760053               4/2/98        UCC-3 Continuation of 21881430

505.      23581463               10/4/94       UCC-1                                       Equipment
506.
          23841395               12/29/94      UCC-1                                       Equipment
507.      9640 ST                1/2/92        UCC-1                                       Equipment

508.      9640                   12/27/96      UCC-3 Continuation of 9640 ST

509.      91 UC-2084             12/23/91      UCC-1                                       Equipment

510.      91 UC-2084             12/17/96      UCC-3 Continuation of 91 UC-2084

511.      92 UC-1893             10/9/92       UCC-1                                       Equipment

512.      92 UC-1893             10/1/97       UCC-3 Continuation of 92 UC-1893

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
513.      Vanguard Manufacturing, Inc.             PA, Lehigh County          MetLife Capital Corporation

514.      Vanguard Manufacturing, Inc.             PA, Lehigh County          MetLife Capital Corporation

515.      Vanguard Plastics, Inc.                  PA, Lehigh County          General Electric Capital Corporation
          Vanguard Manufacturing, Inc.
516.      Vanguard Manufacturing, Inc.             PA, Lehigh County          General Electric Capital Corporation
          Vanguard Plastics, Inc.

517.      Vanguard Manufacturing, Inc.             PA, Lehigh County          General Electric Capital Corporation

518.      Vanguard Plastics, Inc.
          Vanguard Manufacturing, Inc.             PA, Lehigh County          MetLife Capital Corporation

519.      Vanguard Plastics, Inc.
          Vanguard Manufacturing, Inc.             PA, Lehigh County          MetLife Capital Corporation

520.      Vanguard Plastics, Inc.                  PA, Lehigh County          MetLife Capital Corporation
          Vanguard Manufacturing, Inc.

521.      Vanguard Plastics, Inc.                  PA, Lehigh County          Wentworth Capital Corporation

522.      Vanguard Plastics, Inc.                  PA, Lehigh County          Phoenixcor, Inc.

523.      Vanguard Plastics, Inc.                  PA, Lehigh County          Modern Handling Equipment Co. (assignee: Hyster
                                                                              Credit Company)
524.      Vanguard Manufacturing, Inc.             NJ State                   General Electric Capital Corporation
           File No.              File Date     Type                                        Collateral
           --------              ---------     ----                                        ----------

513.      92 UC-1893             11/26/97      UCC-3 Amendment of 92 UC-1893

514.      92 UC-1893             11/26/97      UCC-3 Amendment of 92 UC-1893

515.      93 UC-689              5/13/93       UCC-1                                       Equipment

516.      93 UC-689              3/11/98       UCC-3 Continuation of 93 UC-689

517.      93 UC-689              4/9/98        UCC-3 Amendment of 93 UC-689

518.      93 UC-613              5/3/93        UCC-1                                       Equipment

519.      93 UC-613              9/8/93        UCC-3 Amendment of 93 UC-613

520.      93 UC-613              4/6/98        UCC-3 Continuation of 93 UC-613

521.      94 UC-1522             10/5/94       UCC-1                                       Equipment

522.      94 UC-1522             4/1/96        UCC-3 Partial Release of 94 UC-1522

523.      94 UC-1994             12/27/94      UCC-1                                       Equipment

524.      1509509                5/10/93       UCC-1                                       Equipment

                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

525.      Vanguard Manufacturing, Inc.             NJ State                   General Electric Capital Corporation

526.      Vanguard Plastics, Inc.                  NJ State                   Met-Life Capital Corporation

527.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation

528.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation

529.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation

530.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation
          of Pennsylvania

531.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation
          of Pennsylvania

532.      Vanguard Manufacturing, Inc.             NJ State                   MetLife Capital Corporation

533.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation
          of Pennsylvania

534.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation

535.      Vanguard Plastics, Inc.                  NJ State                   MetLife Capital Corporation

536.      Vanguard Manufacturing, Inc.             NJ State                   MetLife Capital Corporation


           File No.              File Date     Type                                        Collateral
           --------              ---------     ----                                        ----------
525.      4050755-001            3/4/98        UCC-3 Continuation of 1509509

526.      1508151                4/29/93       UCC-1                                       Equipment

527.      1508151                9/8/93        UCC-3 Amendment to 1508151

528.      1508151                7/5/96        UCC-3 Amendment to 1508151

529.      1508151                9/3/98        UCC-3 Continuation of 1508151

530.      1475577                9/25/92       UCC-1                                       Equipment

531.                             7/29/97       UCC-3 Continuation of 1475577

532.                             11/10/97      UCC-3 Amendment to 1475577

533.      5724392001 MM MMS      11/10/97      UCC-3 Amendment to 1475577 (name change)

534.      1528868                9/2/93        UCC-1                                       Equipment

535.                             11/10/97      UCC-3 Amendment to 1528868 (name change)

536.                             11/10/97      UCC-3 Amendment to 1528868


                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------

537.      Vanguard Manufacturing, Inc.             NJ State                   MetLife Capital Corporation

538.      Vanguard Manufacturing, Inc.             NJ State                   Wentworth Capital Corporation

539.      Vanguard Manufacturing, Inc.             NJ State                   Phoenixcor, Inc.

540.      Vanguard Plastics, Inc.                  NJ State                   General Electric Capital Corporation

541.      Vanguard Plastics, Inc.                  NJ State                   General Electric Capital Corporation

542.      Vanguard Manufacturing, Inc.             NJ State                   General Electric Capital Corporation

543.***   Vanguard Plastics, Inc.                  PA State                   Continental Bank

544.      Vanguard Plastics, Inc.                  PA State                   Midlantic Bank (f.k.a. Continental Bank)

545.      Vanguard Plastics, Inc.                  PA State                   Midlantic Bank (f.k.a. Continental Bank)

546.      Vanguard Plastics, Inc.                  PA State                   PNC Bank, National Association (f.k.a. Midlantic Bank)

547.***   Vanguard Plastics, Inc.                  PA, Lehigh County          Continental Bank

548.      Vanguard Plastics, Inc.                  PA, Lehigh County          Continental Bank
           File No.              File Date                   Type                           Collateral
           --------              ---------                   ----                           ----------
537.                             7/31/98       UCC-3 Continuation of 1528868

538.      1596204                10/4/94       UCC-1                                       Equipment

539.      S166842                4/11/96       UCC-3 Partial Release of 1596204

540.      1509512                5/10/93       UCC-1                                       Equipment

541.                             3/31/98       UCC-3 Amendment to 1509512

542.                             3/4/98        UCC-3 Continuation of 1509512

543.***   19480509               3/11/91       UCC-1                                       Personal Property

544.      24771795               10/19/95      UCC-3 Continuation of 19480509

545.      24911175               11/27/95      UCC-3 Partial Release of 19480509

546.      28191466               11/27/96      UCC-3 Amendment of 19480509

547.***   9257                   12/19/90      UCC-1                                       Personal Property

548.      9257                   8/1/95        UCC-3 Continuation of 9257


                         Debtor                      Juris.                                   Secured Party
                         ------                      ------                                   -------------
549.      Vanguard Plastics, Inc.                  PA, Lehigh County          Midlantic National Bank (f.k.a. Continental Bank)

550.***   Vanguard Plastics, Inc.                  PA, Lehigh County          Continental Bank

551.      Vanguard Plastics, Inc.                  PA, Lehigh County          Continental Bank

552.      Vanguard Plastics, Inc.                  PA, Lehigh County          Midlantic Bank (f.k.a. Continental Bank)

553.      Vanguard Plastics, Inc.                  PA, Lehigh County          PNC Bank, National Association (f.k.a. Midlantic Bank)

554.***   Vanguard Manufacturing, Inc.             NJ State                   Continental Bank

555.      Vanguard Manufacturing, Inc.             NJ State                   Continental Bank

556.      Vanguard Manufacturing, Inc.             NJ State                   Continental Bank
           File No.              File Date                   Type                           Collateral
           --------              ---------                   ----                           ----------
549.      9257                   12/7/95       UCC-3 Release of 9257


550.***   90 UC-2403             12/6/90       UCC-1                                       Personal Property

551.      2403                   8/1/95        UCC-3 Continuation of 90 UC-2403

552.      2403                   11/27/95      UCC-3 Partial Release of 90 UC-2403

553.      2403                   11/6/97       UCC-3 Amendment of 90 UC-2403

554.***   1375239                12/11/90      UCC-1                                       Personal Property

555.      505326                 8/1/95        UCC-3 Continuation of 1375239

556.      214412                 12/23/96      UCC-3 Partial Release of 1375239


- ----------
*     Non-Equipment Liens to be amended, removed or subordinated post-closing.
**    Lien securing the Industrial Revenue Bond.
***   Facility has been terminated and liens will be terminated post-closing.
+ Liens securing letters of credit issued by CIT which are expected to be released be on the Initial Borrowing Date once back-up L/Cs are issued by Bankers Trust Company.

                  SHEDULE XI - PERMITTED AFFILIATE TRANSACTIONS

1. Transactions under the Supply Agreements as of July 2, 1999 between Suiza Foods Corporation and Consolidated Container Holdings LLC

2. Management Agreement as of April 29, 1999 between Consolidated Container Holdings LLC, Consolidated Container Company LLC and Vestar Capital Partners

3.    Distribution Agreement with W.G. Bell Sales, Inc., dated January 1, 1995.

4. Amended and Restated Lease Agreement, by and between Carl and Shirley Frahm and Reid Valve Company, dated January 10, 1989, as further amended, with respect to the real property located at 133 East Maple, Monrovia, California.

5. Agreement to cover medical benefits for Carl (deceased) and Shirley Frahm, as provided for in Section 4 of the Consulting Agreement, by and between Reid Valve Company and Shirley Frahm, dated January 10, 1989.

6. Arrangement pursuant to which the Company pays for home delivery of bottled water for B. Joseph Rokus.

7.    Vestar Indemnification Agreement distributed October 1, 1997.

8.    Vestar Advisory Agreement distributed October 1, 1997.

9. Transition Services Agreement, dated as of July 2, 1998, by and among Suiza Foods Corporation, Consolidated Container Holdings LLC and Consolidated Container Company.

10. Various leases and subleases of real property on which former Suiza Packaging plastics operations are now located.

11. Trademark License Agreement, dated April __, 1999, between Continental Can Company, Inc., Consolidated Container Holdings LLC and Consolidated Container Company LLC.

12. Employment Agreement, dated July 2, 1999, by and between Peter Bernon and Consolidated Container Company LLC

13. Employment Agreement (not executed as of the Initial Borrowing Date), by and between Hank Carter and Consolidated Container Company LLC

14. Employment Agreement (not executed as of the Initial Borrowing Date), by and between Ron Justice and Consolidated Container Company LLC

15. Employment Agreement (not executed as of the Initial Borrowing Date), by and between William L. Estes and Consolidated Container Company LLC

16. Unit option agreements and replacement unit option agreement between Consolidated Container Holdings LLC and certain directors, officers and partners of Consolidated Container Holdings LLC, Consolidated Container Company LLC and subsidiaries of Consolidated Container Company LLC

17. Assumption Agreement between Reid Plastics Holdings, Inc., Holdings and Borrower dated July 1, 1999 by means of which Holdings and the Borrower assume all obligations of Reid Holdings, Inc. under the following agreements:

      a. Agreement among Vestar Reid LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., ING Equity Partners, L.P. I, B. Joseph Rokus and Tari F. Rokus, dated as of September 15, 1998 (including the provisions of the Master Reorganization Agreement between Vestar Reid LLC and Reid Plastics Holdings, Inc., dated as of October 10, 1997, amended thereby).

      b. Amended and Restated Employment Agreement between Reid Plastics, Inc. and B. Joseph Rokus, dated as of September 15, 1998.

      c. Agreement dated as of April 28, 1999 among Vestar Reid LLC, Vestar Packaging LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., B. Joseph Rokus and Tari F. Rokus.

      d. Agreement dated as of April 28, 1999 among Vestar Reid LLC, Vestar Packaging LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., B. Joseph Rokus, Tari F. Rokus and Shirley Frahm.

                       SCHEDULE XII - EXISTING INVESTMENTS

1.    Reid Plastics, Inc.

      a. Advance paid in connection with Rebate and Supply Agreement, by and between Reid Plastics, Inc. and California Bottling Company, dated May 1, 1997.

      b. Extended payment terms granted to McKesson Water in connection with sale by Reid Plastics, Inc. of filler/capper machines.

2.    Propak - California Corp.

      a. Propak - California Corp. guarantees the lease payments of Juice Tree, Inc. with respect to Juice Tree Inc.'s lease of real property located at 7300 Bolsa Avenue, Westminster, California 92683 and certain vehicles.

      b. Promissory Note dated June 28, 1996, by Far West Container in favor of S/W, in the original principal amount of $290,000, with an outstanding balance of $211,000.

                 SCHEDULE XIII - EXISTING DIVIDEND REQUIREMENTS

1. Assumption Agreement between Reid Plastics Holdings, Inc., Holdings and Borrower dated July 1, 1999 by means of which Holdings and the Borrower assume all obligations of Reid Holdings, Inc. under the following agreements:

      a. Agreement among Vestar Reid LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., ING Equity Partners, L.P. I, B. Joseph Rokus and Tari F. Rokus, dated as of September 15, 1998 (including the provisions of the Master Reorganization Agreement between Vestar Reid LLC and Reid Plastics Holdings, Inc., dated as of October 10, 1997, amended thereby).

      b. Amended and Restated Employment Agreement between Reid Plastics, Inc. and B. Joseph Rokus, dated as of September 15, 1998.

      c. Agreement dated as of April 28, 1999 among Vestar Reid LLC, Vestar Packaging LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., B. Joseph Rokus and Tari F. Rokus.

      d. Agreement dated as of April 28, 1999 among Vestar Reid LLC, Vestar Packaging LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., B. Joseph Rokus, Tari F. Rokus and Shirley Frahm.

2. Payment of Taxes under Clause 13.5 of the Contribution and Merger Agreement among Suiza Foods Corporation, Franklin Plastics, Inc, Vestar Packaging LLC, Consolidated Container Holdings LLC, Consolidated Container Company LLC and others as of April 29, 1999.

3. Consolidated Container Holdings LLC's obligation to honor certain liquidity rights under certain unit option agreements entered into with former officers, directors and employees of Franklin Plastics or its affiliates.

                                               [Draft: (New York) June 25, 1999]

                                                                       EXHIBIT A

                           FORM OF NOTICE OF BORROWING

Bankers Trust Company, as Administrative Agent
  for the Banks party to the
  Credit Agreement referred
  to below
130 Liberty Street
New York, New York  10006

Attention: ____________________

Ladies and Gentlemen:

            The undersigned, Consolidated Container Company LLC (the "Borrower"), refers to the Credit Agreement, dated as of July 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), among Consolidated Container Holdings LLC, the Borrower, certain financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities, as Syndication Agent and you, as Administrative Agent for such Banks, and hereby gives you notice, irrevocably, pursuant to Section
1.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 1.03 of the Credit Agreement:

            (i) The Business Day of the Proposed Borrowing is [Date].(1)

            (ii) The aggregate principal amount of the Proposed Borrowing is $_____________.

            (iii) The Proposed Borrowing is to consist of [A Term Loans] [B Term Loans] [C Term Loans] [Revolving Loans].

            (iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].(2)

- ----------

(1) Shall be a Business Day at least one Business Day in the case of Base Rate Loans and three Business Days in the case of Eurodollar Loans, in each case, after the date hereof.

(2) Eurodollar Loans may not be incurred prior to the Syndication Date except on the first day of a Pre-Syndication Interest Period.

                                                                     Exhibit A-1
                                                                          Page 2


            [(v) The initial Interest Period for the Proposed Borrowing is [one week](3) [one, two, three, six, nine or twelve month[s]].(4)

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

            (A) the representations and warranties contained in the Credit Agreement or in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof (except for any representation and warranty that speaks only as of a specific date, which shall be true and correct in all material respects as of such date), as though made on such date; and

            (B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

                                        Very truly yours,

                                        CONSOLIDATED CONTAINER COMPANY LLC


                                        By:_____________________________________
                                           Title:

- ----------

(3)   To be included only prior to the Syndication Date.

(4)   To be included for a Proposed Borrowing of Eurodollar Loans.

                                                                     EXHIBIT B-1

                               FORM OF A TERM NOTE

$___________________                                          New York, New York
                                                              [Date of Issuance]

            FOR VALUE RECEIVED, Consolidated Container Company LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of ______________________ (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of Bankers Trust Company (the " Administrative Agent") located at 130 Liberty Street, New York, New York 10006, on the A Term Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of __________________ DOLLARS or, if less, the then unpaid principal amount of all A Term Loans (as defined in the Agreement) made by the Bank to the Borrower pursuant to the Agreement.

            The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement referred to below.

            This Note is one of the A Term Notes referred to in the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings, LLC, the Borrower, the financial institutions from time to time party thereto (including the Bank), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and the Administrative Agent (as from time to time in effect, the "Agreement") and is entitled to the benefits thereof. This Note is also entitled to the benefits of the Guaranties (as defined in the Agreement) and is secured by and entitled to the benefits of the Security Documents (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the A Term Loan Maturity Date, in whole or in part.

            In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

            The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       CONSOLIDATED CONTAINER COMPANY LLC


                                       By: _____________________________________
                                           Title:

                                                                     EXHIBIT B-2

                               FORM OF B TERM NOTE

$_______________                                              New York, New York
                                                              [Date of Issuance]

            FOR VALUE RECEIVED, Consolidated Container Company LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of ______________________ (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of Bankers Trust Company (the "Administrative Agent") located at 130 Liberty Street, New York, New York 10006, on the B Term Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of __________________ DOLLARS or, if less, the then unpaid principal amount of all B Term Loans (as defined in the Agreement) made by the Bank to the Borrower pursuant to the Agreement.

            The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement referred to below.

            This Note is one of the B Term Notes referred to in the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, the Borrower, the financial institutions from time to time party thereto (including the Bank), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and the Administrative Agent (as from time to time in effect, the "Agreement") and is entitled to the benefits thereof. This Note is also entitled to the benefits of the Guaranties (as defined in the Agreement) and is secured by and entitled to the benefits of the Security Documents (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the B Term Loan Maturity Date, in whole or in part.

            In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

            The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       CONSOLIDATED CONTAINER COMPANY LLC


                                       By: _____________________________________
                                           Title:

                                                                     EXHIBIT B-3

                               FORM OF C TERM NOTE

$___________________                                          New York, New York
                                                              [Date of Issuance]

            FOR VALUE RECEIVED, Consolidated Container Company LLC, a Delaware limited liability company (the 'Borrower"), hereby promises to pay to the order of ______________________ (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of Bankers Trust Company (the "Administrative Agent") located at 130 Liberty Street, New York, New York 10006, on the C Term Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of __________________ DOLLARS or, if less, the then unpaid principal amount of all C Term Loans (as defined in the Agreement) made by the Bank to the Borrower pursuant to the Agreement.

            The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement referred to below.

            This Note is one of the C Term Notes referred to in the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, the Borrower, the financial institutions from time to time party thereto (including the Bank), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and the Administrative Agent (as from time to time in effect, the "Agreement") and is entitled to the benefits thereof. This Note is also entitled to the benefits of the Guaranties (as defined in the Agreement) and is secured by and entitled to the benefits of the Security Documents (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the C Term Loan Maturity Date, in whole or in part.

            In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

            The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       CONSOLIDATED CONTAINER COMPANY LLC


                                       By:______________________________________
                                          Title:

                                                                     EXHIBIT B-4

                             FORM OF REVOLVING NOTE

$___________________                                          New York, New York
                                                              [Date of Issuance]

            FOR VALUE RECEIVED, Consolidated Container Company LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of _____________________ (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of Bankers Trust Company (the "Administrative Agent") located at 130 Liberty Street, New York, New York 10006, on the Revolving Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of ________________ DOLLARS or, if less, the then unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Bank to the Borrower pursuant to the Agreement.

            The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement referred to below.

            This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, the Borrower, the financial institutions from time to time party thereto (including the Bank), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and the Administrative Agent (as from time to time in effect, the "Agreement") and is entitled to the benefits thereof. This Note is also entitled to the benefits of the Guaranties (as defined in the Agreement) and is secured by and entitled to the benefits of the Security Documents (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part.

            In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

            The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       CONSOLIDATED CONTAINER COMPANY LLC


                                       By:______________________________________
                                          Title:

                                                                     EXHIBIT B-5

                             FORM OF SWINGLINE NOTE

$___________________                                          New York, New York
                                                              [Date of Issuance]

            FOR VALUE RECEIVED, Consolidated Container Company LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of Bankers Trust Company (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of Bankers Trust Company (the "Administrative Agent") located at 130 Liberty Street, New York, New York 10006, on the Swingline Expiry Date (as defined in the Agreement referred to below) the principal sum of ________________ DOLLARS or, if less, the then unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Bank to the Borrower pursuant to the Agreement.

            The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement referred to below.

            This Note is the Swingline Note referred to in the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, the Borrower, the financial institutions from time to time party thereto (including the Bank), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and the Administrative Agent (as from time to time in effect, the "Agreement") and is entitled to the benefits thereof. This Note is also entitled to the benefits of the Guaranties (as defined in the Agreement) and is secured by and entitled to the benefits of the Security Documents (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

            In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

            The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       CONSOLIDATED CONTAINER COMPANY LLC


                                       By:______________________________________
                                          Title:

                                                                     EXHIBIT C-1

                    FORM OF C TERM LOAN COMMITMENT AGREEMENT

                             [Names(s) of Bank (s)]

                                                             _____________, ____

Consolidated Container Company LLC
2515 McKinney Avenue
Suite 850, Lock Box 14
Dallas, Texas 75201

re: C Term Loan Commitment

Gentlemen:

            Reference is hereby made to the Credit Agreement, dated as of July 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Consolidated Container Holdings LLC, Consolidated Container Company LLC (the "Borrower" or "you"), the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and Bankers Trust Company, as Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

            Each Bank (each a "C Term Loan Bank") party to this letter agreement (this "Agreement") hereby severally agrees to provide the C Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such C Term Loan Bank, its "C Term Loan Commitment"). Each C Term Loan Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 1.14 thereof.

            Each C Term Loan Bank party to this Agreement acknowledges and agrees that the C Term Loan Commitment provided pursuant to this Agreement shall constitute a C Term Loan Commitment under, and as defined in, the Credit Agreement. Each C Term Loan Bank party to this Agreement further agrees that, with respect to the C Term Loan Commitment provided by it pursuant to this Agreement, such C Term Loan Bank shall receive an upfront fee equal to that amount set forth opposite its name on Annex I hereto.

            The Borrower agrees that with respect to each C Term Loan Commitment provided pursuant to this Agreement, (i) the Applicable Margin for Base Rate Loans and Eurodollar Loans shall be as set forth on Annex II hereto, (ii) the C Term Loan Maturity Date shall be ___________, ____ and (iii) the C Term Loan Scheduled Repayments shall be as set forth on Annex III hereto.

            Each C Term Loan Bank party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial

                                                                     EXHIBIT C-1
                                                                          Page 2


statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Bank under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank, and (v) in the case of each lending institution organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents. Upon the execution of a counterpart of this Agreement by the Administrative Agent and the Borrower, the delivery to the Administrative Agent of a fully executed copy (including by way of counterparts and by fax) hereof and the payment of any fees (including, without limitation, the upfront fees payable pursuant to the immediately preceding paragraph) required in connection herewith, each C Term Loan Bank party hereto shall become a Bank pursuant to the Credit Agreement and, to the extent provided in this Agreement, shall have the rights and obligations of a Bank thereunder and under the other Credit Documents.

            You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on ____________, _____. If you do not so accept this Agreement by such time, our C Term Loan Commitment set forth in this Agreement shall be deemed canceled.

            After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by fax) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

                                                                     EXHIBIT C-1
                                                                          Page 3


            THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       Very truly yours,

                                       [NAME OF LENDER]


                                       By _____________________________________
                                          Name:
                                          Title:

Agreed and Accepted this
___ day of __________, ____:


CONSOLIDATED CONTAINER
  COMPANY LLC


By:_____________________________
   Name:
   Title:

BANKERS TRUST COMPANY,
  as Administrative Agent


By:_____________________________
   Name:
   Title:

                                                          ANNEX I TO EXHIBIT C-1

                                  UP FRONT FEES

                                Amount of C Term
Name of Bank                    Loan Commitment               Upfront Fee
- ------------                    ---------------               -----------


                                --------------------------    -----------------
                       Total:

                                                         ANNEX II TO EXHIBIT C-1

                               APPLICABLE MARGINS

                                                      Applicable Margin
                                                      for C Term Loans
                                                      ----------------

                                                  Eurodollar        Base Rate
Pricing Level        Adjusted Leverage Ratio         Loans            Loans
- -------------        -----------------------         -----            -----

           The Applicable Margin shall be determined and adjusted quarterly on each Determination Date; provided, however, that (i) the Applicable Margins shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding the applicable Determination Date, and (ii) if Holdings fails to provide the officer's certificate to the Banks as required by Section 7.01(e) of the Credit Agreement for the last day of the most recently ended fiscal quarter of Holdings preceding the Determination Date, the Applicable Margins from such Determination Date shall be based on Pricing Level I until such time as an appropriate officer's certificate is provided, whereupon the Applicable Margins shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding such Determination Date. Each Applicable Margin shall be effective from one Determination Date until the next Determination Date. Any adjustments in the Applicable Margins shall be applicable to all existing C Term Loans as well as any new C Term Loans made.

                                                        ANNEX III TO EXHIBIT C-1

                        C TERM LOAN SCHEDULED REPAYMENTS

C Term Loan Scheduled Repayment Date                      Amount
- ------------------------------------                      ------

                                                                     EXHIBIT C-2

             FORM OF ADDITIONAL REVOLVING LOAN COMMITMENT AGREEMENT

                             [Names(s) of Banks(s)]

                                                             _____________, ____

Consolidated Container Company LLC
2515 McKinney Avenue
Suite 850, Lock Box 14
Dallas, Texas 75201

Re:  Additional Revolving Loan Commitment

Gentlemen:

            Reference is hereby made to the Credit Agreement, dated as of July 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Consolidated Container Holdings LLC, Consolidated Container Company LLC (the "Borrower" or "you"), the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and Bankers Trust Company, as Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

            Each Bank (each an "Additional Revolving Loan Bank") party to this letter agreement (this "Agreement") hereby severally agrees to provide the Additional Revolving Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Additional Revolving Loan Bank, its "Additional Revolving Loan Commitment"). Each Additional Revolving Loan Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 1.14 thereof.

            Each Additional Revolving Loan Bank party to this Agreement acknowledges and agrees that the Additional Revolving Loan Commitment provided pursuant to this Agreement shall constitute an Additional Revolving Loan Commitment under, and as defined in, the Credit Agreement. Each Additional Revolving Loan Bank party to this Agreement further agrees that, with respect to the Additional Revolving Loan Commitment provided by it pursuant to this Agreement, such Additional Revolving Loan Bank shall receive an upfront fee equal to that amount set forth opposite its name on Annex I hereto.

            Each Additional Revolving Loan Bank party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and

                                                                     Exhibit C-2
                                                                          Page 2


to become a Bank under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank, and (v) in the case of each lending institution organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents. Upon the execution of a counterpart of this Agreement by the Administrative Agent and the Borrower, the delivery to the Administrative Agent of a fully executed copy (including by way of counterparts and by fax) hereof and the payment of any fees (including, without limitation, the upfront fees payable pursuant to the immediately preceding paragraph) required in connection herewith, each Additional Revolving Loan Bank party hereto shall become a Bank pursuant to the Credit Agreement and, to the extent provided in this Agreement, shall have the rights and obligations of a Bank thereunder and under the other Credit Documents.

            You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on ____________, _____. If you do not so accept this Agreement by such time, our Additional Revolving Loan Commitment set forth in this Agreement shall be deemed cancelled.

            After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by fax) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

                                                                     Exhibit C-2
                                                                          Page 3


            THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       Very truly yours,

                                       [NAME OF BANK]


                                       By:______________________________________
                                          Name:
                                          Title:

Agreed and Accepted this
___ day of __________, ____:

CONSOLIDATED CONTAINER
  COMPANY LLC


By:____________________________
   Name:
   Title:


BANKERS TRUST COMPANY,
    as Administrative Agent


By:____________________________
   Name:
   Title:

                                                          ANNEX I TO EXHIBIT C-2

                                  UPFRONT FEES

                          Amount of Additional Revolving
Name of Bank              Loan Commitment                        Upfront Fee

Total                         ______________________           _________________

                                                                       EXHIBIT D

                        FORM OF LETTER OF CREDIT REQUEST

                                                               No. (1) Dated (2)

Bankers Trust Company, as Administrative
Agent and as Issuing Bank, under the
Credit Agreement (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of July
1, 1999, among Consolidated Container
Holdings LLC, Consolidated Container
Company LLC, the financial institutions
from time to time party thereto (the
"Banks"), Morgan Guaranty Trust Company of
New York, as Documentation Agent,
Donaldson, Lufkin & Jenrette Securities
Corporation, as Syndication Agent, and
Bankers Trust Company, as Administrative
Agent 130 Liberty Street, New York, New
York 10006

Attention:

Ladies and Gentlemen:

            We hereby request that the Issuing Bank referred to above issue a [Trade] [Standby] Letter of Credit for the account of the undersigned on (3) (the "Date of Issuance") in the aggregate stated amount of (4).

            For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

- ----------
(1)   Letter of Credit Request Number.

(2)   Date of Letter of Credit Request.

(3)   Date of Issuance at least three Business days from the date indicated in
      (2) above (or such shorter period as is acceptable to the Issuing Bank in any given case).

(4)   Aggregate initial stated amount of Letter of Credit.

                                                                       Exhibit D
                                                                          Page 2


            The beneficiary of the requested Letter of Credit will be (5), and such Letter of Credit will be in support of (6) and will have a stated expiration date of (7).

            We hereby certify that:

            (A) The representations and warranties contained in the Credit Agreement or in the other Credit Documents will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit requested hereby (except for any representation and warranty that speaks only as of a specific date, which shall be true and correct in all material respects as of such date), on the Date of Issuance.

            (B) No Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

            Copies of all documentation with respect to the supported transaction are attached hereto.

CONSOLIDATED CONTAINER
  COMPANY LLC


By:____________________________
   Title:

- ----------

(5)   Insert name and address of beneficiary.

(6) Insert description of L/C Supportable Obligations or applicable trade obligations, as the case may be.

(7) Insert last date upon which drafts may be presented which may not be later than (A) in the case of Standby Letters of Credit, the earlier of (x) 12 months after the Date of Issuance and (y) the tenth Business Day preceding the Revolving Loan Maturity Date and (B) in the case of Trade Letters of Credit, (x) 12 months after the Date of Issuance and (y) 30 days prior to the Revolving Loan Maturity Date.

                                                                       EXHIBIT E

                     Form of Section 4.04(b)(ii) Certificate

            Reference is hereby made to the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, Consolidated Container Company LLC, the financial institutions from time to time party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent, and Bankers Trust Company, as Administrative Agent, as amended to the date hereof (the "Credit Agreement"). Pursuant to the provisions of Section 4.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

                                       [NAME OF BANK]


                                       By:________________________________
                                          Title:
                                          Date:

                                                                     EXHIBIT F-1


                                  [LETTERHEAD]


                                                 July 2, 1999


Bankers Trust Company, as Administrative Agent under the Credit Agreement, as hereinafter defined (the "Administrative Agent")

         and

The Lenders listed on Schedule I hereto which are parties to the Credit
         Agreement on the date hereof


         Re: Credit Agreement dated as of July 1, 1999 (the "Credit Agreement") among Consolidated Container Holdings LLC, Consolidated Container Company LLC, the lending institutions identified in the Credit Agreement (the "Lenders"), the Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent

Ladies and Gentlemen:

                  We have acted as counsel to Consolidated Container Holdings LLC ("Holdings"), a Delaware limited liability company, Consolidated Container Company LLC (the "Borrower"), a Delaware limited liability company, and each subsidiary of the Borrower named on Schedule II attached hereto (each, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"; Holdings, the Borrower and the Subsidiary Guarantors being referred to herein collectively as the "Credit Parties") in connection with the preparation, execution and delivery of the following documents:

         (a)      the Credit Agreement;

         (b)      the Notes delivered to the Lenders on the date hereof;

         (c)      the Subsidiary Guaranty;

         (d)      the Security Agreement;

SIMPSON THACHER & BARTLETT                                                     2


         (e)      the Pledge Agreement; and

         (f) the Mortgage covering real property located in the State of New York (the "NY Mortgage").

The documents described in the foregoing clauses (a) through (f) are collectively referred to herein as the "Credit Documents", and the documents described in the foregoing clauses (d) through (f) are collectively referred to herein as the "Security Documents". Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 5.04(i) of the Credit Agreement.

         In connection with this opinion, we have examined:

         (A) the Credit Agreement, signed by each Credit Party that is a party thereto and by the Administrative Agent and certain of the Lenders;

         (B) each other Credit Document, signed by each Credit Party that is a party thereto;

         (C)      forms of the Notes to be delivered after the date hereof; and

         (D)      unfiled copies of the financing statements attached as
                  Schedule III hereto (the "Financing Statements"), naming the Credit Parties indicated therein as debtors and the Administrative Agent as secured party; we understand such financing statements will be filed in the filing offices in the State of New York indicated on such Financing Statements (collectively, the "Filing Offices").

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Credit Parties. In addition, we have examined, and have relied as to matters of fact upon, the representations made in the Credit Documents.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

SIMPSON THACHER & BARTLETT                                                     3


         In addition, we have assumed that (1) the Credit Parties have rights in the Collateral existing on the date hereof and will have rights in property which becomes Collateral after the date hereof, (2) "value" (as defined in Section 1-201(44) of the Uniform Commercial Code as in effect in the State of New York (the "New York UCC")) has been given by the Lenders to the Credit Parties for the security interests and other rights in the Collateral and (3) to the extent our opinion in paragraph 12 relates to securities purportedly represented by a certificate and issued by an issuer not organized under the laws of one of States of the United States, such securities are "certificated securities" within the meaning of New York UCC Section 8-102(4).

         In rendering the opinion set forth in paragraph 4 below with respect to the Notes, we have assumed that at the time of any execution and delivery of Notes after the date hereof, the management committee of the Borrower (or any committee thereof acting pursuant to authority properly delegated to such committee by the management committee) has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of such Notes.

         Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

         1. Each of the Credit Parties (a) has been duly formed or incorporated and is validly existing and in good standing as a limited liability company or corporation under the laws of the State of Delaware, (b) has the corporate power and authority to execute and deliver each of the Credit Documents to which it is a party and to borrow, perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Security Documents and
(c) has duly authorized, executed and delivered each Credit Document to which it is a party.

         2. The execution and delivery by any Credit Party of the Credit Documents to which it is a party, its borrowings in accordance with the terms of the Credit Documents, performance of its payment obligations thereunder and granting of the security interests to be granted by it pursuant to the Security Documents (a) will not result in any violation of (1) the Certificate of Formation or Limited Liability Company Agreement of any Credit Party which is a limited liability company or the Certificate of Incorporation or By-Laws of any Credit Party which is a corporation (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any Federal or New York statute or the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any rule or regulation issued pursuant to any New York or Federal statute or the Delaware General Corporation Law or Delaware Limited Liability Company Act (including without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System) or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in the Credit Parties' properties pursuant to the terms of any agreement or

SIMPSON THACHER & BARTLETT                                                     4

instrument identified on Schedule IV hereto furnished to us by the Borrower and which the Borrower has represented lists all material agreements and instruments to which Holdings, the Borrower or any Subsidiary Guarantor is a party or by which any such Person is bound or to which any of the property or assets of such Person is subject (other than the agreements and instruments identified on Schedule V hereto which are being repaid, redeemed, retired or terminated or under which security interests are being released, as the case may be, on the date hereof as identified on Schedule V).

         3. No consent, approval, authorization, order, filing, registration or qualification of or with any Federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law or the Delaware Limited Liability Company Act is required (i) for the execution and delivery by any Credit Party of the Credit Documents to which it is a party, (ii) for the borrowings by any Credit Party in accordance with the terms of the Credit Documents, (iii) for the performance by the Credit Parties of their respective payment obligations under the Credit Documents or the granting of any security interests under the Security Documents, except filings required for the perfection of security interests granted pursuant to the Security Documents, or (iv) in connection with the legality, validity, binding effect or enforceability of the payment obligations under the Credit Documents.

         4. Assuming that each of the Credit Documents is a valid and legally binding obligation of each of the Lenders parties thereto and assuming that execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not constitute a breach or violation of any agreement or instrument which is binding upon any Credit Party (except that we do not make this assumption with respect to the agreements and instruments that are the subject of opinion paragraph 2 of this letter), each Credit Document constitutes, and each Note delivered to a Lender after the date hereof will constitute, the valid and legally binding obligation of each Credit Party which is a party thereto, enforceable against such Credit Party in accordance with its terms.

         5. To our knowledge, there is no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending to which any Credit Party is a party or to which the business, assets or property of any Credit Party is subject and no such action, suit or proceeding is threatened to which any Credit Party or the business, assets or property of any Credit Party would be subject that, in either case, questions the validity of, or is otherwise in respect of, the Credit Documents.

         6. No Credit Party is an "investment company" within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SIMPSON THACHER & BARTLETT                                                     5


         7. Based solely on a certificate of the sole member of the Borrower, all membership interests of the Borrower are owned by Holdings.

         8. Based solely on a certificate of the Secretary of each Subsidiary Guarantor which is a corporation, all of the shares of capital stock such Subsidiary Guarantor described on Annex A to the Pledge Agreement are owned of record by the Borrower or a Subsidiary of the Borrower. Based solely on a certificate of the sole member of each Subsidiary Guarantor which is a limited liability company, the membership interests of such Subsidiary Guarantor described on Annex A to the Pledge Agreement are owned by the Borrower or a Subsidiary of the Borrower.

         9. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Lenders a security interest in the collateral described therein in which a security interest may be created under Article 9 of the New York UCC (the "Security Agreement Article 9 Collateral"). The membership interests in the Borrower and each Subsidiary Guarantor which is a limited liability company identified on Annex D to the Pledge Agreement constitute "general intangibles" as defined under Section 9-106 of the New York UCC.

         10. Upon the filing in the Filing Offices of the Financing Statements, the Administrative Agent will have a perfected security interest for the benefit of the Lenders in that portion of the Security Agreement Article 9 Collateral in which a security interest is perfected by filing a financing statement under the New York UCC.

         11. The Pledge Agreement creates in favor of the Administrative Agent for the benefit of the Lenders a security interest under the New York UCC in the investment property identified on Annexes B and D to the Pledge Agreement described as being pledged pursuant to the Pledge Agreement on such Annexes.

         12. The Administrative Agent will have a perfected security interest in the capital stock identified on Annex B to the Pledge Agreement described as being pledged pursuant to the Pledge Agreement on such Annex (the "Pledged Stock") for the benefit of the Lenders under the New York UCC upon delivery to the Administrative Agent for the benefit of the Lenders in the State of New York of the certificates representing the Pledged Stock in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement. Assuming the Administrative Agent and each of the Lenders does not have notice of any adverse claim to the Pledged Stock, the Administrative Agent will acquire the security interest in the Pledged Stock for the benefit of the Lenders free of any adverse claim.

         13. Under the laws of the State of New York the perfection and priority of the security interests granted by such Credit Party in its Receivables, Contracts, Contract Rights and General Intangibles (as defined in the Security Agreement) are governed by

SIMPSON THACHER & BARTLETT                                                     6


the laws of the State in which such Credit Party's chief executive office is located to the extent that said Receivables, Contracts, Contract Rights and General Intangibles consist of "accounts" and "general intangibles" as described in the UCC.

         14. Upon recordation in the Office of the Register of Monroe County, New York and payment of all applicable mortgage recording tax imposed thereon, the NY Mortgage described on Schedule VI hereto, together with the financing statements under Article 9 of the New York UCC described on Schedule VII, will create a perfected lien on the Mortgaged Property described (and as defined) therein.

         15. All Obligations are within the definition of "Senior Debt" included in the Senior Subordinated Note Indenture.

         16. The submission by each Credit Party to the jurisdiction of the courts of New York and of the United States for the Southern District of New York (assuming the other relevant federal jurisdictional prerequisites are met), as set forth in the Credit Documents, is valid and binding on such Credit Party.

         Our opinions in paragraphs 4, 9, 11 and 14 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Our opinion in paragraph 4 above also is subject to the qualification that certain provisions of the Security Documents in whole or in part, may not be enforceable, although the inclusion of such provisions does not render the Security Documents invalid, and the Security Documents and the laws of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

         Our opinions in paragraphs 9 and 10 are limited to Article 9 of the New York UCC, and our opinion in paragraphs 11 and 12 are limited to Articles 8 and 9 of the New York UCC, and therefore those opinion paragraphs do not address (i) collateral of a type not subject to Article 9 or 8, as the case may be, of the New York UCC, and (ii) under New York UCC Section 9-103 what law governs perfection of the security interests granted in the collateral covered by this opinion letter.

         We express no opinion with respect to:

         (A) perfection of any security interest (1) in any Security Agreement
Article 9 Collateral of a type represented by a certificate of title, (2) in any proceeds and (3) in any collateral consisting of money or Cash Equivalents;

         (B) the effect of Section 9-306(2) of the New York UCC with respect to any proceeds of Collateral that are not identifiable;

SIMPSON THACHER & BARTLETT                                                     7


         (C) perfection of any security interest whose priority is subject to
Section 9-313 of the New York UCC;

         (D) the effect of Section 552 of the Bankruptcy Code (11 U.S.C. 552) (relating to property acquired by a pledgor after the commencement of a case under the United States Bankruptcy Code with respect to such pledgor) and
Section 506(c) of the Bankruptcy Code (11 U.S.C. 506(c) (relating to certain costs and expenses of a trustee in preserving or disposing of collateral));

         (E) the effect of any provision of the Credit Documents which is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party's obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities;

         (F) the effect of any provision of the Credit Documents which is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto;

         (G) the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

         (H) the effect of any provision of the Credit Documents imposing penalties or forfeitures;

         (I) the enforceability of any provision of any of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and

         (J) the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

SIMPSON THACHER & BARTLETT                                                     8


         With respect to the NY Mortgage, we understand that with respect to title matters you will be relying on the title insurance commitments issued to you by Chicago Title Insurance Company bearing Title Nos. 9916-25025 and 9916-25022, and redated as of today. We have not made any investigation of, and do not express an opinion as to, any matters of title to or the descriptions of any property (whether real, personal or mixed) or priority of liens.

         In connection with the provisions of the Credit Documents whereby Credit Parties submit to the jurisdiction of the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on Federal court jurisdiction, and we also note that such submissions cannot supersede such court's discretion in determining whether to transfer an action from one Federal court to another under 28 U.S.C. Section 1404(a).

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

         This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                            Very truly yours,



                                            SIMPSON THACHER & BARTLETT

SIMPSON THACHER & BARTLETT                                            SCHEDULE I


                                   THE LENDERS

Morgan Guaranty Trust Company of New York
Donaldson, Lufkin, Jenrette Securities Corporation
Banco Popular de Puerto Rico
Bank Austria Creditanstalt
Bank of Montreal
The Bank of New York
The Bank of Nova Scotia
BankBoston
DG Bank Deutsche Genossenschaftsbank AG
Erste Bank Der Oesterreichischen Sparkassen
Fleet National Bank
Allfirst Bank
Firstrust Bank
General Electric Capital Corporation
Bayeresche Hypo - und Vereinsbank AG, New York Branch
The Industrial Bank of Japan, Limited
The Mitsubishi Trust and Banking Corporation
National City Bank
Transamerica Business Credit Corporation
Webster Bank
Oak Brook Bank
The Governor and Company of the Bank of Ireland
The Dai-Ichi Kango Bank, Limited

SIMPSON THACHER & BARTLETT                                           SCHEDULE II



                              SUBSIDIARY GUARANTORS

Reid Plastics Group LLC
Consolidated Container Capital, Inc.
Plastics Containers LLC
Continental Plastics Containers LLC
Continental Carribean Containers, Inc.

SIMPSON THACHER & BARTLETT                                          SCHEDULE III


                              FINANCING STATEMENTS

                  The attached financing statements on form UCC-1, naming the Person listed therein as debtor and the Administrative Agent as secured party for the benefit of the Lenders, to be filed in the offices set forth on such financing statements.

SIMPSON THACHER & BARTLETT                                           SCHEDULE IV


                           AGREEMENTS AND INSTRUMENTS

A.       CUSTOMER CONTRACTS

         1. Agreement dated March 9, 1999 between Reid Plastics, Inc. and Dean Foods Company.

         2. Letter Agreement dated January 29, 1999 between Reid Plastics, Inc. and McKesson Water Products Company relating to the Manufacturing and Supply Agreement between RPI and McKesson Water Products Company dated September 5, 1997 and the sublease agreement between McKesson Water Products Company and Reid Plastics, Inc. dated November 1, 1995.

         3. Letter Agreement dated March 31, 1997 between Reid Plastics, Inc. and Suntory Water Group.

         4. Amendment dated January 15, 1999 to the Purchase, Lease and Supply Agreement between Reid Plastics, Inc. and Suntory Water Group, Inc., as assignee of Cloister Spring Water Co.; First Amendment dated February 1, 1996 to the Purchase, Lease and Supply Agreement by and between Reid Plastics, Inc. and Cloister Spring Water Company; and Purchase, Lease and Supply Agreement dated August 15, 1995 by and between Reid Plastics, Inc. and Cloister Spring Water Co.

         5. Asset Purchase Agreement dated as of October 20, 1989 by and between Reid Plastics, Inc. and Sierra Spring Water Company; First Amendment dated October 20, 1992 to the Asset Purchase Agreement between Reid Plastics, Inc., Sierra Spring Water Company and Hinckley & Schmitt, Inc.; Letter Agreement dated January 10, 1995 between Reid Plastics, Inc. and Hinckley & Schmitt, Inc.; and Consent to Assignment dated March 22, 1996 between Reid Plastics, Inc. and Hinckley & Schmitt Holdings Corp.


B.       RESIN SUPPLY CONTRACTS

         1. Agreement dated as of January 1, 1999 between Reid Plastics, Inc. and Phillips Chemical Company.

         2. Agreement dated as of January 1, 1997 between Reid Plastics, Inc. and GE Plastics and related letter agreements dated January 3, 1998 and September 4, 1998.

         3. Letter Agreement dated January 5, 1999 between Exxon Chemical Americas and Reid Plastics, Inc.

SIMPSON THACHER & BARTLETT                                                     2


C.       STOCK PURCHASE AND RELATED AGREEMENTS

         1. Master Reorganization Agreement dated as of October 10, 1997 between Vestar Reid LLC and Reid Plastics Holdings, Inc. and Agreement dated as of September 15, 1998 among Vestar Reid LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., ING Equity Partners L.P., B. Joseph Rokus and Tari Rokus.

         2. Asset Purchase Agreement dated April 8, 1995 among Crystal Clear Container Corporation, Crystal Clear, Inc., Ruyintan E. Mehta, Monica R. Mehta, Reid Plastics, Inc. and Reid Plastics Holdings, Inc.

         3. Agreement dated as of April 28, 1999 by and among Vestar Reid LLC, Vestar Packaging LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., B. Joseph Rokus, Tari F. Rokus and Shirley Fram.

         4. Agreement dated as of April 28, 1999 by and among Vestar Reid LLC, Vestar Packaging LLC, Reid Plastics Holdings, Inc., Reid Plastics, Inc., B. Joseph Rokus and Tari F. Rokus.

D.       MERGER AND CONTRIBUTION AGREEMENT AND RELATED AGREEMENTS

         1. Contribution and Merger Agreement dated as of April 29, 1999, by and among Suiza Foods Corporation, Franklin Plastics, Inc., the Suiza Companies identified therein, Vestar Packaging LLC, Reid Plastics Holdings, Inc., the Reid Companies identified therein, Reid Plastics Group LLC, Consolidated Container Holdings LLC and Consolidated Container Company LLC.

         2. Trademark License Agreement to be dated as of July 1, 1999 between Continental Can Company, Inc., as Licensor, and Consolidated Container Holdings LLC and Consolidated Container Company LLC, as Licensee.

         3. Assumption Agreement to be dated as of July 1, 1999 among Reid Plastics Holdings, Inc., Consolidated Container Holdings LLC and Consolidated Container Company LLC.

         4. Bill of Sale, Assignment and Assumption Agreement dated as of June 30, 1999 between Franklin Plastics, Inc. and Consolidated Container Company LLC.

         5. Supply Agreements to be dated as of July 1,1999 between Suiza Foods Corporation and Consolidated Container Holdings LLC.

         6. Management Agreement dated as of April 29, 1999 among Consolidated Container Holdings LLC, Consolidated Container Company LLC and Vestar Capital Partners.

SIMPSON THACHER & BARTLETT                                                     3


         7. Consolidated Container Holdings LLC 1999 Unit Option Plan, the form of the Consolidated Container Holdings LLC Unit Option Agreement and the form of Special Unit Acquisition, Ownership and Redemption Agreement, the form of each of which is included in Exhibit B to the Contribution and Merger Agreement.

         8. The form of the Consolidated Container Holdings LLC Replacement Units Option Plan For Options Issued Pursuant to the Franklin Plastics, Inc. 1998 Stock Option Plan and the form of the Consolidated Container Holdings LLC Replacement Units Option Agreement For Options Issued Pursuant to the Franklin Plastics, Inc. 1998 Stock Option Plan.

         9. Transition Services Agreement dated as of July 1, 1999 by and between Suiza Foods Corporation and Consolidated Container Holdings LLC.

         10. Letter Agremeent dated as of July 1, 1999 among Suiza Foods Corporation, Consolidated Container Holdings LLC, Vestar Packaging LLC and Reid Plastics Holdings, Inc. regarding indemnity by Suiza Foods Corporation for failure to obtain certain consents.


E.       SENIOR SUBORDINATED NOTE DOCUMENTS

         1. Indenture, dated as of July 1, 1999, among the Borrower, the Subsidiary Guarantors, The Bank of New York, as trustee, relating to the Notes referred to below and the related guarantees of the Subsidiary Guarantors listed therein.

         2. Form of 10-1/8% Senior Subordinated Notes due 2009 of the Borrower and Consolidated Container Capital Inc. (collectively, the "Issuers") and the annexed Guarantees.

         3. Purchase Agreement dated June 24, 1999 among Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co., Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as initial purchasers (the "Initial Purchasers"), the Issuers, and the Subsidiary Guarantors listed therein.

         4. Registration Rights Agreement dated as of July 1, 1999 among the Issuers, the Subsidiary Guarantors listed therein and the Initial Purchasers.

SIMPSON THACHER & BARTLETT                                            Schedule V


                    AGREEMENTS AND INSTRUMENTS BEING REPAID,
                 REDEEMED, RETIRED OR TERMINATED OR UNDER WHICH
                      SECURITY INTERESTS ARE BEING RELEASED


         1. The $134.0 million Credit Agreement dated as of February 17, 1995, as amended and restated, among Reid Plastics, the Guarantors named therein, Morgan Guaranty Trust Company of New York, as agent, and the lenders named therein, as to which all outstanding amounts thereunder will be repaid and such agreement will be terminated on the date hereof.

         2. $23.7 million aggregate principal amount in revolving credit loans under a revolving credit facility, which are being repaid, and which facility is being terminated, on the date hereof.

         3. $125.5 million in aggregate principal amount of the Senior Notes of Franklin Plastics, which are being repaid on the date hereof.

         4. $118.7 million in aggregate principal amount of the Mezzanine Notes of Franklin Plastics, which are being repaid on the date hereof.

         5. $72.6 million in aggregate liquidation amount of the Series A Redeemable Preferred Stock, par value $0.001 per share, of Franklin Plastics, which are being redeemed on the date hereof.

         6. Credit Agreement dated as of May 22, 1998 by and among Suiza Foods Corporation, the lenders named therein and First Union National Bank, as agent, under which certain guarantees and security interests thereunder will be released on the date hereof.; and $1,486,000 million in aggregate principal amount of letters of credit issued pursuant to the Credit Agreement dated as of May 22, 1998 by and among Suiza Foods Corporation, the lenders named therein and First Union National Bank, as agent, as listed in Schedule 4.6(b) of the Suiza Parties' Disclosure Letter for the Contribution and Merger Agreement, which are being backed by new letters of credit issued under the Senior Credit Facility.

         7. Indenture dated as of December 17, 1996 among Plastic Containers, Inc., as Issuer, and Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc., as Guarantors, and United States Trust Company of New York, as Trustee, relating to the 10% Senior Secured Notes due 2006, Series B, of which the entire outstanding principal amount is being tendered, pursuant to the tender offer for them, on the date hereof and under which security interests are being released on the date hereof.

SIMPSON THACHER & BARTLETT                                                     2


         8. Amended and Restated Financing Agreement dated December 17, 1994 between Plastic Containers, Inc. and The CIT Group/Business Credit, Inc., which is being terminated, and under which the security interests granted thereunder are being released, on the date hereof; and $3,713,840 million in aggregate principal amount of letters of credit issued pursuant to the Amended and Restated Financing Agreement dated December 17, 1996 between Plastic Containers, Inc. and The CIT Group/Business Credit Inc. as listed in Schedule 4.6(b) of the Suiza Parties' Disclosure Letter for the Contribution and Merger Agreement, which are being backed by new letters of credit issued under the Senior Credit Facility.

SIMPSON THACHER & BARTLETT                                           Schedule VI


                             NY MORTGAGE INFORMATION



1. Mortgage, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing made by Consolidated Container Company, as the Mortgagor, to Bankers Trust Company, as Administrative Agent and Collateral Agent for Various Lending Institutions, as the Mortgagee

2. Two UCC-1 financing statements executed by Consolidated Container Company, as debtor and Bankers Trust Company as Administrative Agent and Collateral Agent, as secured party, one of which is intended to be filed with the Office of the Secretary of the State of New York and the other of which is intended to be filed with the Office of the Register of Monroe County, New York

                                                                     EXHIBIT F-2

                        [Letterhead of White & Case LLP]

DIRECT DIAL:  YOUR DIRECT DIAL NUMBER
E-MAIL: Your E-Mail Address
DIRECT FACSIMILE: YOUR DIRECT FAX NUMBER
____________, 1999
BY HAND

To:   The Administrative Agent, the
      Documentation Agent, the Syndication
      Agent and various lending institutions
      (collectively, the "Banks") party to the Credit Agreement referred to below

Re: Credit Agreement dated as of July 1, 1999 (the "Credit Agreement"), among Consolidated Container Holdings LLC, Consolidated Container Company LLC (the "Borrower"), certain financial institutions from time to time party thereto, Morgan Guaranty Trust Company, as Documentation Agent, Donaldson, Lufkin & Jenrette as Syndication Agent and Bankers Trust Company, as Administrative Agent

Ladies and Gentlemen:

            We have acted as special counsel to the Banks party to the Credit Agreement in connection with the execution and delivery of the Credit Agreement. This opinion is delivered to you pursuant to Section 5.04(ii) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein.

            In connection with this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In stating our opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies.

            We have also assumed, for purposes of the opinions expressed herein, that the parties to the Credit Agreement have the corporate power and authority to enter into and perform the Credit Agreement and that the Credit Agreement has been duly authorized, executed and delivered by each such party.

            Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that the Credit Agreement constitutes the valid and binding obligation of the Borrower

                                                                     Exhibit F-2
                                                                          Page 2


enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equity principles (regardless of whether enforcement is sought in equity or at law).

            We have not been requested to render and, with your permission, we express no opinion as to the applicability to the obligations of the Borrower under the Credit Agreement of Section 548 of the Bankruptcy Code and Article 10 of the New York Debtor & Creditor Law relating to fraudulent transfers and obligations. We understand, without independent verification, that, to the extent they have deemed necessary in the context of the proposed transaction, the Banks have satisfied themselves on the basis of, among other things, the financial information furnished to the Banks and their knowledge of the credit facilities available to the Borrower, that neither the Borrower nor any of its Subsidiaries are insolvent and that neither the Borrower nor any of its Subsidiaries will be rendered insolvent by the transactions contemplated by the Credit Agreement and the other Credit Documents and that, after giving effect to such transactions, neither the Borrower nor any of its Subsidiaries will be left with unreasonably small capital with which to engage in their anticipated business and that neither the Borrower nor any of its Subsidiaries will have intended to incur, or will have believed they have incurred, debts beyond their ability to pay as such debts mature.

            This opinion is limited to the federal law of the United States of America and the law of the State of New York.

                                        Very truly yours,


INITS:

                                                                       EXHIBIT G

                             [NAME OF CREDIT PARTY]

                              Officers' Certificate

            I, the undersigned, [President/Chief Financial Officer/Treasurer/ Assistant Treasurer/Vice President/Secretary/General Counsel] of [Name of Credit Party], a [corporation] [limited liability company] organized and existing under the laws of the State of ________ (the "Company"), do hereby certify on behalf of the Company that:

            This Certificate is furnished pursuant to the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC ("Holdings"), Consolidated Container Company LLC (the "Borrower"), the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement"). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

            The following named individuals are elected officers of the Company; each holds the office of the Company set forth opposite his name and has held such office since _______ __, 19__.(1) The signature written opposite the name and title of each such officer is his or her correct signature.

       Name(2)                         Office                  Signature
       -------                         ------                  ---------

________________________     __________________________   ______________________

________________________     __________________________   ______________________

________________________     __________________________   ______________________

            1. Attached hereto as Exhibit A is a certified copy of the [Certificate of Incorporation] [Limited Liability Company Agreement] of the Company as filed in the Office of the Secretary of State of the State of _________ on _________ ___, 19__, together with all amendments thereto adopted through the date hereof.

            [2. Attached hereto as Exhibit B is a true and correct copy of the By-Laws of the Company, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof, and have been effective since ________ ___, 19__.](3)

- ----------

(1) Insert a date prior to the time of any corporate action relating to the Credit Agreement or any other Credit Document.

(2) Include name, office and signature of each officer who will sign any Credit Document, including the officer who will sign the certification at the end of this Certificate.

(3)   Insert if applicable.

                                                                       Exhibit G
                                                                          Page 2


            3. Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on __________, 19__ [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors or the Management Committee of the Company which deal with the execution, delivery or performance of any of the Documents to which the Company is party.

            [4. Attached hereto as Exhibit D is a true and correct list of: (i) all material Plans of Holdings and its Subsidiaries; (ii) all material Shareholders' Agreements with respect to the capital stock of Holdings and its Subsidiaries; (iii) all material Management Agreements of Holdings and its Subsidiaries; (iv) all material Employment Agreements of Holdings and its Subsidiaries; (v) all material Collective Bargaining Agreements of Holdings and its Subsidiaries; (vi) all material Debt Agreements of Holdings and its Subsidiaries; (vii) all material Tax Sharing Agreements entered into by Holdings or any of its Subsidiaries; (viii) all Material Contracts of Holdings or any of its Subsidiaries; (ix) all Affiliate Contracts of Holdings or any of its Subsidiaries; (x) the Acquisition Documents; (xi) the Existing PCI Tender Offer Documents; (xii) the Equity Financing Documents; and (xiii) the Senior Subordinated Note Documents.](4)

            [5. On the date hereof, all of the conditions in Sections 5.02, 5.07, 5.11, 5.12 and 5.15 have been satisfied (except to the extent as to the acceptability of any items to the Administrative Agent and/or the Required Banks or as to whether the Administrative Agent and/or the Required Banks are satisfied with any of the matters described in said Sections).](5)

            [4.] [5.] [16.] On the date hereof, the representations and warranties contained in the Credit Agreement or in the other Credit Documents are true and correct in all material respects, both before and after giving effect to each Credit Event to occur on the date hereof and the application of the proceeds thereof.

            [5.] [6.] [17.] On the date hereof, no Default or Event of Default has occurred and is continuing or would result from the Credit Events to occur on the date hereof or from the application of the proceeds thereof.

            [6.] [7.] [18.] There is no proceeding for the dissolution or liquidation of the Company or threatening its existence.

- ----------

(4)   Insert items 4-16 only in the certificate delivered by Holdings.

(5)   Insert item 4 only in the certificate delivered by the Borrower.

                                                                       Exhibit G
                                                                          Page 3


            IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of ____, 1999.

                                       [NAME OF CREDIT PARTY]


                                       -----------------------------------
                                       Name:
                                       Title:

                                                                       Exhibit G
                                                                          Page 4


            I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify on behalf of the Company that:

            1. [Name of Person making above certifications] is the duly elected and qualified [President/Vice President] of the Company and the signature above is his genuine signature.

            2. The certifications made by [name of Person making above certifications] on behalf of the Company in Items 1, [2], 3 and [6] [7] [19] above are true and correct.

            IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of ______, 1999.

                                       [NAME OF COMPANY]


                                       By: ________________________________
                                           Name:
                                           Title:

                                                                       Exhibit H


                          FORM OF SOLVENCY CERTIFICATE

            I, the undersigned, the chief financial officer of Consolidated Container Company LLC, a limited liability company organized and existing under the laws of the State of Delaware (the "Borrower"), do hereby certify on behalf of the Borrower that:

            1. This Certificate is furnished pursuant to Section 5.17 of the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings, LLC, the Borrower, the financial institutions from time to time party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (as from time to time in effect, the "Credit Agreement") and shall be subject to the provisions thereof. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the means set forth in the Credit Agreement.

            2. For purposes of this Certificate, the terms below shall have the following definitions:

            (a) "Fair Value" shall mean the amount at which the assets, in their entirety, determined on a going concern basis of the Borrower (on a stand-alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis), in each case would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

            (b) "Present Fair Salable Value" shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of each of the Borrower (on a stand-alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis) are sold in an arm's-length transaction with reasonable promptness under present conditions for the sale of comparable business enterprises.

            The same methodology has been used in determining Fair Value and Present Fair Salable Value.

            (c) "New Financing" shall mean the indebtedness incurred or to be incurred by Holdings and its Subsidiaries under (i) the Credit Documents (assuming the utilization by the Borrower of the Total Revolving Loan Commitment under the Credit Agreement) and (ii) the Senior Subordinated Note Documents.

            (d) "Stated Liabilities" shall mean the recorded liabilities (including Contingent Liabilities that would be recorded in accordance with generally accepted accounting principles ("GAAP") consistently applied) of the Borrower (on a stand-alone pro forma basis after giving effect to the Transaction), the Borrower and its Subsidiaries (on a consolidated pro forma basis after giving effect to the Transaction) and Holdings and its Subsidiaries (on a consolidated pro forma basis after giving effect to the Transaction) in each case at December 31, 1998, together with (i) the net change in long-term debt (including current maturities) between December 31, 1998 and the date hereof; and (ii) without duplication, the amount of all New Financing.

                                                                       Exhibit H
                                                                          Page 2


            (e) "Contingent Liabilities" shall mean the maximum estimated amount of liability reasonably like to result from pending litigation, asserted claims and assessments, guarantees, uninsured risks and other contingent liabilities of each of the Borrower (on a stand-alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis) (exclusive of such Contingent Liabilities to the extent reflected in Stated Liabilities).

            (f) "Will be able to pay its Stated Liabilities and Contingent Liabilities, as they mature," shall mean for the period from the date hereof through the stated maturity of all New Financing, each of the Borrower (on a stand-alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis) will have sufficient assets and cash flow to pay its Stated Liabilities and Contingent Liabilities as those liabilities mature or otherwise become payable.

            (g) "Will not have Unreasonably Small Capital" shall mean for the period from the date hereof through the stated maturity of all New Financing, each of the Borrower (on a stand-alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis) in each case after all Indebtedness (including the Loans) being incurred or assumed and Liens created in connection therewith, is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period and to remain a going concern.

            3. For purposes of this Certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below:

            (a) I have reviewed the financial statements of the Borrower and its Subsidiaries referred to in Sections 6.05(a) of the Credit Agreement.

            (b) I have reviewed the audited pro forma consolidated financial statements of the Borrower and its Subsidiaries referred to in Section
      5.16 of the Credit Agreement after giving effect to the incurrence of the New Financing.

            (c) I have made inquiries of certain other officers of the Borrower and its Subsidiaries that I deemed necessary as a foundation for this Certificate.

            (d) I have read the Credit Documents (together with the Schedules and Exhibits thereto) and the Senior Subordinated Note Documents.

            (e) With respect to Contingent Liabilities, I have made inquires of certain other officials of the Borrower and its Subsidiaries that I deemed necessary as a foundation for this Certificate.

            (f) I have had the projections, which have been previously delivered to the Banks, re-examined on the date hereof and considered the effect thereof on any changes since the

                                                                       Exhibit H
                                                                          Page 3


      date of the preparation hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, I hereby certify that in my opinion such projections were based on good faith estimates and assumptions, believed to be reasonable at the time made, it being recognized that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

            4. This certificate is being delivered to the Banks and the Initial Purchasers under the Purchase Agreement dated as of June 24, 1999 among the Borrower, Consolidated Container Capital, Inc., Holdings, the Subsidiary Guarantors listed therein, Donaldson, Lufkin & Jenrette Securities Corporation, Bear Stearns & Co. Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.

            5. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, after giving effect to the New Financing, it is my opinion that as of the date hereof (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower (on a stand alone basis), of the Borrower and its Subsidiaries (on a consolidated basis) and of Holdings and its Subsidiaries (on a consolidated basis) exceeds its and their Stated Liabilities and Contingent Liabilities; (ii) the Borrower (on a stand alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis) will not have Unreasonably Small Capital; and (iii) the Borrower (on a stand alone basis), the Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis) will be able to pay its Stated Liabilities and Contingent Liabilities as they mature or otherwise become payable.

            IN WITNESS WHEREOF, the Borrower has caused its duly authorized chief financial officers to execute and deliver this ___ day of ____________, 1999.

                                       CONSOLIDATED CONTAINER COMPANY
                                          LLC


                                       By __________________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT I

                            FORM OF PLEDGE AGREEMENT

            PLEDGE AGREEMENT, dated as of July __, 1999 (as same may be amended, amended and restated, modified or supplemented from time to time, this "Agreement"), made by Consolidated Container Holdings LLC ("Holdings"), Consolidated Container Company LLC (the "Borrower"), the Subsidiary Guarantors (as defined in the Credit Agreement referred to below) and each other Subsidiary of the Borrower that is required to execute a counterpart hereof pursuant to
Section 25 of this Agreement (the "Pledgors", and each, a "Pledgor"), and Bankers Trust Company, not in its individual capacity but solely as Collateral Agent (including any successor collateral agent, the "Pledgee") (x) for the benefit of the Banks, the Issuing Bank and the Administrative Agent under, and any other lenders from time to time party to, the Credit Agreement hereinafter referred to (such Banks, the Issuing Bank and the Agent and other lenders, if any, are hereinafter called the "Bank Creditors") and (y) if Bankers Trust Company, in its individual capacity ("Bankers Trust"), any Bank or any Affiliate of a Bank enters into one or more interest rate protection agreements or other hedging agreements relating to the Loans (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) (collectively, the "Interest Rate Protection Agreements or Other Hedging Agreements") with, or guaranteed by, any of the Pledgors, for the benefit of Bankers Trust, any such Bank or Banks or a syndicate of financial institutions organized by Bankers Trust or an affiliate of Bankers Trust (even if Bankers Trust or the respective Bank subsequently ceases to be a Bank under the Credit Agreement for any reason), so long as any such Bank or Affiliate participates in the extension of such Interest Rate Protection Agreements or Other Hedging Agreements and their subsequent assigns, if any (collectively, the "Interest Rate Creditors", and the Interest Rate Creditors together with the Bank Creditors, are hereinafter called the "Secured Creditors"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement shall be used herein as so defined.

                              W I T N E S S E T H:

            WHEREAS, Holdings, the Borrower, the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (together with any successor Administrative Agent, the "Administrative Agent"), have entered into a Credit Agreement, dated as of July 1, 1999, providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit as contemplated therein (as used herein, the term "Credit Agreement" means the Credit Agreement described above in this paragraph, as the same may be amended, modified or supplemented from time to time, and including any successor agreement extending the maturity of, or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Borrower and whose obligations are guaranteed by the Guarantors thereunder or any increase in the amount borrowed) all or any portion of the Indebtedness under such agreement or any successor agreements);

            WHEREAS, the Borrower may from time to time be party to one or more Interest Rate Protection Agreements or Other Hedging Agreements with an Interest Rate Creditor;

            WHEREAS, pursuant to the Holdings Guaranty, Holdings has guaranteed to the Secured Creditors the payment when due of all obligations and liabilities of the Borrower under or with respect to the Credit Documents and the Interest Rate Protection Agreements or Other Hedging Agreements which may hereinafter arise;

            WHEREAS, pursuant to a Subsidiaries Guaranty, dated as of July 1, 1999 (as amended, modified or supplemented from time to time, the "Subsidiaries Guaranty"), each Pledgor (other than the Borrower and Holdings) has jointly and severally guaranteed to the Secured Creditors the payment when due of all obligations and liabilities of the Borrower under or with respect to the Credit Documents and the Interest Rate Protection Agreements or Other Hedging Agreements;

            WHEREAS, it is a condition precedent to the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement that each Pledgor shall have executed and delivered to the Pledgee this Agreement; and

            WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans by the Borrower and the issuance of Letters of Credit for the account of the Borrower under the Credit Agreement and the Borrower's entering into Interest Rate Protection Agreements or Other Hedging Agreements and, accordingly, desires to execute this Agreement in order to satisfy the conditions precedent described in the preceding paragraph and to induce the Banks to make Loans to the Borrower and participate in Letters of Credit, to induce the Issuing Bank to issue Letters of Credit for the account of the Borrower, and to induce the Interest Rate Creditors to enter into Interest Rate Protection Agreements or Other Hedging Agreements with the Borrower;

            NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee and hereby covenants and agrees with the Pledgee as follows:

            1. SECURITY FOR OBLIGATIONS. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

            (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, indemnities, Fees and interest thereon) of such Pledgor owing to the Bank Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with the Credit Agreement and the other Credit Documents to which such Pledgor is a party (including all such obligations, liabilities and indebtedness under the Guaranty to which such Pledgor is a party) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (i), except to the extent guaranteeing obligations of the Borrower under Interest Rate Protection Agreements or Other Hedging Agreements, being herein collectively called the "Credit Agreement Obligations");

            (ii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, indemnities, fees and interest thereon) of such Pledgor owing to the Interest Rate Creditors, now existing or hereafter arising out of or in connection with any Interest Rate Protection Agreement, whether such Interest Rate Protection Agreement is now in existence or hereinafter arising, and the due performance and compliance with the terms, conditions and agreements of each such Interest Rate Protection Agreement including, in the case of Pledgors other than the Borrower, all obligations, liabilities and indebtedness under the Holdings Secured Guaranty and Subsidiaries Guaranty (as applicable), in each case, in respect of the Interest Rate Protection Agreements or Other Hedging Agreements, and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each such Interest Rate Protection Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the "Interest Rate Obligations");

            (iii) any and all sums advanced by the Pledgee in order to preserve the Collateral (as hereinafter defined) and/or preserve its security interest therein;

            (iv) in the event of any proceeding for the collection of the Obligations (as defined below) or the enforcement of this Agreement, after an Event of Default (such term, as used in this Agreement, shall mean any Event of Default under, and as defined in, the Credit Agreement or any payment default under any Interest Rate Protection Agreement and shall in any event include, without limitation, any payment default (after the expiration of any applicable grace period) on any of the Obligations (as defined below)) shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys' fees and court costs; and

            (v) all amounts paid by any Indemnitee to which such Indemnitee has the right to reimbursement under Section 11 of this Agreement.

all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (i) through (v) of this Section 1 being collectively called the "Obligations", it being acknowledged and agreed that the "Obligations" shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

            2. DEFINITIONS; ANNEXES. (a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa.

            (b) The following capitalized terms used herein shall have the definitions specified below:

            "Administrative Agent" has the meaning set forth in the Recitals hereto.

            "Adverse Claim" has the meaning given such term in Section 8-102(a)(1) of the UCC.

            "Agreement" has the meaning set forth in the first paragraph hereof.

            "Bank Creditors" has the meaning set forth in the first paragraph hereof.

            "Banks" has the meaning set forth in the Recitals hereto.

            "Certificated Security" has the meaning given such term in Section 8-102(a)(4) of the UCC.

            "Clearing Corporation" has the meaning given such term in Section 8-102(a)(5) of the UCC.

            "Collateral" has the meaning set forth in Section 3.1 hereof.

            "Collateral Accounts" means any and all accounts established and maintained by the Pledgee in the name of any Pledgor to which Collateral may be credited.

            "Credit Agreement" has the meaning set forth in the Recitals hereto.

            "Credit Agreement Obligations" has the meaning set forth in Section 1 hereof.

            "Domestic Corporation" has the meaning set forth in the definition of "Stock."

            "Event of Default" has the meaning set forth in Section 1 hereof.

            "Financial Asset" has the meaning given such term in Section 8-102(a)(9) of the UCC.

            "Foreign Corporation" has the meaning set forth in the definition of "Stock."

            "Indemnitees" has the meaning set forth in Section 11 hereof.

            "Instrument" has the meaning given such term in Section 9-105(1)(i) of the UCC.

            "Interest Rate Creditors" has the meaning set forth in the first paragraph hereof.

            "Interest Rate Protection Agreements or Other Hedging Agreements" has the meaning set forth in the first paragraph hereof.

            "Interest Rate Obligations" has the meaning set forth in Section 1 hereof.

            "Investment Property" has the meaning given such term in Section 9-115(f) of the UCC.

            "Limited Liability Company Assets" means all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned or represented by any Limited Liability Company Interest.

            "Limited Liability Company Interests" means the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.

            "Non-Voting Stock" means all capital stock which is not Voting
      Stock.

            "Notes" means (x) all intercompany notes at any time issued to each Pledgor and (y) all other promissory notes from time to time issued to, or held by, each Pledgor.

            "Noticed Event of Default" shall mean (i) an Event of Default with respect to the Borrower under Section 9.05 of the Credit Agreement and
      (ii) any other Event of Default in respect of which the Pledgee has given the Borrower notice that such Event of Default constitutes a "Noticed Event of Default."

            "Obligations" has the meaning set forth in Section 1 hereof.

            "Partnership Assets" means all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned or represented by any Partnership Interest.

            "Partnership Interest" means the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

            "Pledged Notes" has the meaning set forth in Section 3.5 hereof.

            "Pledgee" has the meaning set forth in the first paragraph hereof.

            "Pledgor" has the meaning set forth in the first paragraph hereof.

            "Proceeds" has the meaning given such term in Section 9-306(l) of the UCC.

            "Required Banks" has the meaning given such term in the Credit Agreement.

            "Secured Creditors" has the meaning set forth in the first paragraph hereof.

            "Secured Debt Agreements" has the meaning set forth in Section 5 hereof.

            "Securities Account" has the meaning given such term in Section 8-501(a) of the UCC.

            "Securities Act" means the Securities Act of 1933, as amended, as in effect from time to time.

            "Security" and "Securities" has the meaning given such term in
      Section 8-102(a)(15) of the UCC and shall in any event include all Stock and Notes (to the extent same constitute "Securities" under Section 8-102(a)(15)).

            "Security Entitlement" has the meaning given such term in Section 8-102(a)(17) of the UCC.

            "Stock" means (x) with respect to corporations incorporated under the laws of the United States or any State or territory thereof (each a "Domestic Corporation"), all of the issued and outstanding shares of capital stock of any corporation at any time owned by any Pledgor of any Domestic Corporation and (y) with respect to corporations not Domestic Corporations (each a "Foreign Corporation"), all of the issued and outstanding shares of capital stock at any time owned by any Pledgor of any Foreign Corporation.

            "Termination Date" has the meaning set forth in Section 19 hereof.

            "UCC" means the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific sections or subsections of the UCC are references to such sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

            "Uncertificated Security" has the meaning given such term in Section 8-102(a)(18) of the UCC.

            "Voting Stock" means all classes of capital stock of any Foreign Corporation entitled to vote.

            3. PLEDGE OF SECURITY INTEREST, ETC.

            3.1 Pledge. To secure the Obligations now or hereafter owed or to be performed by such Pledgor, each Pledgor does hereby grant, pledge and assign to the Pledgee for the benefit of the Secured Creditors, and does hereby create a continuing security interest (subject to those Liens permitted to exist with respect to the Collateral pursuant to the terms of all Secured Debt Agreements then in effect) in favor of the Pledgee for the benefit of the Secured Creditors in, all of the right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, the "Collateral"):

            (a) each of the Collateral Accounts (to the extent a security interest therein is not created pursuant to the Security Agreement), including any and all assets of whatever type or kind deposited by such Pledgor in such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, moneys, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Secured Debt

      Agreement to be deposited in such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

            (b) all Stock of such Pledgor from time to time;

            (c) all Limited Liability Company Interests of such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such interest relates, whether now existing or hereafter acquired, including, without limitation:

                  (A) all the capital thereof and its interest in all profits, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

                  (B) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

                  (C) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

                  (D) all present and future claims, if any, of such Pledgor against any such limited liability company for moneys loaned or advanced, for services rendered or otherwise;

                  (E) all of such Pledgor's rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

                  (F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

            (d) all Partnership Interests of such Pledgor from time to time and all of its right, title and interest in each partnership to which each such interest relates, whether now existing or hereafter acquired, including, without limitation:

                  (A) all the capital thereof and its interest in all profits, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

                  (B) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

                  (C) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

                  (D) all present and future claims, if any, of such Pledgor against any such partnership for moneys loaned or advanced, for services rendered or otherwise;

                  (E) all of such Pledgor's rights under any partnership
            agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing (with all of the foregoing rights only to be exercisable upon the occurrence and during the continuation of an Event of Default); and

                  (F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

            (e) all Security Entitlements of such Pledgor from time to time in any and all of the foregoing;

            (f) all Financial Assets and Investment Property of such Pledgor from time to time;

            (g) all Notes and other debt securities constituting Indebtedness permitted by Section 8.05(i), (ii), (iii) and (xiii); and

            (h) all Proceeds of and all products (including interest, dividends, distributions and other earnings) any and all of the foregoing; provided that the Collateral shall not include (i) more that 65% of the Stock of any Foreign Corporation, (ii) to the extent that applicable law requires that a Subsidiary of the Pledgor issue directors' qualifying shares, such qualifying shares, (iii) Cash Equivalents or (iv) Equity Interests in Persons which are not Subsidiaries to the extent that the Pledgor is contractually restricted from pledging such Equity Interests owned by it.

            3.2 Procedures. (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by the respective Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within 10 days after it obtains such Collateral) for the benefit of the Pledgee and the Secured Creditors:

            (i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation) or any Note, the respective Pledgor shall physically deliver such Certificated Security or Note to the Pledgee, indorsed to the Pledgee or indorsed in blank;

            (ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation), the respective Pledgor shall cause the issuer of such Uncertificated Security to duly authorize and execute, and deliver to the Pledgee, an agreement for the benefit of the Pledgee and the Secured Creditors substantially in the form of Annex G hereto (appropriately completed to the reasonable satisfaction of the Pledgee and with such modifications, if any, as shall be reasonably satisfactory to the Pledgee) pursuant to which such issuer agrees to comply with any and all instructions originated by the Pledgee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction (provided that the Pledgee agrees with each Pledgor which executes any such agreement that it shall not give any instructions to any issuer pursuant to any such agreement Uncertificated Security except upon the instruction of such Pledgor unless a Noticed Event of Default has occurred and is continuing);

            (iii) with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), the respective Pledgor shall promptly notify the Pledgee thereof and shall promptly take all actions required (i) to comply with the applicable rules of such Clearing Corporation and (ii) to perfect the security interest of the Pledgee under applicable law (including, in any event, under Sections 9-115 (4)(a) and (b), 9-115 (1)(e) and 8-106 (d) of the UCC). The Pledgor
      further agrees to take such actions as the Pledgee reasonably deems necessary or desirable to effect the foregoing;

            (iv) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Interest credited on the books of a Clearing Corporation), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate, the procedure set forth in Section 3.2(a)(i), with respect to such interest and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate, the procedure set forth in Section 3.2(a)(ii) with respect to such interest if it is an Uncertificated Security;

            (v) with respect to any Note, physical delivery of such Note to the Pledgee, indorsed to the Pledgee or indorsed in blank; and

            (vi) with respect to cash, to the extent not otherwise provided in the Security Agreement, only when a Noticed Event of Default has occurred and is continuing (i) establishment by the Pledgee of a cash account in the name of such Pledgor over which the Pledgee shall have exclusive and absolute control and dominion (and no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Pledgee) and (ii) deposit of such cash in such cash account.

            (b) In addition to the actions required to be taken pursuant to proceeding Section 3.2(a), each Pledgor shall take the following additional actions with respect to the Securities and Collateral (as defined below):

            (i) with respect to all Collateral of such Pledgor whereby or with respect to which the Pledgee may obtain "control" thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), the respective Pledgor shall take all actions as may be requested from time to time by the Pledgee so that "control" of such Collateral is obtained and at all times held by the Pledgee; and

            (ii) each Pledgor shall from time to time cause appropriate financing statements (on Form UCC-1 or other appropriate form) under the Uniform Commercial Code as in effect in the various relevant States, on form covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Pledgee), to be filed in the relevant filing offices so that at all times the Pledgee has a security interest in all Investment Property and other Collateral which is perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-115(4)(b) of the UCC).

            3.3 Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 and, furthermore, the Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in
Section 3.2, and will promptly thereafter deliver to the Pledgee (i) a certificate executed by a principal executive officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Creditors) hereunder and (ii) supplements to Annexes A through F hereto as are necessary to cause such annexes to be complete and accurate at such time. Without limiting the foregoing, each Pledgor shall be required to pledge hereunder any shares of stock at any time and from time to time after the date hereof acquired by such Pledgor of any Foreign Corporation, provided that no Pledgor (to the extent that it is the Borrower or a Domestic Subsidiary of the Borrower) shall be required at any time to pledge hereunder more than 65% of the Stock of any Foreign Corporation.

            3.4 Transfer Taxes. Each pledge of Collateral under Section 3.1 or
Section 3.3 shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

            3.5 Definition of Pledged Notes. All Notes at any time pledged or required to be pledged hereunder are hereinafter called the "Pledged Notes".

            3.6 Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof (i) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex A hereto;
(ii) the Stock held by such Pledgor consists of the number and type of shares of the stock of the corporations as described in Annex B hereto; (iii) such Stock constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex B hereto; (iv) the Notes held by such Pledgor consist of the promissory notes described in Annex C hereto where such Pledgor is listed as the lender; (v) the Limited Liability Company Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex D hereto; (vi) each such Limited Liability Company Interest constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex D hereto; (vii) the Partnership Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex E hereto; (viii) each such Partnership Interest constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex E hereto; (ix) the Pledgor has complied with the respective procedure set forth in Section 3.2(a) with respect to each item of Collateral described in Annexes A through E hereto; and (x) on the date hereof, such Pledgor owns no other Stock, Notes, Limited Liability Company Interests or Partnership Interests.

            4. APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. The Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

            5. VOTING, ETC., WHILE NO EVENT OF DEFAULT. Unless and until there shall have occurred and be continuing a Noticed Event of Default, each Pledgor shall be entitled to exercise all voting rights attaching to any and all Collateral owned by it, and to give consents, waivers or ratifications in respect thereof provided that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate, result in breach of any covenant contained in, or be inconsistent with, any of the terms of this Agreement, the Credit Agreement, any other Credit Document or any Interest Rate Protection Agreement (collectively, the "Secured Debt Agreements"), or which would have the effect of impairing the value of the Collateral, the position or interests of the Pledgee or any Secured Creditor therein. All such rights of a Pledgor to vote and to give consents, waivers and ratifications shall cease in case a Noticed Event of Default shall occur and be continuing and Section 7 hereof shall become applicable.

            6. DIVIDENDS AND OTHER DISTRIBUTIONS. Unless and until a Noticed Event of Default shall have occurred and be continuing, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. Subject to Section 3.2 hereof, the Pledgee shall be entitled to receive directly, and to retain as part of the Collateral:

            (i) all other or additional Stock, Notes, Limited Liability Company Interests, Partnership Interests, Instruments or other Securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

            (ii) all other or additional Stock, Notes, Limited Liability Company Interests, Partnership Interests, Instruments or other Securities or property (including, but not limited to, cash) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

            (iii) all other or additional Stock, Notes, Limited Liability Company Interests, Partnership Interests, Instruments or other Securities or property (including, but not limited to, cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization.

Nothing contained in this Section 6 shall limit or restrict in any way the Pledgee's right to receive the proceeds of the Collateral in any form in accordance with Section 3 of this Agreement. Furthermore, the foregoing provisions of this Section 6 shall not apply to dividends or distributions made in connection with the Transaction contemplated by Sections 9.02 of the Credit Agreement, provided that such transactions are consummated in accordance with the applicable terms and conditions set forth in the Credit Agreement. All dividends, distributions or other payments which are received by the respective Pledgor contrary to the provisions of this Section 6 or Section 7 shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

            7. REMEDIES IN CASE OF AN EVENT OF DEFAULT OR CERTAIN DEFAULTS. In case a Noticed Event of Default shall have occurred and be continuing, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement or by any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, including, without limitation, all the rights and remedies of a secured party upon default under the Uniform Commercial Code of the State of New York, and the Pledgee shall be entitled, without limitation, to exercise any or all of the following rights, which each Pledgor hereby agrees to be commercially reasonable:

            (i) to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 to such Pledgor;

            (ii) to transfer all or any part of the Collateral into the Pledgee's name or the name of its nominee or nominees;

            (iii) to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);

            (iv) to vote all or any part of the Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do
      so);

            (v) at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine; provided that at least 10 days' notice of the time and place of any such sale shall be given to such Pledgor. The Pledgee shall not be obligated to make such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right on the part of each Pledgor, and each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise, and all rights, if any, of stay and/or appraisal which it now has or may at any time in the future have under rule of law or statute now existing or hereafter enacted. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of all Secured Creditors (or certain of them) may bid for and purchase (by bidding in Obligations or otherwise) all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the

         Pledgee nor any Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto; and

                  (vi) to set-off any and all Collateral against any and all Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Obligations;

provided that, upon the occurrence of a Default under Section 9.05 of the Credit Agreement, the Pledgee may exercise the rights specified in clause (i) above.

            8. REMEDIES, ETC., CUMULATIVE. Each right, power and remedy of the Pledgee provided for in this Agreement or any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. Unless otherwise required by the Credit Documents, no notice to or demand on any Pledgor in any case shall entitle such Pledgor to any other or further notice or demand in similar other circumstances or constitute a waiver of any of the rights of the Pledgee or any Secured Creditor to any other or further action in any circumstances without demand or notice. The Secured Creditors agree that this Agreement may be enforced only by the action of the Pledgee, acting upon the instructions of the Required Banks (or, after the date on which all Credit Agreement Obligations have been paid in full, the holders of at least a majority of the Interest Rate Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee or the holders of at least a majority of the Interest Rate Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Agreement and the other Credit Documents.

            9. APPLICATION OF PROCEEDS. (a) All moneys collected by the Pledgee upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other moneys received by the Pledgee hereunder, shall be applied to the payment of the Obligations in the manner provided in Section 7.4 of the Security Agreement.

            (b) It is understood and agreed that the Pledgors shall remain jointly and severally liable to the extent of any deficiency between the amount of proceeds of the Collateral hereunder and the aggregate amount of the Obligations.

            10. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

            11. INDEMNITY. Each Pledgor jointly and severally agrees (i) to indemnify and hold harmless the Pledgee, each Secured Creditor and their and their affiliates' respective successors, assigns, employees, agents and servants (individually an "Indemnitee", and collectively, the "Indemnitees") from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all costs and expenses, including reasonable attorneys' fees, in each case arising out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement (but excluding any claims, demands, losses, judgments and liabilities (including liabilities for penalties) or expenses of whatsoever kind or nature to the extent incurred or arising by reason of gross negligence or willful misconduct of such Indemnitee). In no event shall any Indemnitee hereunder be liable, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Agreement other than to account for monies or other property actually received by it in accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this Section 11 are unenforceable for any reason, each Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The indemnity obligations of each Pledgor contained in this Section 11 shall continue in full force and effect notwithstanding the full payment of all the Notes issued under the Credit Agreement, the termination of all Interest Rate Protection Agreements or Other Hedging Agreements and Letters of Credit, and the payment of all other Obligations and notwithstanding the discharge thereof.

            12. FURTHER ASSURANCES; POWER OF ATTORNEY. (a) Each Pledgor agrees that it will join with the Pledgee in executing and, at such Pledgor's own expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents in such offices as the Pledgee (acting on its own or on the instructions of the Required Banks) may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect and preserve the Pledgee's security interest in the Collateral hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder or thereunder.

            (b) Each Pledgor hereby appoints the Pledgee such Pledgor's attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of a Noticed Event of Default, in the Pledgee's discretion to take any action and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement.

            13. THE PLEDGEE AS COLLATERAL AGENT. The Pledgee will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

            14. TRANSFER BY THE PLEDGORS. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except in accordance with the terms of this Agreement and the Credit Documents).

            15. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS. (a) Each Pledgor represents, warrants and covenants that:

            (i) it is the legal, beneficial and record owner of, and has good and marketable title to, all Collateral and that it has sufficient interest in all Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement or the Security Agreement and Permitted Liens);

            (ii) it has full corporate and limited liability company power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

            (iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (regardless of whether considered in proceedings in equity or at law) and an implied covenant of good faith and fair dealing;

            (iv) no consent of any other party (including, without limitation, any stockholder or creditor of such Pledgor or any of their Subsidiaries) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with (a) the execution, delivery or performance of this Agreement, (b) the validity or enforceability of this Agreement (except as set forth in clause (iii) above), (c) the perfection or enforceability of the Pledgee's security interest in the Collateral or (d) except for compliance with or as may be required by applicable securities laws, the exercise by the Pledgee of any of its rights or remedies provided herein except those (A) which have been obtained or made prior to the Initial Borrowing Date, (B) the absence of which, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on either (x) the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (y) the rights or remedies of the Banks or the Administrative Agent or on the ability of Holdings or any of its Subsidiaries to perform their respective obligations hereunder and under the other Documents to which they are, or will be, a party or (C) for filings and recordings required to perfect the security interests created under the Security Documents, which filings and recordings will be made within 10 Business Days after the Initial Borrowing Date;

            (v) the execution, delivery or performance by such Pledgor of this Agreement, nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to this Agreement) upon any of the properties or assets of such Pledgor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which such Pledgor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws or other organizational documents, as applicable, of such Pledgor or any of its Subsidiaries;

            (vi) all of the Collateral (consisting of Stock, Notes, Limited Liability Company Interests or Partnership Interests) has been duly and validly issued, is fully paid and non-assessable and is subject to no options to purchase or similar rights; and

            (vii) the pledge, collateral assignment and delivery to the Pledgee of the Collateral consisting of certificated securities pursuant to this Agreement creates a valid and perfected first priority security interest in such Securities, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities (other than Permitted Liens) and the Pledgee is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

            (viii) "control" (as defined in Section 8-106 of the UCC) has been obtained by the Pledgee over all Collateral consisting of Securities (including Notes which are Securities) with respect to which such "control" may be obtained pursuant to Section 8-106 of the UCC.

            (b) Each Pledgor covenants and agrees that it will defend the Pledgee's right, title and security interest in and to the Securities and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Pledgee and the Secured Creditors.

            (c) Each Pledgor covenants and agrees that it will take no action which would violate any of the terms of any Secured Debt Agreement.

            16. CHIEF EXECUTIVE OFFICE; RECORDS. The chief executive office of each Pledgor is located at the address specified in Annex F hereto. Each Pledgor will not move its chief executive office except to such new location as such Pledgor may establish in accordance with the last sentence of this Section 16. The originals of all documents in the possession of such Pledgor evidencing all Collateral, including but not limited to all Limited Liability Company Interests and Partnership Interests, and the only original books of account and records of the Pledgor relating thereto are, and will continue to be, kept at such chief executive office at the location specified in Annex F hereto, or at such new locations as the Pledgor may establish in accordance with the last sentence of this Section
16. All Limited Liability Company Interests and Partnership Interests are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, such chief executive office location specified in Annex F hereto, or such new locations as the Pledgor may establish in accordance with the last sentence of this Section 16. No Pledgor shall establish a new location for such offices until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new location, it shall have taken all action, satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. Promptly after establishing a new location for such offices in accordance with the immediately preceding sentence, the respective Pledgor shall deliver to the Pledgee a supplement to Annex F hereto so as to cause such Annex F hereto to be complete and accurate.

            17. PLEDGORS' OBLIGATIONS ABSOLUTE, ETC. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Section 19 hereof), including, without limitation:

            (i) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from any Secured Debt Agreement (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

            (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument or this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms);

            (iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee;

            (iv) any limitation on any party's liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or

            (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

            18. REGISTRATION, ETC. (a) If an Event of Default shall have occurred and be continuing and any Pledgor shall have received from the Pledgee a written request or requests that such Pledgor cause any registration, qualification or compliance under any Federal or state securities law or laws to be effected with respect to all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, such Pledgor as soon as practicable and at its expense will use its best efforts to cause such registration to be effected (and be kept effective) and will use its best efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, including, without limitation, registration under the Securities Act of 1933, as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other governmental requirements; provided, that the Pledgee shall furnish to such Pledgor such information regarding the Pledgee as such Pledgor may request in writing and as shall be required in connection with any such registration, qualification or compliance. Each Pledgor will cause the Pledgee to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Pledgee such number of prospectuses, offering circulars and other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify, to the extent permitted by law, the Pledgee and all other Secured Creditors participating in the distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Pledgee expressly for use therein.

            (b) If at any time when the Pledgee shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Section 7 hereof, and such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as then in effect, the Pledgee may, in its sole and absolute discretion, sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion: (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act; (ii) may approach and negotiate with a single possible purchaser to effect such sale; and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

            19. TERMINATION; RELEASE. (a) On the Termination Date (as defined below), this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive any such termination) and the Pledgee, at the request and expense of the respective Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC termination statements and instruments of satisfaction, discharge and/or reconveyance), and will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Pledgee and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Pledgee or any of its sub-agents hereunder and, with respect to any Collateral consisting of an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation), a Partnership Interest or a Limited Liability Company Interest, a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.2(a)(ii) hereof or by the respective partnership or limited liability company pursuant to Section 3.2(a)(iv) hereof. As used in this Agreement, "Termination Date" shall mean the date upon which the Total Commitments and all Interest Rate Protection Agreements or Other Hedging Agreements have been terminated, no Letter of Credit or Note is outstanding (and all Loans have been paid in full), all Letters of Credit have been terminated, and all other Obligations then due and payable have been paid in full.

            (b) In the event that any part of the Collateral is sold or otherwise disposed of in connection with a sale or disposition permitted by the Credit Agreement or is otherwise released at the direction of the Required Banks (or all the Banks if required by Section 13.12 of the Credit Agreement), and the proceeds of such sale or sales or from such release are applied in accordance with the terms of the Credit Agreement to the extent required to be so applied, the Pledgee, at the request and expense of the respective Pledgor will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in possession of the Pledgee and has not theretofore been released pursuant to this Agreement.

            (c) At any time that any Pledgor desires that Collateral be released as provided in the foregoing Section 19(a) or (b), it shall deliver to the Pledgee a certificate signed by a principal executive officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to
Section 19(a) or (b). The Pledgee shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it as permitted by this Section 19.

            (d) The Pledgee shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it in accordance with this Section 19.

            20. NOTICES, ETC. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by first class mail, postage prepaid, addressed:

            (i) if to any Pledgor, at its address set forth opposite its signature below;

            (ii) if to the Pledgee, at:

                       Bankers Trust Company
                       Tel: (212)
                       Fax: (212)

            (iii) if to any Bank (other than the Pledgee), at such address as such Bank shall have specified in the Credit Agreement;

            (iv) if to any Interest Rate Creditor, at such address as such Interest Rate Creditor shall have specified in writing to the Borrower and the Pledgee;

or at such address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

            21. THE PLEDGEE. The Pledgee will hold, directly or indirectly in accordance with this Agreement, all items of the Collateral at any time received by it under this Agreement. It is expressly understood and agreed that the obligations of the Pledgee with respect to the Collateral, interests therein and the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in the UCC and this Agreement.

            22. WAIVER; AMENDMENT. Except as contemplated in Section 25 hereof, none of the terms and conditions of this Agreement may be changed, waived, discharged or terminated in any manner whatsoever unless such change, waiver, discharge or termination is in writing duly signed by each Pledgor to be bound thereby and the Pledgee (with the consent of the Required Banks or, to the extent required by Section 13.12 of the Credit Agreement, all of the Banks), provided, however, that no such change, waiver, modification or variance shall be made to Section 9 hereof or this Section 22 without the consent of each Secured Creditor adversely affected thereby, provided further that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such Class of Secured Creditors. For the purpose of this Agreement, the term "Class" shall mean each class of Secured Creditors, i.e., whether (x) the Bank Creditors as holders of the Credit Agreement Obligations, or (y) the Interest Rate Creditors as holders of the Interest Rate Obligations. For the purpose of this Agreement, the term "Requisite Creditors" of any Class shall mean each of (x) with respect to each of the Credit Agreement Obligations, the Required Banks and (y) with respect to the Interest Rate Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection Agreements or Other Hedging Agreements.

            23. MISCELLANEOUS. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 19, (ii) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Pledgee (with the prior written consent of the Required Banks or to the extent required by Section 13.12 of the Credit Agreement, all of the Banks), and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, the Secured Creditors and their respective successors, transferees and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The headings of the several sections and subsections in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto.

            24. WAIVER OF JURY TRIAL. Each Pledgor hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement or the transactions contemplated hereby.

            25. ADDITIONAL PLEDGORS. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall automatically become a Pledgor hereunder by executing a counterpart hereof and delivering the same to the Pledgee.

            26. RECOURSE. This Agreement is made with full recourse to the Pledgors and pursuant to and upon all the representations, warranties, covenants and agreements on the part of the Pledgors contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

            27. LIMITED OBLIGATIONS. It is the desire and intent of each Pledgor and the Secured Creditors that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Pledgor constituting a Subsidiary Guarantor have been limited as provided in the Subsidiaries Guaranty.

            28. PLEDGEE NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER. (a) Nothing herein shall be construed to make the Pledgee or any other Secured Creditor liable as a member of any limited liability company or partnership and neither the Pledgee nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or partnership. The parties hereto expressly agree that this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Creditor and/or any Pledgor.

            (b) The Pledgee, by accepting this Agreement, did not intend to become a member of any limited liability company or partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor or any limited liability company or partnership either before or after an Event of Default shall have occurred. The Pledgee shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or partnership or any Pledgor.

            (c) The Pledgee and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

            (d) The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

            IN WITNESS WHEREOF, each Pledgor and the Pledgee have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

ADDRESS:                                   CONSOLIDATED CONTAINER HOLDINGS
                                             LLC
2515 McKinney Avenue
Suite 850, Lock Box 14                     By:__________________________________
Dallas, Texas 75201                           Name:
                                              Title:

Telephone No.: (214) 303-3400
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher

ADDRESS:                                   CONSOLIDATED CONTAINER COMPANY
                                             LLC, as a Pledgor
2515 McKinney Avenue
Suite 850, Lock Box 14
Dallas, Texas 75201                        By:__________________________________
                                              Title:
Telephone No.: (214) 303-3400
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher

2515 McKinney Avenue                       REID PLASTICS GROUP LLC, as a Pledgor
Suite 850, Lock Box 14
Dallas, Texas 75201
                                           By:__________________________________
Telephone No.: (214) 303-3400                 Title:
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher

2515 McKinney Avenue                       CONSOLIDATED CONTAINER CAPITAL
Suite 850, Lock Box 14                       LLC, as a Pledgor
Dallas, Texas 75201

Telephone No.: (214) 303-3400             By:__________________________________
Facsimile No.: (214) 303-3499                Title:
Attention: Timothy Brasher

2515 McKinney Avenue                      PLASTIC CONTAINERS LLC, as a Pledgor
Suite 850, Lock Box 14
Dallas, Texas 75201
                                          By:___________________________________
Telephone No.: (214) 303-3400                Title:
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher

2515 McKinney Avenue                      CONTINENTAL PLASTIC CONTAINERS
Suite 850, Lock Box 14                      LLC, as a Pledgor
Dallas, Texas 75201

Telephone No.: (214) 303-3400             By:___________________________________
Facsimile No.: (214) 303-3499                Title:
Attention: Timothy Brasher

2515 McKinney Avenue                      CONTINENTAL CARRIBEAN CONTAINERS
Suite 850, Lock Box 14                      INC, as a Pledgor
Dallas, Texas 75201

Telephone No.: (214) 303-3400             By:___________________________________
Facsimile No.: (214) 303-3499                Title:
Attention: Timothy Brasher


Accepted and Agreed to:


BANKERS TRUST COMPANY
   as Pledgee


By:__________________________
   Title:

                                                                         ANNEX A
                                                                              TO
                                                                PLEDGE AGREEMENT

                              LIST OF SUBSIDIARIES

- ------------------------------------------------------------------------------------------
                                                                             Jurisdiction
                                                                 Percentage       of
     Corporation                        Owned by                   Owned     Incorporation
- ------------------------------------------------------------------------------------------
Reid Plastics Group LLC           Consolidated Container            100%        Delaware
                                  Company LLC
- ------------------------------------------------------------------------------------------
Consolidated Container            Consolidated Container            100%        Delaware
Capital, Inc.                     Company LLC
- ------------------------------------------------------------------------------------------
Plastic Containers LLC            Consolidated Container            100%        Delaware
                                  Company LLC
- ------------------------------------------------------------------------------------------
Reid Mexico,  S.A. de C.V.*       Reid Plastics Group LLC           51%         Mexico
- ------------------------------------------------------------------------------------------
Reid Canada, Inc.                 Reid Plastics Group LLC           100%        Ontario,
                                                                                Canada
- ------------------------------------------------------------------------------------------
Stewart/Walker Plastics, Ltd.     Reid Plastics Group LLC           100%        British
                                                                                Columbia,
                                                                                Canada
- ------------------------------------------------------------------------------------------
Master Plastics, Inc.             Stewart/Walker Plastics, Ltd.     100%        Alberta,
                                                                                Canada
- ------------------------------------------------------------------------------------------
Continental Plastic               Plastic Containers LLC            100%        Delaware
Containers LLC
- ------------------------------------------------------------------------------------------
Continental Carribean
Containers, Inc.                  Plastic Containers LLC            100%        Delaware
- ------------------------------------------------------------------------------------------

- ----------

*     Stock not being pledged pursuant to Pledge Agreement

                                                                         ANNEX B
                                                                              TO
                                                                PLEDGE AGREEMENT

                                  LIST OF STOCK

- ---------------------------------------------------------------------------------------------
                             Type       Number
    Name of Issuing           of          of        Certificate    Percentage
      Corporation           Shares      Shares          No.           Owned
- ---------------------------------------------------------------------------------------------
Consolidated                Common         N/A          N/A            100%    Uncertificated
Container Capital, Inc.     Stock
- ---------------------------------------------------------------------------------------------
Reid Mexico,  S.A. de       Common      25,500          n/a             51%       Not being
C.V.                        Stock,                                                 pledged
                            Class A

- ---------------------------------------------------------------------------------------------
Reid Canada, Inc.           Common     157,700          C-6            100%        66-2/3%
                            Stock                                                  pledged
- ---------------------------------------------------------------------------------------------
Master Plastics, Inc.       Common         100                         100%        66-2/3%
                            Stock                                                  pledged
- ---------------------------------------------------------------------------------------------
Continental Carribean       Common
Containers, Inc.            Stock          100           5             100%
- ---------------------------------------------------------------------------------------------

                                                                         ANNEX C
                                                                              TO
                                                                PLEDGE AGREEMENT

                           ANNEX C TO PLEDGE AGREEMENT
                                  LIST OF NOTES

                                      None

                                                                         ANNEX D
                                                                              TO
                                                                PLEDGE AGREEMENT

                   LIST OF LIMITED LIABILITY COMPANY INTERESTS

- --------------------------------------------------------------------------------
  Name of Issuing Corporation           Percentage Owned
- --------------------------------------------------------------------------------
Consolidated Container                       100%
Company LLC
- --------------------------------------------------------------------------------
Reid Plastics Group LLC                      100%
- --------------------------------------------------------------------------------
Plastics Containers LLC                      100%
- --------------------------------------------------------------------------------
Stewart/Walker Plastics, Ltd.                100%              65% to be pledged

- --------------------------------------------------------------------------------
Continental Plastics Containers
LLC                                          100%
- --------------------------------------------------------------------------------

                                                                         ANNEX E
                                                                              TO
                                                                PLEDGE AGREEMENT

                          LIST OF PARTNERSHIP INTERESTS

                                      None

                                                                         ANNEX F
                                                                              TO
                                                                PLEDGE AGREEMENT

                         LIST OF CHIEF EXECUTIVE OFFICES

Consolidated Container Holdings LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Consolidated Container Company LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Consolidated Container Capital, Inc.
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Reid Plastics Group LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Plastic Containers LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Continental Plastic Containers LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Continental Carribean Containers, Inc.
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

                                                                         ANNEX G
                                                                              TO
                                                                PLEDGE AGREEMENT

    Form of Agreement Regarding Uncertificated Securities, Limited Liability
                   Company Interests and Partnership Interests

      AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement"), dated as of _________ __, _____, among each of the undersigned pledgors (each a "Pledgor" and, collectively, the "Pledgors"), __________, not in its individual capacity but solely as Collateral Agent (the "Pledgee"), and __________, as the issuer of the Uncertificated Securities, Limited Liability Company Interests and/or Partnership Interests (each as defined below) (the "Issuer").

                              W I T N E S S E T H:

      WHEREAS, each Pledgor and the Pledgee are entering into Pledge Agreement, dated as of June ___, 1999 (as amended, amended and restated, modified or supplemented from time to time, the "Pledge Agreement"), under which, among other things, in order to secure the payment of the Obligations (as defined in the Pledge Agreement), each Pledgor will pledge to the Pledgee for the benefit of the Secured Creditors (as defined in the Pledge Agreement), and grant a security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of the right, title and interest of such Pledgor in and to any and all (1) "uncertificated securities" (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) ("Uncertificated Securities"), (2) Partnership Interests (as defined in the Pledge Agreement) and (3) Limited Liability Company Interests (as defined in the Pledge Agreement), in each case issued from time to time by the Issuer, whether now existing or hereafter from time to time acquired by such Pledgor (with all of such Uncertificated Securities, Partnership Interests and Limited Liability Company Interests being herein collectively called the "Issuer Pledged Interests"); and

      WHEREAS, each Pledgor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Pledgee under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Pledgee control of the Issuer Pledge Interests and to provide for the rights of the parties under this Agreement;

      NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Each Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the respective Pledgor), and not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction.

      2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Pledgee) has been received by it, and (ii) the security interest of the Pledgee in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

      3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgors of, and the granting by the Pledgors of a security interest in, the Issuer Pledged Interests to the Pledgee, for the benefit of the Secured Creditors, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests, and (ii) if the Issuer is a corporation, the Issuer Pledged Interests are fully paid and nonassessable.

      4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to any Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:

                  Bankers Trust Company
                  130 Liberty Street
                  New York, New York 10006

                  Attention:  Patsy Hogan
                  Tel:  (212) 250-5175
                  Fax:  (212) 250-7218

      5. Except as expressly provided otherwise in Section 4, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telex, telecopy or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied or sent by overnight courier, be effective when deposited in the mails or delivered to the overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Pledgee shall not be effective until received by the Pledgee. All notices and other communications shall be in writing and addressed as follows:

              (a) if to any Pledgor, at:

                  Consolidated Container Company, LLC
                  2515 McKinney Avenue
                  Suite 850, Lock Box 14
                  Dallas, Texas 75201

                  Attention:  Timothy Brasher
                  Telephone No.:  (214) 303-3400
                  Telecopier No.:  (214) 303-3499

            (b) if to the Pledgee, at:

                  Bankers Trust Company
                  130 Liberty Street
                  New York, New York 10006

                  Attention:  Patsy Hogan
                  Tel:  (212) 250-5175
                  Fax:  (212) 250-7218

            (c)  if to the Issuer, at:

                  Attention:  ______________
                  Telephone No.:___________
                  Telecopier No.:___________

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this
Section 6, "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in New York are authorized to remain closed.

      6. This Agreement shall be binding upon the successors and assigns of each Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Pledgee, the Issuer and any Pledgor which at such time owns any Issuer Pledged Interests.

      7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, each Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.


2515 McKinney Avenue                CONSOLIDATED CONTAINER COMPANY
Suite 850, Lock Box 14                   LLC
Dallas, Texas 75201
                                    By: Consolidated Container Holdings LLC, as
Telephone No.: (214) 303-3400           its Sole Member and Manager
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher          By:________________________________________
                                       Name:
                                       Title:

2515 McKinney Avenue                REID PLASTICS GROUP LLC
Suite 850, Lock Box 14
Dallas, Texas 75201                 By: Consolidated Container Company LLC, as
                                        its Sole Member and Manager
Telephone No.: (214) 303-3400
Facsimile No.: (214) 303-3499       By: Consolidated Container Holdings LLC, as
Attention: Timothy Brasher              its Sole Member and Manager

                                        By:____________________________________
                                           Name:
                                           Title:

2515 McKinney Avenue                CONSOLIDATED CONTAINER CAPITAL,
Suite 850, Lock Box 14                INC.
Dallas, Texas 75201
                                    By:________________________________________
Telephone No.: (214) 303-3400          Name:
Facsimile No.: (214) 303-3499          Title:
Attention: Timothy Brasher

2515 McKinney Avenue                PLASTIC CONTAINERS LLC
Suite 850, Lock Box 14
Dallas, Texas 75201                 By: Consolidated Container Company LLC

Telephone No.: (214) 303-3400       By: Consolidated Container Holdings LLC, as
Facsimile No.: (214) 303-3499           its Sole Member and Manager
Attention: Timothy Brasher
                                    By:_________________________________________
                                       Name:
                                       Title:

2515 McKinney Avenue                CONTINENTAL PLASTIC CONTAINERS
Suite 850, Lock Box 14                LLC
Dallas, Texas 75201
                                    By: Plastic Containers LLC, as its Sole
Telephone No.: (214) 303-3400           Member and Manager
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher          By: Consolidated Container Company LLC, as
                                        its Sole Member and Manager

                                    By: Consolidated Container Holdings LLC, as
                                        its Sole Member and Manager

                                    By:_________________________________________
                                       Name:
                                       Title:

2515 McKinney Avenue                CONTINENTAL CARIBBEAN
Suite 850, Lock Box 14                CONTAINERS, INC.
Dallas, Texas 75201
                                    By:_________________________________________
Telephone No.: (214) 303-3400          Name:
Facsimile No.: (214) 303-3499          Title:
Attention: Timothy Brasher

                                    BANKERS TRUST COMPANY, not in its individual
                                      capacity but solely as Collateral Agent
                                      and Pledgee


                                    By:_________________________________________
                                       Name:
                                       Title:

                                    By:_________________________________________
                                       Name:
                                       Title:

                                                                       EXHIBIT J

================================================================================

                           FORM OF SECURITY AGREEMENT

                                      among

                      CONSOLIDATED CONTAINER HOLDINGS LLC,

                       CONSOLIDATED CONTAINER COMPANY LLC,

                              VARIOUS SUBSIDIARIES,

                                       and

                              BANKERS TRUST COMPANY

                               as Collateral Agent

                            Dated as of July 1, 1999

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I     SECURITY INTERESTS...............................................2

     1.1      Grant of Security Interests......................................2
     1.2      Power of Attorney................................................2

ARTICLE II    GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS................3

     2.1      Necessary Filings................................................3
     2.2      No Liens.........................................................3
     2.3      Other Financing Statements.......................................3
     2.4      Chief Executive Office; Records..................................3
     2.5      Location of Inventory and Equipment..............................4
     2.6      Trade Names; Change of Name......................................4
     2.7      Recourse.........................................................5

ARTICLE III   SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS;
              INSTRUMENTS......................................................5

     3.1      Additional Representations and Warranties........................5
     3.2      Maintenance of Records...........................................5
     3.3      Modification of Terms; etc.......................................5
     3.4      Collection.......................................................6
     3.5      Direction to Account Debtors; etc................................6
     3.6      Instruments......................................................6
     3.7      Further Actions..................................................7

ARTICLE IV    SPECIAL PROVISIONS CONCERNING TRADEMARKS.........................7

     4.1      Additional Representations and Warranties........................7
     4.2      Licenses and Assignments.........................................7
     4.3      Infringements....................................................7
     4.4      Preservation of Marks............................................8
     4.5      Maintenance of Registration......................................8
     4.6      Future Registered Marks..........................................8
     4.7      Remedies.........................................................8

ARTICLE V     SPECIAL PROVISIONS CONCERNING TRADE SECRET RIGHTS, PATENTS
              AND COPYRIGHTS...................................................9

     5.1      Additional Representations and Warranties........................9
     5.2      Licenses and Assignments.........................................9


                                       (i)

     5.3      Infringements....................................................9
     5.4      Maintenance of Patents or Copyrights.............................9
     5.5      Prosecution of Patent or Copyright Application..................10
     5.6      Other Patents and Copyrights....................................10
     5.7      Remedies........................................................10

ARTICLE VI    PROVISIONS CONCERNING ALL COLLATERAL............................10

     6.1      Protection of Collateral Agent's Security.......................10
     6.2      Further Actions.................................................11
     6.3      Financing Statements............................................11

ARTICLE VII   REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT....................11

     7.1      Remedies; Obtaining the Collateral Upon Default.................11
     7.2      Remedies; Disposition of the Collateral.........................13
     7.3      Waiver of Claims................................................14
     7.4      Application of Proceeds.........................................14
     7.5      Remedies Cumulative.............................................16
     7.6      Discontinuance of Proceedings...................................16

ARTICLE VIII  INDEMNITY.......................................................16

     8.1      Indemnity.......................................................16
     8.2      Indemnity Obligations Secured by Collateral; Survival...........17

ARTICLE IX    DEFINITIONS.....................................................18

ARTICLE X     MISCELLANEOUS...................................................23

     10.1     Notices.........................................................23
     10.2     Waiver; Amendment...............................................23
     10.3     Obligations Absolute............................................24
     10.4     Successors and Assigns..........................................24
     10.5     Headings Descriptive............................................25
     10.6     Severability....................................................25
     10.7     Governing Law...................................................25
     10.8     Assignors' Duties...............................................25
     10.9     Termination; Release............................................25
     10.10    Collateral Agent................................................26
     10.11    Counterparts....................................................26
     10.12    Additional Assignors............................................26


                                      (ii)

ANNEX A   Schedule of Chief Executive Offices; Record Locations
ANNEX B   Schedule of Equipment and Inventory Locations
ANNEX C   Schedule of Trade and Fictitious Names
ANNEX D   Schedule of Marks
ANNEX E   Schedule of Patents and Patenet Applications
ANNEX F   Schedule of Copyrights and Copyright Applications
ANNEX G   Assignment of Security Interest in United States Trademarks
ANNEX H   Assignment of Security Interest in United States Patents


                                      (iii)

                                                                       EXHIBIT J

                           FORM OF SECURITY AGREEMENT

            SECURITY AGREEMENT, dated as of July 1, 1999, among each of the undersigned (each, an "Assignor" and, together with any other entity that becomes a party hereto pursuant to Section 10.12 hereof, collectively, the "Assignors") and BANKERS TRUST COMPANY, as Collateral Agent (the "Collateral Agent") for the Secured Creditors (as defined below). Capitalized terms used herein shall have the meaning specified in Article IX herein or, if not defined therein, as specified in the Credit Agreement.

                              W I T N E S S E T H:

            WHEREAS, Consolidated Container Holdings LLC ("Holdings"), Consolidated Container Company LLC (the "Borrower"), the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (the "Administrative Agent"), (the Administrative Agent, the Banks and the Collateral Agent, collectively, the "Bank Creditors") have entered into a Credit Agreement, dated as of July 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") providing for the making of Loans and the issuance or creation of, and participation in, Letters of Credit as contemplated therein;

            WHEREAS, the Borrower may from time to time be party to one or more Interest Rate Protection Agreements or Other Hedging Agreements with a Bank or an affiliate of a Bank (each such Bank or affiliate, even if the respective Bank subsequently ceases to be a Bank under the Credit Agreement for any reason, together with such Bank's or affiliate's successors and assigns, collectively, the "Interest Rate Creditors", and together with the Bank Creditors, the "Secured Creditors");

            WHEREAS, pursuant to the Guaranty contained in the Credit Agreement (the "Holdings Guaranty"), Holdings has guaranteed to the Secured Creditors the payment when due of all obligations and liabilities of the Borrower under or with respect to the Credit Documents and the Interest Rate Protection Agreements or Other Hedging Agreements which may hereinafter arise;

            WHEREAS, pursuant to the Subsidiary Guaranty dated as of even date herewith (as amended, modified or supplemented from time to time, the "Subsidiary Guaranty"), each Assignor (other than Holdings and the Borrower) has jointly and severally guaranteed to the Secured Creditors the payment when due of the Guaranteed Obligations (as and to the extent defined in the Subsidiary Guaranty);

            WHEREAS, it is a condition precedent to the making of Loans and the issuance and participation in, Letters of Credit under the Credit Agreement that each Assignor shall have executed and delivered to the Collateral Agent this Agreement; and

            WHEREAS, each Assignor desires to execute this Agreement to satisfy the condition described in the preceding paragraph;

            NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties and hereby covenants and agrees as follows:

                                    ARTICLE I

                               SECURITY INTERESTS

            1.1 Grant of Security Interests. As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby grant to the Collateral Agent for the ratable benefit of the Secured Creditors, a continuing security interest in, all of the right, title and interest of such Assignor in, to and under all of the following, whether now existing or hereafter from time to time acquired: (i) each and every Receivable, (ii) all Contracts, together with all Contract Rights arising thereunder, (iii) all Inventory, (iv) all Equipment, (v) all Marks, together with the registrations and right to all renewals thereof, and the goodwill of the business of such Assignor symbolized by the Marks, (vi) the Cash Collateral Account if established for such Assignor and all moneys securities and instruments deposited or required to be deposited in such Cash Collateral Account, (vii) all Patents and Copyrights and all reissues, renewals or extensions thereof, (viii) all computer programs of such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including, but not limited to, Trade Secret Rights, (ix) all insurance policies, (x) all other Goods, General Intangibles, Chattel Paper, Documents and Instruments (other than the Pledged Securities), and (xi) all Proceeds and products of any and all of the foregoing (all of the above collectively, the "Collateral"; provided, however that so long as the Lease Agreement dated April 1, 1996 between Development Authority of Fulton County, Georgia, as Issuer, Continental Plastic Containers, Inc., as Lessee and GE Capital Public Finance, Inc., as Lessor (the "Lease Agreement") remains in effect and obligations thereunder remain outstanding, any assets encumbered pursuant to the Lease Agreement shall not be included in the definition of "Collateral").

            1.2 Power of Attorney. Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of a Noticed Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable in the premises, which appointment as attorney is coupled with an interest.

                                   ARTICLE II

                GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

      Each Assignor represents, warrants and covenants, which representation, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

            2.1 Necessary Filings. All filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of all the Collateral have been accomplished or shall be accomplished within ten days of the Initial Borrowing Date (or, in the case of property acquired after the Initial Borrowing Date, within ten days after the acquisition thereof) and the security interest granted to the Collateral Agent pursuant to this Agreement in and to all the Collateral constitutes or will constitute, upon satisfaction of such filings, registrations and recordings, a perfected security interest therein superior and prior to the rights of all other Persons therein (other than any such rights pursuant to Permitted Liens) and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests.

            2.2 No Liens. Such Assignor is, and as to Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (other than in connection with Permitted Liens) adverse to the Collateral Agent.

            2.3 Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens or otherwise approved by the Collateral Agent) and so long as the Total Commitment has not been terminated or any Note remains unpaid or any Letter of Credit remains outstanding or any of the Obligations remain unpaid or any Interest Rate Protection Agreement remains in effect, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or as otherwise permitted by the Credit Agreement.

            2.4 Chief Executive Office; Records. As of the date hereof, the chief executive office of such Assignor is located at the address or addresses indicated on Annex A hereto. Such Assignor will not move its chief executive office except to such new location as such Assignor may establish in accordance with the last sentence of this Section 2.4. The original records and books of account of such Assignor evidencing all Receivables and Contract Rights and Trade Secret Rights of such Assignor are, and will continue to be, kept at such chief executive office and/or one or more of the locations shown on Annex A, or at such new locations as such Assignor may establish in accordance with the last sentence of this Section 2.4. All Receivables and Contract Rights and Trade Secret Rights of such Assignor are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office locations described above, or such new locations as such Assignor may establish in accordance with the last sentence of this Section
2.4. Such Assignor shall not establish new locations for such chief executive offices until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice (or such lesser notice as shall be acceptable to the Collateral Agent) of its intention to do so, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, it shall have taken all action, reasonably satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

            2.5 Location of Inventory and Equipment. All Inventory and Equipment held on the date hereof by each Assignor is located at one of the locations shown on Annex B attached hereto, is in transit between such locations, or is in transit to customers. Each Assignor agrees that all Inventory and Equipment now held or subsequently acquired by it shall be kept at (or shall be in transport to or from) any one of the locations shown on Annex B hereto, such new location as such Assignor may establish in accordance with the last sentence of this
Section 2.5 or such other locations to the extent such Assignor (and the Assignors taken as a whole) remain in compliance with this Section 2.5. Each Assignor may establish a new location for Inventory and Equipment only if (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, such Assignor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

            2.6 Trade Names; Change of Name. As of the date hereof, such Assignor does not have or operate in any jurisdiction under, or in the preceding 5 year period has not had or has not operated in any jurisdiction under, any trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) except its legal name and such other trade, fictitious or other names as are listed on Annex C hereto. Such Assignor has only operated under each name set forth in Annex C in the jurisdiction or jurisdictions set forth opposite each such name on Annex C. Such Assignor shall not change its legal name or assume or operate in any jurisdiction under any trade, fictitious or other name except those names listed on Annex C hereto in the jurisdictions listed with respect to such names and new names (including, without limitation, any names of divisions or operations) and/or jurisdictions established in accordance with the last sentence of this Section 2.6. Such Assignor shall not assume or operate in any jurisdiction under any new trade, fictitious or other name or operate under any existing name in any additional jurisdiction until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention so to do, clearly describing such new name and/or jurisdiction and, in the case of a new name, the jurisdictions in which such new name shall be used and providing such other information in connection therewith as the Collateral Agent may reasonably request, (ii) with respect to such new name and/or new jurisdiction, it shall have taken all action, reasonably satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect, (iii) at the request of the Collateral Agent, it shall have furnished an opinion of counsel reasonably acceptable to the Collateral Agent as to the continued perfection of the security interest granted hereby, which opinions shall be deemed acceptable to the Collateral Agent if substantially similar to the perfection opinions given in the legal opinions on the Initial Borrowing Date, and (iv) the Collateral Agent shall have received evidence that all other actions (including, without limitation, the payment of all filing fees and taxes, if any, payable in connection with such filings) have been taken, in order to perfect (and maintain the perfection and priority of) the first priority security interest granted hereby.

            2.7 Recourse. This Agreement is made with full recourse to such Assignor and pursuant to and upon all the warranties, representations, covenants, and agreements on the part of such Assignor contained herein, in the Interest Rate Protection Agreements and otherwise in writing in connection herewith or therewith.

                                   ARTICLE III

                          SPECIAL PROVISIONS CONCERNING
                    RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS

            3.1 Additional Representations and Warranties. As of the time when each of its Receivables arises, each Assignor shall be deemed to have represented and warranted that such Receivable, and all material records, papers and documents relating thereto (if any) are genuine and in all material respects what they purport to be, and that all papers and documents (if any) relating thereto (i) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes) and (ii) will, to the knowledge of such Assignor, evidence true and valid obligations of the account debtor named therein.

            3.2 Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense satisfactory and complete records of its Receivables and Contracts, and such Assignor will make the same available to the Collateral Agent for inspection, at such Assignor's own cost and expense, at any and all reasonable times upon reasonable prior notice (or at any time upon Noticed Event of Default) to such Assignor. If the Collateral Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Assignor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Receivables and Contracts, as well as books, records and documents of such Assignor evidencing or pertaining to such Receivables with an appropriate reference to the fact that such Receivables and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

            3.3 Modification of Terms; etc. No Assignor shall rescind or cancel any indebtedness evidenced by any Receivable or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable or Contract, or interest therein, in any manner which could reasonably be expected to adversely affect the value thereof, without the prior written consent of the Collateral Agent, except (i) as permitted by Section 3.4 hereof and (ii) in accordance with such Assignor's reasonable business practices. Each Assignor will duly fulfill all obligations on its part to be fulfilled under or in connection with all material Receivables and Contracts and will do nothing to impair the rights of the Collateral Agent in the Receivables or Contracts.

            3.4 Collection. Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Receivables or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable or under such Contract, except that, so long as no Event of Default is then in existence in respect of which the Collateral Agent has given notice that this exception is no longer applicable, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Receivables and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with sound business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services. The reasonable costs and expenses (including, without limitation, attorneys' fees) of collection, whether incurred by any Assignor or the Collateral Agent, shall be borne by such Assignor.

            3.5 Direction to Account Debtors; etc. Upon the occurrence and during the continuance of an Event of Default, and if the Collateral Agent so directs any Assignor, to the extent permitted by applicable law, such Assignor agrees (x) to cause all payments on account of the Receivables and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Receivables and/or under any Contracts to make payments with respect thereto as provided in preceding clause (x) and (z) that the Collateral Agent may enforce collection of any Receivables or Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as the Assignor. The Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account in the manner provided in Section 7.4 of this Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by any Assignor or the Collateral Agent, shall be borne by such Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Assignor; provided that, the failure of the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.5.

            3.6 Instruments. If any Assignor owns or acquires any Instrument, such Assignor will within 10 Business Days notify the Collateral Agent thereof, and upon request by the Collateral Agent promptly deliver such Instrument (other than checks payable to any Assignor and processed in the ordinary course of business) to the Collateral Agent appropriately endorsed to the order of the Collateral Agent as further security hereunder.

            3.7 Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its Receivables, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require to give effect to the purposes of this Agreement.

                                   ARTICLE IV

                    SPECIAL PROVISIONS CONCERNING TRADEMARKS

            4.1 Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner of the Patent and Trademark Office registrations, and applications for registrations, of the Marks listed in Annex D, Part I attached hereto and that Annex D, Part I lists all the United States Patent and Trademark Office, or the equivalent office thereof in any foreign country, registrations and applications for registrations, of the Marks that such Assignor now owns or uses in connection with its business. Each Assignor represents and warrants that except with respect to those licensed marks set forth in Annex D, Part I, it owns, is licensed to use or otherwise has the right to use all material Marks that it uses. Each Assignor further warrants that it is aware of no third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any material Mark. Except as set forth on Annex D, Part II, each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use all U.S. trademark registrations and applications listed in Annex D, Part I hereto and that said registrations are valid, subsisting, have not been cancelled and that such Assignor is not aware of any third-party claim that any of said registrations or applications for registration with respect to a Mark is invalid or unenforceable or is not aware that there is any reason that any of said registrations or applications for registration with respect to a Mark is invalid or unenforceable. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of a Noticed Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Mark owned by an Assignor, and record the same.

            4.2 Licenses and Assignments. Subject to the provisions of Sections
4.4 and 4.5, each Assignor hereby agrees not to divest itself of any right under a Mark other than in the ordinary course of business absent prior written approval of the Collateral Agent.

            4.3 Infringements. Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating in any material respect any of such Assignor's rights in and to any Mark material to the operation of its business, or with respect to any party claiming that such Assignor's use of any Mark material to the operation of its business violates in any material respect any property right of that party. Each Assignor further agrees, to prosecute diligently any Person infringing any Mark owned by such Assignor and material to the operation of the business in a manner consistent with its past practice and in accordance with reasonable business practices.

            4.4 Preservation of Marks. Each Assignor agrees to use or license the use of its Marks in interstate commerce during the time in which this Agreement is in effect, sufficiently to preserve such Marks as trademarks or service marks registered under the laws of the United States or the relevant foreign jurisdiction; provided, that no Assignor shall be obligated to preserve any Mark in the event such Assignor determines, in its reasonable business judgment, that the preservation of such Mark is no longer necessary in the conduct of its business.

            4.5 Maintenance of Registration. Each Assignor shall, at its own expense, diligently process all documents required to maintain trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office or equivalent governmental agency in any foreign jurisdiction for all of its Marks (excluding unregistered Marks), and shall pay all fees and disbursements in connection therewith, and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent; provided, that no Assignor shall be obligated to maintain any Mark or prosecute any such application for registration in the event that such Assignor determines, in its reasonable business judgment, that such application is no longer necessary in the conduct of its business.

            4.6 Future Registered Marks. If any Mark registration issues hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or equivalent governmental agency in any foreign jurisdiction, within thirty (30) days of receipt of such registration such Assignor shall deliver a copy of such registration certificate, and a confirmatory grant of security in such Mark to the Collateral Agent hereunder, the form of such confirmatory grant to be substantially the same as the form hereof.

            4.7 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare the entire right, title and interest of such Assignor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors pursuant to a trademark security agreement in form and substance satisfactory to the Collateral Agent, executed by such Assignor and filed, pursuant to which all of such Assignor's rights, title and interest in and to the Marks are assigned to the Collateral Agent for the benefit of the Secured Creditors; (ii) take and use or sell the Marks and the goodwill of such Assignor's business symbolized by the Marks and the right to carry on the business and use the assets of such Assignor in connection with which the Marks have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and, if requested by the Collateral Agent, change such Assignor's corporate name to eliminate therefrom any use of any Mark and execute such other and further documents that the Collateral Agent may request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark application in the United States Patent and Trademark Office or any equivalent governmental agency or office in any foreign jurisdiction to the Collateral Agent.

                                    ARTICLE V

                          SPECIAL PROVISIONS CONCERNING
                   TRADE SECRET RIGHTS, PATENTS AND COPYRIGHTS

            5.1 Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner or licensee of all rights in (i) all Trade Secret Rights, (ii) the Patents of such Assignor listed in Annex E attached hereto and that said Patents constitute all the patents and applications for patents that such Assignor now owns and (iii) the Copyrights of such Assignor listed in Annex F attached hereto and that said Copyrights constitute all the registered copyrights and applications for copyright registrations that such Assignor now owns. Each Assignor further warrants that it is aware of no third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any material patent or any material copyright or that such Assignor has misappropriated any material Trade Secret Rights.

            5.2 Licenses and Assignments. Subject to the provisions of Sections
5.4 and 5.5, each Assignor hereby agrees not to divest itself of any right under a Patent or Copyright other than in the ordinary course of business absent prior written approval of the Collateral Agent.

            5.3 Infringements. Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement or other violation of such Assignor's rights in any Patent or Copyright, in each case material to its business, or with respect to any claim that the practice of any Patent or the use of any Copyright, in each case material to its business, violates in any material respect any property right of a third party or with respect to any misappropriation of any Trade Secret Right material to its business or any claim that the practice of any Trade Secret Right material to its business violates any property right of a third party. To the extent consistent with its past practice and in accordance with reasonable business practices, each Assignor further agrees, to prosecute diligently any Person infringing any Patent or Copyright owned by such Assignor or any Person misappropriating any Trade Secret Right in each case if such patent, copyright or Trade Secret Right is material to its business.

            5.4 Maintenance of Patents or Copyrights. At its own expense, each Assignor shall make timely payment of all post-issuance fees required to maintain in force rights under each of its Patents and Copyrights; provided, that no Assignor shall be obligated to maintain any Patent in the event such Assignor determines, in its reasonable business judgment, that the maintenance of such Patent is no longer necessary in the conduct of its business.

            5.5 Prosecution of Patent or Copyright Application. At its own expense, each Assignor shall diligently prosecute all applications for (i) Patents of such Assignor listed on Annex E hereto and (ii) Copyrights listed on Annex F hereto, and, in each case, shall not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Collateral Agent, provided that no Assignor shall be obligated to maintain any Patent or Copyright in the event such Assignor reasonably determines it is no longer necessary in the conduct of its business.

            5.6 Other Patents and Copyrights. Within thirty (30) days of the acquisition or issuance of a Patent or Copyright registration, or of filing of an application for a Patent or Copyright registration, the relevant Assignor shall deliver to the Collateral Agent a copy of said Patent or Copyright registration, as the case may be, with a confirmatory grant of security as to such Patent or Copyright, as the case may be hereunder, the form of such confirmatory grant to be substantially the same as the form hereof; provided, that no Assignor shall be obligated to prosecute any application in the event such Assignor determines, in its reasonable business judgment, that such application is no longer necessary in the conduct of its business.

            5.7 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may by written notice to the relevant Assignor take any or all of the following actions: (i) declare the entire right, title and interest of such Assignor in each of the Patents and Copyrights vested, in which event such right, title and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, pursuant to a patent security agreement or copyright security agreement, as the case may be, in form and substance satisfactory to the Collateral Agent, executed by such Assignor and filed on the date hereof, pursuant to which all of such Assignor's right, title, and interest to such Patents and Copyrights are assigned to the Collateral Agent for the benefit of the Secured Creditors; (ii) take and practice, use or sell the Patents and Copyrights; (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such other and further documents as the Collateral Agent may request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

                                   ARTICLE VI

                      PROVISIONS CONCERNING ALL COLLATERAL

            6.1 Protection of Collateral Agent's Security. Each Assignor will at all times keep its Inventory and Equipment insured in favor of the Collateral Agent, at its own expense, to the extent required by the Credit Agreement; copies of all policies or certificates with respect to such insurance (i) shall be endorsed to the Collateral Agent's reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as additional insured or additional loss payee) and (ii) shall state that such insurance policies shall not be cancelled or materially revised without at least 30 days' (or at least 10 days' in the case of nonpayment of premium) prior written notice thereof by the insurer to the Collateral Agent. If any Assignor shall fail to insure such Inventory or Equipment to the extent required by the Credit Agreement, or if any Assignor shall fail to so endorse copies of all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), upon prior written notice to such Assignor, to procure such insurance and such Assignor agrees to reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance. Except as otherwise provided in the Credit Agreement, the Collateral Agent shall apply any proceeds of such insurance required after an Event of Default in accordance with Section 7.4 (it being understood that so long as no Event of Default has occurred and is continuing, the Collateral Agent will release any interest it has in the proceeds of any casualty insurance to the Assignors for the repair or replacement of the asset damaged). Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay its Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

            6.2 Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the

Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

            6.3 Financing Statements. Each Assignor agrees to execute and deliver to the Collateral Agent such financing statements, in form acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the reasonable opinion of the Collateral Agent to establish and maintain a valid, enforceable, first priority perfected security interest in the Collateral (subject to the Permitted Liens) as provided herein and the other rights and security contemplated hereby all in accordance with the Uniform Commercial Code as enacted in any and all relevant jurisdictions or any other relevant law. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law.

                                   ARTICLE VII

                  REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

            7.1 Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, if a Noticed Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:

            (i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

            (ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables and the Contracts) constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the Collateral Agent;

            (iii) withdraw all moneys, securities and other instruments in the Cash Collateral Account for application to the Obligations in accordance with Section 7.4 hereof;

            (iv) sell, assign or otherwise liquidate, or direct such Assignor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, and take possession of the proceeds of any such sale or liquidation;

            (v) take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any place or places reasonably designated by the Collateral Agent, in which event such Assignor shall at its own expense:

                  (A) forthwith cause the same to be moved to the place or
            places so designated by the Collateral Agent and there delivered to the Collateral Agent,

                  (B) store and keep any Collateral so delivered to the
            Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2, and

                  (C) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

            (vi) license or sublicense whether on an exclusive or nonexclusive basis, any Marks, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

it being understood that such Assignor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. The Secured Creditors agree that this Agreement may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Banks (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least the majority of the outstanding Interest Rate Protection or Other Hedging Obligations, to the extent same remain outstanding) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent or the holders of at least a majority of the outstanding Interest Rate Protection or Other Hedging Obligations, as the case maybe, for the benefit of the Secured Creditors upon the terms of this Agreement.

            7.2 Remedies; Disposition of the Collateral. Upon the occurrence and continuance of a Noticed Event of Default, any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair which the Collateral Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than ten (10) days' written notice to the relevant Assignor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the ten (10) days after the giving of such notice, to the right of the relevant Assignor or any nominee of such Assignor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than ten (10) days' written notice to the relevant Assignor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Collateral Agent's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in the City of New York. To the extent permitted by any such requirement of law, the Collateral Agent on behalf of the Secured Creditors (or certain of them) may bid for and become the purchaser (by bidding in the Obligations or otherwise) of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the relevant Assignor (except to the extent of surplus money received as provided in Section 7.4). If, under mandatory requirements of applicable law, the Collateral Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

            7.3 Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT'S TAKING POSSESSION OR THE COLLATERAL AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH SUCH ASSIGNOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and such Assignor hereby further waives, to the extent permitted by law:

            (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Collateral Agent's gross negligence or wilful misconduct;

            (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and

            (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral hereunder shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

            7.4 Application of Proceeds. (a) All moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or the Mortgages require proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the Pledgee or Mortgagee thereunder) upon any sale or other disposition of the Collateral hereunder, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows:

            (i) first, to the payment of all Obligations owing to the Collateral Agent or Pledgee resulting from their acting as Collateral Agent or Pledgee, respectively;

            (ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), an amount equal to the outstanding Obligations to the Secured Creditors shall be paid to the Secured Creditors as provided in Section 7.4(d) with each Secured Creditor receiving an amount equal to its outstanding Obligations or, if the proceeds are insufficient to pay in full all such Obligations, its Pro Rata Share of the amount remaining to be distributed to be applied, with respect to the Credit Document Obligations, firstly to the payment of interest in respect of the unpaid principal amount of Loans outstanding, secondly to the payment of principal of Loans outstanding, then to the other Credit Document Obligations; and

            (iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii) to the relevant Assignor or, to the extent directed by such Assignor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive such surplus.

            (b) For purposes of this Agreement, "Pro Rata Share" shall mean, when calculating a Secured Creditor's portion of any distribution or amount, the amount (expressed as a percentage) equal to a fraction the numerator of which is the then outstanding amount of the relevant Obligations owed such Secured Creditor and the denominator of which is the then outstanding amount of all Obligations.

            (c) All payments required to be made to the (i) Bank Creditors hereunder shall be made to the Agent for the account of the respective Bank Creditors and (ii) Interest Rate Creditors hereunder shall be made to the paying agent under the applicable Interest Rate Protection Agreement or Other Hedging Agreement or, in the case of Interest Rate Protection Agreements or Other Hedging Agreements without a paying agent, directly to the applicable Other Creditor.

            (d) For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent for a determination (which the Administrative Agent agrees to provide upon request to the Collateral Agent) of the outstanding Credit Document Obligations and (ii) upon any Other Creditor for a determination (which each Other Creditor agrees to provide upon request to the Collateral Agent) of the outstanding Interest Rate Protection or Other Hedging Obligations owed to such Other Creditor. Unless it has actual knowledge (including by way of written notice from a Secured Creditor) to the contrary, the Administrative Agent under the Credit Agreement, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that (x) no Credit Document Obligations other than principal, interest and regularly accruing fees are owing to any Bank Creditor and (y) no Interest Rate Protection Agreements or Interest Rate Protection or Other Hedging Obligations with respect thereto are in existence.

            (e) It is understood that each Assignor shall remain liable to the extent of any deficiency between (x) the amount of the Obligations for which it is liable directly or as a Guarantor that are satisfied with proceeds of the Collateral and (y) the aggregate outstanding amount of such Obligations.

            7.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, any Interest Rate Protection Agreement or Other Hedging Agreement or the other Credit Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover expenses, including attorneys' fees, and the amounts thereof shall be included in such judgment.

            7.6 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted (except to the extent of a determination adverse to the Collateral Agent in such a proceeding).

                                  ARTICLE VIII

                                    INDEMNITY

            8.1 Indemnity. (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each Secured Creditor and its and its affiliates' respective successors, permitted assigns, employees, agents and servants (hereinafter in this Section 8.1 referred to individually as "Indemnitee," and collectively as "Indemnitees") harmless from any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments and any and all costs and expenses (including reasonable attorneys' fees and expenses) (for the purposes of this Section 8.1 the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any Interest Rate Protection Agreement or Other Hedging Agreement, any other Credit Document or the documents executed in connection herewith and therewith or in any other way connected with the enforcement of any of the terms of, or the preservation of any rights hereunder or thereunder, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 8.1(a) for expenses, losses, damages or liabilities to the extent caused by the gross negligence or wilful misconduct of such Indemnitee. Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, loss, damage, penalty, claim, demand, action, judgment or suit, such Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its reasonable efforts to promptly notify such Assignor of any such assertion of which such Indemnitee has knowledge.

            (b) Without limiting the application of Section 8.1(a), each Assignor agrees, jointly and severally, to pay, or reimburse the Collateral Agent for (if the Collateral Agent shall have incurred fees, costs or expenses because such Assignor shall have failed to comply with its obligations under this Agreement or any Credit Document), any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent's Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other reasonable fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

            (c) Without limiting the application of Section 8.1(a) or (b) hereof, each Assignor jointly and severally agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any material misrepresentation by an Assignor in this Agreement, or in any statement or writing contemplated by or made or delivered pursuant to or in connection with this Agreement.

            (d) If and to the extent that the obligations of any Assignor under this Section 8.1 are unenforceable for any reason, each Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

            8.2 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all the Notes issued under the Credit Agreement, the termination of all Interest Rate Protection Agreements or

Other Hedging Agreements and the payment of all of the other Obligations and notwithstanding the discharge thereof.

                                   ARTICLE IX

                                   DEFINITIONS

            The following terms shall have the meanings herein specified unless the context otherwise requires. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

            "Administrative Agent" shall have the meaning provided in the first WHEREAS clause of this Agreement.

            "Agreement" shall mean this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

            "Assignor" shall have the meaning specified in the first paragraph of this Agreement.

            "Banks" shall have the meaning provided in the first WHEREAS clause of this Agreement.

            "Bank Creditor" shall have the meaning provided in the first WHEREAS clause of this Agreement.

            "Borrower" shall have the meaning provided in the first WHEREAS clause of this Agreement.

            "Business Day" means any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law to close.

            "Cash Collateral Account" shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.

            "Chattel Paper" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Class" shall have the meaning provided in Section 10.2.

            "Collateral" shall have the meaning provided in Section 1.1(a).

            "Collateral Agent" shall have the meaning specified in the first paragraph of this Agreement.

            "Contract Rights" shall mean all rights of an Assignor (including, without limitation, all rights to payment) under each Contract.

            "Contracts" shall mean all contracts between an Assignor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreement and related documents entered into in connection therewith) to the extent the grant by an Assignor of a security interest pursuant to this Agreement in its right, title and interest in any such contract is not prohibited by such contract without the consent of any other party thereto or would not give any other party to such contract the right to terminate its obligations thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by an Assignor of a security interest pursuant to this Agreement in any account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

            "Copyrights" shall mean any United States or foreign copyright owned by any Assignor now or hereafter, including any registration of any copyrights, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration now or hereafter made with the United States Copyright Office or the equivalent thereof in any foreign jurisdiction by any Assignor.

            "Credit Agreement" shall have the meaning provided in the first WHEREAS clause of this Agreement.

            "Credit Document Obligations" shall have the meaning provided in the definition of "Obligations" in this Article IX.

            "Documents" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Equipment" shall mean any "equipment," as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures now or hereafter owned by such Assignor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto but excluding Equipment constituting vehicles and Equipment to the extent it is subject to a Permitted Lien and the terms of the Indebtedness securing such Permitted Liens prohibits assignment or granting of a security interest in such Assignor's rights and obligations thereunder.

            "Event of Default" shall mean any Event of Default under the Credit Agreement or any payment default, after any applicable grace period, under any Interest Rate Protection Agreement.

            "General Intangibles" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York but excluding these General Intangibles to the extent the terms thereof expressly prohibit the assignment of, or the granting of a security interest in, such Assignor's rights and obligations thereunder.

            "Goods" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Indemnitee" shall have the meaning provided in Section 8.1.

            "Instrument" shall have the meaning assigned that term under the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Interest Rate Creditors" shall have the meaning provided in the preamble to this Agreement.

            "Interest Rate Protection or Other Hedging Obligations" shall have the meaning provided in the definition of "Obligations" in this Article IX.

            "Inventory" shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production -- from raw materials through work-in-process to finished goods -- and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor's customers, and shall specifically include all "inventory" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor.

            "Marks" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held or hereafter acquired by any Assignor, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by an Assignor, which are registered in the United States Patent and Trademark Office or the equivalent thereof in any State of the United States or in any foreign country, as well as any unregistered marks used by any Assignor, and any trade dress including logos, designs, company names, business names, fictitious business names and other business identifiers used by any Assignor in the United States or any foreign country.

            "Noticed Event of Default" shall mean (i) an Event of Default with respect to the Borrower under Section 9.05 of the Credit Agreement and (ii) any other Event of Default in respect of which the Collateral Agent has given the Borrower notice that such Event of Default constitutes a "Noticed Event of Default."

            "Obligations" shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and indebtedness (including, without limitation, indemnities, fees and interest thereon) of the Borrower and each Assignor owing to the Bank Creditors, now existing or hereafter incurred under, arising out of or in connection with any Credit Document and the due performance and compliance by the Borrower and each Assignor with the terms of each such Credit Document, including, without limitation, in the case of (x) Holdings, all obligations under the Holdings Guaranty and (y) each Subsidiary Guarantor, all obligations under the Subsidiary Guaranty (other than those in respect of Interest Rate Protection Agreements and

Other Hedging Agreements) (all such obligations and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Interest Rate Protection Agreements, being herein collectively called the "Credit Document Obligations"); (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and indebtedness (including, without limitation, indemnities, fees and interest thereon) of the Borrower and each Assignor owing to the Interest Rate Creditors now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Protection Agreement or Other Hedging Agreement including, without limitation, in the case of (x) Holdings, all obligations under the Holdings Guaranty and (y) each Subsidiary Guarantor, all obligations under the Subsidiary Guaranty, in each case in respect of Interest Rate Protection Agreements or Other Hedging Agreements (all such obligations and indebtedness under this clause (ii) being herein collectively called the "Interest Rate Protection or Other Hedging Obligations"); (iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs; and
(v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.1 of this Agreement.

            "Patents" shall mean any United States or foreign patent to which any Assignor now or hereafter has title and any divisions or continuations thereof, as well as any application for a United States or foreign patent now or hereafter made by such Assignor.

            "Pledge Agreement" shall mean the Pledge Agreement, dated as of the date hereof, among the Borrower, the other pledgors party thereto and the Collateral Agent, as Pledgee.

            "Pledgee" shall have the meaning provided in the Pledge Agreement.

            "Proceeds" shall have the meaning assigned that term under the Uniform Commercial Code as in effect in the State of New York on the date hereof or under other relevant law and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or an Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to an Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

            "Pro Rata Share" shall have the meaning provided in Section 7.4(b) of this Agreement.

            "Receivables" shall mean any "account" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor and, in any event, shall include, but shall not be limited to, all of such Assignor's rights to payment for goods sold or leased or services performed by such Assignor, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by such Assignor to secure the foregoing, (b) all of any Assignor's right, title and interest in and to any goods or services, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all books, records, ledger cards, and invoices relating thereto, (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto and (h) all other writings related in any way to the foregoing.

            "Requisite Creditors" shall have the meaning provided in Section
10.2 of this Agreement.

            "Secured Creditors" shall have the meaning provided in the second WHEREAS clause of this Agreement.

            "Interest Rate Protection Agreements" shall have the meaning provided in the second WHEREAS clause of this Agreement.

            "Trade Secret Rights" shall mean the rights of an Assignor in any Trade Secret it holds.

            "Trade Secrets" means any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of an Assignor worldwide whether written or not written.

                                    ARTICLE X

                                  MISCELLANEOUS

            10.1 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed:

            (i) if to any Assignor, at its address contained in the Credit Agreement (for the Borrower) or the Subsidiary Guaranty (for the other Assignors);

            (ii) if to the Collateral Agent, at:

                 Bankers Trust Company
                 130 Liberty Street
                 New York, New York  10006
                 Attn.:  Patsy Hogan
                 Tel:  (212) 250-5175
                 Fax: (212) 250-7218

            (iii) if to any Bank, at such address as such Bank shall have specified in the Credit Agreement;

            (iv) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to the Assignors and the Collateral Agent;

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

            10.2 Waiver; Amendment. (a) None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Collateral Agent (with the consent of the Required Banks or, to the extent required by Section 13.12 of the Credit Agreement, all of the Banks) and each Assignor affected thereby (it being understood that the addition or release of any Assignor hereunder shall not constitute a change, waiver, modification or variance affecting any Assignor other than the Borrower and the Assignor so added or released) provided that (i) no such change, waiver, modification or variance shall be made to Section 7.4 or this Section 10.2(a) without the consent of each Secured Creditor adversely affected thereby, and (ii) any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such Class of Secured Creditors. For the purpose of this Agreement, the term "Class" shall mean each class of Secured Creditors, i.e., whether (x) the Bank Creditors as holders of the Credit Document Obligations or (y) the Interest Rate Creditors as holders of the Interest Rate Protection or Other Hedging Obligations. For the purpose of this Agreement, the term "Requisite Creditors" of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Banks and (y) with respect to the Interest Rate Protection or Other Hedging Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection Agreements and Other Hedging Agreements.

            (b) No delay on the part of the Collateral Agent in exercising any of its rights, remedies, powers and privileges hereunder or partial or single exercise thereof, shall constitute a waiver thereof. No notice to or demand on any Assignor shall constitute a waiver of any of the rights of the Collateral Agent to any other or further action without notice or demand to the extent such action is permitted to be taken by the Collateral Agent without notice or demand under the terms of this Agreement.

            10.3 Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, composition, arrangement, adjustment, readjustment, dissolution, liquidation or other like proceeding relating to any Assignor or any Subsidiary of any Assignor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Assignor shall have notice or knowledge of any of the foregoing; (b) any exercise or non-exercise, or any waiver, consent, extension, or indulgence of, or other action or inaction under or in respect of any such agreement or instrument or this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms) any right, remedy, power or privilege under or in respect of this Agreement or any other Credit Document or any Interest Rate Protection Agreement or Other Hedging Agreement except as specifically set forth in a waiver granted pursuant to the restrictions of Section 10.2 hereof; or (c) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from any other Credit Document or any Interest Rate Protection Agreement or Other Hedging Agreement or any security for any of the Obligations (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; whether or not any Assignor shall have notice or knowledge of any of the foregoing; (d) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee; (e) any limitation on any party's liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof.. The rights and remedies of the Collateral Agent herein provided are cumulative and not exclusive of any rights or remedies which the Collateral Agent would otherwise have.

            10.4 Successors and Assigns. This Agreement shall be binding upon each Assignor and its successors and assigns and shall inure to the benefit of the Collateral Agent and its successors and assigns. All agreements, statements, representations and warranties made by such Assignor herein or in any certificate or other instrument delivered by each Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement, the other Credit Documents and the Interest Rate Protection Agreements and Other Hedging Agreements regardless of any investigation made by the Secured Creditors on their behalf.

            10.5 Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            10.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York.

            10.8 Assignors' Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

            10.9 Termination; Release. (a) After the termination of the Total Commitment and all Interest Rate Protection Agreements and Other Hedging Agreements, when no Note or Letter of Credit is outstanding and when all Loans and other Obligations have been paid in full, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 8.1 hereof shall survive such termination), and the Collateral Agent, at the request and expense of the relevant Assignor, will execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

            (b) So long as no payment default on any of the Obligations is in existence or would exist after the application of proceeds as provided below, the Collateral Agent shall, at the request of the relevant Assignor, release any or all of the Collateral, provided that (x) such release is permitted by the terms of the Credit Agreement (it being agreed for such purposes that a release will be deemed "permitted by the terms of the Credit Agreement" if the proposed transaction constitutes an exception to Section 8.02 of the Credit Agreement) or otherwise has been approved in writing by the Required Banks or all of the Banks, if so required under the Credit Agreement and (y) the proceeds of such Collateral are applied as required pursuant to the Credit Agreement or any consent or waiver with respect thereto.

            (c) At any time that the relevant Assignor desires that the Collateral Agent take any action to give effect to any release of Collateral pursuant to the foregoing Section 10.9(b), it shall deliver to the Collateral Agent a certificate signed by an authorized officer describing the Collateral to be sold and the relevant provision of Section 8.02 of the Credit Agreement on which it is relying to make such sale. In the event that any part of the Collateral is released as provided in the preceding paragraph (b), the Collateral Agent, at the request and expense of such Assignor, will duly release such Collateral and assign, transfer and deliver to such Assignor or its designee (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement. The Collateral Agent shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it as permitted by this Section 10.9. Upon any release of Collateral pursuant to
Section 10.9(a) or (b), none of the Secured Creditors shall have any continuing right or interest in such Collateral, or the proceeds thereof.

            10.10 Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by the parties hereto and each Secured Creditor, by accepting the benefits of this Agreement, acknowledges and agrees that the obligations of the Collateral Agent as the holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth in Section 11 of the Credit Agreement.

            10.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Collateral Agent.

            10.12 Additional Assignors. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall become an Assignor hereunder by executing a counterpart hereof and delivering the same to the Collateral Agent.

                                     * * *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


ADDRESS:                             CONSOLIDATED CONTAINER HOLDINGS
                                       LLC
2515 McKinney Avenue
Suite 850, Lock Box 14               By:______________________________________
Dallas, Texas 75201                     Name:
                                        Title:
Telephone No.: (214) 303-3400
Facsimile No.: (214) 303-3499
Attention: Timothy Brasher
                                     CONSOLIDATED CONTAINER COMPANY
2515 McKinney Avenue                   LLC
Suite 850, Lock Box 14
Dallas, Texas 75201                  By: Consolidated Container Holdings LLC, as
                                         its sole Member and Manager
Telephone No.: (214) 303-3400
Facsimile No.: (214) 303-3499        By:______________________________________
Attention: Timothy Brasher              Name:
                                        Title:

                                     REID PLASTICS GROUP LLC
2515 McKinney Avenue
Suite 850, Lock Box 14               By: Consolidated Container Company LLC, as
Dallas, Texas 75201                      its Sole Member and Manager

Telephone No.: (214) 303-3400        By: Consolidated Container Holdings LLC, as
Facsimile No.: (214) 303-3499            its Sole Member and Manager
Attention: Timothy Brasher
                                     By:______________________________________
                                        Name:
                                        Title:

2515 McKinney Avenue                 CONSOLIDATED CONTAINER CAPITAL,
Suite 850, Lock Box 14                 INC.
Dallas, Texas 75201
                                     By:______________________________________
Telephone No.: (214) 303-3400           Name:
Facsimile No.: (214) 303-3499           Title:
Attention: Timothy Brasher

2515 McKinney Avenue                 PLASTICS CONTAINERS LLC
Suite 850, Lock Box 14
Dallas, Texas 75201                  By: Consolidated Container Company LLC

Telephone No.: (214) 303-3400        By: Consolidated Container Holdings LLC, as
Facsimile No.: (214) 303-3499            its Sole Member and Manager
Attention: Timothy Brasher
                                     By:________________________________________
                                        Name:
                                        Title:

                                     CONTINENTAL PLASTIC CONTAINERS LLC
2515 McKinney Avenue
Suite 850, Lock Box 14               By: Plastic Container LLC, as its Sole
Dallas, Texas 75201                      Member and Manager

Telephone No.: (214) 303-3400        By: Consolidated Container Company LLC, as
Facsimile No.: (214) 303-3499            its Sole Member and Manager
Attention: Timothy Brasher
                                     By: Consolidated Container Holdings LLC, as
                                         its Sole Member and Manager

                                     By:________________________________________
                                        Name:
                                        Title:

2515 McKinney Avenue
Suite 850, Lock Box 14               CONTINENTAL CARRIBEAN CONTAINERS
Dallas, Texas 75201                    INC.

Telephone No.: (214) 303-3400        By:________________________________________
Facsimile No.: (214) 303-3499           Name:
Attention: Timothy Brasher              Title:

Acknowledged And Agreed:


BANKERS TRUST COMPANY,
  as Collateral Agent


By__________________________________
  Name:
  Title:

                                                                         ANNEX A
                                                                              TO
                                                              SECURITY AGREEMENT

                         LIST OF CHIEF EXECUTIVE OFFICES

Consolidated Container Holdings LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Consolidated Container Company LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Consolidated Container Capital, Inc.
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Reid Plastics Group LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Plastics Containers LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Continental Plastic Containers LLC
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

Continental Carribean Containers, Inc.
2515 Mc Kinney Avenue
Suite 850
Dallas, Texas 75201

                                                                         ANNEX B
                                                                              TO
                                                              SECURITY AGREEMENT

                  SCHEDULE OF EQUIPMENT AND INVENTORY LOCATIONS

A. REID:

Alabama

  306 Industrial Park N, Demopolis (Marengo), Alabama 36732
  701 East Jackson Street, P.O. Drawer 1247, Demopolis (Marengo), Alabama 36732

Arizona

  4239 N. 39th Avenue, Phoenix (Maricopa), Arizona 85019
  4245 N. 39th Avenue, Phoenix (Maricopa), Arizona 85019

California

  75 W. Valpico Road, Tracy (San Joaquin), California 95376
  211 N. Willow Avenue, City of Industry/La Puente (Los Angeles), California
  91746
  1201 E. Cerritos Avenue, Anaheim, California 92805
  7300 Bolsa Avenue, Westminster, California 92683
  5772 Jurupa Street, Ontario, California 91761
  1070 Samuelson Street, City of Industry (Los Angeles), California 91748
  17851 E. Railroad Street, Industry, California 91748
  30020 Ahern Street, Union City, California 94587 (actual address is 2931 Faber Street, Union City, California 94587)
  21700 E. Copley Dr., Diamond Bar, California 91765

Connecticut

  731 Main Street Building B2, Monroe, Connecticut 06468

Florida

  4961 Distribution Drive, Tampa, Florida 33605

Illinois

  7122 W. 62nd Street, Chicago, Illinois 60638 (actual address is 6155 So. Harlem Avenue, Chicago, Illinois 60638)

New Jersey

  473 Mundet Place, Hillside, New Jersey 07205

New Mexico

  800 20th  Street NW, Albuquerque (Bernalillo), New Mexico 87104

Pennsylvania

  1600-B Comet Drive, Lancaster, Pennsylvania 17601
  Avenue B., Buncher Industrial District, Leetsdale, Pennsylvania 15056-1309

Texas

  4525 Joseph Hardin Drive, Dallas, Texas  75236-1915
  27815-A Highway Blvd., Katy, Texas 77494

Washington

  6545 S. Glacier Place, Talkily, Washington 98188
  4525 Fruit Valley Road, Vancouver (Clark), Washington 98660
  GATE Warehouse No. 14, Port of Vancouver, Washington 98660

Canada

  9200 Van Horn Way, Richmond, British Columbia, Canada V6X 1W3
  1393 Border Street, Unit 8, Winnipeg, Manitoba, Canada R3H ON1
  2679 Slough Street, Mississauga, Ontario L4T 1G2

Mexico

  Av. Guillermo Gonzalez Camarena, No. 17, Parque Industrial Cuamatla, Cuautitlan, Izealli, Estado de Mexico, C.P 54730

B. SUIZA:

Arkansas

  1234 North 7th Street, W. Memphis, Arkansas, 72303
  5111 Rogers Avenue, Fort Smith, Arkansas, 72903

California

  5000 Fulton Dr., Fairfield (Solano), California, 94585
  1217 E. St. Gertrude Pl., Santa Ana, (Orange), California, 92707 1216 Madera Way, P.O. Box 7843, Riverside, California, 92503

Connecticut

  3 Watrous Street, E. Hampton, Connecticut, 06424
  4 Market Circle, Windsor, Connecticut, 06095
  90 Pleasant Street, New Britain, Connecticut, 06051
  401 Merritt, Norwalk, Connecticut 06853
  433 Park Street, New Britain, CT
  731 Main Street, Building 2, Monroe, CT

Florida

  4330 20th Street, Zephyrhills, Florida, 33540
  4711 34th Street North, St. Petersburg, Florida, 33714
  5800 N.W. 74th Avenue, Miami, Florida, 33166
  5200 Region Court, Lakeland, Florida, 33815
  5225 Region Court, Lakeland, Florida, 33815

Georgia

  155 King Mill Road, McDounough, Georgia, 30253
  400 Indeco Dr., Suite A, Atlanta, Georgia, 30336

Illinois

  2355 Touhy Avenue, Elk Grove, Illinois, 60007
  2375 Touhy Avenue, Elk Grove, Illinois, 60007
  2425 Touhy Avenue, Elk Grove, Illinois, 60007
  2727 E. Higgins Rd., Elk Grove, Illinois, 60007
  1300 NW Avenue, W. Chicago, Illinois, 60185
  1400 NW Avenue, W. Chicago, Illinois, 60185
  1201 West Lincoln, P.O. Box 626, Caseyville, Illinois, 62232

Kansas

  2600 E 4th P.O. Box 429, Hutchinson, Kansas, 67504-0429
  11725 W. 85th Street, Lenexa, Kansas, 66214

Kentucky

  6300 Strawberry Lane, Louisville (Jefferson), Kentucky, 40214

Louisiana

  2410 Gordon Avenue, Monroe, Louisiana, 71202
  303 Frontage Road, I-55, Kentwood, Louisiana, 70444

Massachusetts

  1199 W. Central Street, Franklin, Massachusetts, 02038
  626 Lynn Way, Lynn, Massachusetts, 01905
  1 D'Angelo Drive, Marlborough, Massachusetts, 01752
  1201 W. Central Street, Franklin, Massachusetts, 02038

Maryland

  7100 E. Baltimore St., Baltimore, (Baltimore -Independent City), Maryland,
  21224

Maine

  P.O. Box 576, (off Route 122), Poland Springs, Maine, 04274

Nebraska

  8420 West Dodge Road, Omaha, Nebraska 68114

New Hampshire

  New Hampshire Route 111, Hampstead (Rockingham), New Hampshire, 03841

New Jersey

  Rt. 130, Cumberland Blvd., Burlington, New Jersey, 08016
  26 Slater Drive, Elizabeth (Union), New Jersey, 07206
  4 Pleasant Hill Road, Cranbury (Middlesex), New Jersey, 08512
  170 Circle Drive North, Piscataway, New Jersey 08854
  1402 Pleasant Hill, Monroe, NJ

New York

  18 Champeney Terrace, Rochester Monroe, New York, 14605
  504 3rd Ave. Extension, Rensselaer, New York, 12144
  14 Hall Street, Batavia, New York, 14020
  268 North Union Street, Rochester, New York 14605
  200 Public Marketing Building, Rochester, New York 14609

North Carolina

  2030 East Market Street, Greensboro, North Carolina, 27401

Ohio

  95 W. Cresentville Rd., Springdale, Ohio, 45246
  1917 Joyce Avenue, Columbus, Ohio, 43228
  4015 Executive Park Drive, #226, Cincinnati, Ohio 45241
  Mostelter & Kemper Roads, Cincinnati, Ohio 45241
  435 Roush Road, Lima, Ohio 45801

Pennsylvania

  405 Nestles Way, Breinigsville, Pennsylvania, 18031
  P.O. Box 147, Kelton, Pennsylvania, 19346
  6831 Ruppsville Road, Allentown, Pennsylvania, 18106
  910 Seventh Avenue,  Berwick (Columbia), Pennsylvania, 18603
  15 Mineral Street, Oil City (Venango), Pennsylvania, 16301
  15 Lightner Road, York, Pennsylvania, 17404
  601 Seldon Avenue, Verona, Pennsylvania, 15147
  Grove Street, South Croton Ave, P.O. Box 230, New Castle, Pennsylvania, 16103 1600-B Cloister Drive, Lancaster, Pennsylvania, 17601
  Jennersville Industrial Building, Penn Township, Pennsylvania 15632

Texas

  3405 Roy Orr Blvd., Grand Prairie, Texas, 75050
    900 E Semond, P.O. Box 932, Conroe, Texas, 77305
    6831 Silsbee Road, Houston, Texas, 77033
    5651 Gateway Freeway, Ft. Worth, Texas, 76178
    4201 Hwy 75 S.,Sherman, Texas, 75090
    2515 Mc Kinney Avenue, Suite 850, Dallas, Texas, 75201
    7198 Mykawa Street, Houston, Texas 77033
    7300 Mykawa Street, Houston, Texas 77033
    654 East North Belt, Houston, Texas 77060
    2502 I-North, Woodlands, Texas 77380

Virginia

  1505 Robinwood Lane, P.O. Box 4754, Richmond, Virginia, 23220
  8258 Richford Road, Mechanicville, Virginia

West Virginia

  2800 Congo Road, Newell, West Virginia, 26050

Puerto Rico

  Avenida Parque Central 1000, Parque Industrial Bairoa,Caguas, Puerto Rico,
  00725

                                                                         ANNEX C
                                                                              TO
                                                              SECURITY AGREEMENT


                     SCHEDULE OF TRADE AND FICTITIOUS NAMES

1.    REID:

         Juice Tree
         Crystal Clear
         Fast Flow
         Propak California
         Propak California Company
         Stewart Walker Plastics
         Stewart Walker Company
         Reid Plastics

2.    Consolidated Container Company LLC:

      Quality Containers
      double r enterprises, a division of Franklin Plastics, Inc.
      California Plastics
      Contech Connecticut
      Contech New Hampshire                     New Jersey Plastics, Inc.
      Contech New Jersey                        North Carolina Plastics, Inc.
      Florence Plastics                         Richmond Container, Inc.
      Fort Worth Plastics                       Sherman Plastics, Inc.
      Texas State Plastics                      Vanguard Manufacturing, Inc.
      Gulf Coast Plastics
      Miami Plastics
      Monroe Plastics
      Hartford Plastics
      Kansas State Plastics
      Ocean Park Plastics
      West Central Plastics
      New York Plastics
      Double RR New Castle
      Double RR Verona
      Liquitane Batavia
      Liquitane Rochester
      Liquitane Berwick
      Ohio State Container
      Allentown Plastics
      Atlanta Container, Inc.
      Chester County Container Corporation
      First Capital Plastics, Inc.
      Franklin Plastics, Inc.
      Illinois Plastics, Inc.

      Kentwood Plastics, Inc.
      Maine Plastics, Inc.
      Marlborough Plastics, Inc.
      Middlesex Plastics, Inc.

                                                                         ANNEX D
                                                                              TO
                                                              SECURITY AGREEMENT

                                SCHEDULE OF MARKS

                             REID PLASTICS GROUP LLC
                              REGISTERED TRADEMARKS
                                    DOMESTIC

DOCKET    REGISTERED    REGISTERED
  #           #            DATE             TITLE                   EXPIRES
- ------    ----------    ----------          -----                   -------

135/58    943,092        09-19-72     VALVE AND DESIGN              09-19-92

151/83    1,121,793      07-10-79     FAST FLOW                     07-10-99

151/84    1,110,051      12-26-78     FF                            12-26-98

153/157   1,148,958      03-24-81     AQUALITE                      03-24-2001

153/158   1,228,506      02-22-83     CRADLE-KRATE                  02-22-2003

155/79    1,160,058      07-07-81     6-PAK                         07-07-2001

155/80    1,160,057      07-07-81     SUPER SIX                     07-07-2001

163/64    1,294,331      09-11-84     GO WITH THE FLOW              09-11-2004

163/105   1,292,890      09-04-84     CRADLE-KLIP                   09-04-2004

163/106   1,336,692      05-21-85     SANI-SEAL

163/107   1,292,059      08-28-84     EZ-FAST FLOW

163/108   1,307,920      12-04-84     TRI-AIR

167/29    1,346,243      07-02-85     AQUATOTE                      07-02-2005

167/030   1,336,693      05-21-85     TOP-CAP

175/134   1,579,954      01-30-90     VALVE (design only)           01-30-2000

221/016   1,669,487      12-24-91     CRYSTAL CLEAR
                                      (Assigned to Reid 6-13-95)

          TM9,541        10-26-90     CRYSTAL AND DESIGN
                                      (Registered in NJ)

                                      US "JUICE TREE" DESIGN        Cancelled on
          1,331,704      3-11-59      TRADEMARK                     11/19/91

                             REID PLASTICS GROUP LLC
                              REGISTERED TRADEMARKS
                                     FOREIGN

                                                                   REGISTRATION    REGISTRATION    RENEWAL
DOCKET #      APPLICANT                COUNTRY        MARK             NO.             DATE          DATE
- --------      ---------                -------        ----             ---             ----          ----

153/157       Reid Plastics, Inc.      Canada         AQUALITE        392093         12-20-91      12-20-06

153/157       Reid Plastics, Inc.      Colombia       AQUALITE        206692         03-18-98      03-18-08

153/157       Reid Plastics, Inc.      Great          AQUALITE       A142805         11-29-91      07-19-07
                                       Britain

175/134       Reid Valve Co. Inc.      Indonesia      VALVE           245631         02-01-89      02-01-99

175/134       Reid Valve Co., Inc.     Japan          VALVE          2391900         03-31-92      03-31-02

175/134       Reid Valve Co., Inc.     Malaysia       VALVE

175/134       Reid Valve Co., Inc.     Thailand       VALVE           118001         08-10-88      10-06-97

175/134       Reid Valve Co., Inc.     Turkey         VALVE           102518         08-26-88      08-26-07

175/134       Reid Valve Co., Inc.     Germany        VALVE          1125040         07-19-88      08-31-07

175/134-1     Reid Valve Co., Inc.     China P.R.     VALVE           334392         12-29-88      12-29-98

175/134-1     Reid Valve Co., Inc.     Mexico         VALVE           357542         12-29-88

175/134-1     Reid Valve Co., Inc.     Taiwan         VALVE           398216         04-15-88      04-15-98

175/134-2     Reid Valve Co., Inc.     China P.R.     VALVE

175/134-2     Reid Valve Co., Inc.     Mexico         VALVE           368628         10-20-89

175/134-3     Reid Valve Co., Inc.     Mexico         VALVE           351826         01-25-89

175/134-4     Reid Valve Co., Inc.     Mexico         VALVE           352254         09-08-88

175/134-5     Reid Valve Co., Inc.     Great          VALVE          1319867         11-16-90
                                        Britain

175/134-6     Reid Valve Co., Inc.     Singapore      VALVE            1497          03-23-90      03-31-05


221/016       Reid Plastics, Inc.      Colombia       CRYSTAL
                                                      CLEAR

                                   JUICE TREE
                              REGISTERED TRADEMARKS

                           REGISTERED
REGISTERED #                  DATE            TRADEMARK              EXPIRES
- ------------                  ----            ---------              -------

PART II Infringement of Intellectual Property

Dean Foods Company      On February 12, 1999, Dean Foods Company notified RPI of
                        an alleged trademark infringement caused by the manufacture of bottles for Shamrock Foods Company. It was the position of Dean Foods Company that Shamrock's use of bottles produced by RPI infringes and dilutes
                        Dean's trade identity rights and that RPI is contributing to Shamrock's violations of Dean's rights by manufacturing the bottles. The letter was a clarification that Dean's was not waiving any potential claims against RPI for the volition of Dean's trademark rights and that Dean's award of a new supply contract to RPI should not be interpreted as a waiver of Dean's rights to proceed against RPI as a contributory infringer. Shamrock has offered to indemnify RPI from damages in connection with Dean's claim. RPI has at this time in its possession an indemnity agreement executed by Shamrock Foods Company (Indemnity Agreement between
                        Shamrock Foods Company and RPI). Management is currently evaluating whether to execute this agreement.

                                                                         ANNEX E
                                                                              TO
                                                              SECURITY AGREEMENT

                   SCHEDULE OF PATENTS AND PATENT APPLICATIONS

                             REID PLASTICS GROUP LLC
                            PATENTS AND APPLICATIONS
                                     FOREIGN

                           PATENT #   ISSUE DATE
                             OR           OR                                     FIRST
DOCKET#     COUNTRY        SERIAL #   FILING DATE           TITLE               INVENTOR            EXPIRES
- -------     -------        --------   -----------           -----               --------            -------
181/273     Canada            63522     06-20-89      Design for a Bottle     Carl D. Frahm        06-20-99

195/224     Mexico             7346     10-27-94      Bottle with Handle      Joseph B. Rokus et   08-20-08
                                                                              al.

203/035     Mexico             7347     10-27-94      Bottle with Handle      Joseph B. Rokus      08-20-08

203/036     Canada            75765     02-23-95      Bottle with Handle      Joseph B. Rokus      02-23-05

203/036     Canada            75766     02-23-95      Bottle with Handle      Joseph B. Rokus      02-23-05

203/036     Mexico             7345     10-27-94      Bottle with Handle      Joseph B. Rokus      08-20-08

204/097     Canada          2153696     08-14-94      Bottle Valve            Bernard Strong
                                                      Assembly
                                                      With Security Seal

204/097     China P.R.   94191161.6     04-03-97      Bottle Valve            Bernard Strong       11-14-14
                                                      Assembly
                                                      With Security Seal

204/097     Mexico           952346     05-25-95      Bottle Valve            Bernard Strong
                                                      Assembly
                                                      With Security Seal

205/281     Canada            75966     03-16-95      Bottle                  Phyllis A. Rokus     03-16-05

205/281     Mexico             8222     04-25-96      Bottle                  Phyllis A. Rokus     10-11-09

216/273     Canada            81115     06-27-97      Bottle                  Joseph B. Rokus      06-27-07

216/273     Mexico             9048     10-09-97      Bottle                  Joseph B. Rokus      04-19-11

221/094     Canada            83537     04-03-98      Bottle                  Joseph B. Rokus      04-03-08

221/094     Mexico           970322     03-25-97      Bottle                  Joseph B. Rokus

                             REID PLASTICS GROUP LLC
                                 ISSUED PATENTS

             PATENT       ISSUE OR
              OR           FILING                                                         FIRST
DOCKET#     SERIAL #        DATE                        TITLE                            INVENTOR                EXPIRES
- -------     --------      ---------                     -----                            --------                -------
135/051     3,802,595     04-09-74     Bottled Water Cradle Case Construction         Carl E. Frahm              Expired
                                                                                      Shirley E. Frahm           04-09-91

142/203     D-238,754     02-10-76     Design for Water Bottle of 5-Gallon            Carl E. Frahm              Expired
                                       Capacity for Use in Water Dispenser                                       02-10-90

145/162     4,015,741     04-05-77     Collapsible Carrying Case                      Carl E. Frahm              04-05-94

145/255     3,974,863     08-17-76     Valved Water Container W/seal (Olla)           Carl E. Frahm et al.       08-17-93

145/256     3,966,093     06-29-76     Valved Water Container W/seal (Olla)           Carl E. Frahm et al.       06-29-93

146/131      D-243928     04-05-77     Design for Water Bottle of 5-gallon            Carl E. Frahm et al.       04-05-91
                                       Capacity for Use in Water Dispenser

146/133     D-241,841     10-12-76     Design for Valve for Use in                    Carl E. Frahm              Expired
                                       Water Dispensers                               Shirley E. Frahm           10-12-90

146/134     4,015,632     04-05-77     Valve Construction                             Carl E. Frahm et al.       04-05-94

148/188     4,029,209     06-14-77     Stackable Carrying Case                        Carl E. Frahm et al.       06-14-94

150/208     4,074,986     02-21-78     Valved Water Container W/seal (Olla)           Carl E. Frahm              02-21-94

151/085     4,181,243     01-01-80     Device for Filtering Beverages                 Carl E. Frahm et al.       01-01-97

151/103     4,143,784     03-13-79     Water Bottle & its Storage Case                Carl E. Frahm et al.       03-13-96
                                       (Old#1) (Change to #8 (D-326,608)

156/003      D-262521     01-05-82     (Design) Water Bottle or Similar Article       Carl E. Frahm et al.       01-05-96

157/297      D-262522     01-05-82     (Design) Water Bottle or Similar Article       Carl E. Frahm              01-05-96

159/225     4,416,383     11-22-83     Closure and Sealing Device Machine             Carl E. Frahm              11-22-2000

166/128      D-286219     10-14-86     (Design) Bottle Case                           Carl E. Frahm et al.       10-14-2000

171/284      D-296420     06-28-88     (Design) New, Original & Ornamental            Carl E. Frahm et al.       06-28-2002
                                       Design for a Bottle 2.5 Gallon

171/285     4,693,400     09-15-87     Extendable Nestable Dispensing Apparatus       Carl E. Frahm et al.       09-15-2004

173/008     D-299,697     02-07-89     (Design) New, Original & Ornamental            Carl E. Frahm              02-07-2003
                                       Design for a Bottle

179/261     5,002,199     03-26-91     Stackable Bottle (6 Gallon)                    Carl E. Frahm et al.       03-06-2008

181/273      D-311329     10-16-90     (Design) 6-gallon Octagonal Bottle             Carl E. Frahm              10-16-2004

183/061     D-326,051     05-12-92     (Design) for a Bottle (#5)                     Carl E. Frahm              05-12-2006

             PATENT       ISSUE OR
              OR           FILING                                                         FIRST
DOCKET#     SERIAL #        DATE                        TITLE                            INVENTOR                EXPIRES
- -------     --------      ---------                     -----                            --------                -------
183/062     D-326,608     06-02-92     (Design) for a Bottle (#8)                     Carl E. Frahm              05-12-2006

191/296     D-304,999     12-12-89     Design for a Bottle Case                       Richard L. Platte, Sr.     12-12-2003

195/224     D-339,067     09-07-93     (Design) 5-gallon Bottle                       B. Joseph Rokus et al.     09-07-2007
                                       w/Handle (Mex.&U.S.)

203/035         D-        02-14-95     Two Gallon Bottle                              B. Joseph Rokus            02-14-2009
            355,367***                 w/Handle (Mex/U.S.) Squat
               ***

203/036         D-        08-08-95     Three Gallon Bottle                            B. Joseph Rokus            08-08-2009
             361,039*                  w/Handle (Mex/U.S.)
                                       Tall, Skinny (Same Diameter
                                        as 5 Gallon)

205/281     D-361,720     03-16-95     Two Gallon Aqua Vend Bottle                    Phyllis A. Rokus           10-11-2009
                          04-25-96     Canada                                         &                          10-11-2009
                          08-29-95     Mexico                                         Richard Rendon             10-11-2009
                                       U.S.

            5,133,469     07-28-92     Stackable Bottle                               Ron Mehta

216/273     D-374,824     10-22-96     2.5 Gallon Dispenser Pak Bottle                B. Joseph Rokus et al.     10-22-2010

217/183     5,762,317     6-09-98      Child Resistant Valve Button                   Shirley R. Frahm           5-6-2016
                                                                                      &
                                                                                      Carl E. Frahm

221/094     D-401,859     12-01-98     Bottle (Grupo Seser)                           B. Joseph Rokus            9-26-2016

            D-353,367     12-31-94     Male Connector for Surface Mounting            Kiyoshi Sato               12-13-2011

            4,181,143     1-1-80       Valve Assembly and Coupler Therefor            Merton R. Fallon           expired

            D-325,608     4-21-92      Exercise Chair                                 Don D. Anderson            4-21-2009

            D-325,051     3-31-92      Guide for Carrying Out Word Games              Ralph E. Dean              3-31-2009

            3,926,322     12-16-75     Apparatus for Removing Containers from         Billy Joe Scott
                                       Packages

            SN            09-06-94     Bottle Carrier Device
            08/302,225
            replaces
            08/044,270

            SN            03-15-94     Bottle Carrier Device (Design)
            23/019,939

            SN            11-03-93   Bottle Valve Assembly W/security Seal
            08/151,725

- ----------

      ****** Canada combines Doc. #203/035 & 203/036 into one patent Doc.
#203/036

             PATENT       ISSUE OR
              OR           FILING                                                         FIRST
DOCKET#     SERIAL #        DATE                        TITLE                            INVENTOR                EXPIRES
- -------     --------      ---------                     -----                            --------                -------
185/020     4,962,872     10-16-90     CONTAINER CLOSURE DEVICE-                      BERNARD                    10/16/07
                                       ROTARY VALVE                                   STRONG

200/126      D360,362     03-15-94     BOTTLE CARRIER DEVICE (Design)                 BERNARD
                                                                                      STRONG

204/097     5,445,298     11-03-93     BOTTLE VALVE ASSEMBLY                          BERNARD
                                       W/SECURITY SEAL                                STRONG

209/159     5,441,320     09-06-94     BOTTLE CARRIER DEVICE                          BERNARD
                                                                                      STRONG

213/097     5,570,818     11-05-96     VALVE ASSEMBLY W/SECURITY                      BERNARD
                                       SEAL                                           STRONG

             4924770      5-15-90      PORTABLE, AUTOMATIC JUICE                      ASSIGNED TO                Expired because of
                                       EXTRACTION MACHINE                             JUICE TREE                 failure to pay
                                                                                                                 maintenance fee

Claims of Infringement

Continental Plastic
Containers LLC          Continental Plastic Containers LLC may be subject to a
                        renewed counterclaim by Owens Illinois, Inc. with respect to Case 95C4670 in the U.S. District Court for the Northern District of Illinois, in which Owens
                        Illinois alleged infringement of a composition patent, owned by Owens Illinois and said to be infringed by the composition of plastic bottles of Continental Plastic
                        Containers LLC Counsel to Owens Illinois has indicated that it is interested in discussing settlement terms with Suiza Packaging with respect to the claim. These potential settlement talks follow the issuance of a "Notice of Intent to Issue Reexamination Certificate" by the U.S. Patent Office which withdrew the U.S. PTO's previous rejections of the patent. Suiza Packaging has been advised that a formal Certificate of Re-examination may be issued in the near future.

                                                                         ANNEX F
                                                                              TO
                                                              SECURITY AGREEMENT

                           SCHEDULE OF COPYRIGHTS AND
                             COPYRIGHT APPLICATIONS

                                      None

                                                                         ANNEX G
                                                                              TO
                                                              SECURITY AGREEMENT

                ASSIGNMENT OF SECURITY INTEREST IN UNITED STATES
                                   TRADEMARKS

            FOR GOOD AND VALUABLE CONSIDERATION, the sufficiency and receipt of which are hereby acknowledged, [________________], a [State] [corporation/limited liability company] (the "Assignor") with principal offices at ______________, hereby assigns and grants to BANKERS TRUST COMPANY, as Collateral Agent, with principal offices at 130 Liberty Street, New York, New York 10006 (the "Assignee"), a security interest in (i) all of Assignor's right, title and interest in and to Assignor's trademarks, trademark registrations, and trademark applications more particularly set forth on Schedule A attached hereto (the "Marks"), and all renewals thereof, together with (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) of the Marks,
(iii) the goodwill of the business(es) with which the Marks are associated and
(iv) all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same.

            This ASSIGNMENT OF SECURITY INTEREST is made to secure the satisfactory performance and payment of all the Obligations of the Assignor, as such term is defined in the Security Agreement among the Assignor, the other assignors from time to time party thereto and the Assignee, dated as of June __, 1999 (as amended from time to time, the "Security Agreement") and shall be effective as of the date of the Security Agreement. Upon the termination of the Security Agreement pursuant to Section 10.9(a) of the Security Agreement, the Assignee shall, upon satisfaction, execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interest in the Marks acquired under this Assignment of Security Interest.

            This Assignment of Security Interest has been granted in conjunction with the security interest granted to Assignee under the Security Agreement. The rights and remedies of the Assignee with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment of Security Interest are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

                                    *   *   *

            IN WITNESS WHEREOF, the undersigned have executed this Assignment of Security Interest as of the ___ day of June, 1999.



[__________________________]
       as Assignor


By__________________________
  Name:
  Title:

BANKERS TRUST COMPANY,
     as Collateral Agent, and as Assignee


  By_____________________________________
    Name:
    Title:

STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )

            On this ___ day of June, 1999, before me personally came ___________________ who, being duly sworn, did depose and say that he is
______________________ of [_________________] that he is authorized to execute the foregoing Assignment of Security Interest on behalf of said
[corporation/limited liability company] and that he did so by authority of the Board of Directors of said [corporation/limited liability company].


_____________________________________
          Notary Public

STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )

            On this ___ day of June, 1999, before me personally came ____________________ who, being by me duly sworn, did state as follows: that he is ________________________ of Bankers Trust Company, that he is authorized to execute the foregoing Assignment of Security Interest on behalf of said corporation and that he did so by authority of the Board of Directors of said corporation.


_____________________________________
          Notary Public

                                   TRADEMARKS

Trademark               Registration/Serial Number      Registration/Filing Date
- ---------               --------------------------      ------------------------
[To be provided by
the Borrower]

                                                                       ANNEX H
                                                                            TO
                                                            SECURITY AGREEMENT

                         ASSIGNMENT OF SECURITY INTEREST
                            IN UNITED STATES PATENTS

            FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [_______________________], a [State] [corporation] [limited liability company] ("the Assignor") having its chief executive office at 2515 McKinney Avenue, Suite 850, Lock Box 14, Dallas, Texas 75201, hereby assigns and grants to BANKERS TRUST COMPANY, as Collateral Agent, with principal offices at 130 Liberty Street, New York, New York 10006 (the "Assignee"), a security interest in all of the Assignor's rights, title and interest in and to the United States patents and patent applications (the "Patents") set forth on Schedule A attached hereto, in each case together with
(ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Patents, (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same.

            THIS ASSIGNMENT OF SECURITY INTEREST is made to secure the satisfactory performance and payment of all the Obligations of the Assignor, as such term is defined in the Security Agreement among the Assignor, the other assignors from time to time party thereto and the Assignee, dated as of July __, 1999 (as amended from time to time, the "Security Agreement"). Upon termination of the Security Agreement pursuant to Section 10.9(a) thereof, the Assignee shall, upon such satisfaction, execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interest in the Patents acquired under this Assignment.

                                                                         Annex H
                                                                          Page 2


            This Assignment has been granted in conjunction with the security interest granted to the Assignee under the Security Agreement. The rights and remedies of the Assignee with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

                             *         *         *

                                                                         Annex H
                                                                          Page 3


            IN WITNESS WHEREOF, the undersigned have executed this Assignment of Security Interest as of the first day of July, 1999.


_______________________________
         as Assignor


By_____________________________
  Name:
  Title:

                                                                         Annex H
                                                                          Page 4


                                       BANKERS TRUST COMPANY
                                         as Assignee


                                       By_____________________________
                                         Name:
                                         Title:

                                                                         Annex H
                                                                          Page 5


STATE OF NEW YORK     )
                      )  ss.:
COUNTY OF NEW YORK    )

            On this __ day of July, 1999, before me personally came ______________________ who, being by me duly sworn, did state as follows: that [s]he is _____________________________, that [s]he is authorized to execute the foregoing Assignment on behalf of said corporation and that [s]he did so by authority of the Board of Directors of said corporation.


_____________________________________
          Notary Public

                                                                         Annex H
                                                                          Page 6


STATE OF NEW YORK     )
                      )  ss.:
COUNTY OF NEW YORK    )

            On this ___ day of July, 1999, before me personally came ________ _____________________ who, being by me duly sworn, did state as follows: that [s]he is __________________ of Bankers Trust Company, that [s]he is authorized to execute the foregoing Assignment on behalf of said corporation and that [s]he did so by authority of the Board of Directors of said corporation.


_____________________________________
          Notary Public

                                                                         Annex H
                                                                          Page 7

                                   SCHEDULE A

                                  U.S. PATENTS

                  NAME OF               PATENT              ISSUE
                  PATENT                NUMBER              DATE
               -------------         ------------        -----------

                                                                       EXHIBIT K

                               SUBSIDIARY GUARANTY

            GUARANTY, dated as of July __, 1999, made by each of the undersigned (each a "Guarantor" and collectively, the "Guarantors"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as hereinafter defined) shall be used herein as so defined.

                              W I T N E S S E T H:

            WHEREAS, Consolidated Container Holdings LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Holdings"), Consolidated Container Company LLC, a limited liability company organized and existing under the laws of the State of Delaware and a Wholly-Owned Subsidiary of Holdings (the "Borrower"), various financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (the "Administrative Agent"), have entered into a Credit Agreement, dated as of July 1, 1999 (as modified, supplemented or amended from time to time, the "Credit Agreement"), providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit issued for the account of the Borrower as contemplated therein (the Banks and the Administrative Agent being herein called the "Bank Creditors");

            WHEREAS, the Borrower may from time to time be party to one or more Interest Rate Agreements or Other Hedging Agreements, with a Bank or an affiliate of a Bank (each such Bank or affiliate, even if the respective Bank subsequently ceases to be a Bank under the Credit Agreement for any reason, together with such Bank's or affiliate's successors and assigns, collectively, the "Other Creditors," and together with the Bank Creditors, are herein called the "Creditors");

            WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

            WHEREAS, it is a condition to the making of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement and to the Other Creditors entering into the Interest Rate Agreements that each Guarantor shall have executed and delivered this Guaranty; and

            WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower and the issuance of Letters of Credit for the account of the Borrower under the Credit Agreement and the entering into of the Interest Rate Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph;

                                                                       Exhibit K
                                                                          Page 2


            NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

            1. Each Guarantor irrevocably and unconditionally, and jointly and severally, guarantees (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of and interest on the Notes issued by, and Loans made to, the Borrower under the Credit Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued under the Credit Agreement, and (y) all other obligations and indebtedness (including, without limitation, indemnities, Fees and interest thereon) of the Borrower and other Credit Parties owing to the Bank Creditors now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and the other Credit Documents and the due performance and compliance by the Borrower and other Credit Parties with the terms, conditions and agreements contained in the Credit Documents (all such principal, interest, obligations and liabilities being herein collectively referred to as the "Credit Document Obligations") and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and indebtedness (including, without limitation, indemnities, fees and interest thereon) owing by the Borrower to the Other Creditors under any Interest Rate Agreement or Other Hedging Agreements, whether such Interest Rate Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by the Borrower with the terms, conditions and agreements contained therein (all such obligations and indebtedness being herein collectively called the "Interest Rate Protection or Other Hedging Obligations"; and together with the Credit Document Obligations are herein collectively called the "Guaranteed Obligations"). Each Guarantor understands, agrees and confirms that the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against the Borrower, against any security for the Guaranteed Obligations, against any other Guarantor, or against any other guarantor under any other guaranty covering the Guaranteed Obligations. This Guaranty shall constitute a guaranty of payment and not of collection. All payments by each Guarantor under this Guaranty shall be made on the same basis as payments by the Borrower under Sections 4.03 and 4.04 of the Credit Agreement.

            2. Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations of the Borrower to the Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 9.05 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, on demand, in lawful money of the United States.

            3. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of

                                                                       Exhibit K
                                                                          Page 3


such Guarantor hereunder shall not be affected or impaired by: (i) any direction as to application of payment by the Borrower; (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower; (iii) any payment on or in reduction of any such other guaranty or undertaking; (iv) any dissolution, termination or increase, decrease or change in personnel by the Borrower; or (v) any payment made to any Creditor on the indebtedness which any Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

            4. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

            5. Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action taken by the Agent or any other Creditors against, and any other notice to, any party liable thereon (including such Guarantor or any other Guarantor or guarantor).

            6. Except as provided in any Credit Document, Interest Rate Agreement, Other Hedging Agreement or any of the instruments or agreements referred to therein, any Creditor may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring liability to any Guarantor as a result thereof, without impairing or releasing the obligations of any Guarantor hereunder, upon or without any terms or conditions and in whole or in part (and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to any and all of the following):

            (i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (ii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

                                                                       Exhibit K
                                                                          Page 4


            (iii) exercise or refrain from exercising any rights against the Borrower, any Guarantor or others or otherwise act or refrain from acting;

            (iv) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower;

            (v) subject to the terms of the Credit Agreement, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Creditors regardless of what liabilities of the Borrower remain unpaid;

            (vi) consent to or waive any breach of, or any act, omission or default under, any of the Interest Rate Agreements, Other Hedging Agreements or any of the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Agreements, Other Hedging Agreements or any of the Credit Documents or any of such other instruments or agreements; and/or

            (vii) act or fail to act in any manner referred to in this Guaranty which may deprive any Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

            7. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

            8. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder and no course of dealing between any Guarantor and any Creditor shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand.

            9. Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower to the Creditors; and such

                                                                       Exhibit K
                                                                          Page 5


indebtedness of the Borrower to any Guarantor, if the Administrative Agent, during the continuance of an Event of Default has occurred, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Creditors and be paid over to the Creditors on account of the indebtedness of the Borrower to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by such Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) until all Obligations have been paid in full in cash.

            10. (a) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Creditors to (i) proceed against the Borrower, any other Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Creditors' power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party or any security.

            (b) Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

                                                                       Exhibit K
                                                                          Page 6


            (c) Guarantor hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by real property located in the State of California, Guarantor shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing the Guarantor's or any secured creditors' right to proceed against the Borrower or any other guarantor of the Guaranteed Obligations.

            (d) Guarantor hereby waives, to the fullest extent permitted by applicable law, all rights and benefits under Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. Guarantor hereby further waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to Guarantor under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

            (e) Guarantor waives its rights of subrogation and reimbursement and any other rights and defenses available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation,
(1) any defenses Guarantor may have to this Subsidiary Guaranty by reason of an election of remedies by the Secured Creditors (as defined in the Deed of Trust) and (2) any rights or defenses Guarantor may have by reason of protection afforded to the Borrower pursuant to the antideficiency or other laws of California limiting or discharging the Borrower's indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. In furtherance of such provisions, Guarantor hereby waives all rights and defenses arising out of an election of remedies by the Secured Creditors, even though that election or remedies, such as a nonjudicial foreclosure destroys Guarantor's rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

            Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

            11. In order to induce the Banks to make Loans to the Borrower, and to issue, and participate in, Letters of Credit for the account of the Borrower, pursuant to the Credit Agreement and to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection and Other Hedging Agreements, each Guarantor hereby represents, warrants and covenants that:

            (i) Such Guarantor (x) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation, (y) has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (z) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification except for failures to

                                                                       Exhibit K
                                                                          Page 7


      be so qualified which, in the aggregate, could not be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of such Guarantor or of such Guarantor and its Subsidiaries taken as a whole.

            (ii) Such Guarantor has the corporate or limited liability company power to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance by it of this Guaranty. Such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors' rights generally, general equitable principles (regardless of whether considered in proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

            (iii) Neither the execution, delivery or performance by such Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, (x) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (y) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which such Guarantor is a party or by which it or any of its property or assets is bound or to which it may be subject or (z) will violate any provision of the certificate of incorporation or by-laws or other organizational documents, as applicable, of such Guarantor or any of its Subsidiaries.

            (iv) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Initial Borrowing Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (x) the execution, delivery and performance of this Guaranty or (y) the legality, validity, binding effect or enforceability of this Guaranty except those (A) which have been obtained or made prior to the Initial Borrowing Date, (B) the absence of which, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on either (x) the business, operations, property, assets, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (y) the rights or remedies of the Banks or the Administrative Agent or on the ability of Holdings or any of its Subsidiaries to perform their respective obligations hereunder and under the other Documents to which they are, or will be, a party or (C) for filings and recordings required to perfect the security

                                                                       Exhibit K
                                                                          Page 8


      interests created under the Security Documents, which filings and recordings will be made within 10 Business Days after the Initial Borrowing Date.

            (v) There are no actions, suits or proceedings pending or, to the best knowledge of any Guarantor, threatened (y) with respect to this Guaranty or (z) that could reasonably be expected to have a material and adverse effect on the business, assets, liabilities, operations, properties or condition (financial or otherwise) of such Holdings and its Subsidiaries taken as a whole.

            12. Each Guarantor covenants and agrees that on and after the date hereof and until the Total Commitment has terminated, no Letter of Credit or
Note is outstanding and all Guaranteed Obligations have been paid in full, such Guarantor will comply with the provisions of Sections 7 and 8 of the Credit Agreement, to the extent such Sections apply to such Guarantors.

            13. Each Guarantor hereby jointly and severally agrees to pay all reasonable out-of-pocket costs and expenses of each Creditor in connection with the enforcement of this Guaranty and the protection of such Creditor's rights hereunder, and in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by any of the Creditors).

            14. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Creditors and their successors and assigns.

            15. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated in any manner whatsoever unless in writing duly signed by the Administrative Agent (with, except as provided in Section 13.12 of the Credit Agreement, the consent of the Required Banks) and each Guarantor directly affected thereby (it being understood that the release or addition of any Guarantor hereunder shall not constitute a change or waiver affecting any Guarantor other than the Guarantor so released or added); provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Creditors (and not all Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such Class of Creditors. For the purpose of this Guaranty, the term "Class" shall mean each class of Creditors, i.e., whether (x) the Bank Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as holders of the Interest Rate Protection or Other Hedging Obligations. For the purpose of this Guaranty, the term "Requisite Creditors" of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Banks (or all of the Banks if so required under the Credit Agreement) and (y) with respect to the Interest Rate Protection or Other Hedging Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Agreements and Other Hedging Agreements.

            16. Each Guarantor acknowledges that an executed (or conformed) copy of the Credit Agreement has been made available to its principal executive officers and such officers are familiar with its contents.

                                                                       Exhibit K
                                                                          Page 9


            17. (a) In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any "Event of Default" under, and as defined in, the Credit Agreement or any payment default (after giving effect to any grace period applicable thereto) under any Interest Rate Agreement or Other Hedging Agreement and shall in any event, include without limitation any payment default on any of the Guaranteed Obligations after giving effect to any grace period applicable thereto), each Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor (including, without limitation, by branches and agencies of such Creditor wherever located) to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to notify any such Guarantor promptly of any such set-off, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            (b) Each Guarantor understands that if all or any part of the Guaranteed Obligations is secured by real property, such Guarantor shall be liable for the full amount of its liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such Guarantor's or any Secured Creditors' right to proceed against any Guarantor or any Subsidiary of such Guarantor.

            18. All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at
(i) in the case of any Bank Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, at its address set forth opposite its signature below, and (iii) in the case of any Other Creditor, as provided in the Security Agreement; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

            19. If claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation hereof or the cancellation of any Note or any Interest Rate Agreement, Other Hedging Agreement or other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for

                                                                       Exhibit K
                                                                         Page 10


the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

            20. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or other Persons liable in respect of the Guaranteed Obligations (including any Guarantor), with respect to any of the Guaranteed Obligations shall, if the statute of limitations in favor of any Guarantor against any Creditor shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statue of limitations.

            21. (A) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty may be brought in the Courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Guarantor at its address set forth opposite its signatures below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any of the Creditors under this guaranty to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction.

            (b) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other credit document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            22. It is the desire and intent of each Guarantor and the Creditors that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought If, however, and to the extent, that the obligations of any Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of such Guarantor (but not the Guaranteed Obligations of any other Guarantor unless such other Guarantor or Guarantors are individually subject to the circumstances covered by this Section 22) shall be deemed to be reduced and the affected Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law without causing such Guarantor's obligations hereunder to be so invalidated.

                                                                       Exhibit K
                                                                         Page 11


            23. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

            24. In the event that all of the capital stock of one or more Guarantors is sold in connection with a sale permitted by the Credit Agreement and the proceeds of such sale or sales are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, each Guarantor (x) all of the capital stock of which is so sold or (y) which is a Subsidiary of a Guarantor all of the capital stock of which is so sold, shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect.

            25. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            26. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense.

            27. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Required Banks (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations) and that no other Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent or the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Creditors upon the terms of this Guaranty and the Security Documents. The Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, or stockholder of any Guarantor (except to the extent such stockholder is also a Guarantor hereunder).

            28. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof and delivering the same to the Administrative Agent.

                                    *   *   *

            IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

                                                                       Exhibit K
                                                                         Page 12


Address:


2515 McKinney Avenue                REID PLASTICS GROUP LLC, as a Pledgor
Suite 850, Lock Box 14
Dallas, Texas 75201                 By: Consolidated Container Company LLC, as
                                        its Sole Member and Manager
Telephone No.: (214) 303-3400
Facsimile No.: (214) 303-3499       By: Consolidated Container Holdings LLC, as
Attention: Timothy Brasher              its Sole Member and Manager

                                        By:_____________________________________
                                           Name:
                                           Title:

2515 McKinney Avenue                CONSOLIDATED CONTAINER CAPITAL, INC.
Suite 850, Lock Box 14
Dallas, Texas 75201
                                    By:_________________________________________
Telephone No.: (214) 303-3400          Name:
Facsimile No.: (214) 303-3499          Title:
Attention: Timothy Brasher

2515 McKinney Avenue                PLASTIC CONTAINERS LLC
Suite 850, Lock Box 14
Dallas, Texas 75201                 By: Consolidated Container Company LLC

Telephone No.: (214) 303-3400       By: Consolidated Container Holdings LLC, as
Facsimile No.: (214) 303-3499           its Sole Member and Manager
Attention: Timothy Brasher
                                        By:_____________________________________
                                           Name:
                                           Title:

                                                                       Exhibit K
                                                                         Page 13


2515 McKinney Avenue                CONTINENTAL PLASTIC CONTAINERS
Suite 850, Lock Box 14                LLC
Dallas, Texas 75201
                                    By: Consolidated Container LLC, as its Sole
Telephone No.: (214) 303-3400           Member and Manager
Facsimile No.: (214) 303-3499
Attention:  Timothy Brasher         By: Consolidated Container Company LLC, as
                                        its Sole Member and Manager

                                    By: Consolidated Container Holdings LLC, as
                                        its Sole Member and Manager


                                    By:_________________________________________
                                       Name:
                                       Title:

2515 McKinney Avenue                CONTINENTAL CARRIBEAN CONTAINERS, INC.
Suite 850, Lock Box 14
Dallas, Texas 75201
                                    By:_________________________________________
Telephone No.: (214) 303-3400          Name:
Facsimile No.: (214) 303-3499          Title:
Attention: Timothy Brasher


Accepted and Agreed to:


BANKERS TRUST COMPANY
  as Administrative Agent for the Banks


By:____________________________________
   Name:
   Title:

                                                                       EXHIBIT L

                            FORM OF INTERCOMPANY NOTE

                                                              New York, New York
                                                                          [Date]

            FOR VALUE RECEIVED, __________________________, a ___________
corporation (the "Payor"), hereby promises to pay on demand to the order of ______________________, (the "Payee"), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Payor.

            The Payor promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payor and Payee.

            Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

            This Note is one of the Intercompany Notes referred to in the Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, Consolidated Container Company LLC, the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (the "Administrative Agent") (as amended, modified or supplemented from time to time, the "Credit Agreement") and is subject to the terms thereof, and shall be pledged by the Payee pursuant to the Pledge Agreement (as defined in the Credit Agreement). The Payor hereby acknowledges and agrees that the Collateral Agent pursuant to and as defined in the Pledge Agreement, as in effect from time to time, may exercise all rights provided therein with respect to this Note.

            The Payee is hereby authorized (but not required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

            All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

                                                                       Exhibit L
                                                                          Page 2


            The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       [NAME OF PAYOR]


                                       By:______________________________________
                                          Title:


                                       Pay to the order of: ____________________


                                       _________________________________________


                                       [NAME OF PAYEE]


                                       By:______________________________________
                                          Title:

                                                                     EXHIBIT M

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                                                                        [Date]

            Reference is made to the Credit Agreement described in Item 2 of Annex I hereto (as such Credit Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Unless defined in Annex I hereto, terms defined in the Credit Agreement are used herein as therein defined. __________________ (the "Assignor") and __________________ (the
"Assignee") hereby agree as follows:

            1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I hereto (the "Assigned Share") of all of the outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 4 of Annex I hereto, including, without limitation, (w) in the case of any assignment of A Term Loans, all rights and obligations with respect to the Assigned Share of such A Term Loans, (x) in the case of any assignment of outstanding B Term Loans, all rights and obligations with respect to the Assigned Share of such outstanding B Term Loans, (y) in the case of any assignment of C Term Loans, all rights and obligations with respect to the Assigned Share of such C Term Loans, and (z) in the case of any assignment of all or any portion of the Total Revolving Loan Commitment, all rights and obligations with respect to the Assigned Share of such Total Revolving Loan Commitment and of the Revolving Loans, and Letters of Credit Outstandings relating thereto. After giving effect to such sale and assignment, the Assignee's Revolving Loan Commitment and the amount of the outstanding A Term Loans, B Term Loans and C Term Loans owing to the Assignee will be as set forth in Item 4 of Annex I hereto.

            2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Holdings or any of its Subsidiaries or the performance or observance by the Credit Parties of any of their obligations under the Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant thereto.

            3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to

                                                                     Exhibit M
                                                                        Page 2



make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Transferee under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent and collateral agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; [and (vi) to the extent legally entitled to do so, attaches the forms described in Section 4.04(b)(ii) of the Credit Agreement.]*

            4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee and the receipt of the consent of the Administrative Agent [and the Borrower] pursuant to Section 13.04(b) of the Credit Agreement and receipt by the Administrative Agent of the assignment fee referred to in such Section 13.04(b) (the "Settlement Date").

            5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

            6. It is agreed that the Assignee shall be entitled to (w) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I; (x) all Commitment Fees (if applicable) on the Assigned Share of the Total Unutilized Revolving Commitment at the rate specified in Item 7 of Annex I hereto; and (y) all Letter of Credit Fees (if applicable) on the Assignee's participation in all Letters of Credit at the rate specified in Item 8 of Annex I hereto, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Commitment Fee and Letter of Credit Fees, to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Loans made by the Assignor, and the Assignee's share of

- ----------

* If the Assignee is organized under the laws of a jurisdiction outside the United States.

                                                                     Exhibit M
                                                                        Page 3


any Letter of Credit Outstandings incurred pursuant to the Credit Agreement which are outstanding on the Settlement Date, net of any closing costs, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

            7. THIS BANK ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written, such execution also being made on Annex I hereto.

Accepted this ____ day                 [NAME OF ASSIGNOR],
of ____________, _____                   as Assignor


                                       By ______________________________________
                                          Title:

                                       [NAME OF ASSIGNEE],
                                         as Assignee


                                       By ______________________________________
                                          Title:

Acknowledged and Agreed:

BANKERS TRUST COMPANY, as
  Administrative Agent


By ______________________________
   Title:

CONSOLIDATED CONTAINER
   COMPANY LLC


By _______________________________
   Title:

                                                                       ANNEX I

                  ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.    Borrower: Consolidated Container Company LLC

2.    Name and Date of Credit Agreement:

      Credit Agreement, dated as of July 1, 1999, among Consolidated Container Holdings LLC, Consolidated Container Company LLC, the financial institutions from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (the "Administrative Agent").

3.    Date of Assignment Agreement:

4.    Amounts (as of date of item #3 above):

                         Outstanding        Outstanding      Outstanding
                         Principal of      Principal of      Principal of      Revolving Loan
                         A Term Loans      B Term Loans      C Term Loans        Commitment
                         ------------      ------------      ------------        ----------
a. Aggregate Amount
   for all Banks         $___________      $___________      $___________       $____________
b. Assigned Share*        ___________%      ___________%      ___________%       ___________%
c. Amount of
   Assigned Share        $___________      $___________      $___________       $___________

5.    Settlement Date:

6.    Rate of Interest
      to the Assignee:    As set forth in Section 1.08 of the Credit Agreement
                          (unless otherwise agreed to by the Assignor and the Assignee)**

- ----------

*     Percentage taken to 12 decimal places.

** The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 1.08 of the Credit Agreement, with the Assignor and Assignee effecting the agreed upon sharing of the interest through payments by the Assignee to the Assignor.

                                                                       Annex I
                                                                        Page 2


7.    Commitment Fee         As set forth in Section 3.01(a) of the Credit
      to the Assignee:       Agreement (unless otherwise agreed to by the
                             Assignor and the Assignee)***

8.    Letter of Credit
      Fees to the Assignee:  As set forth in Section 3.01(b) of the Credit
                             Agreement (unless otherwise agreed to by the Assignor and the Assignee)****
9.    Notice:

            ASSIGNOR:

              _______________________________
              _______________________________
              _______________________________
              _______________________________
              Attention:
              Telephone:
              Telecopier:
              Reference:

           ASSIGNEE:

              _______________________________
              _______________________________
              _______________________________
              _______________________________
              Attention:
              Telephone:
              Telecopier:
              Reference:

              Payment Instructions:

- ----------

*** Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrower and the Administrative Agent shall direct the entire amount of the Commitment Fee to the Assignee at the rate set forth in Section 3.01(a) of the Credit Agreement, with the Assignor and the Assignee effecting the agreed upon sharing of Commitment Fee through payment by the Assignee to the Assignor.

**** Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrower and the Administrative Agent shall direct the entire amount of the Letter of Credit Fees to the Assignee at the rate set forth in Section 3.01(b) of the Credit Agreement, with the Assignor and the Assignee effecting the agreed upon sharing of Letter of Credit Fees through payment by the Assignee to the Assignor.

                                                                       Annex I
                                                                        Page 3


            ASSIGNOR:

              _______________________________
              _______________________________
              _______________________________
              _______________________________
              Attention:
              Reference:

           ASSIGNEE:

              _______________________________
              _______________________________
              _______________________________
              _______________________________
              Reference:


Accepted and Agreed:

[NAME OF ASSIGNEE]

By _______________________
   _______________________
   (Print Name and Title)


[NAME OF ASSIGNOR]

By _______________________
   _______________________
   (Print Name and Title)

                                    EXHIBIT N

                      FORM OF SHAREHOLDER SUBORDINATED NOTE

$_______________                                              New York, New York
                                                                          [DATE]

            FOR VALUE RECEIVED, CONSOLIDATED CONTAINER HOLDINGS LLC, a Delaware limited liability company ("Holdings"), hereby promises to pay to _____________ or [his] [her] [its] assigns (the "Payee"), in lawful money of the United States of America in immediately available funds, at ____________________, the principal sum of ____________________ DOLLARS, which amount shall be payable on
_________________________.*

            [Holdings promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at a rate per annum equal to ___________________, such interest to be paid [quarterly] [semi-annually] [annually] on ______________________ [and ________________] of each year and at maturity hereof.]

            This Note is subject to voluntary prepayment, in whole or in part, at the option of Holdings, without premium or penalty.

            Notwithstanding anything to the contrary contained in this Note, the Payee understands and agrees that Holdings shall not be required to make, and shall not make, any payment of principal, interest or other amounts on this Note to the extent that such payment is prohibited by the terms of any Senior Indebtedness.

            This Note, and Holdings' obligations hereunder, shall be subordinate and junior to all indebtedness of Holdings' constituting Senior Indebtedness (as defined in Section 1.07 of Annex A attached hereto) on the terms and conditions set forth in Annex A attached hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety.

            Holdings hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

- ----------

*     Insert a date after June 30, 2007

                                                                     Exhibit N
                                                                        Page 2


            THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       CONSOLIDATED CONTAINER HOLDINGS
                                         LLC


                                       By ______________________________________
                                          Name:
                                          Title:

                                                                      Annex to
                                                                     EXHIBIT N


            Section 1.01. Subordination of Liabilities. Consolidated Container Holdings LLC ("Holdings"), for itself, its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex A is attached (the "Note") by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the "Subordinated Indebtedness") is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A are made for the benefit of the present and future holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

            Section 1.02. Holdings Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) owing in respect thereof, in each case to the extent due and owing, shall first be paid in full in cash, before any payment, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness.

            (b) Until all Senior Indebtedness has been paid in full in cash and all commitments in respect of such Senior Indebtedness have been terminated, the sum of all payments in respect of the Note (including principal and interest), together with the sum of (i) all payments made under all other Shareholder Subordinated Notes and (ii) all payments made by Holdings and its Subsidiaries to redeem or repurchase stock or options to purchase stock of Holdings held by employees or former employees of Holdings and its Subsidiaries shall not exceed at any time that amount permitted by the terms of the respective issue of Senior Indebtedness.

            (c) Holdings may not, directly or indirectly, make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any default or event of default under the Credit Agreement (as defined in Section 1.07 of this Annex A) or any other issue of Senior Indebtedness is then in existence or would result therefrom. Each holder of the Note hereby agrees that, so long as any such default or event of default in respect of any issue of Senior Indebtedness exists, it will not sue for, or otherwise take any action to enforce Holdings= obligations to pay, amounts owing in respect of the Note. Each holder of the Note understands and agrees that to the extent that clause (b) of this Section 1.02 reduces the payment of interest and/or principal which would otherwise be payable under the Note but for the limitations set forth in such clause (b), or that the provisions of clause (a) or (c) of this Section 1.02 prohibits the payment of interest and/or principal under the Note, in either case, such unpaid amount shall not constitute a payment default under the Note and the holder of the Note may not sue for, or otherwise take action to enforce Holdings= obligation to pay such amount, provided that such

                                                                        Annex to
                                                                       Exhibit N
                                                                          Page 2


unpaid principal or interest shall remain an obligation of Holdings to the holder of the Note pursuant to the terms of the Note.

            (d) In the event that notwithstanding the provisions of the preceding subsections (a), (b) and (c) of this Section 1.02, Holdings shall make any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a), (b) or (c), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby, Holdings shall give the holder of the Note prompt written notice of any event which would prevent payments under Section 1.02(a), (b) or (c) hereof.

            Section 1.03. Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Holdings. Upon any distribution of assets of Holdings upon dissolution, winding up, liquidation or reorganization of Holdings (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

            (a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

            (b) any payment or distributions of assets of Holdings of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

            (c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of Holdings of any kind or character, whether in

                                                                        Annex to
                                                                       Exhibit N
                                                                          Page 3


cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

            Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby, Holdings shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of Holdings (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

            Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of Holdings applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of Holdings or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between Holdings, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by Holdings to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

            Section 1.05. Obligation of Holdings Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between Holdings and the holder of the Note, the obligation of Holdings, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of Holdings other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an event of default under the Note, subject to the provisions of this Annex A and the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of Holdings received upon the exercise of any such remedy. Upon any distribution of assets of Holdings referred to in this Annex A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons

                                                                        Annex to
                                                                       Exhibit N
                                                                          Page 4


entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Holdings, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

            Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of Holdings or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Holdings or by any act or failure to act in good faith by any such holder, or by any noncompliance by Holdings with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify, or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

            Section 1.07. Senior Indebtedness. The term "Senior Indebtedness" shall mean all Obligations (as defined below) (i) of Holdings under, or in respect of, the Credit Agreement (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time, the "Credit Agreement"), dated as of July 1, 1999, among Holdings, Consolidated Container Company LLC, the financial institutions from time to time party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Syndication Agent and Bankers Trust Company, as Administrative Agent (as from time to time in effect, the "Credit Agreement), and the other Credit Documents (as defined in the Credit Agreement), and any renewal, extension, restatement, refinancing or refunding thereof, and (ii) of Holdings under, or in respect of, any Interest Rate Protection Agreements or Other Hedging Agreements (each as defined in the Credit Agreement). As used herein, the term "Obligation" shall mean any principal, interest, premium, penalties, fees, expenses, indemnities and other liabilities and obligations payable under the documentation governing any Senior Indebtedness (including post-petition interest of the rate provided in the documentation with respect to such Senior Indebtedness, whether or not such interest is an allowed claim against the debtor in any bankruptcy or similar proceeding).